Exhibit 2.1

EXECUTION VERSION

TRANSACTION AGREEMENT

BY AND AMONG

GLOBAL PAYMENTS INC.,

TOTAL SYSTEM SERVICES LLC,

FIDELITY NATIONAL INFORMATION SERVICES, INC.,

AND

WORLDPAY HOLDCO, LLC

Dated as of April 17, 2025

TABLE OF CONTENTS

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EXHIBITS

Exhibit A Georgia Pre-Closing Structure and Restructuring Steps

Exhibit B Form of Transition Services Agreement

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TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT, dated as of April 17, 2025 (this “Agreement”), is by and among: (i) Global Payments Inc., a Georgia corporation (“Georgia”), (ii) Total System Services LLC, a Delaware limited liability company (the “Purchased Entity”), (iii) Fidelity National Information Services, Inc., a Georgia corporation (“Florida”) and (iv) Worldpay Holdco, LLC, a Delaware limited liability company (“Washington” and together with Georgia, the Purchased Entity and Florida, the “Parties”).

WHEREAS, as of the date of this Agreement, the Purchased Entity is an indirect wholly-owned Subsidiary of Georgia and Georgia holds 100% of the issued and outstanding equity interests of the Purchased Entity (the “Purchased Entity Equity Interests”);

WHEREAS, Georgia and certain of its Subsidiaries are engaged in, among other things, the Business;

WHEREAS, prior to the Closing, Georgia will consummate the Georgia Pre-Closing Restructuring Steps such that, subject to the terms and conditions of this Agreement, (a) the Purchased Entity will hold, directly or indirectly through its Subsidiaries, the Transferred Assets and Assumed Liabilities, and (b) Georgia and its Affiliates (other than the Purchased Entity and its Subsidiaries) will hold all of the Excluded Assets and Retained Liabilities;

WHEREAS, on the terms and subject to the conditions set forth herein, Georgia desires to sell to Florida, and Florida desires to purchase from Georgia, all of the Purchased Entity Equity Interests;

WHEREAS, Florida’s Subsidiaries are the equityholders of the Florida Owned Washington Equity Interests;

WHEREAS, on the terms and subject to the conditions set forth herein, Florida desires to cause its Subsidiaries to sell to Georgia, and Georgia desires to purchase from Florida’s Subsidiaries, all of the Florida Owned Washington Equity Interests;

WHEREAS, concurrently with the execution and entry into this Agreement, Georgia is entering into a Transaction Agreement, dated the date hereof (the “Chicago Transaction Agreement”), with Washington, GTCR W Aggregator LP, a Delaware limited partnership (“Chicago”) and certain other parties thereto, and Chicago, in its capacity as representative for the Washington Equityholders and the Blocker Equityholders (“Washington Equityholder Representative”), pursuant to which, among other things, Georgia will acquire 100% of the issued and outstanding equity interests of Washington (the “Washington Equity Interests”), that are not the Florida Owned Washington Equity Interests; and

WHEREAS, as a material inducement to Florida entering into this Agreement, concurrently with the execution and entry into this Agreement, each of Florida, Georgia, Washington and certain of their respective Affiliates have entered into the Commercial Agreements Updates, the Washington Transition Services Agreement Amendment and the Washington Information Technology Services Agreement Amendment.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1        Definitions. As used herein, the following terms have the meanings set forth below:

“Acquired Stock” means one hundred percent (100%) of the interests in TSYS Advisors, Inc., NetSpend Holdings (Paycard), TSYS Managed Services Canada, Total System Services de Mexico SA de CV and Global Payments Issuer Solutions S. de R. L. de C.V. held by the Purchased Entity.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement, (a) Georgia and the other Georgia Entities and their respective Affiliates shall be deemed not to be Affiliates of Florida or, from and after the Closing, of the Business or the Purchased Entity (or Subsidiaries thereof), (b) immediately after the Closing (and continuing for so long thereafter as determined by the first sentence of this definition), the Purchased Entity and its Subsidiaries shall be deemed to be Affiliates of Florida and not Affiliates of Georgia, (c) prior to the Closing, Washington and its Subsidiaries shall be deemed to be Affiliates of Florida, (d) immediately after the Closing (and continuing for so long thereafter as determined by the first sentence of this definition), Washington and its Subsidiaries shall be deemed to be Affiliates of Georgia and not Affiliates of Florida or Chicago, and (e) Chicago and Florida shall not be deemed to be Affiliates of one another.

“Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all (i) income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property and (ii) rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment of such Intellectual Property.

“Anti-Money Laundering Laws” means all Laws that may be enforced by any Governmental Entity that relate to money laundering, “know-your-customer” obligations, any predicate crime to money laundering, terrorist financing or any financial record-keeping or reporting requirements related thereto, including the following in the United States (together with their implementing regulations, in each case, as amended from time to time): the Bank Secrecy Act (31 U.S.C. §5311 et seq.; 12 U.S.C. §§1818(s) 1829(b), 1951-1959), as amended by The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001 and 18. U.S.C. §§ 1956, 1957 and 1960.

“Assumed Liabilities” means all of the Liabilities of Georgia or any of its Affiliates to the extent related to or arising out of the Transferred Assets or the Business, in each case other than Liabilities identified as Retained Liabilities in clauses (a) through (i) of the definition of “Retained Liabilities,” in each case whether accruing or arising prior to, on or after the Closing, including the following:

(a)            Any and all Liabilities relating to or arising out of (i) the Business Specified Contracts or (ii) the leases relating to the Business Leased Real Property;

(b)            Any and all Liabilities relating in any way to the environment or natural resources, human health and safety or Hazardous Materials, in each case to the extent arising out of or relating to any past, current or future businesses, operations, products or properties of or associated with the Transferred Assets, the Assumed Liabilities or the Business;

(c)            Any and all Liabilities with respect to any return, repair, warranty or similar Liabilities to the extent relating to products or services of the Business that were designed, planned, delivered, installed, implemented, serviced, processed or sold on, prior to or after the Closing Date;

(d)            Any and all Liabilities for Transfer Taxes for which Florida is responsible pursuant to Section 10.7;

(e)            Any and all Purchased Entity Closing Funded Debt to the extent taken into account in accordance with this Agreement in determining the Purchased Entity Purchase Price;

(f)            Any and all Liabilities for Taxes imposed on the Purchased Entity or any of its Subsidiaries and any and all Liabilities for Taxes that are not Income Taxes imposed with respect to the Business or the Transferred Assets (other than the Purchased Entity and its Subsidiaries), in each case, other than any Georgia Excluded Taxes and the Taxes borne by Georgia under Section 6.4 and Section 6.10;

(g)            Any and all Liabilities to the extent relating to or arising out of the ownership, use or conduct of, or associated with the realization of the benefits of, the Business or the Transferred Assets, whether accruing or arising before, on or after the Closing Date, whether known or unknown, fixed or contingent, asserted or unasserted, and not satisfied or extinguished as of the Closing Date, including any and all Liabilities in respect of any Proceedings, but only to the extent related thereto, other than the Liabilities identified as Retained Liabilities in clauses (a) through (i) of the definition of “Retained Liabilities”;

(h)            Any and all Liabilities in respect of or relating to Business Employees, Former Business Employees, Business Independent Contractors and Former Business Independent Contractors, other than those expressly retained by Georgia pursuant to Article IX;

(i)             Any and all Liabilities relating to or arising out of (i) the Georgia Benefit Plans (other than a Purchased Entity Benefit Plan) with respect to or relating to Business Employees or Former Business Employees, in each case solely to the extent expressly assumed by Florida pursuant to Article IX or (ii) the Purchased Entity Benefit Plans, solely to the extent they are with respect to or are relating to Business Employees or Former Business Employees, or their respective dependents;

(j)             Any and all Liabilities for which the Purchased Entity or its Subsidiaries expressly has responsibility pursuant to this Agreement;

(k)            Any and all accounts payable and other current liabilities to the extent arising in connection with the conduct of the Business, to the extent included as current liabilities in the calculation of the Purchased Entity Closing Working Capital or the Purchased Entity Closing Funded Debt; and

(l)             All other Liabilities identified on Section 1.1(A) of the Georgia Disclosure Schedules.

The Parties acknowledge and agree that a single Liability may fall within more than one of clauses (a) through (l) in this definition of “Assumed Liabilities”; such fact does not imply that (i) such Liability shall be transferred more than once or (ii) any duplication of such Liability is required.

“Blockers” has the meaning given to such term in the Chicago Transaction Agreement.

“Blocker Merger Effective Time” has the meaning given to such term in the Chicago Transaction Agreement.

“Blocker Sellers” has the meaning given to such term in the Chicago Transaction Agreement.

“Business” means, subject to the following sentence, the business, operations and activities of the Issuer Solutions segment of Georgia and its Affiliates (as reflected in the segment financial reporting contained in Georgia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024) as currently and historically conducted by Georgia and its Affiliates, and conducted by Georgia and its Affiliates prior to the Closing, including those businesses, operations and activities set forth on Section 1.1(B)(i) of the Georgia Disclosure Schedules but excluding those businesses, operations and activities set forth on Section 1.1(B)(ii) of the Georgia Disclosure Schedules. For the avoidance of doubt, and notwithstanding the foregoing, the “Business” shall include the business reflected in the Business Financial Information, as qualified by the matters set forth in Section 3.7 and on Section 3.7 of the Georgia Disclosure Schedules. The Parties agree that the “Business” shall include only the business described in the immediately prior sentence and shall not include, and the following shall not, directly or indirectly, be transferred to Florida in connection with the Purchased Entity Sale: (a) any business, operations, products, services and activities of Georgia or its Subsidiaries other than the Business and (b) any Overhead and Shared Services, except to the extent the Overhead and Shared Services are provided by the Purchased Entity (or its Subsidiaries) or the Transferred Assets (such excluded businesses, operations or activities, collectively, the “Retained Businesses”).

“Business Collective Bargaining Agreement” means any collective bargaining agreement or other agreement with a union, works council or other labor organization, association or other agency or employee representative body certified or recognized for the purpose of bargaining collectively on behalf of or representing Business Employees or Former Business Employees.

“Business Day” means any day, other than a Saturday, Sunday, or day on which commercial banks are required or authorized to be closed in Chicago, Illinois, Cincinnati, Ohio, Jacksonville, Florida or Atlanta, Georgia.

“Business Employee” means each individual listed on the schedule delivered to Florida concurrently with the signing of this Agreement (the “Business Employee List”), each of whom is either (a) a Purchased Entity Employee or (b) an individual who is an employee of Georgia or any of its Affiliates (other than the Purchased Entity or any of its Subsidiaries) and who was allocated to the Business based on cost allocation and job function (as determined in Georgia’s good faith), including in the case of each of clauses (a) and (b) any such employee who is on an approved leave of absence. The Business Employee List may be updated between the date of this Agreement and the Closing (i) to reflect new hires, terminations and transfers permitted under Section 6.1(b)(i) hereof, (ii) to reflect changes that Georgia determines in good faith are necessary based on the applicable employee’s cost allocation and job function, in each case, as of the date of this Agreement, provided that the aggregate payroll cost of all Business Employees as a group after all changes made pursuant to this clause (ii) will be within 1% above or below the aggregate payroll cost of all Business Employees included in the Business Employee List delivered on the date of this Agreement (in each case, taking into account all compensation adjustments occurring between the date of this Agreement and the Closing that are permitted pursuant to Section 6.1(b)(i) hereof), provided, however, that, no employee shall be added to the Business Employee List pursuant to this clause (ii) unless such employee was determined to be primarily dedicated to the Business by Georgia in good faith after consultation with Florida, (iii) by mutual agreement of Georgia and Florida or (iv) to add any individual who does not fall within clause (a) or (b) above but is required by operation of Law to transfer to the Purchased Entity or one of its Subsidiaries.

“Business Independent Contractor” means each individual listed on Section 1.1(C) of the Georgia Disclosure Schedules, each of whom is an independent contractor, consultant, any other non-employee worker (excluding any worker engaged through a third-party agency) engaged by Georgia or any of its Affiliates who is allocated to the Business based on cost allocation and job function immediately prior to the Closing (as determined in Georgia’s good faith). The foregoing section of the Georgia Disclosure Schedules shall be subject to update by mutual agreement of Georgia and Florida between the date of this Agreement and the Closing.

“Business Material Adverse Effect” means any event, change, occurrence, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the business, financial condition, operations, results of operations, properties, assets or Liabilities of the Business and the Purchased Entity and its Subsidiaries, taken as a whole; provided, however, that, no such event, change, occurrence, development or effect resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to a Business Material Adverse Effect: (a) the general conditions in the industries or geographic markets in which the Business operates; (b) general political, economic, business, monetary, financial or capital or credit market conditions or trends or changes therein (including interest rates, exchange rates, tariffs, and commodity prices), including with respect to government spending, budgets and related matters; (c) any geopolitical conditions, military conflict or actions, outbreak of hostilities, acts of war (whether or not declared), acts of foreign or domestic terrorism, rebellion or insurrection, acts of espionage, cyber-attacks on third parties, web-hosting platform outages, or any escalation or general worsening of any of the foregoing, or any action taken by any Governmental Entity in response to any of the foregoing, including sanctions or similar restrictions imposed on the Russian Federation or certain persons associated with the Russian Federation, including as a result of the Russian Federation’s invasion of Ukraine; (d) natural disasters or weather developments, including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides, wildfires, epidemics, pandemics, disease outbreaks, manmade disasters or acts of God; (e) changes after the date hereof in any Law or GAAP or other applicable accounting principles or standard or any binding interpretations of any of the foregoing; (f) the failure, in and of itself, of the financial or operating performance of Georgia, the Georgia Entities or the Business to meet internal or external (including Florida or analysts) projections, forecasts or budgets for any period (provided that (i) the underlying facts causing such failure, to the extent not otherwise excluded by this definition, may be deemed to constitute or contribute to a Business Material Adverse Effect and (ii) this clause (f) shall not be construed as implying that Georgia is making any representation or warranty herein with respect to any such projections, forecasts or budgets and no such representations or warranties are being made); (g) any action taken or omitted to be taken by or at the express written request or with the express written consent of Florida or as expressly required by this Agreement or the Chicago Transaction Agreement; (h) events, changes, occurrences, developments or effects attributable to, arising from or relating to the execution, announcement, pendency, performance or consummation of this Agreement or the Chicago Transaction Agreement or the transactions contemplated hereby or thereby, including the identity of Florida or its Affiliates (including the impact on or any loss of Business Employees, customers, suppliers, relationships with Governmental Entities or other material business relationships resulting from any of the foregoing) (provided that this clause (h) does not apply with respect to any representation or warranty of Georgia set forth in Section 3.4); or (i) any Excluded Assets or Retained Liabilities; provided that any adverse events, changes, occurrences, developments or effects resulting from the matters described in clauses (a), (b), (c), (d) and (e) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Business Material Adverse Effect to the extent, and only to the extent, that they have a disproportionate adverse effect on the Business, relative to similarly situated businesses in the industries in which the Business operates.

“Business Sale Process” means all matters relating to the sale or separation of, or third-party investment in, the Business and the review of strategic alternatives with respect to the Business (including the potential spin-off of the Business), and all activities in connection therewith, including matters relating to (a) the solicitation of proposals from and negotiations with third parties in connection with the sale of the Business or Excluded Assets or (b) the drafting, negotiation or interpretation of any of the provisions of this Agreement or the other Transaction Documents, or the determination of the allocation of any assets or Liabilities pursuant to the foregoing agreements or the transactions contemplated thereby.

“Cash Amounts” means, of any Person and as of any time, the total of (a) the aggregate amount (without duplication) of all cash and cash equivalents, bank deposits, demand accounts, certificates of deposit, time deposits, checks, marketable securities (to the extent convertible into cash within 30 days) and money market funds (including deposits in transit), but calculated net of issued but uncleared checks and pending wire transfers, in each case of such Person as of such time, in each case, determined in accordance with GAAP; provided that, in the case of this clause (a), “Cash Amounts” shall not include any Restricted Cash; less (b) the Cash Settlement Amount.

“Cash Settlement Amount” means, of any Person and as of any time, the aggregate amount (without duplication) of (a) all settlement payables or settlement liabilities, less (b) all settlement deposits, merchant float and settlement receivables.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commercial Agreements” means: (a) that certain Commercial Agreement, dated January 31, 2024, between Florida and Worldpay Holdco, LLC, including all Engagement Documents entered thereunder; (b) that certain Data Sharing Agreement, dated January 31, 2024, between Florida and Worldpay Holdco, LLC; (c) that certain Transaction Information License Agreement, dated January 31, 2024, between Florida and Worldpay Holdco, LLC; (d) that certain Software License Agreement, dated January 31, 2024, between Florida and Worldpay Holdco, LLC; (e) that certain Subcontract Agreement, dated January 31, 2024, entered between Florida and Worldpay Holdco, LLC; (f) that certain Incentive Agreement, dated January 31, 2024, between NYCE Payments Network, LLC and Worldpay, LLC; and (g) that certain Transaction Information Data License Agreement, dated on or around the date of this Agreement, between Florida and Worldpay Holdco, LLC, and any references in this Agreement to any of the foregoing shall be to such Commercial Agreement as amended and acceded to by additional parties from time to time.

“Commercial Agreement Updates” means: (a) that certain Amendment to Main Commercial Agreement, dated on or around the date of this Agreement, between Florida National Information Services, Inc. and Worldpay Holdco, LLC; (b) that certain Amendment to Incentive Agreement, dated on or around the date of this Agreement, between NYCE Payments Network, LLC and Worldpay, LLC; (c) that certain Transaction Information Data License Agreement, dated on or around the date of this Agreement, between Florida National Information Services, Inc. and Worldpay Holdco, LLC; and (d) that certain Amendment to the Transaction Information Data License Agreement, dated on or around the date of this Agreement, between Florida National Information Services, Inc. and Worldpay Holdco, LLC.

“Confidentiality Agreement” means that certain amended and restated confidentiality agreement, dated March 14, 2025, by and among Georgia, Florida and Washington, with Chicago specified as a representative of Washington, together with that certain Clean Team Confidentiality Agreement, dated March 19, 2025, by and among Georgia, Florida and Washington, as amended.

“Contamination” means the emission, discharge or release of any Hazardous Material to, on, onto, through or into the environment.

“Contract” means any legally binding contract, tender, lease, license, commitment, loan or credit agreement, indenture or agreement, other than any Permit, any Georgia Benefit Plan or Washington Benefit Plan, or any Business Collective Bargaining Agreement or Washington Collective Bargaining Agreement.

“Covered Losses” means any losses, liabilities, claims, fines, deficiencies, assessments, charges, damages, payments (including those arising out of any settlement or Judgment relating to any Proceeding), penalties and reasonable attorneys’, accountants’ and consultants’ fees and disbursements, in each case that are actually incurred, due and payable; provided that Covered Losses shall not include (x) any consequential, special, incidental, indirect or similar damages, except to the extent such damages are awarded by a Judgment against, or paid by, an Indemnified Party pursuant to a Third Party Claim or are a probable or reasonably foreseeable result of such breach, or (y) any punitive or similar damages, except to the extent such damages are awarded by a Judgment against, or paid by, an Indemnified Party pursuant to a Third Party Claim.

“Enforceability Exceptions” has the meaning given to such term in the Chicago Transaction Agreement.

“Environmental Laws” means, collectively, any and all Laws and Judgments relating to pollution, the preservation or protection of the environment or natural resources or the protection of human health and safety (to the extent related to Contamination or the presence of or exposure to Hazardous Materials).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any corporation or other trade or business, any other corporation or other trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Ex-Im Laws” means all U.S. and non-U.S. Laws, except to the extent inconsistent with U.S. Laws, relating to export, reexport, transfer and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection and the EU Dual Use Regulation.

“Excluded Assets” means the following assets and properties of Georgia or any of its Affiliates, including the Purchased Entity and its Subsidiaries, which, notwithstanding anything in this Agreement to the contrary, (x) shall be retained by the Georgia Entities and their Affiliates (other than the Purchased Entity and its Subsidiaries) and excluded from the Transferred Assets, and (y) subject to Section 6.10, may be transferred out of the Purchased Entity and its Subsidiaries prior to the Closing:

(a)            Any and all legal and beneficial interest in the share capital or equity interest of any Person other than equity interests in the Purchased Entity and the entities listed on Section 1.1(I)(a) of the Georgia Disclosure Schedules;

(b)            Any and all Contracts and portions of Contracts other than (i) the Business Specified Contracts and (ii) the leases relating to the Business Leased Real Property;

(c)            Any and all owned and leased real property and other interests in real property, other than the Business Owned Real Property and the Business Leased Real Property;

(d)            Any and all Intellectual Property, other than the Business Intellectual Property;

(e)            Any and all Tangible Personal Property, other than the Business Tangible Personal Property;

(f)             Any and all raw materials, work-in-process, finished goods, supplies and other inventories, other than the Business Inventory;

(g)            Any and all Permits, other than the Business Permits (including the Permits set forth on Section 1.1(I)(j) of the Georgia Disclosure Schedules);

(h)            Any and all claims, causes of action, defenses and rights of offset or counterclaim, settlement agreements and defenses (including any Retained Claim), other than the claims, causes of action, defenses and rights of offset or counterclaim, settlement agreements and defenses that are specifically identified as Transferred Assets;

(i)             Any and all documents, data, databases, instruments, papers, books, records, books of account, files and data, catalogs, brochures, sales literature, promotional materials, certificates and other documents that are not specifically identified as Transferred Assets; provided that, Florida shall in all events be entitled to copies of any Books and Records to the extent related to the Business, the Transferred Assets, the Purchased Entity (or its Subsidiaries) or the Assumed Liabilities;

(j)             Except as set forth in Article IX or with respect to assets of any Purchased Entity Benefit Plans that are Transferred Assets, the sponsorship of and any and all assets maintained pursuant to the Georgia Benefit Plans;

(k)            Any and all amounts to which Georgia is entitled pursuant to Section 10.3;

(l)             (i) Tax Returns and other books and records related to Taxes paid or payable by Georgia or any of its Affiliates (other than the Purchased Entity and its Subsidiaries) other than any such Tax Returns and other books and records specifically identified as Transferred Assets and (ii) Tax Returns of any consolidated, combined, affiliated or unitary group that includes Georgia or any of its Affiliates that is not the Purchased Entity or any of its Subsidiaries (a “Georgia Tax Group”), in each case, including any pro forma Tax Return and international reporting forms;

(m)           All Tax refunds, overpayments, credits attributable to or loss carryforwards with respect to (i) Income Taxes of Georgia and its Affiliates (other than the Purchased Entity and its Subsidiaries), (ii) Taxes attributable to the Excluded Assets, and (iii) Georgia Excluded Taxes;

(n)            Any and all Cash Amounts other than any Cash Amounts, Restricted Cash and Cash Settlement Amounts of the Purchased Entity and its Subsidiaries that are taken into account in accordance with this Agreement determining the Purchased Entity Purchase Price, and any and all accounts receivable, current assets, prepaid expenses, other prepaid assets and security deposits (in each case, other than those that are Transferred Assets);

(o)            Subject to Section 6.7 and excluding Known Business Insurance Claims, any and all insurance policies and binders and interests in insurance pools and programs and self-insurance arrangements whether or not related to the Business, for all periods before, through and after the Closing, including any and all refunds and credits due or to become due thereunder and any and all claims, rights to make claims and rights to proceeds on any such insurance policies, binders and interests for all periods before, through and after the Closing;

(p)            Any and all guarantees, representations, warranties, indemnities and similar rights extended by suppliers, vendors, customers or licensors to the extent related to any of the Excluded Assets or the Retained Liabilities;

(q)            Any and all assets, business lines, properties, rights, Contracts and claims of Georgia or any of its Subsidiaries that do not constitute Transferred Assets, whether tangible or intangible, real, personal or mixed; and

(r)            The assets set forth on Section 1.1(D) of the Georgia Disclosure Schedules.

The Parties acknowledge and agree that none of Florida, the Purchased Entity nor any of their respective Subsidiaries will acquire any direct or indirect right, title and interest in any Excluded Assets. Notwithstanding anything in this Agreement to the contrary but subject to Section 6.10, prior to the Closing Date, Georgia may take (or cause one or more of its Affiliates to take) such action as is reasonably necessary, advisable or desirable to transfer any Excluded Assets from the Purchased Entity and its Subsidiaries (and, if needed, from the Georgia Entities) to Georgia or one or more of its Affiliates (other than the Purchased Entity and its Subsidiaries) for such consideration or for no consideration, as may be determined by Georgia in its sole discretion.

Any action taken pursuant to Section 6.14 after the Closing Date shall be deemed for purposes of calculating the Purchased Entity Closing Cash, Purchased Entity Closing Working Capital and the Purchased Entity Closing Funded Debt pursuant to Section 2.6 to have occurred as of immediately prior to the Closing on the Closing Date.

“Filings” means any registrations, applications, declarations, reports, submissions or other filings with, or any notices to, any Person (including any third party or Governmental Entity).

“Financial Services License” means any consent, license, certificate, franchise, permission, variance, clearance, registration, qualification, authorization or other Permit issued, granted, given, authorized, or otherwise made available in any relevant jurisdiction by or under the authority of any Governmental Entity pursuant to Financial Services Requirements or by a Business Network or Washington Business Network, as applicable.

“Financial Services Requirements” means any and all Laws that may be enforced by any Governmental Entity in any relevant jurisdiction relating to licensing or registration in connection with (i) the sale or issuance of checks, drafts, money orders, travelers checks or other payment instruments, whether or not negotiable, the sale or issuance of stored value cards or devices, or the business of transmitting money or other payment or money services businesses, (ii) the business of merchant acquiring, (iii) issuer or merchant processing, or (iv) earned wage access, and related servicing activities. For the avoidance of doubt, Financial Services Requirements includes any Financial Service License requirements imposed by a Governmental Entity in any relevant jurisdiction, including via enforcement action, Governmental Entity exam findings, or via Financial Services License approval or condition to licensure requirements.

“Florida Combined Tax Return” means any combined, consolidated, affiliated, or unitary Tax Return that includes Florida or any of its Affiliates (other than Washington and its Subsidiaries), on the one hand, and any of Washington or its Subsidiaries, on the other hand.

“Florida Debt Financing Parties” means each debt provider (including each agent and arranger and party to any joinder to the Florida Commitment Letter permitted pursuant to Section 8.4(a)) that commits to provide any Florida Debt Financing to Florida pursuant to the Florida Commitment Letter or any agreements in respect of any Replacement Financing, or that is an agent, arranger or other titled person in respect of any Florida Debt Financing (the “Florida Debt Financing Entities”), and, in each case, their respective Representatives and other Affiliates and their respective successors and permitted assigns; provided that none of Florida nor any Affiliate of Florida shall be a Florida Debt Financing Party.

“Florida Disclosure Schedules” means those certain Florida Disclosure Schedules dated as of the date of this Agreement, provided by Florida to Georgia.

“Florida Excluded Tax Refund” means any refund (or credit in lieu of a refund) of Taxes to the extent (a) Washington or any of its Subsidiaries is under any prior obligation to pay over such refund or credit to any Person (other than Washington or any of its Subsidiaries) pursuant to a Contract entered into prior to the Closing; (b) such refund or credit was taken into account in the calculation of Washington Closing Funded Debt or Washington Closing Working Capital; or (c) such refund or credit results from, and would not have arisen but for, the carryback of a Tax attribute of Georgia or any of its Affiliates (other than the Purchased Entity and its Subsidiaries) arising in any taxable period or Washington or any of its Subsidiaries arising in a taxable period (or portion thereof) beginning after the Closing Date.

“Florida Excluded Taxes” means, without duplication, any and all Liabilities in respect of (a) Income Taxes of Florida and its Affiliates (other than Washington and its Subsidiaries), (b) (i) Taxes of any affiliated, consolidated, combined or unitary group of which Florida or any of its Affiliates (other than Washington and its Subsidiaries) is or was the common parent, (ii) liability for the Income Taxes of Florida or any of its Affiliates (other than Washington and its Subsidiaries) imposed on Washington or any of its Subsidiaries pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law, and (iii) secondary liability for the Income Taxes of Florida or any of its Affiliates (other than Washington and its Subsidiaries) imposed on Washington or any of its Subsidiaries to the extent not relating to the Washington Business and arising as a result of the membership, prior to the Closing, of Washington and its Subsidiaries in a consolidation, group or fiscal unity for Income Tax purposes with Florida or any of its Affiliates (other than Washington and its Subsidiaries), (c) VAT to the extent not recoverable by Washington or any of its Subsidiaries arising by reference to supplies made or deemed to be made by Florida or any of its Affiliates (other than Washington and its Subsidiaries) for which Washington or any its Subsidiaries is liable to account to the relevant Taxing Authority solely by virtue of its membership, prior to the Closing, of a consolidation, group or fiscal unity for VAT purposes, and (d) Transfer Taxes for which Florida is responsible pursuant to Section 10.7.

“Florida Licensed IP” means (a) the Business Intellectual Property (including Misallocated Business IP transferred to Florida or any of its Affiliates after the Closing) used or practiced in, or necessary for, the operation of the Retained Business immediately prior to Closing and (b) the Intellectual Property owned, as of immediately following the Closing, by Florida or any of its Affiliates used or practiced in, or necessary for, the operation of the Washington Business immediately prior to Closing, but excluding in both cases (a) and (b) any rights in (i) software other than portions of software owned by Florida or any of its Affiliates immediately after Closing that have also been embedded into the proprietary software of Georgia, Washington or any of their Subsidiaries as at Closing, provided that such exception to the foregoing exclusion of software shall not include, for the avoidance of doubt, software that is a product offering of the Florida or its Subsidiaries or that will otherwise be governed under any Commercial Agreement Updates or the other agreements to be entered into between the Parties as contemplated pursuant to this Agreement, (ii) Internet Properties and (iii) Trademarks.

“Florida Material Adverse Effect” means any event, change, occurrence, development or effect that, individually or in the aggregate, materially impairs, hinders or delays beyond the Outside Date or would reasonably be expected to materially impair, hinder or delay beyond the Outside Date, the ability of Florida and its Affiliates to perform their obligations under this Agreement and the other Transaction Documents to which Florida or its Affiliates are a party or to consummate the transactions contemplated hereby and thereby.

“Former Business Employee” means each individual (i) who was an employee of Georgia or any of its Affiliates (including the Purchased Entity or any of its Subsidiaries), (ii) who is no longer employed by such entity as of immediately prior to the Closing, and (iii) who spent at least 80% of his or her work time in the operation of the Business as of his or her last day of employment.

“Former Business Independent Contractor” means each individual (i) who was an independent contractor, consultant, any other non-employee worker (excluding any worker engaged through a third-party agency) engaged by Georgia or any of its Affiliates (including the Purchased Entity or any of its Subsidiaries), (ii) who is no longer engaged by such entity as of immediately prior to the Closing, and (iii) who spent at least 80% of his or her work time in the operation of the Business as of his or her last day of engagement.

“Former Washington Equityholder” has the meaning given to such term in the Chicago Transaction Agreement.

“Fraud” means, with respect to any Person, actual and intentional fraud under Delaware law in the making of the representations and warranties set forth in Article III, Article IV or Article V, as applicable.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Gaming Authority” means any Governmental Entity with regulatory control and authority or jurisdiction over the conduct of gaming, pari-mutuel wagering, and related activities, including payment processing activities for gaming and related activities, or the ownership, operation, management or development of any gaming or gaming related operations.

“Gaming Law” means any foreign, federal, tribal, state, county or local Law, or any finding of suitability, license issued by a Gaming Authority governing the conduct of gaming, pari-mutuel wagering, and related activities, including payment processing activities for gaming and related activities, or the ownership, operation, management or development of any gaming or gaming-related operations, including, for the avoidance of doubt, the written guidance, directive, rules, regulations, and orders of any Gaming Authority.

“Gaming Licenses” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority or under Gaming Laws necessary for or relating to the conduct of gaming and any related activities, including payment processing activities for gaming and related activities, or the ownership or the operation, management and development of any gaming operations.

“Georgia Benefit Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and any bonus, commission, equity option, equity purchase, restricted equity or other equity or equity-based, incentive, deferred compensation, retiree health or life insurance, split dollar life, supplemental retirement, superannuation, gratuity, jubilee, termination indemnity, provident fund, employment, individual independent contractor, severance, retention, termination, change in control, welfare, post-employment, profit-sharing, disability, health, vacation, sick leave benefits, fringe benefits or other compensation or benefit plan, program, policy, agreement or arrangement, (a) that is sponsored, maintained, contributed to or required to be maintained or contributed to by Georgia or any of its Affiliates, in each case providing benefits to any Business Employee or Former Business Employee (or their beneficiaries or dependents) or (b) under which the Purchased Entity or a Subsidiary thereof has any Liability or any obligation to contribute (whether actual or contingent), but in the case of each of clause (a) and (b), excluding any such plan, program or arrangement required by applicable Law and sponsored by a Governmental Entity.

“Georgia Combined Tax Return” means any combined, consolidated, affiliated, or unitary Tax Return that includes Georgia or any of its Affiliates (other than the Purchased Entity and its Subsidiaries), on the one hand, and any of the Purchased Entity or its Subsidiaries, on the other hand.

“Georgia Commitment Letter” has the meaning given to such term in the Chicago Transaction Agreement.

“Georgia Debt Financing” has the meaning given to such term in the Chicago Transaction Agreement.

“Georgia Disclosure Schedules” means those certain Georgia Disclosure Schedules dated as of the date of this Agreement, provided by Georgia to Florida.

“Georgia Entities” means Georgia and all of its Affiliates that transfer Transferred Assets pursuant to this Agreement (it being understood that the Georgia Entities shall not include the Purchased Entity or any of its Subsidiaries).

“Georgia Equity Awards” means the Georgia PSU Awards, Georgia Restricted Stock Awards and Georgia RSU Awards.

“Georgia Equity Plan” means the Georgia Amended and Restated 2011 Incentive Plan.

“Georgia Excluded Tax Refund” means any refund (or credit in lieu of a refund) of Taxes to the extent (a) the Purchased Entity or any of its Subsidiaries is under any prior obligation to pay over such refund or credit to any Person (other than the Purchased Entity or any of its Subsidiaries) pursuant to a Contract entered into prior to the Closing; (b) such refund or credit was taken into account in the calculation of Purchased Entity Closing Funded Debt or Purchased Entity Closing Working Capital; or (c) such refund or credit results from, and would not have arisen but for, the carryback of a Tax attribute of Florida or any of its Affiliates (other than the Purchased Entity and its Subsidiaries) arising in any taxable period or the Purchased Entity or any of its Subsidiaries arising in a taxable period (or portion thereof) beginning after the Closing Date.

“Georgia Excluded Taxes” means, without duplication, any and all Liabilities in respect of (a) Income Taxes of the Georgia Entities and their Affiliates (other than the Purchased Entity and its Subsidiaries), (b) (i) Taxes of any affiliated, consolidated, combined or unitary group of which Georgia or any of its Affiliates (other than the Purchased Entity and its Subsidiaries) is or was the common parent, (ii) liability for the Income Taxes of the Georgia Entities or any of their Affiliates (other than the Purchased Entity and its Subsidiaries) imposed on the Purchased Entity or any of its Subsidiaries pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law, and (iii) secondary liability for the Income Taxes of the Georgia Entities or any of their Affiliates (other than the Purchased Entity and its Subsidiaries) imposed on the Purchased Entity or any of its Subsidiaries to the extent not relating to the Transferred Assets, the Assumed Liabilities or the Business and arising as a result of the membership, prior to the Closing, of the Purchased Entity and its Subsidiaries in a consolidation, group or fiscal unity for Income Tax purposes with the Georgia Entities and their Affiliates (other than the Purchased Entity and its Subsidiaries), (c) VAT to the extent not recoverable by the Purchased Entity or any of its Subsidiaries arising by reference to supplies made or deemed to be made by any of the Georgia Entities or their Affiliates (other than the Purchased Entity and its Subsidiaries) for which the Purchased Entity or any its Subsidiaries is liable to account to the relevant Taxing Authority solely by virtue of its membership, prior to the Closing, of a consolidation, group or fiscal unity for VAT purposes, (d) any Taxes imposed on Florida or its Affiliates in respect of income inclusions under Sections 951 and 951A of the Code attributable to TSYS Managed Services Canada, Total System Services de Mexico SA de CV and Global Payments Issuer Solutions S. de R.L. de C.V., in each case, to the extent Florida does not make an election under Section 338(g) of the Code with respect to such entity pursuant to Section 10.9(d), for income accrued on or prior to the Closing Date and (e) Transfer Taxes for which Georgia is responsible pursuant to Section 10.7.

“Georgia Licensed IP” means the Intellectual Property (a) owned, as of immediately following the Closing, by Georgia or any of its Affiliates (other than the Purchased Entity or any of its Subsidiaries) or transferred back to Georgia or its Affiliates as Misallocated Retained Business IP and (b) used or practiced in, or necessary for, the operation of the Business immediately prior to Closing, but excluding any rights in (i) software (other than portions of software owned by Georgia or any of its Affiliates immediately after Closing that have also been embedded into the proprietary software of the Purchased Entity or its Subsidiaries as at Closing, provided that such exception to the foregoing exclusion of software shall not include, for the avoidance of doubt, software that is a product offering of any of Georgia or its Affiliates or that will otherwise be governed under any Commercial Agreement Updates or the other agreements to be entered into between the Parties as contemplated pursuant to this Agreement), (ii) Internet Properties and (iii) Trademarks.

“Georgia Marks” means, any and all Trademarks that incorporate or include the words “Global Payments” or ““Heartland”” in each case, together with any translations, transliterations, variations or derivatives thereof, and any logos incorporating or associated with any of the foregoing, either alone or in combination with other words, Trademarks or elements, and including any Trademarks confusingly similar thereto.

“Georgia Material Adverse Effect” means any event, change, occurrence, development or effect that, individually or in the aggregate, materially impairs, hinders or delays beyond the Outside Date or would reasonably be expected to materially impair, hinder or delay beyond the Outside Date, the ability of Georgia and its Affiliates to perform their obligations under this Agreement or the other Transaction Documents to which Georgia or its Affiliates are a party or to consummate the transactions contemplated hereby or thereby.

“Georgia PSU Award” means each performance-based restricted stock unit award in respect of common shares of Georgia granted under the Georgia Equity Plan prior to the Closing.

“Georgia Restricted Stock Award” means each restricted stock award in respect of common shares of Georgia granted under the Georgia Equity Plan prior to the Closing.

“Georgia RSU Award” means each time-based restricted stock unit award in respect of common shares of Georgia granted under the Georgia Equity Plan prior to the Closing.

“Government Official” means any officer or employee of any Governmental Entity or any department, agency or instrumentality thereof, including state-owned and partially state-owned entities, or of a public organization or political party (including candidates for political office) or any person acting in an official capacity for or on behalf of any such Governmental Entity, department, agency, organization, political party or public organization.

“Governmental Entity” means any federal, national, state, local, tribal, supranational or foreign government or any court, tribunal or judicial or arbitral body of competent jurisdiction, administrative agency or commission or other federal, national, state, local, tribal, supranational or foreign governmental authority or instrumentality.

“Hazardous Material” means any substance, material or waste that is defined, listed or regulated under applicable Environmental Law as “hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant” or words of similar meaning, including asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum or petroleum products, per- and polyfluoroalkyl substances, radioactive materials and radon gas.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” means a Tax, including franchise Taxes and similar Taxes, based upon or measured by net income, profits or gains.

“Independent Accounting Firm” means BDO or Grant Thornton LLP, as selected jointly by Georgia and Florida; provided that, if Georgia and Florida are unable to agree on the Independent Accounting Firm within ten (10) Business Days, then each of Georgia and Florida shall select a nationally recognized independent accounting firm no later than five (5) Business Days after the end of such ten (10) Business Days period, and the two (2) firms will mutually and promptly select a third (3rd) nationally recognized independent accounting firm to serve as the Independent Accounting Firm.

“Information Technology” means any computer systems (including computers, screens, servers, workstations, routers, hubs, switches, networks, data communications lines and hardware) and telecommunications systems and other information technology assets, infrastructure, and systems.

“Intellectual Property” means any and all intellectual property rights, including in or with respect to: (a) Patents or inventions, (b) Trademarks and Internet Properties, (c) copyrights and any other equivalent rights in works of authorship (including rights in software, databases or designs as a work of authorship), moral rights, and mask work rights, (d) trade secrets, industrial secret rights, and other rights in know-how, data and confidential and proprietary information, including in technologies, processes, techniques, protocols, methodologies, methods, formulae, algorithms, layouts, designs, specifications, confidential information, in each case, that derive independent economic value, whether actual or potential, from not being known to other Persons, and (e) with respect to any of the foregoing, as applicable, any registrations, applications, provisionals, renewals, extensions, reissues, divisions, revisions, re-examinations, continuations, or continuations-in-part.

“International Business Employee” means each Business Employee who provides services primarily outside of the United States.

“International Georgia Benefit Plan” means each Georgia Benefit Plan in which International Business Employees are eligible to participate or receive benefits.

“International Purchased Entity Benefit Plan” means each Purchased Entity Benefit Plan in which International Business Employees are eligible to participate or receive benefits.

“International Washington Benefit Plan” means each Washington Benefit Plan in which employees of Washington or its Subsidiaries who provide services primarily outside of the United States are eligible to participate or receive benefits.

“Internet Properties” means domain names, social media identifiers and handles.

“IRS” means the United States Internal Revenue Service.

“Judgment” means any judgment, injunction, writ, order or decree of, or settlement enforceable by, any Governmental Entity.

“Key Business Employee” means any Business Employee with an annual base salary of $200,000 or above.

“Key Washington Employee” means any employee of Washington or its Subsidiaries with an annual base salary of $300,000 or above.

“Knowledge” means, with respect to (a) Georgia, the actual knowledge of any Person listed in Section 1.1(E) of the Georgia Disclosure Schedules, (b) Florida, the actual knowledge of any Person listed in Section 1.1 of the Florida Disclosure Schedules, and (c) Washington, the actual knowledge of any Person listed in Section 1.1(a) of the Washington Disclosure Schedules.

“Law” means any federal, national, state, local, tribal, supranational or foreign law, statute, code, order, ordinance, mandate, guidance, rule, regulation or treaty (including any Tax treaty and common law), in each case, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by a Governmental Entity in any relevant jurisdiction, including any applicable Gaming Laws, Anti-Money Laundering Laws and Financial Services Requirements, the Business Network Rules, in the case of the Business, and the Washington Network Rules, in case of the Washington Business.

“Letters of Transmittal” has the meaning given to such term in the Chicago Transaction Agreement.

“Liabilities” means all losses, damages, debts, liabilities, Taxes, guarantees, assurances, commitments, costs, expenses, awards, judgments, penalties, interest and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Lien” means any mortgage, lien, pledge, security interest, charge, easement, or similar encumbrance of any kind, other than restrictions on transfer arising under applicable securities Laws, it being understood that, for the avoidance of doubt, licenses, covenants not to sue and similar rights granted with respect to Intellectual Property shall not be considered “Liens” for the purposes of this Agreement.

“Mergers” has the meaning given to such term in the Chicago Transaction Agreement.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA.

“Open Source Software” means any software that is licensed pursuant to (a) any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (which licenses shall include all versions of GNU GPL, GNU LGPL, GNU Affero GPL, Eclipse Public License, Common Public License, CDDL, and Mozilla Public License) and (b) any “copyleft” license or any other license under which such software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms.

“Overhead and Shared Services” means any ancillary or corporate-shared services that are furnished by or on behalf of Georgia or its Subsidiaries (other than to the extent furnished by the Purchased Entities and their Subsidiaries) to both the Business and the other business, operations, products, services and activities of Georgia or its Subsidiaries, including financial reporting, financial planning and analysis, accounting, tax, compliance, insurance, treasury, legal, accounts payable, investor relations, internal audit, travel, human resources, investor relations, corporate development, ethics compliance, payroll, information technology, executive compensation administration, benefit plan administration services, information technology and application support services. For the avoidance of doubt, the fact that any service is an “Overhead and Shared Service” shall not restrict any Business Employee from performing services for the Business.

“Patents” means, patents and patent applications, including any provisional applications.

“Paying Agent Agreement” has the meaning given to such term in the Chicago Transaction Agreement.

“Pending Permit” means any application for a Gaming License or Financial Services License in any jurisdiction which is pending as of the date of this Agreement.

“Permits” means permits, approvals, authorizations, consents, licenses, registrations or certificates issued or granted by any Governmental Entity.

“Permitted Liens” means the following Liens: (a) Liens disclosed on or reflected in the Business Financial Information or Washington Financial Information; (b) Liens for Taxes, assessments or other governmental charges or levies (i) that are not yet due or payable or (ii) that are being contested in good faith by appropriate Proceedings and, in the case of clause (ii), (A) that may thereafter be paid without penalty or (B) for which an adequate reserve has been established in accordance with GAAP; (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law in the ordinary course of business for amounts which are not yet due and payable; (d) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (e) with respect to real property, (i) easements, declarations, covenants, rights-of-way, restrictions and other charges, instruments or similar encumbrances of record affecting title to such real property, (ii) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions, or (iii) (x) with respect to the Business, Liens not created by Georgia or any of its Subsidiaries that affect the underlying fee interest of any Business Leased Real Property, including master leases or ground leases; provided, however, that with respect to this clause (e)(iii)(x), any such item does not materially interfere with the conduct of the Business or materially impair the continued use and operation of such real property for the purpose for which it is used as of immediately prior to the Closing, (y) with respect to the Washington Business, Liens not created by Washington, Florida, Chicago or any of their Subsidiaries that affect the underlying fee interest of any Washington Leased Real Property, including master leases or ground leases; provided, however, that with respect to this clause (e)(iii)(y), any such item does not materially interfere with the conduct of the Washington Business or materially impair the continued use and operation of such real property for the purpose for which it is used as of immediately prior to the Closing; (f) Liens set forth in the governing documents of any Person; (g) (x) with respect to the Business, Liens set forth in Section 1.1(F) of the Georgia Disclosure Schedules; and (y) with respect to the Washington Business, Liens set forth in Section 1.1(b) of the Washington Disclosure Schedules; (h) Liens created by any of the Transaction Documents or any of the transactions contemplated thereby; (i) non-exclusive licenses, covenants not to sue and similar rights granted with respect to Intellectual Property; (j) Liens created under applicable federal, state or foreign securities Laws; and (k) other Liens (other than with respect to Intellectual Property) that do not materially detract from the value of, or materially impair the current use of, the assets subject thereto.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Personally Identifiable Information” means information that identifies or, together with other reasonably available information, is reasonably capable of being used to identify, a natural person, or that otherwise constitutes “personal information,” “personal data,” or a similar term under applicable data privacy Laws.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Prior Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of July 5, 2023, by and among Florida, Washington, GTCR W Aggregator LP, GTCR W Merger Sub LLC and GTCR W 2 Merger Sub LLC, as amended in accordance with its terms.

“Proceeding” means any judicial, administrative or arbitral action, suit, litigation, arbitration, claim or proceeding by or before any Governmental Entity.

“Purchased Entity Adjustment Amount” means the amount in U.S. dollars equal to: (a) the Purchased Entity Closing Working Capital minus (b) the Purchased Entity Target Working Capital.

“Purchased Entity Benefit Plan” means each Georgia Benefit Plan that is (i) solely sponsored or maintained by the Purchased Entity or any of its Subsidiaries or (ii) maintained or contributed to by Georgia or any of its Affiliates solely for the benefit of the Business Employees or Former Business Employees, in each case, other than the Retained Employee Plans.

“Purchased Entity Change of Control Payments” means any “single-trigger” change in control, sale, transaction or retention bonus payable to any Business Employee, Former Business Employee or Business Independent Contractor solely as a result of the transactions contemplated by this Agreement that is an Assumed Liability (assuming all payments in respect thereof are made at the Closing and excluding any such arrangement adopted at the written direction or request of Florida or its Affiliates), together with the employer portion of any Taxes due on the foregoing amounts, in each case, to the extent an Assumed Liability.

“Purchased Entity Closing Cash” means the aggregate Cash Amounts (without duplication) of the Purchased Entity and its Subsidiaries as of immediately prior to the Closing.

“Purchased Entity Closing Cash Consideration” means the amount in U.S. dollars equal to (x) the Purchased Entity Estimated Purchase Price less (y) the Washington/Florida Estimated Purchase Price.

“Purchased Entity Closing Funded Debt” means the aggregate of the following obligations of the Purchased Entity and/or its Subsidiaries as of immediately prior to the Closing, without duplication, including the sum of the outstanding principal amount of, accrued and unpaid interest on, and prepayment penalties, premiums, early termination fees, breakage costs, fees and other similar costs and expenses associated with repayment arising under any obligations of the Purchased Entity and/or its Subsidiaries: (a) the outstanding principal amount of all indebtedness for borrowed money including obligations in respect of bank overdrafts (other than current trade payables arising in the ordinary course of business to the extent included as a current liability in Purchased Entity Closing Working Capital), including all accrued but unpaid interest thereon and any prepayment, redemption or change of control fees, premiums or penalties that would arise at Closing as a result of the discharge of such amount owed and directly attributable to the consummation of the Closing; (b) the outstanding principal amount of all other obligations evidenced by bonds, debentures, notes or similar instruments of indebtedness, including all accrued but unpaid interest thereon and any prepayment, redemption or change of control fees, premiums or penalties that would arise at Closing as a result of the discharge of such amount owed and directly attributable to the consummation of the Closing; (c) all lease obligations that have been recorded as capital or finance leases in the Business Financial Information or which are required to be classified by such Person as a capital or finance lease in accordance with GAAP; (d) all obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds or similar credit instruments, in each case solely to the extent drawn; (e) deferred purchase price obligations (including earn-outs and holdback amounts and obligations under “seller notes”) in respect of the acquisition of any business, assets or Person (assuming the maximum amount is earned); (f) liabilities under any interest rate, currency, swap or other hedging agreements after taking into account the effect of any netting agreement or provision relating thereto (in each case valued at their termination value as of the Closing Date); (g) conditional sale or other title retention agreement obligations; (h) any Assumed Liabilities associated with any unpaid severance or termination indemnities for terminations prior to the Closing (excluding any such terminations pursuant to the written direction or request of Florida or its Affiliates and taking into account the liability allocation under Section 9.2(b)), calculated in accordance with GAAP; (i) the aggregate amount of Assumed Liabilities associated with any underfunding or employer contribution obligations associated with any Purchased Entity Benefit Plans that are nonqualified deferred compensation plans or programs, to the extent that accrued benefits in such plans equal or exceed the amount of Cash Amount held in any trust or other funding vehicle with respect to such plans that are an Transferred Asset; (j) any underfunded liabilities with respect to any defined benefit pension benefits that are Assumed Liabilities; (k) the employer portion of any Taxes due on the foregoing amounts set forth in subsections (h) – (j), with such Taxes computed as though such amounts were due and payable as of the Closing; (l) the Purchased Entity Change of Control Payments; (m) the Purchased Entity Pre-Closing Tax Amount; (n) Liabilities secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any property owned or acquired by the applicable Person, other than Permitted Liens; (o) unpaid dividends or distributions owed to Georgia or any of its Affiliates (other than the Purchased Entity and its Subsidiaries); (p) fees, costs and expenses of brokers, finders, outside counsel, financial advisors, accountants, consultants and other professional advisors, payable by the Purchased Entity or its Subsidiaries or for which the Purchased Entity or its Subsidiaries are liable to such Persons as a result of the transactions contemplated by this Agreement, to the extent unpaid prior to the Closing, based on arrangements made by Georgia and its Affiliates prior to the Closing; (q) long-term deferred revenue; (r) the outstanding payment obligations under the leases for any vacant or unoccupied Business Leased Real Property; (s) the amounts set forth on Section 6.15(c)(i) of the Georgia Disclosure Schedules and (t) Liabilities of the types described in the foregoing clauses the payment of which is guaranteed as obligor, guarantor or surety; provided, that in no event shall Purchased Entity Closing Funded Debt include (i) any Retained Liabilities, (ii) any Liabilities to be repaid or extinguished pursuant to this Agreement in connection with the Closing without Liability to Florida and its Affiliates following the Closing, (iii) any Liabilities taken into account in the calculation of the Cash Settlement Amount of the Purchased Entity or its Subsidiaries, or (iv) any Liability in respect of the Florida Financing.

“Purchased Entity Closing Working Capital” means, as of immediately prior to the Closing, the net working capital of the Business calculated by subtracting (a) the sum of the amounts as of such time of the current liabilities of the Business, from (b) the sum of the amounts as of such time of the current assets of the Business, in each case calculated in a manner consistent with the form and format of the Purchased Entity Illustrative Working Capital Calculation set forth on Section 1.1(G) of the Georgia Disclosure Schedules (the “Purchased Entity Illustrative Working Capital Calculation”) and calculated in accordance with the Purchased Entity Transaction Accounting Principles; provided, however, that in no event shall Purchased Entity Closing Working Capital include (i) any amount included in Purchased Entity Closing Funded Debt or Purchased Entity Closing Cash, (ii) any Excluded Assets or Retained Liabilities, (iii) any Liabilities to be repaid or extinguished pursuant to this Agreement in connection with the Closing, (iv) any deferred asset or deferred liability in respect of Taxes, (v) any Restricted Cash of the Purchased Entity or its Subsidiaries or any amount taken into account in the calculation of the Cash Settlement Amount of the Purchased Entity or its Subsidiaries or (vi) any asset or liability in respect of income Taxes.

“Purchased Entity Employee” means any individual who is employed by the Purchased Entity or any of its Subsidiaries immediately prior to the Closing.

“Purchased Entity Estimated Purchase Price” means the amount in U.S. dollars equal to (a) $13,500,000,000 plus (b) the Purchased Entity Estimated Adjustment Amount plus (c) Purchased Entity Estimated Closing Cash minus (d) Purchased Entity Estimated Closing Funded Debt (in the case of clauses (b) through (d), as set forth in the Purchased Entity Closing Statement, as adjusted (if applicable), pursuant to Section 2.6(b)).

“Purchased Entity Final Cash Consideration” means the amount in U.S. dollars equal to (x) the Purchased Entity Purchase Price less (y) the Washington/Florida Purchase Price.

“Purchased Entity Pre-Closing Tax Amount” means, without duplication, the aggregate amount of any and all accrued unpaid Income Taxes of the Purchased Entity and its Subsidiaries for any Pre-Closing Tax Period solely in respect of those jurisdictions in which the Purchased Entity and its Subsidiaries are currently filing Tax Returns (or where the Purchased Entity or its Subsidiaries commenced or acquired business activities after December 31, 2023) (i) with respect to Tax Returns that are first due (including extensions) after the Closing Date or (ii) that are shown as due on a Tax Return for Income Taxes filed prior to the Closing Date that have not been fully paid as of the Closing Date (provided that the Purchased Entity Pre-Closing Tax Amount shall not be less than zero with respect to any jurisdiction), which shall (a) be determined in the case of any Straddle Period in accordance with the principles of Section 10.8, (b) be reduced by the amount of Tax refunds to the extent such Tax refunds are actually converted into cash within ninety (90) days after the Closing Date, and reduced by any credits and overpayments to the extent such credits and overpayments are actually and currently available to reduce the cash tax liability in the Pre-Closing Tax Period, (c) exclude (i) any assets or liabilities in respect of deferred or contingent Taxes or with respect to uncertain positions, (ii) any Taxes of Georgia or any of its Affiliates (other than the Purchased Entity and its Subsidiaries) or of any Georgia Tax Group and any Taxes that are reported or required to be reported on a Georgia Combined Tax Return and (iii) any Tax reflected, reserved, accrued, recorded or included in Purchased Entity Closing Working Capital, the Purchased Entity Adjustment Amount or Purchased Entity Closing Funded Debt (without giving effect to clause (o) of the definition of “Purchased Entity Closing Funded Debt”), or otherwise in the Purchased Entity Purchase Price, in each case, as finally determined pursuant to this Agreement, (d) take into account any Taxes in respect of income inclusions under Sections 951 and 951A of the Code attributable to income accrued on or prior to the Closing Date (measured as if the taxable year of the Georgia CFCs closed at the end of the day on the Closing Date) and (e) be calculated (x) as of the end of the day on the Closing Date, disregarding any actions outside the ordinary course of business on the Closing Date after the Closing (other than those specifically contemplated by this Agreement) and disregarding any financing or refinancing arrangements entered into at any time by or at the direction of Florida or any of its Affiliates, (y) by taking into account all Tax deductions or losses arising from items included as a liability in the Purchased Entity Purchase Price (including any amounts that would be described in the foregoing but for the fact that such amounts are paid prior to Closing) and all other Tax deductions reportable for Income Tax purposes by the Purchased Entity or any of its Subsidiaries in the applicable Pre-Closing Tax Period, in each case, to the extent deductible in the Pre-Closing Tax Period under applicable Tax Law at a “more likely than not” (or higher) level of confidence and treating any “success-based fees” as 70% deductible in accordance with Rev. Proc. 2011-29 (the foregoing Tax deductions, collectively, “Transaction Tax Deductions”) and (z) otherwise in accordance with the past practices of or with respect to the Purchased Entity or its applicable Subsidiary in filing Tax Returns.

“Purchased Entity Purchase Price” means the amount in U.S. dollars equal to (a) $13,500,000,000 plus (b) the Purchased Entity Adjustment Amount plus (c) Purchased Entity Closing Cash minus (d) Purchased Entity Closing Funded Debt (in the case of clauses (b) through (d), as finally determined pursuant to Section 2.6(b)).

“Purchased Entity Target Working Capital” means $409,956,476.

“Registration Rights Agreement” has the meaning given to such term in the Chicago Transaction Agreement.

“Regulatory Approvals” means (a) the expiration, lapse or termination of any waiting period (or any extension thereof) and any commitment to, or agreement (including any timing agreement) with the FTC or DOJ or other Governmental Entity to delay the Closing, or not to effect the Closing before a certain date, applicable to the Purchased Entity Sale, the Washington Florida Interest Sale, the Mergers (including the issuance of the Washington Stock Consideration), the Georgia Pre-Closing Restructuring Steps and the Washington Pre-Closing Reorganization under the HSR Act and (b) all other Approvals from Governmental Entities that are required under applicable Law (including pursuant to any Regulatory Laws) to permit the consummation of the Purchased Entity Sale, the Washington Florida Interest Sale, the Mergers (including the issuance of the Washington Stock Consideration), the Georgia Pre-Closing Restructuring Steps and the Washington Pre-Closing Reorganization and the other transactions contemplated by this Agreement and the Chicago Transaction Agreement, including as may be required to transfer, assign or revoke and reissue the Business Permits or Washington Permits in connection therewith.

“Regulatory Laws” means (i) all Laws of any jurisdiction that are designed or intended to (a) prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly, lessening competition, restraining trade (including the HSR Act, the Sherman Antitrust Act, the Clayton Antitrust Act and the Federal Trade Commission Act) or creating or strengthening a dominant position, substantially lessening competition, giving rise to a significant impediment to effective competition, or any equivalent measure or (b) prohibit, restrict or regulate foreign investments and (ii) all Financial Services Requirements and Gaming Laws.

“Representatives” of a Person means such Person’s Affiliates and any officer, director, employee, manager, managing member or general partner of such Person or its Affiliates or any investment banker, attorney, accountant, consultant, tax or financial advisor or other advisor or representative of such Person or its Affiliates.

“Restricted Cash” means (a) all security, escrow or similar deposits held by third parties (including landlords), (b) all deposits or cash held (i) as a guarantee in respect of performance of contracts, or (ii) as collateral in respect of outstanding insurance policies, leases, letters of credit or credit card receivables, in each case of clauses (a) and (b) that are not freely usable in the ordinary course, including because they are subject to restrictions or limitations on use, dividend or distribution by Law, contract or otherwise, and (c) any cash, cash equivalents or other accounts, instruments or funds to the extent required to satisfy any minimum cash or liquidity requirements under any applicable Law, Permit or Contract.

“Retained Claim” means any claim, cause of action, defense, right of offset or counterclaim, or settlement agreement (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) to the extent related to the Excluded Assets, Retained Liabilities or the Retained Businesses.

“Retained Employee Plans” means the Georgia Benefit Plans set forth on Section 1.1(H) of the Georgia Disclosure Schedules.

“Retained Liabilities” means all of the Liabilities of Georgia and its Affiliates (including the Purchased Entity and its Subsidiaries) that are not Assumed Liabilities, in each case whether accruing or arising prior to, on or after the Closing, including the following, which, notwithstanding anything in this Agreement to the contrary, shall in no event constitute Assumed Liabilities:

(a)            Any indebtedness for borrowed money of Georgia and its Affiliates (including the Purchased Entity and its Subsidiaries), other than any indebtedness of the Purchased Entity and its Subsidiaries to the extent that it is included in the Purchased Entity Closing Funded Debt taken into account in accordance with this Agreement in determining the Purchased Entity Purchase Price;

(b)            Liabilities for which Georgia specifically has responsibility pursuant to this Agreement;

(c)            Liabilities to the extent arising out of or related to the Excluded Assets or Retained Businesses (other than any Liabilities for which Florida, the Purchased Entity or any of their respective Affiliates specifically has responsibility pursuant to this Agreement or any Transaction Document to which Florida, the Purchased Entity or any of their respective Affiliates is a party);

(d)            Except as expressly set forth in Article IX, the sponsorship of and all Liabilities at any time relating to or arising out of or in connection with or pursuant to any Georgia Benefit Plan (other than any Purchased Entity Benefit Plan) and any other compensation or benefit plan, program, policy, agreement, contract or arrangement of any kind at any time maintained, sponsored, contributed to or required to be contributed to by Georgia or any of its Affiliates or under or with respect to which Georgia or any of its Affiliates has any Liabilities (other than any Purchased Entity Benefit Plan);

(e)            Except as expressly set forth in Article IX or with respect to any Purchased Entity Benefit Plan, Liabilities relating to or arising out of the employment, or termination of employment of any director, officer, employee, consultant, or individual independent contractor of Georgia and its Affiliates (other than any Business Employees, Former Business Employees, Business Independent Contractors or Former Business Independent Contractors), including any Liabilities for any actual or prospective work relationship or the termination thereof;

(f)             Liabilities for Georgia Excluded Taxes;

(g)            Liabilities (other than Taxes) to the extent arising out of the implementation of the Georgia Pre-Closing Restructuring Steps and the Georgia Pre-Closing Structure (other than any Liabilities (i) for which Florida, the Purchased Entity or any of their respective Affiliates specifically has responsibility pursuant to the terms of this Agreement or any Transaction Document or (ii) to the extent included in Purchased Entity Closing Funded Debt or Purchased Entity Closing Working Capital);

(h)            All fees, costs and expenses of brokers, finders, outside counsel, financial advisors, accountants, consultants and other professional advisors incurred by Georgia or any of its Subsidiaries in connection with the Business Sale Process, including negotiation, execution and performance of this Agreement and the other Transaction Documents (except as provided in such other Transaction Documents) and the transactions contemplated hereby and thereby, other than such fees, costs and expenses to the extent included in Purchased Entity Closing Funded Debt or Purchased Entity Closing Working Capital; and

(i)             Liabilities to the extent relating to or arising out of claims made by or on behalf of holders of any securities (including debt securities) of Georgia solely in their capacities as such.

The Parties acknowledge and agree that none of Florida, the Purchased Entity nor any of their respective Subsidiaries will assume the Retained Liabilities, and Georgia and its Affiliates (other than the Purchased Entity and its Subsidiaries), as applicable, shall assume or retain (as applicable) and pay, perform, and discharge when due all Retained Liabilities, whether arising before, on, or after the Closing.

“Sanctioned Country” means any country or region or government thereof that is the subject or target of a comprehensive embargo under Trade Controls (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).

“Sanctioned Person” means: (a) any Person listed in any sanctions- or export-related restricted party list maintained by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”), or U.S. Department of State, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person located, organized or ordinarily resident in a Sanctioned Country; (c) the government or any agency or instrumentality of the government of a Sanctioned Country or the government of Venezuela; or (d) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled, as applicable, by a Person or Persons described in clauses (a) through (c).

“Sanctions” means all Laws relating to economic or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Kingdom, the European Union, European Union member states and the United Nations Security Council.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” means any (i) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other processing of Personally Identifiable Information or (ii) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Law.

“Shareholders Agreement” has the meaning given to such term in the Chicago Transaction Agreement.

“Sponsor Bank” means each of the top five (5) banking organizations that provides sponsorship to Washington (or Subsidiaries thereof) into any Washington Network.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, of which such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; provided that, (a) prior to the Closing, the Purchased Entity (and any Subsidiary thereof) shall be deemed to be a Subsidiary of Georgia; (b) from and after the Closing, the Purchased Entity (and any Subsidiary thereof) (i) shall not be deemed to be a Subsidiary of Georgia or any of its Affiliates, including any other Georgia Entity and (ii) shall be deemed to be a Subsidiary of Florida as of immediately after the Closing (and continuing for so long thereafter as determined in accordance with this definition); (c) prior to the Closing, Washington (and any Subsidiary thereof) shall be deemed to be a Subsidiary of Florida; and (d) from and after the Closing, Washington (and any Subsidiary thereof) (i) shall not be deemed to be a Subsidiary of Chicago, Florida or any of their Affiliates and (ii) shall be deemed to be a Subsidiary of Georgia as of immediately after the Closing (and continuing for so long thereafter as determined in accordance with this definition).

“Tangible Personal Property” means machinery, equipment, hardware, furniture, fixtures, tools, tangible Information Technology and all other tangible personal property, it being understood that Tangible Personal Property shall not include any Intellectual Property.

“Tax” means any and all federal, state, local or non-U.S. taxes imposed by any Governmental Entity, including all net income, franchise, estimated, real property gains, registration, severance, disability, gross receipts, capital, sales, use, ad valorem, value-added, goods and services, profits, license, withholding, payroll, employment, unemployment, excise, premium, property, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative or add-on minimum, digital services, and occupation, and any other taxes, assessments, duties, or similar charges in the nature of a tax imposed by any Governmental Entity, together with all interest, penalties and additions to tax imposed by any Governmental Entity with respect to such amounts.

“Tax Proceeding” means any claim, audit, action, suit, proceeding, examination, contest, litigation or other Proceeding with or against any Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund, returns for or with respect to estimated Taxes or information return or statement filed or required to be filed with any Taxing Authority with respect to Taxes (including any schedules, exhibits, or attachments thereto) and any amendment thereof.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“Trademark” means any trademark, service mark, trade dress, trade name, corporate name or similar designation of source of origin, whether or not registered, and all goodwill associated with the use of and symbolized by any of the foregoing.

“Transaction Documents” means this Agreement, the Chicago Transaction Agreement, the Transition Services Agreement, the Washington Information Technology Services Agreement Amendment, the Washington Transition Services Agreement Amendment, the Commercial Agreement Updates, the Paying Agent Agreement, the Shareholders Agreement, the Registration Rights Agreement and all other agreements, documents, certificates and instruments executed and delivered in connection with the transactions contemplated by this Agreement or the Chicago Transaction Agreement (including the Letters of Transmittal and the certificates referred to in Article XI).

“Transfer of Undertakings Directive” means the Council of the European Union Directive 2001/23/EC of March 21, 2001 on the approximation of the laws of the Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses and/or local implementing legislation or equivalent legislation applicable outside the European Union including the UK Transfer of Undertakings (Protection of Employment) Regulation 2006, each as amended from time to time.

“Transferred Assets” means all of the Georgia Entities’ and their Subsidiaries’ and Affiliates’ (including the Purchased Entity’s and its Subsidiaries’) right, title and interest as of the Closing in and to:

(a)            One hundred percent (100%) of the equity interests in the Purchased Entity, and the equity interests held by the Georgia Entities and their Affiliates indirectly in the entities listed on Section 1.1(I)(a) of the Georgia Disclosure Schedules or any successor thereto; provided that Georgia may update Section 1.1(I)(a) of the Georgia Disclosure Schedules by written notice to Florida prior to the Closing Date to add any New Subsidiaries, subject to Section 6.10;

(b)            (i) Each Contract to which Georgia or any Georgia Entity or any Subsidiary thereof is a party or by which any of its assets is bound that is primarily related to, or primarily used in, the Business or is set forth on Section 1.1(I)(b) of the Georgia Disclosure Schedules, and (ii) subject to Section 6.11, those portions, and only those portions (and preserving the meaning thereof), of any Shared Contract the extent related to the Business (collectively, such Contracts or portion of such Contracts, as the case may be, the “Business Specified Contracts”);

(c)            The owned real property listed on Section 1.1(I)(c) of the Georgia Disclosure Schedules, together with all improvements, fixtures and appurtenances thereto (collectively, the “Business Owned Real Property”);

(d)            The leases listed in Section 1.1(I)(d) of the Georgia Disclosure Schedules, including the right to all security deposits or other amounts and instruments deposited thereunder (the real property governed by such leases, the “Business Leased Real Property”);

(e)            The (i) Patents, Internet Properties, Trademarks and other Intellectual Property identified on Section 1.1(I)(e) of the Georgia Disclosure Schedules and (ii) all other Intellectual Property (subject to Section 6.14(c), excluding Patents, Internet Properties, Trademark registrations and applications, and Georgia Marks) that is owned by Georgia or any of its Subsidiaries and is primarily used (or held for use) for, was primarily developed for, or is primarily related to the Business, including in each case of (i) through (ii), together with all Ancillary Rights with respect thereto ((i) through (ii) collectively, “Business Intellectual Property”);

(f)             Any and all Tangible Personal Property primarily used, or held primarily for use, in the operation of the Business (including any and all Tangible Personal Property located at any Business Owned Real Property or Business Leased Real Property and primarily used, or held primarily for use, in the operation of the Business) (collectively, the “Business Tangible Personal Property”);

(g)            Any and all accounts receivable and other current assets of the Business to the extent they are taken into account in accordance with this Agreement in determining the Purchased Entity Purchase Price, and all Cash Amounts of the Purchased Entity and its Subsidiaries as of immediately prior to the Closing to the extent they are taken into account in accordance with this Agreement in determining the Purchased Entity Purchase Price;

(h)            Any and all prepaid expenses, security deposits or other prepaid assets primarily related to the Business;

(i)             Any and all raw materials, work-in-process, finished goods, supplies and other inventories primarily used, or held primarily for use, by the Business (including any of the foregoing that has been paid for by or on behalf of Georgia or any of its Subsidiaries prior to Closing but as to which Georgia or one of its Subsidiaries has not taken title or delivery at the time of Closing) (collectively, the “Business Inventory”);

(j)             Any and all Permits primarily used, or held primarily for use by, the Business, including those Permits set forth on Section 1.1(I)(j) of the Georgia Disclosure Schedules (collectively, the “Business Permits”);

(k)            Any and all goodwill of the Business;

(l)             Any and all claims, causes of action, defenses, rights of offset or counterclaim, or settlement agreements (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent), to the extent primarily related to or primarily arising out of the Business, any Transferred Asset or any Assumed Liability, and all proceeds of any settlement of any such claims, counterclaims, causes of actions or defenses;

(m)            Any and all documents, data, databases, instruments, papers, books, records (other than Tax Returns (or any portion of any Tax Return) and other books and records related to (i) Taxes that are not exclusively related to the Purchased Entity or any of its Subsidiaries or any Transferred Asset or the Business or (ii) any Georgia Tax Group), books of account and files (including Business Employee and third-party emails and correspondence, customer and supplier lists and repair and performance records), catalogs, brochures, sales literature, promotional materials, vendor lists, customer lists, pricing lists, regulatory records, certificates and other documents and business records in any form or medium (whether in hard copy or computer, digital, mobile or other electronic format) (collectively, “Books and Records”), in each case, to the extent primarily related to the Business and in the possession or control of the Georgia Entities or any of their Subsidiaries; provided that (i) the Georgia Entities will be permitted to retain any books, records or other materials to the extent required to do so by Law (in which case copies of such materials will, to the extent permitted by Law, be provided to the Purchased Entity), (ii) the Georgia Entities will be permitted to retain personnel and employment records for employees and former employees who are not Transferred Employees and for Transferred Employees, to the extent required by applicable Law, (iii) for the avoidance of doubt any books, records or other materials that may be located in a facility of the Business (including the Business Owned Real Property and the Business Leased Real Property) to the extent not primarily related to the Business shall not constitute Transferred Assets and (iv) the Transferred Assets shall include copies of all documents, data, databases, instruments, papers, books, records, books of account and files, catalogues, brochures, sales literature, promotional materials, vendor lists, customer lists, pricing lists, regulatory records, certificates and other documents and business records, in each case, to the extent related to (but not primarily related to) the Business and in the possession or control of the Georgia Entities or any of their Subsidiaries; provided, further, that, with respect to any such books, records or other materials that are Transferred Assets pursuant to this clause (m), the Georgia Entities shall be permitted to keep (A) copies of such books, records or other materials to the extent required to comply with applicable Law or pursuant to internal compliance procedures, (B) copies of such books, records or other materials to the extent they are relevant to any Excluded Assets, (C) such books, records or other materials in the form of so called “back-up” electronic tapes retained for record retention or other compliance purposes in the ordinary course of business and subject to compliance with Section 6.2 and (D) copies of all documents, data, databases, instruments, papers, books, records, books of account and files, catalogues, brochures, sales literature, promotional materials, vendor lists, customer lists, pricing lists, regulatory records, certificates and other documents and business records, in each case, to the extent related to any Retained Businesses;

(n)            Except as set forth in Article IX, any and all assets and the sponsorship of the Purchased Entity Benefit Plans (other than any assets that are controlled by a third party or Governmental Entity);

(o)            In each case to the extent related to the Business, all claims, proceeds, and rights to proceeds, under any insurance policies of Georgia and its Affiliates in respect of claims made prior to the Closing, or claims incurred but not reported prior to the Closing (collectively, “Known Business Insurance Claims”);

(p)            Any and all guarantees, representations, warranties, indemnities and similar rights extended by suppliers, vendors, customers or licensors to the extent related to any of the Transferred Assets or the Assumed Liabilities;

(q)            The assets set forth on Section 1.1(I)(q) of the Georgia Disclosure Schedules; and

(r)             Any other assets (other than those identified in the foregoing categories) primarily used, or held primarily for use, in the operation of the Business, wherever located, whether tangible or intangible, real, personal or mixed (other than any assets identified as Excluded Assets in the definition of “Excluded Assets”).

Notwithstanding anything in this Agreement to the contrary but subject to Section 6.10, prior to the Closing Date, Georgia may take (or cause one or more of its Affiliates to take) such action as is reasonably necessary, advisable or desirable to transfer any Transferred Assets to the Purchased Entity or its Subsidiaries for such consideration or for no consideration, as may be determined by Georgia in its sole discretion. Any action taken pursuant to Section 6.14 after the Closing Date shall be deemed for purposes of calculating the Purchased Entity Closing Working Capital and the Purchased Entity Closing Funded Debt pursuant to Section 2.6 to have occurred as of immediately prior to Closing on the Closing Date.

The Parties acknowledge and agree that a single asset may fall within more than one of clauses (a) through (r) in this definition of “Transferred Assets” such fact does not imply that any duplication of such asset is required.

“Transition Services Agreement” means the transition services agreement to be entered into by and between Georgia and/or one or more of its Affiliates and Florida and/or one or more of its Affiliates, in the form attached hereto as Exhibit B, together with the TSA Schedules, at the Closing.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“U.S. Business Employee” means each Business Employee who is not an International Business Employee.

“U.S. Georgia Benefit Plan” means each Georgia Benefit Plan in which U.S. Business Employees are eligible to participate or receive benefits.

“U.S. Inactive Business Employee” means any U.S. Business Employee who is on long term disability leave or short term disability leave as of the Closing Date.

“U.S. Purchased Entity Benefit Plan” means each Purchased Entity Benefit Plan in which U.S. Business Employees are eligible to participate or receive benefits.

“U.S. Washington Benefit Plan” means each Washington Benefit Plan in which employees of Washington or its Subsidiaries who provide services primarily in the United States are eligible to participate or receive benefits.

“VAT” means (a) any Tax imposed pursuant to the United Kingdom Value Added Tax Act 1994 and any regulations supplemental thereto, (b) any Tax imposed in compliance with European Council Directive 2006/112/EC of 28 November 2006 on the common system of value added tax and any national legislation implementing that Directive, and (c) any equivalent or similar Tax imposed under the laws of any jurisdiction that is not the United Kingdom or a Member State of the European Union.

“Washington Adjustment Amount” means the amount in U.S. dollars equal to: (a) the Washington Closing Working Capital minus (b) the Washington Target Working Capital.

“Washington Benefit Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and any bonus, commission, equity option, equity purchase, restricted equity or other equity or equity-based, incentive, deferred compensation, retiree health or life insurance, supplemental retirement, superannuation, gratuity, jubilee, termination indemnity, provident fund, employment, individual independent contractor, severance, retention, termination, change in control, welfare, post-employment, profit-sharing, disability, health, vacation, sick leave benefits, fringe benefits or other compensation or benefit plan, program, policy, agreement or arrangement, (a) that is sponsored, maintained, contributed to or required to be maintained or contributed to by Washington or any of its Subsidiaries (but excluding any such plan, program or arrangement required by applicable Law and sponsored by a Governmental Entity), in each case providing benefits to any current or former employees of Washington or any of its Subsidiaries (or their beneficiaries or dependents) or (b) under which Washington or a Subsidiary thereof has any Liability or any obligation to contribute (whether actual or contingent).

“Washington Business” means the business conducted by or for the economic benefit of Washington and its Subsidiaries prior to the Closing, and for the period prior to the closing of the transactions contemplated by the Prior Purchase Agreement, the Business (as defined in the Prior Purchase Agreement).

“Washington Change of Control Payments” means any “single trigger” change in control, sale, transaction or retention bonus payable to any current or former employees or other service providers of Washington or its Affiliates solely as a result of the transactions contemplated by this Agreement or the Chicago Transaction Agreement (excluding any such arrangement adopted at the written direction or request of Georgia or its Affiliates), together with the employer portion of any Taxes due on the foregoing amounts, and the employer portion of any Taxes due on the payments of consideration solely as a result of the transactions contemplated hereby or the Chicago Transaction Agreement and the Mergers in respect of the equity, phantom or other equity-based interests under the Washington Benefit Plans.

“Washington/Chicago Equity Purchase Price” has the meaning given to such term in the Chicago Transaction Agreement.

“Washington Closing Cash” means the aggregate Cash Amounts (without duplication) of Washington and its Subsidiaries as of immediately prior to the Closing.

“Washington Closing Funded Debt” means the aggregate of the following obligations of Washington and/or its Subsidiaries as of immediately prior to the Closing, without duplication, including the sum of the outstanding principal amount of, accrued and unpaid interest on, and prepayment penalties, premiums, early termination fees, breakage costs, fees and other similar costs and expenses associated with repayment arising under any obligations of Washington and/or its Subsidiaries: (i) Washington Specified Closing Funded Debt and (ii) to the extent not included in Washington Specified Closing Funded Debt: (a) the outstanding principal amount of all indebtedness for borrowed money including obligations in respect of bank overdrafts (other than current trade payables arising in the ordinary course of business to the extent included as a current liability in Washington Closing Working Capital), including all accrued but unpaid interest thereon and any prepayment, redemption or change of control fees, premiums or penalties that would arise at the Closing as a result of the discharge of such amount owed and directly attributable to the consummation of the transactions contemplated by the Transaction Documents; (b) the outstanding principal amount of all other obligations evidenced by bonds, debentures, notes or similar instruments of indebtedness, including all accrued but unpaid interest thereon and any prepayment, redemption or change of control fees, premiums or penalties that would arise at the Closing as a result of the discharge of such amount owed and directly attributable to the consummation of the transactions contemplated by the Transaction Documents (it being understood, for sake of clarity, that any such amount included in Washington Specified Closing Funded Debt shall be excluded from this clause (b)); (c) all lease obligations that have been recorded as capital or finance leases in the Washington Financial Information or which are required to be classified by such Person as a capital or finance lease in accordance with GAAP; (d) all obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds or similar credit instruments, in each case solely to the extent drawn; (e) deferred purchase price obligations (including earn-outs and holdback amounts and obligations under “seller notes”) in respect of the acquisition of any business, assets or Person (assuming the maximum amount is earned); (f) liabilities under any interest rate, currency, swap or other hedging agreements after taking into account the effect of any netting agreement or provision relating thereto (in each case valued at their termination value as of the Closing Date); (g) conditional sale or other title retention agreement obligations; (h) (i) Liabilities associated with any unpaid severance or termination indemnities for terminations prior to the Closing (excluding any such terminations pursuant to the written direction or request of Georgia or its Affiliates), calculated in accordance with GAAP, and (ii) the amount by which Liabilities in respect of any defined contribution, defined benefit or nonqualified deferred compensation obligations of Washington or its Subsidiaries with respect to the period prior to the Closing (calculated in accordance with GAAP (but treating unvested nonqualified deferred compensation obligations as vested)) exceed the amount of assets associated therewith, in the case of each of clauses (i) and (ii), together with the employer portion of any Taxes due on the foregoing amounts, with such Taxes computed as though all such amounts were due and payable as of the Closing; (i) the Washington Change of Control Payments; (j) the Washington Pre-Closing Tax Amount; (k) Liabilities secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any property owned or acquired by the applicable Person, other than Permitted Liens; (l) unpaid dividends or distributions owed to the equityholders of Washington; (m) fees, costs and expenses of brokers, finders, outside counsel, financial advisors, accountants, consultants and other professional advisors, payable by Washington or its Subsidiaries or for which Washington or its Subsidiaries are liable to such Persons as a result of the transactions contemplated by this Agreement or the Chicago Transaction Agreement and other costs and expenses payable by Washington pursuant to Section 14.12 of the Chicago Transaction Agreement, in each case, to the extent unpaid prior to the Closing, based on arrangements made by Washington, Blockers, Florida, Chicago or Blocker Sellers prior to the Closing; (n) Liabilities associated with collateral held on behalf of the merchants who are customers of the Washington Business; (o) long-term deferred revenue; (p) the outstanding payment obligations under leases for any vacant or unoccupied Washington Business Leased Real Property; and (q) Liabilities of the types described in the foregoing clauses the payment of which is guaranteed as obligor, guarantor or surety; provided, that in no event shall Washington Closing Funded Debt include (i) any Liabilities to be repaid or extinguished pursuant to this Agreement or the Chicago Transaction Agreement in connection with the Closing without Liability to Georgia and its Affiliates following the Closing; (ii) any Liabilities taken into account in the calculation of the Cash Settlement Amount of Washington or its Subsidiaries; or (iii) any Liability in respect of the Georgia Financing.

“Washington Closing Working Capital” means, as of immediately prior to the Closing, the net working capital of Washington and its Subsidiaries calculated by subtracting (a) the sum of the amounts as of such time of the current liabilities of Washington and its Subsidiaries, from (b) the sum of the amounts as of such time of the current assets of Washington and its Subsidiaries, in each case calculated in a manner consistent with the form and format of the Washington Illustrative Working Capital Calculation set forth on Section 1.1(d) of the Washington Disclosure Schedules (the “Washington Illustrative Working Capital Calculation”) and calculated in accordance with the Washington Transaction Accounting Principles; provided, however, that in no event shall Washington Closing Working Capital include (i) any amount included in Washington Closing Funded Debt or Washington Closing Cash, (ii) any Liabilities to be repaid or extinguished pursuant to this Agreement or the Chicago Transaction Agreement in connection with the Washington Merger, (iii) any deferred asset or deferred liability in respect of Taxes, (iv) any Restricted Cash of Washington or its Subsidiaries or any amount taken into account in the calculation of the Cash Settlement Amount of Washington or its Subsidiaries or (v) any asset or liability in respect of income Taxes.

“Washington Collective Bargaining Agreement” means any collective bargaining agreement or other agreement with a union, works council or other labor organization, association or other agency or employee representative body certified or recognized for the purpose of bargaining collectively on behalf of or representing current or former employees of Washington or its Subsidiaries.

“Washington Disclosure Schedules” means those certain Washington Disclosure Schedules dated as of the date of this Agreement, provided by Washington to Georgia.

“Washington Equityholder Consent” has the meaning given to such term in the Chicago Transaction Agreement.

“Washington/Florida Estimated Purchase Price” means the amount in U.S. dollars equal to (a) $24,250,000,000 minus (b) the Washington/Chicago Equity Purchase Price plus (c) the Washington Estimated Adjustment Amount (which may be a positive or negative number) plus (d) the Washington Estimated Closing Cash minus (e) the Washington Estimated Closing Funded Debt (in the case of clauses (c) through (e), as set forth in the Washington Closing Statement, as adjusted (if applicable)).

“Washington/Florida Purchase Price” means the amount in U.S. dollars equal to (a) $24,250,000,000 minus (b) the Washington/Chicago Equity Purchase Price plus (c) the Washington Adjustment Amount (which may be a positive or negative number) plus (d) the Washington Closing Cash minus (e) the Washington Closing Funded Debt (in the case of clauses (c) through (e), as finally determined pursuant to Section 2.8(b)).

“Washington Flow-Through Tax Return” has the meaning given to such term in the Chicago Transaction Agreement.

“Washington Information Technology Services Agreement” that certain Information Technology Services Agreement, dated January 31, 2024, between Florida, Washington, Worldpay (UK) Limited and Worldpay, LLC.

“Washington Information Technology Services Agreement Amendment” shall mean the Amendment, dated as of the date hereof to the Washington Information Technology Services Agreement.

“Washington Intellectual Property” means the Intellectual Property owned or purported to be owned by Washington or its Subsidiaries.

“Washington Material Adverse Effect” means any event, change, occurrence, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the business, financial condition, operations, results of operations, properties, assets or Liabilities of Washington and its Subsidiaries, taken as a whole; provided, however, that, no such event, change, occurrence, development or effect resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to a Washington Material Adverse Effect: (a) the general conditions in the industries or geographic markets in which Washington and its Subsidiaries operate; (b) general political, economic, business, monetary, financial or capital or credit market conditions or trends or changes therein (including interest rates, exchange rates, tariffs, and commodity prices), including with respect to government spending, budgets and related matters; (c) any geopolitical conditions, military conflict or actions, outbreak of hostilities, acts of war (whether or not declared), acts of foreign or domestic terrorism, rebellion or insurrection, acts of espionage, cyber attacks on third parties, web-hosting platform outages, or any escalation or general worsening of any of the foregoing, or any action taken by any Governmental Entity in response to any of the foregoing, including sanctions or similar restrictions imposed on the Russian Federation or certain persons associated with the Russian Federation, including as a result of the Russian Federation’s invasion of Ukraine; (d) natural disasters or weather developments, including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides, wildfires, epidemics, pandemics, disease outbreaks, manmade disasters or acts of God; (e) changes after the date hereof in any Law or GAAP or other applicable accounting principles or standard or any binding interpretations of any of the foregoing; (f) the failure, in and of itself, of the financial or operating performance of Washington and its Subsidiaries to meet internal or external (including Georgia or analysts) projections, forecasts or budgets for any period (provided that (i) the underlying facts causing such failure, to the extent not otherwise excluded by this definition, may be deemed to constitute or contribute to a Washington Material Adverse Effect and (ii) this clause (f) shall not be construed as implying that Florida is making any representation or warranty herein with respect to any such projections, forecasts or budgets and no such representations or warranties are being made); (g) any action taken or omitted to be taken by or at the express written request or with the express written consent of Georgia or as expressly required by this Agreement or the Chicago Transaction Agreement; or (h) events, changes, occurrences, developments or effects attributable to, arising from or relating to the execution, announcement, pendency, performance or consummation of this Agreement or the Chicago Transaction Agreement, the transactions contemplated hereby or thereby, including the identity of Georgia or its Affiliates (including the impact on or any loss of employees, customers, suppliers, relationships with Governmental Entities or other material business relationships resulting from any of the foregoing) (provided that this clause (h) does not apply with respect to any representation or warranty of Washington set forth in Section 4.4); provided that any adverse events, changes, occurrences, developments or effects resulting from the matters described in clauses (a), (b), (c), (d) and (e) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Washington Material Adverse Effect to the extent, and only to the extent, that they have a disproportionate adverse effect on Washington and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industries in which Washington and its Subsidiaries operate.

“Washington Material Merchant Customer” means each of the top ten (10) merchant customers of Washington and its Subsidiaries, taken as a whole, by revenue for the fiscal year ended December 31, 2024.

“Washington Material Referral Partner” means each of the top ten (10) merchant referral partners by revenue of Washington and its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2024.

“Washington Material Subsidiaries” means each of Boost Intermediate, LLC, Boost Newco Guarantor, LLC, Boost Newco Borrower, LLC, and Worldpay, LLC, each a Delaware limited liability company, and the first tier direct Subsidiaries of Worldpay, LLC.

“Washington Material Vendor” means each of the top ten (10) vendors of services, products or materials for use by Washington and its Subsidiaries, taken as a whole, by expenditure for fiscal year ended December 31, 2024.

“Washington Merger” has the meaning given to such term in the Chicago Transaction Agreement.

“Washington Merger Effective Time” has the meaning given to such term in the Chicago Transaction Agreement.

“Washington Pre-Closing Reorganization” has the meaning given to such term in the Chicago Transaction Agreement.

“Washington Pre-Closing Structure” has the meaning given to such term in the Chicago Transaction Agreement.

“Washington Pre-Closing Tax Amount” means, without duplication, the aggregate amount of any and all accrued unpaid Income Taxes of Washington and its Subsidiaries for any Pre-Closing Tax Period solely in respect of those jurisdictions in which Washington and its Subsidiaries are currently filing Tax Returns (or where Washington or its Subsidiaries commenced or acquired business activities after December 31, 2023) (i) with respect to Tax Returns that are first due (including extensions) after the Closing Date or (ii) that are shown as due on a Tax Return for Income Taxes filed prior to the Closing Date that have not been fully paid as of the Closing Date (provided that the Washington Pre-Closing Tax Amount shall not be less than zero with respect to any jurisdiction), which shall (a) be determined in the case of any Straddle Period in accordance with the principles of Section 10.8, (b) be reduced by the amount of Tax refunds to the extent such Tax refunds are actually converted into cash within ninety (90) days after the Closing Date, and reduced by any credits and overpayments to the extent such credits and overpayments are actually and currently available to reduce the cash tax liability in the Pre-Closing Tax Period, (c) exclude (i) any assets or liabilities in respect of deferred or contingent Taxes or with respect to uncertain positions, (ii) any Taxes relating to any Washington Flow-Through Tax Return, and (iii) any Tax reflected, reserved, accrued, recorded or included in Washington Closing Working Capital, Washington Closing Funded Debt (without giving effect to the Washington Pre-Closing Tax Amount), or otherwise in the Washington/Florida Purchase Price, in each case, as finally determined pursuant to this Agreement or the Chicago Transaction Agreement, as applicable, (d) take into account any Taxes in respect of income inclusions under Sections 951 and 951A of the Code attributable to income accrued on or prior to the Closing Date (measured as if the taxable year of the Washington CFCs closed at the end of the day on the Closing Date) and (e) be calculated (x) as of the end of the day on the Closing Date, disregarding any actions outside the ordinary course of business on the Closing Date after the Closing (other than those specifically contemplated by this Agreement or the Chicago Transaction Agreement), and disregarding any financing or refinancing arrangements entered into at any time by or at the direction of Georgia and its Affiliates, (y) by taking into account all Transaction Tax Deductions and (z) otherwise in accordance with the past practices of or with respect to Washington or its applicable Subsidiary in filing Tax Returns.

“Washington Sale Process” means all matters relating to the sale of Washington and its Subsidiaries by Chicago or Florida, including matters relating to (a) the solicitation of proposals from and negotiations with third parties in connection with such potential sale or (b) the drafting, negotiation or interpretation of any of the provisions of this Agreement or the other Transaction Documents.

“Washington Specified Closing Funded Debt” has the meaning set forth in Section 1.1(e) of the Washington Disclosure Schedules.

“Washington Stock Consideration” has the meaning given to such term in the Chicago Transaction Agreement.

“Washington Target Working Capital” means $1,071,632,167.

“Washington Transition Services Agreement” that certain Transition Services Agreement, dated January 31, 2024, by and between Florida and Washington, as amended.

“Washington Transition Services Agreement Amendment” shall mean the Amendment, dated as of the date hereof to the Washington Transition Services Agreement.

“Willful Breach” means a material breach of one or more covenants that have primarily been the cause of the failure of the Closing to occur prior to the date of the termination of this Agreement, which breach is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge that such party’s action or failure to act would constitute a material breach of this Agreement (it being understood that all damages relating to any claim for Willful Breach must be proved by clear and convincing evidence).

Section 1.2        Other Defined Terms. In addition, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement:

Term	Section

Agreement	Preamble
Anti-Corruption Laws	3.13(b)
Approvals	6.11(a)
Books and Records	See definition of Transferred Assets, 1.1
Business Acquisition Proposal	6.2(c)
Business Balance Sheet Date	3.7(a)
Business Confidential Information	6.2(b)
Business Data Security Requirements	3.21(a)
Business Employee Continuation Period	9.2(a)
Business Employee List	See definition of Business Employee, 1.1
Business Financial Information	3.7(a)
Business Guarantees	6.5
Business Intellectual Property	See definition of Transferred Assets, 1.1
Business Inventory	See definition of Transferred Assets, 1.1
Business Leased Real Property	See definition of Transferred Assets, 1.1
Business Material Contracts	3.12(a)
Business Material Customer	3.12(a)(i)
Business Material Vendor	3.12(a)(ii)
Business Network Rules	3.13(e)
Business Networks	3.13(d)
Business Owned Real Property	See definition of Transferred Assets, 1.1
Business Permits	See definition of Transferred Assets, 1.1
Business Processing Matters	3.13(d)
Business Registered IP	3.10(a)
Business Software	3.10(e)
Business Specified Contracts	See definition of Transferred Assets, 1.1
Business Tangible Personal Property	See definition of Transferred Assets, 1.1
Cash Incentive Compensation	9.7
CFC	10.9(b)
Chicago	Recitals
Chicago Transaction Agreement	Recitals
Chicago/Florida Current Representation	14.14(c)
Chicago/Florida Designated Person	14.14(c)
Chicago/Florida Privileged Communications	14.14(d)
Closing	2.3
Closing Date	2.3
Closing Trigger Date	2.3
Closing Trigger Month	2.3

Conforming Determinations	10.9(b)
control	See definition of Affiliate, 1.1
controlled by	See definition of Affiliate, 1.1
Cooperation Period	6.17(a)
Data Partners	3.21(a)
DC Participants	9.5
Deferred Compensation Participant	9.6
Divested Business	6.6(e)
Divestiture Remedy	8.1(e)
Exchange Ratio	9.8(b)
FCPA	3.13(b)
Final Purchased Entity Allocation	2.9(c)
First Extended Outside Date	12.1(d)
Florida	Preamble
Florida Commitment Letter	5.6(a)
Florida Covered Person	6.12
Florida DC Plans	9.5
Florida Debt Financing	5.6(a)
Florida Debt Financing Entities	See definition of Florida Debt Financing Parties, 1.1
Florida Financing	8.4(b)
Florida Financing Amounts	5.6(d)
Florida FSA Plan	9.2(e)
Florida Indemnified Parties	13.2(a)
Florida Lenders	5.6(a)
Florida Owned Washington Equity Interests	5.5
Florida Purchased Entity Allocation	2.9(b)
Florida Releasee	7.5(a)
Florida Restricted Business	7.7(a)
Florida RSU Award	9.8(b)
Forfeited Award	9.8(a)
Georgia	Preamble
Georgia CFC	10.9(c)
Georgia Closing Award	9.8(a)
Georgia Covered Person	7.6
Georgia Current Representation	14.14(a)
Georgia DC Plans	9.5
Georgia Designated Person	14.14(a)
Georgia Financing	8.3(a)
Georgia FSA Plan	9.2(e)
Georgia Indemnified Parties	13.3(a)
Georgia Insurance Policies	6.7
Georgia Notice	2.9(b)
Georgia Pre-Closing Restructuring Steps	6.10
Georgia Pre-Closing Structure	6.10
Georgia Privileged Communications	14.14(b)
Georgia Restricted Business	6.13(a)

Georgia Tax Group	See definition of Excluded Assets, 1.1
Indemnified Party	13.4(a)
Indemnifying Party	13.4(a)
Intended Tax Treatment	10.5
International Transferred Employee	9.1(d)
Joint Steering Committee	6.16
Known Business Insurance Claims	See definition of Transferred Assets, 1.1
Labor Process Obligations	9.9
Migration and Knowledge Transfer Plan	6.16
Misallocated Business IP	6.14(c)(ii)
Misallocated Retained Business IP	6.14(c)(i)
New Business Plans	9.2(c)
New Subsidiaries	3.23(b)
Objection Rights	9.1(b)
OFAC	See definition of Sanctioned Person, 1.1
Offer Employee	9.1(c)
Old Business Plans	9.2(c)
Outside Date	12.1(d)
Parties	Preamble
PBGC	3.17(c)
Phase-Out Period	6.6(a)
Post-Closing Covenant	13.1(c)
Property Taxes	10.8
PTO Obligations	9.2(f)
Purchased Entity	Preamble
Purchased Entity Allocation	2.9(a)
Purchased Entity Allocation Schedule	2.9(a)
Purchased Entity Assets	2.9(a)
Purchased Entity Cash Consideration Adjustment	2.6(d)
Purchased Entity Closing Statement	2.5(b)
Purchased Entity Dispute Notice	2.6(b)
Purchased Entity Dispute Resolution Period	2.6(b)
Purchased Entity Equity Interests	Recitals
Purchased Entity Estimated Adjustment Amount	2.5(b)
Purchased Entity Estimated Closing Cash	2.5(b)
Purchased Entity Estimated Closing Funded Debt	2.5(b)
Purchased Entity Estimated Closing Working Capital	2.5(b)
Purchased Entity Illustrative Working Capital Calculation	See definition of Purchased Entity Closing Working Capital, 1.1
Purchased Entity Post-Closing Statement	2.6(a)
Purchased Entity Pre-Closing Income Tax Return	10.2(a)
Purchased Entity Sale	2.1
Purchased Entity Sale Regulatory Approvals	8.1(a)
Purchased Entity Sample Closing Statement	2.5(a)
Purchased Entity Separate Tax Return	10.2(a)
Purchased Entity Specific Policies	2.5(a)

Purchased Entity Tax Consideration	2.9(a)
Purchased Entity Transaction Accounting Principles	2.5(a)
Related Party Agreements	3.19
Replacement Financing	8.4(a)
Requisite Business Financial Statements	6.17(a)
Requisite Washington Financial Statements	7.8(a)
Restricted Florida Entities	7.6
Retained Businesses	See definition of Business, 1.1
SEC	Article III
Second Extended Outside Date	12.1(d)
Shared Contract	6.11(e)
Specified Date	12.1(d)
Third Party Claim	13.4(a)
Trade Controls	3.13(f)
Transaction Tax Deductions	1.1
Transfer Taxes	10.7
Transferred Employees	9.1(d)
Transferred FSA Balances	9.2(e)
TSA Schedules	6.15(a)
TSA Services	6.15(a)
TUD Employee	9.1(b)
U.S. Transferred Employee	9.1(d)
under common control with	See definition of Affiliate, 1.1
Washington	Preamble
Washington Acquisition Proposal	7.2(c)
Washington Balance Sheet Date	4.7(a)
Washington Business Software	4.10(e)
Washington CFC	10.9(c)
Washington Closing Statement	2.7(b)
Washington Confidential Information	7.2(b)
Washington Data Partners	4.22(a)
Washington Data Security Requirements	4.22(a)
Washington Dispute Notice	2.8(b)
Washington Dispute Resolution Period	2.8(b)
Washington Equity Interests	Recitals
Washington Equityholder Consent	7.10
Washington Equityholder Representative	Recitals
Washington Estimated Adjustment Amount	2.7(b)
Washington Estimated Closing Cash	2.7(b)
Washington Estimated Closing Funded Debt	2.7(b)
Washington Estimated Closing Working Capital	2.7(b)
Washington Financial Information	4.7(a)
Washington Florida Interest Sale	2.2
Washington Flow-Through Tax Proceeding	10.9(a)
Washington Illustrative Working Capital Calculation	See definition of Washington Closing Working Capital, 1.1

Washington Insurance Policies	4.21
Washington Leased Real Property	4.11(a)
Washington Material Contracts	4.12(a)
Washington Network Rules	4.13(e)
Washington Networks	4.13(d)
Washington Owned Real Property	4.11(a)
Washington Permits	4.13(c)
Washington Post-Closing Statement	2.8(a)
Washington Pre-Closing Income Tax Return	10.2(b)
Washington Processing Matters	4.13(d)
Washington Registered IP	4.10(a)
Washington Sale Regulatory Approvals	8.1(a)
Washington Sample Closing Statement	2.7(a)
Washington Separate Tax Return	10.2(b)
Washington Transaction Accounting Principles	2.7(a)

Article II
TRANSACTIONS; CLOSING

Section 2.1        Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, Georgia shall sell, convey assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered to Florida, and Florida shall accept, purchase and acquire from Georgia (or its applicable Affiliate), all of the Purchased Entity Equity Interests, free and clear of all Liens, other than restrictions on transfer under applicable securities Laws (the “Purchased Entity Sale”).

Section 2.2        Purchase and Sale Consideration. In consideration for the Purchased Entity Equity Interests, Florida shall (i) pay to Georgia (or its designee) the Purchased Entity Final Cash Consideration, calculated pursuant to Section 2.5 and Section 2.6 and payable as set forth in Section 2.4(a)(i) and Section 2.6 and (ii) cause its Subsidiaries to sell, convey assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered to Georgia (or its designee), and Georgia (or such designee) shall accept, purchase and acquire from Florida and/or its applicable Affiliate, all of the Florida Owned Washington Equity Interests as of immediately prior to the Blocker Merger Effective Time, free and clear of all Liens, other than restrictions on transfer under applicable securities Laws (the “Washington Florida Interest Sale”). The Washington Florida Interest Sale and the Purchased Entity Sale shall be effective immediately prior to the Blocker Merger Effective Time.

Section 2.3        Closing Date. The closing of the Purchased Entity Sale (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz located at 51 West 52nd Street, New York, New York 10019 or electronically by the exchange of documents on (a) the first Business Day in the calendar month immediately following the calendar month in which all of the conditions set forth in Article XI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the Party entitled to the benefits thereof) (the date on which such conditions are satisfied (or, to the extent permitted, waived by the Party entitled to the benefits thereof), the “Closing Trigger Date”, and the month in which the Closing Trigger Date occurs, the “Closing Trigger Month”); or (b) at such other place, time and date as may be agreed in writing among Georgia and Florida; provided, that, if there are less than five (5) Business Days remaining in the Closing Trigger Month when the Closing Trigger Date occurs, the Closing shall occur on the first Business Day in the second calendar month immediately following the Closing Trigger Month, so long as all of the conditions set forth in Article XI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the Party entitled to the benefits thereof) on such date; provided, further, that, if all of the conditions set forth in Article XI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the Party entitled to the benefits thereof) on a date that occurs prior to April 16, 2027, but the Closing would thereafter occur in accordance with this Section 2.3, but for this further proviso, on a date after April 16, 2027, then the Closing will occur on April 16, 2027. The date on which the Purchased Entity Sale occurs is referred to in this Agreement as the “Closing Date.” The effective time of the Washington Florida Interest Sale and the Purchased Entity Sale shall be deemed to occur on 12:01 a.m. on the Closing Date, and immediately prior to the Blocker Merger Effective Time. The Closing Date under this Agreement shall be the same date as the “Closing Date” under the Chicago Transaction Agreement.

Section 2.4        Closing Deliveries.

(a)            At the Closing, Florida shall deliver, or cause to be delivered, to Georgia the following:

(i)        (x) payment, by wire transfer(s) to one or more bank accounts designated in writing by Georgia (such designation to be made by Georgia at least two (2) Business Days prior to the Closing Date), an amount in immediately available funds equal to the Purchased Entity Closing Cash Consideration, and (y) customary evidence of the assignment of all of Florida’s and its Affiliates’ equity interests in Washington as of immediately prior to the Blocker Merger Effective Time to Georgia;

(ii)       the certificates to be delivered pursuant to Section 11.2(d) and Section 11.2(g);

(iii)      counterpart to the Transition Services Agreement, duly executed by Florida (or its applicable Affiliate);

(iv)      an IRS Form W-9 for Florida and each entity that, immediately prior to the Closing, owns any Florida Owned Washington Equity Interests; provided, that the failure to deliver any such form shall not be deemed to be a failure to be satisfied of any condition in Article XI or otherwise in this Agreement and the sole remedy of any such failure shall be to withhold any amounts from the payments otherwise payable to Florida or its Affiliates as are required to be withheld under applicable Tax Law; and

(v)            any other instruments or documents that are necessary to effect the Purchased Entity Sale or the Washington Florida Interest Sale, in a form reasonably acceptable to each of Georgia and Florida.

(b)            At the Closing, Georgia shall deliver, or cause to be delivered, to Florida the following:

(i)            customary evidence of the assignment of the Purchased Entity Equity Interests to Florida;

(ii)            the certificate to be delivered pursuant to Section 11.3(d);

(iii)            resignations or evidence of removals of each of the individuals who serve as an officer, or director, manager or any other similar capacity of the Purchased Entity and its Subsidiaries in their capacity as such, to the extent requested by Florida in writing prior to the earlier of (x) five (5) Business Days prior to the date on which the first Filing to obtain a Purchased Entity Sale Regulatory Approval (other than the Filing under the HSR Act) is submitted, where such resignation or removal would reasonably be expected to materially delay obtaining such Purchased Entity Sale Regulatory Approval and (y) fifteen (15) Business Days prior to the Closing Date;

(iv)            counterpart to the Transition Services Agreement, duly executed by Georgia (or its applicable Affiliate);

(v)            an IRS Form W-9 for Georgia and each entity that, immediately prior to the Closing, owns the Purchased Entity Equity Interests; provided, that the failure to deliver any such form shall not be deemed to be a failure to be satisfied of any condition in Article XI or otherwise in this Agreement and the sole remedy of any such failure shall be to withhold any amounts from the payments otherwise payable to Georgia or its Affiliates as are required to be withheld under applicable Tax Law; and

(vi)            any other instruments or documents that are necessary to effect the Purchased Entity Sale or the Washington Florida Interest Sale, in a form reasonably acceptable to each of Georgia and Florida.

Section 2.5        Business Closing Statements.

(a)            Section 2.5(a) of the Georgia Disclosure Schedules sets forth a calculation of the Purchased Entity Closing Working Capital, the Purchased Entity Closing Cash and the Purchased Entity Closing Funded Debt, in each case, assuming a Closing Date as of December 31, 2024 (the “Purchased Entity Sample Closing Statement”), including the current asset and current liability line items included in the calculation of Purchased Entity Closing Working Capital. The Purchased Entity Sample Closing Statement shall be prepared in accordance with (i) the accounting principles, practices, procedures, methodologies and policies set forth on Section 2.5(a) of the Georgia Disclosure Schedules (the “Purchased Entity Specific Policies”), (ii) to the extent not inconsistent with subsection (i) and only to the extent consistent with GAAP, the accounting principles, practices, procedures, methodologies and policies that were employed in preparing the Business Financial Information (with consistent classifications, inclusions, exclusions and valuation methodologies) for the year ended on December 31, 2024, (iii) to the extent not addressed in clauses (i) or (ii), GAAP (collectively, the “Purchased Entity Transaction Accounting Principles”).

(b)            At least five (5) Business Days prior to the Closing Date, Georgia shall cause to be prepared and delivered to Florida a closing statement (the “Purchased Entity Closing Statement”) setting forth (x) Georgia’s good-faith estimate (together with reasonable supporting detail and documentation) of (i) Purchased Entity Closing Working Capital (such estimate, the “Purchased Entity Estimated Closing Working Capital”), (ii) the Purchased Entity Closing Cash (such estimate, the “Purchased Entity Estimated Closing Cash”), and (iii) the Purchased Entity Closing Funded Debt (such estimate, the “Purchased Entity Estimated Closing Funded Debt”), and (y) the resulting amount for (i) the Purchased Entity Adjustment Amount (such estimate, the “Purchased Entity Estimated Adjustment Amount”), and (ii) the Purchased Entity Estimated Purchase Price. The Purchased Entity Closing Statement shall be prepared in accordance with the Purchased Entity Transaction Accounting Principles. The Purchased Entity Estimated Purchase Price shall be used to calculate the Purchased Entity Closing Cash Consideration to be paid by Florida at the Closing. Florida agrees that, following the Closing through the date that the Purchased Entity Post-Closing Statement becomes final and binding in accordance with Section 2.6, it will cause the Purchased Entity and its Subsidiaries not to take any actions with respect to any accounting books, records, policies or procedures on which the Purchased Entity Post-Closing Statement is to be based, that would impede or materially delay the final determination of the Purchased Entity Post-Closing Statement. Following delivery of the Purchased Entity Closing Statement, Georgia shall (and shall cause its Affiliates to) provide Florida and its Representatives with reasonable access to their books and records and personnel for purposes of Florida’s review of the Purchased Entity Closing Statement. Georgia shall consider in good faith any comments or corrections provided by or on behalf of Florida to the Purchased Entity Closing Statement and shall make appropriate revisions to the Purchased Entity Closing Statement as are mutually agreed upon between Georgia and Florida (provided that (i) for the avoidance of doubt, if Georgia disagrees in good faith with any such comments, the position of Georgia with respect to such comments shall control and (ii) such review and comment process shall not cause the Closing to occur after the date it is required to occur pursuant to this Agreement).

Section 2.6        Business Post-Closing Adjustments.

(a)            As promptly as reasonably possible and in any event within ninety (90) days after the Closing Date, Florida shall prepare or cause to be prepared, and will provide to Georgia, a written statement (the “Purchased Entity Post-Closing Statement”), setting forth Florida’s good-faith calculation of (i) the Purchased Entity Closing Working Capital, (ii) the Purchased Entity Closing Cash, (iii) the Purchased Entity Closing Funded Debt, (iv) the resulting Purchased Entity Adjustment Amount, and (v) the resulting Purchased Entity Purchase Price. The Purchased Entity Post-Closing Statement shall be prepared in accordance with the Purchased Entity Transaction Accounting Principles.

(b)            Within sixty (60) days following receipt by Georgia of the Purchased Entity Post-Closing Statement, Georgia shall deliver written notice to Florida of any dispute Georgia has with respect to the calculation, preparation or content of the Purchased Entity Post-Closing Statement (the “Purchased Entity Dispute Notice”); provided, however, that (x) if Georgia does not deliver any Purchased Entity Dispute Notice to Florida within such sixty (60)-day period, the Purchased Entity Post-Closing Statement will be final, conclusive and binding on the Parties and (y) any item not disputed by Georgia in the Purchased Entity Dispute Notice will be final, conclusive and binding on the Parties. The Purchased Entity Dispute Notice shall set forth in reasonable detail (i) any item on the Purchased Entity Post-Closing Statement that Georgia disputes and (ii) Georgia’s calculation of the correct amount of such item. Upon receipt by Florida of a Purchased Entity Dispute Notice, Georgia and Florida shall negotiate in good faith to resolve any dispute set forth therein. If Georgia and Florida fail to resolve any such dispute within thirty (30) days after delivery of the Purchased Entity Dispute Notice (the “Purchased Entity Dispute Resolution Period”), then Georgia and Florida jointly shall engage, within ten (10) Business Days following the expiration of the Purchased Entity Dispute Resolution Period, the Independent Accounting Firm to resolve any such dispute. As promptly as practicable, and in any event not more than fifteen (15) days following the engagement of the Independent Accounting Firm, Georgia and Florida shall each prepare and submit a presentation detailing such Party’s complete statement of proposed resolution of each issue still in dispute to the Independent Accounting Firm (and such presentation, and all other communications with the Independent Accounting Firm, will be simultaneously made or delivered to the other Party). Georgia and Florida shall instruct the Independent Accounting Firm to, as soon as practicable after the submission of the presentations described in the immediately preceding sentence and in any event not more than twenty (20) days following such presentations, make a final determination of the appropriate amount of each of the line items that remain in dispute as indicated in the Purchased Entity Dispute Notice (and that have not been thereafter resolved by written agreement of Georgia and Florida); provided that the failure of the Independent Accounting Firm to strictly conform to or comply with any deadlines or time periods specified in this Section 2.6(b) shall not render the determination of the Independent Accounting Firm invalid or form the basis for which any of Georgia or Florida may dispute or otherwise reject any final determination made by the Independent Accounting Firm hereunder. With respect to each disputed line item, such determination, if not in accordance with the position of either Georgia or Florida, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Georgia or Florida, as applicable, in the Purchased Entity Dispute Notice and the Purchased Entity Post-Closing Statement, respectively. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to those line items that remain in dispute as indicated in the Purchased Entity Dispute Notice (and that have not been thereafter resolved by written agreement of the Parties) and whether any disputed determinations of (i) the Purchased Entity Closing Working Capital, (ii) the Purchased Entity Closing Cash, (iii) the Purchased Entity Closing Funded Debt, (iv) the resulting Purchased Entity Adjustment Amount, and (v) the resulting Purchased Entity Purchase Price were properly calculated in accordance with the Purchased Entity Transaction Accounting Principles, as applicable, and the provisions of this Agreement. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm pursuant to this Section 2.6(b) shall be borne equally by Georgia and Florida. The Independent Accounting Firm shall act as an expert and not as an arbitrator. All determinations made by the Independent Accounting Firm, and the Purchased Entity Post-Closing Statement, as modified by the Independent Accounting Firm and to reflect any items resolved by written agreement of Georgia and Florida, will be final, conclusive and binding on the Parties absent manifest error or fraud.

(c)            For purposes of complying with the terms set forth in Section 2.5 and this Section 2.6, until the final determination of the Purchased Entity Final Cash Consideration, each of Georgia and Florida shall and shall cause their respective Affiliates to, reasonably cooperate with and make available to each other, the Independent Accounting Firm and each of their respective Representatives all information, records, data and working papers (including auditors’ work papers), in each case to the extent related to the Transferred Assets, Assumed Liabilities, Business, or Purchased Entity (and Subsidiaries thereof), and shall permit reasonable access upon prior notice and during normal business hours to its and their respective Affiliates’ facilities and personnel, in each case as may be reasonably required in connection with the preparation, analysis and review of the Purchased Entity Closing Statement and the Purchased Entity Post-Closing Statement and the resolution of any disputes thereunder; provided that access to work papers of the auditor of either Georgia or Florida shall be subject to such auditors’ normal disclosure procedures and execution of a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditor.

(d)            The “Purchased Entity Cash Consideration Adjustment” means the Purchased Entity Final Cash Consideration less the Purchased Entity Closing Cash Consideration. If the Purchased Entity Cash Consideration Adjustment is (x) greater than zero, Florida shall pay, or cause to be paid, an aggregate amount in cash equal to the Purchased Entity Cash Consideration Adjustment to Georgia, and (y) less than zero, Georgia shall pay, or cause to be paid, an aggregate amount in cash equal to the absolute value of the Purchased Entity Cash Consideration Adjustment to Florida. Any such payment is to be made, by wire transfer of immediately available funds to an account or accounts designated in writing by Georgia to Florida (in the case of the preceding clause (x)) or Florida to Georgia (in the case of the preceding clause (y)), within five (5) Business Days of the date on which Purchased Entity Cash Consideration Adjustment and the Purchased Entity Purchase Price are finally determined pursuant to this Section 2.6.

(e)            The process set forth in Section 2.5 and this Section 2.6 shall be the sole and exclusive remedy of any of the Parties and their respective Affiliates for any disputes related to the Purchased Entity Closing Cash Consideration, the Purchased Entity Final Cash Consideration, the Purchased Entity Cash Consideration Adjustment and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith; provided that the Washington/Florida Purchase Price shall be determined in accordance with Section 2.7 and Section 2.8. Florida acknowledges and agrees that the determination of the Washington/Florida Purchase Price, Washington Adjustment Amount, Washington Closing Cash, Washington Closing Funded Debt and Washington Closing Working Capital in accordance with Section 2.7 and Section 2.8 will be final, conclusive and binding on the Parties.

(f)            The Parties hereto agree that all payments required pursuant to this Section 2.6 shall be treated as adjustment to the Purchased Entity Purchase Price for Tax purposes to the extent permitted by applicable Tax Law.

Section 2.7        Washington Closing Statements.

(a)            Section 2.7(a) of the Washington Disclosure Schedules sets forth a calculation of the Washington Closing Working Capital (and the Washington Adjustment Amount derived therefrom), the Washington Closing Cash and the Washington Closing Funded Debt, in each case, assuming a Closing Date as of December 31, 2024 (the “Washington Sample Closing Statement”), including the current asset and current liability line items included in the calculation of Washington Closing Working Capital. The Washington Sample Closing Statement shall be prepared in accordance with (i) the accounting principles, practices, procedures, methodologies and policies set forth on Section 2.7(a) of the Washington Disclosure Schedules (the “Specific Policies”), (ii) to the extent not inconsistent with clause (i) and only to the extent consistent with GAAP, the accounting principles, practices, procedures, methodologies and policies that were employed in preparing the Washington Financial Information (with consistent classifications, inclusions, exclusions and valuation methodologies) for the year ended on December 31, 2024, and (iii) to the extent not addressed in clauses (i) or (ii), GAAP (collectively, the “Washington Transaction Accounting Principles”).

(b)            At least five (5) Business Days prior to the Closing Date, Washington shall, and Florida shall cause Washington to, prepare and deliver to Georgia a closing statement (the “Washington Closing Statement”) setting forth (x) Washington’s good-faith estimate of (i) Washington Closing Working Capital (such estimate, the “Washington Estimated Closing Working Capital”), (ii) Washington Closing Cash (such estimate, the “Washington Estimated Closing Cash”) and (iii) Washington Closing Funded Debt (such estimate, the “Washington Estimated Closing Funded Debt”), and (y) the resulting amount for (i) the Washington Adjustment Amount (such estimate, the “Washington Estimated Adjustment Amount”), and (ii) the Washington/Florida Estimated Purchase Price. The Washington Closing Statement shall be prepared in accordance with the Washington Transaction Accounting Principles. Georgia agrees that, following the Closing through the date that the Washington Post-Closing Statement becomes final and binding in accordance with Section 2.8, it will cause Washington and its Subsidiaries not to take any actions with respect to any accounting books, records, policies or procedures on which the Washington Post-Closing Statement is to be based, that would impede or materially delay the final determination of the Washington Post-Closing Statement. Following delivery of the Washington Closing Statement, Washington shall (and shall cause its controlled Affiliates to) provide Georgia and its Representatives with reasonable access to their books and records and personnel for purposes of Georgia’s review of the Washington Closing Statement. Florida shall consider in good faith any comments or corrections provided by or on behalf of Georgia to the Washington Closing Statement and shall make appropriate revisions to the Washington Closing Statement as are mutually agreed upon among Georgia and Florida (provided that (i) for the avoidance of doubt, if Florida disagrees in good faith with any such comments, the position of Florida with respect to such comments shall control and (ii) such review and comment process shall not cause the Closing to occur after the date it is required to occur pursuant to this Agreement).

Section 2.8        Washington Post-Closing Adjustments.

(a)            As promptly as reasonably possible and in any event within ninety (90) days after the Closing Date, Georgia shall prepare or cause to be prepared, and will provide to Florida, a written statement (the “Washington Post-Closing Statement”), setting forth Georgia’s good-faith calculation of (i) the Washington Closing Working Capital, (ii) the Washington Closing Cash, (iii) the Washington Closing Funded Debt, (iv) the resulting Washington Adjustment Amount, and (v) the resulting Washington/Florida Purchase Price. The Washington Post-Closing Statement shall be prepared in accordance with the Washington Transaction Accounting Principles.

(b)            Within sixty (60) days following receipt by Florida of the Washington Post-Closing Statement, Florida shall deliver written notice to Georgia of any dispute Florida has with respect to the calculation, preparation or content of the Washington Post-Closing Statement (the “Washington Dispute Notice”); provided, however, that (x) if Florida does not deliver any Washington Dispute Notice to Georgia within such sixty (60)-day period, the Washington Post-Closing Statement will be final, conclusive and binding on the Parties and (y) any item not disputed by Florida in the Washington Dispute Notice will be final, conclusive and binding on the Parties. The Washington Dispute Notice shall set forth in reasonable detail (i) any item on the Washington Post-Closing Statement that Florida disputes and (ii) its calculation of the correct amount of such item. Upon receipt by Georgia of a Washington Dispute Notice, Georgia shall negotiate in good faith with Florida to resolve any dispute set forth therein. If Georgia and Florida fail to resolve any such dispute within thirty (30) days after delivery of the Washington Dispute Notice (the “Washington Dispute Resolution Period”), then Georgia and Florida shall engage, within ten (10) Business Days following the expiration of the Washington Dispute Resolution Period, the Independent Accounting Firm to resolve any such dispute. As promptly as practicable, and in any event not more than fifteen (15) days following the engagement of the Independent Accounting Firm, Georgia and Florida shall each prepare and submit a presentation detailing such Party’s complete statement of proposed resolution of each issue still in dispute to the Independent Accounting Firm (and such presentation, and all other communications with the Independent Accounting Firm, will be simultaneously made or delivered to the other Party). Georgia and Florida shall instruct the Independent Accounting Firm to, as soon as practicable after the submission of the presentations described in the immediately preceding sentence and in any event not more than twenty (20) days following such presentations, make a final determination of the appropriate amount of each of the line items that remain in dispute as indicated in the Washington Dispute Notice (and that have not been thereafter resolved by written agreement of Georgia and Florida); provided that the failure of the Independent Accounting Firm to strictly conform to or comply with any deadlines or time periods specified in this Section 2.8(b) shall not render the determination of the Independent Accounting Firm invalid or form the basis for which any of Georgia or Florida, may dispute or otherwise reject any final determination made by the Independent Accounting Firm hereunder. With respect to each disputed line item, such determination, if not in accordance with the position of either Georgia or Florida, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Georgia or Florida, as applicable, in the Washington Dispute Notice and the Washington Post-Closing Statement, respectively. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to those line items that remain in dispute as indicated in the Washington Dispute Notice (and that have not been thereafter resolved by written agreement of Georgia and Florida) and whether any disputed determinations of (i) the Washington Closing Working Capital, (ii) the Washington Closing Cash, (iii) the Washington Closing Funded Debt, (iv) the resulting Washington Adjustment Amount, and (v) the resulting Washington/Florida Purchase Price were properly calculated in accordance with the Washington Transaction Accounting Principles, as applicable, and the provisions of this Agreement. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm pursuant to this Section 2.8(b) shall be borne equally by Georgia and Florida. The Independent Accounting Firm shall act as an expert and not as an arbitrator. All determinations made by the Independent Accounting Firm, and the Washington Post-Closing Statement, as modified by the Independent Accounting Firm and to reflect any items resolved by written agreement of Georgia and Florida, will be final, conclusive and binding on the Parties absent manifest error or fraud.

(c)            For purposes of complying with the terms set forth in Section 2.7 and this Section 2.8, until the final determination of the Washington/Florida Purchase Price, each of Georgia and Florida shall and shall cause their respective Affiliates to, reasonably cooperate with and make available to each other, the Independent Accounting Firm and each of their respective Representatives all information, records, data and working papers (including auditors’ work papers), in each case to the extent related to Washington (and Subsidiaries thereof), and shall permit reasonable access upon prior notice and during normal business hours to its and their respective Affiliates’ facilities and personnel, in each case as may be reasonably required in connection with the preparation, analysis and review of the Washington Closing Statement and the Washington Post-Closing Statement and the resolution of any disputes thereunder; provided that access to work papers of the auditor of either Georgia or Washington shall be subject to such auditors’ normal disclosure procedures and execution of a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditor.

(d)            The process set forth in Section 2.7 and this Section 2.8 shall be the sole and exclusive remedy of any of the Parties and their respective Affiliates for any disputes related to the Washington/Florida Estimated Purchase Price and the Washington/Florida Purchase Price and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith.

(e)            The Parties hereto agree that all payments required pursuant to this Section 2.8 shall be treated as adjustment to the Washington/Florida Purchase Price for Tax purposes to the extent permitted by applicable Tax Law.

Section 2.9        Consideration Allocation.

(a)            For U.S. federal income tax purposes, Georgia and Florida agree to allocate all items that are treated as consideration to Georgia in exchange for the acquisition of the Purchased Entity Equity Interests (including the Purchased Entity Final Cash Consideration and the value of the Florida Owned Washington Equity Interests) (the “Purchased Entity Tax Consideration”) among the assets of the Purchased Entity for U.S. federal income Tax purposes (including the Acquired Stock) (together, the “Purchased Entity Assets”) in accordance with Section 2.9(a) of the Georgia Disclosure Schedules (the “Purchased Entity Allocation Schedule” and, such allocation, the “Purchased Entity Allocation”).

(b)            No later than ninety (90) days after the date on which the Purchased Entity Final Cash Consideration is finally determined pursuant to Section 2.6, Florida shall deliver to Georgia a proposed allocation of the Purchased Entity Tax Consideration among the Purchased Entity Assets, determined in a manner that reflects, incorporates and is consistent with the Purchased Entity Allocation Schedule and is consistent with applicable Tax Law (the “Florida Purchased Entity Allocation”). If Georgia disagrees with the Florida Purchased Entity Allocation, Georgia may, within thirty (30) days after delivery of the Florida Purchased Entity Allocation, deliver a notice (the “Georgia Notice”) to Florida to such effect, specifying those items as to which Georgia disagrees and setting forth Georgia’s proposed allocation. If the Georgia Notice is duly and timely delivered, Georgia and Florida shall, during the thirty (30) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation(s). If Georgia and Florida are unable to reach such agreement, they shall promptly thereafter cause the Independent Accounting Firm (who shall be promptly engaged if not previously engaged in accordance with Section 2.6) to resolve any remaining disputes. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne equally by Georgia and Florida. Any allocation determined pursuant to the decision of the Independent Accounting Firm shall incorporate, reflect and be consistent with the Purchased Entity Allocation Schedule, unless otherwise required by a change in applicable Law after the date of this Agreement.

(c)            The Purchased Entity Allocation, as prepared by Florida if no Georgia Notice has been duly and timely delivered with respect to the Florida Purchased Entity Allocation, as adjusted pursuant to any agreement between Georgia and Florida or as determined by the Independent Accounting Firm in accordance with this Section 2.9(c) (the “Final Purchased Entity Allocation”), shall be final, conclusive and binding on the Parties absent manifest error. The Final Purchased Entity Allocation shall be adjusted, as necessary, to reflect any subsequent adjustments to the Purchased Entity Tax Consideration (including any relevant adjustment as finally determined pursuant to Section 2.5 of the Chicago Transaction Agreement). Any such adjustment to the Final Purchased Entity Allocation shall reflect, incorporate and be consistent with the Purchased Entity Allocation Schedule. Georgia and Florida acknowledge and agree that the determination of the Purchased Entity Allocation under this Section 2.9 will be final, conclusive and binding on the Parties. The Parties shall (and they shall cause their respective Affiliates to) (i) prepare and file all U.S. federal, state, local and non-U.S. Tax Returns in a manner consistent with the Purchased Entity Allocation Schedule and the Final Purchased Entity Allocation and (ii) not take any position inconsistent with the Purchased Entity Allocation Schedule or the Final Purchased Entity Allocation on any Tax Return on any Tax Return; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim, or similar proceeding in connection with the Purchased Entity Allocation Schedule or the Final Purchased Entity Allocation.

Section 2.10        Withholding. Each of Georgia, Florida, Washington and their respective Affiliates, Subsidiaries and designees (including the Purchased Entity and its Subsidiaries) shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any payment of the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold under the Code, or any provision of state, local or non-U.S. Tax law, with respect to the making of such payment; provided that, other than any withholding or deduction in respect of compensatory payments or that would not have risen but for a failure to provide a duly executed and properly completed IRS Form W-9 pursuant to Section 2.4(a)(iv) or Section 2.4(b)(v), (a) any Party intending to make any deduction or withholding shall use commercially reasonable efforts to notify the other Party prior to making such deduction or withholding (which notice shall include a statement of the amounts it intends to deduct or withhold in respect of making such payment and the applicable provision of law requiring it to withhold or deduct) and shall provide a reasonable opportunity for the relevant payee to provide such forms or other evidence that would eliminate or reduce any such deduction or withholding and (b) the Parties shall cooperate in good faith to reduce or eliminate such deduction or withholding. To the extent that amounts are so deducted or withheld and timely paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Any Party making any deduction or withholding hereunder shall furnish to the other Party evidence of the payment to the applicable Governmental Entity of any amount deducted and withheld pursuant to this Section 2.10.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING GEORGIA AND THE BUSINESS

Except as disclosed in, or qualified by any matter set forth in, (a) the reports, schedules, forms, statements and other documents filed by Georgia with, or furnished by Georgia to, the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2022 and publicly available prior to the date of this Agreement (excluding any disclosures set forth in any section entitled “Risk Factors” or “Forward-Looking Statements” to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or (b) the Georgia Disclosure Schedules, Georgia hereby represents and warrants to Florida as follows:

Section 3.1        Organization and Standing. Georgia is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia. Each other Georgia Entity is, or, to the extent a New Subsidiary, will be as of the Closing, a limited liability company, corporation, partnership or other legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization. Georgia and each Georgia Entity is or, to the extent a New Subsidiary, will be as of the Closing, duly licensed or qualified to do business and, where applicable, in good standing in each jurisdiction where the conduct of the Business makes such license or qualification or good standing necessary, except where the failure to be so licensed, qualified or in good standing would not be or reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, or the Purchased Entity and its Subsidiaries, taken as a whole.

Section 3.2        Purchased Entity; Capital Structure.

(a)            The Purchased Entity (and each Subsidiary thereof) is, or, to the extent a New Subsidiary, will be as of the Closing, a limited liability company, corporation, partnership or other legal entity duly organized, registered and validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, with all requisite limited liability, corporate or other similar applicable power and authority to own, lease and operate its properties and assets related to the Business, and to carry on its business as it pertains to the Business, as currently conducted. The Purchased Entity (and each Subsidiary thereof) is, or, to the extent a New Subsidiary, will be as of the Closing, duly licensed or qualified to do business and, where applicable, in good standing in each jurisdiction where the conduct of its business or properties makes such license or qualification or good standing necessary, except where the failure to be so licensed, qualified or in good standing would not be or reasonably be expected to be, individually or in the aggregate, a material to the Business, taken as a whole. Neither the Purchased Entity, nor any Subsidiary thereof, is in violation of its organizational documents in any material respect. Georgia has made available to Florida true, correct, and complete copies of the organizational documents (as amended through the date of this Agreement) of the Purchased Entity and each of its Subsidiaries, each of which is in full force and effect as of the date of this Agreement (and will as of the Closing, provide Florida with true, correct and complete copies of the organization documents of any New Subsidiaries).

(b)            All of the Purchased Entity Equity Interests are held by an indirect wholly-owned Subsidiary of Georgia, are duly authorized, validly issued and fully paid and non-assessable and have not been issued in violation of the Purchased Entity’s organizational documents (including any preemptive or similar rights) or any applicable Law. Other than the Purchased Entity Equity Interests, as of the Closing, there will be no outstanding (i) shares of capital stock or other voting securities of, or other equity or ownership interests in, the Purchased Entity, (ii) securities of the Purchased Entity convertible into or exchangeable for shares of capital stock or other voting securities of, or other equity or ownership interests in, the Purchased Entity, (iii) warrants, options, agreements, subscriptions, puts, calls, convertible, exercisable or exchangeable securities or other commitments pursuant to which any Georgia Entity or the Purchased Entity is or may become obligated to issue, sell, purchase, return, redeem or otherwise give any Person the right to acquire any equity, equity-based or voting interests of the Purchased Entity or (iv) equity appreciation, phantom equity, profit participation or similar rights with respect to (or measured by reference to) the Purchased Entity or any of its equity or equity-based interests. Georgia has good and valid title to the Purchased Entity Equity Interests free and clear of all Liens except for restrictions on transfer under applicable securities Laws. Except for the Purchased Entity Equity Interests, there are no outstanding securities or other equity interests of any class or type of or in the Purchased Entity.

(c)            Section 3.2(c) of the Georgia Disclosure Schedules sets forth, as of the date hereof and, subject to Section 6.10, as of immediately after the consummation of the Georgia Pre-Closing Restructuring Steps, the name and the jurisdiction of organization of each Subsidiary of the Purchased Entity, together with the authorized, issued and outstanding equity interests of each Subsidiary, the record and beneficial owner of each Subsidiary of the Purchased Entity. Except as set forth in Section 3.2(c) of the Georgia Disclosure Schedules, all of the issued and outstanding equity interests of each Subsidiary of the Purchased Entity are owned of record and beneficially by the Purchased Entity (or a wholly-owned Subsidiary of the foregoing), or with respect to each New Subsidiary, upon formation, will be owned of record and beneficially by the Purchased Entity (or a wholly-owned Subsidiary of the foregoing), in each case free and clear of all Liens except for restrictions on transfer under applicable securities Laws. All of the issued and outstanding equity interests of each Subsidiary of the Purchased Entity are, or, to the extent a New Subsidiary, will after formation be, duly authorized, validly issued, fully paid and, in the case of any such Subsidiary which is a corporation, non-assessable and, in each case, have not been issued in violation of such Subsidiary’s organizational documents (including any preemptive or similar rights) or any applicable Law. Other than the foregoing there are and will as of the Closing be no outstanding (i) shares of capital stock or other voting securities of, or other equity or ownership interests in, any Subsidiary of the Purchased Entity, (ii) securities of the Purchased Entity or its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other equity or ownership interests in, any Subsidiary of the Purchased Entity, (iii) warrants, options, agreements, subscriptions, puts, calls, convertible, exercisable or exchangeable securities or other commitments pursuant to which the Purchased Entity or any Subsidiary of the Purchased Entity is or may become obligated to issue, allot, sell, purchase, return, redeem or otherwise give any Person the right to acquire any equity, equity-based or voting interests of such Subsidiary or (iv) equity appreciation, phantom equity, profit participation or similar rights with respect to (or measured by reference to) any Subsidiary of the Purchased Entity or any of their respective equity or equity-based interests. Except as set forth on Section 3.2(c) of the Georgia Disclosure Schedules, none of the Purchased Entity or any of its Subsidiaries owns or holds, directly or indirectly, any outstanding securities or capital stock of or other equity-related interests in any other Person other than share capital or other equity interests in other wholly-owned Subsidiaries of the Purchased Entity.

Section 3.3        Authority; Enforceability.

(a)            Each of Georgia and the Purchased Entity has all requisite corporate, limited liability company or other entity, as applicable, power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Georgia and the Purchased Entity of this Agreement and each other Transaction Document to which it is or will be a party, the performance by each of Georgia and, prior to Closing, the Purchased Entity, of its obligations hereunder and thereunder, and the consummation by each of Georgia and the Purchased Entity of the transactions contemplated hereby and thereby (including the Georgia Pre-Closing Restructuring Steps), have been, or, with respect to such other Transaction Documents to be entered into as of the Closing, will be as of the Closing, duly and validly authorized by all requisite corporate, limited liability company or other entity, as applicable, action. Each other Georgia Entity has, or will have as of the Closing, all requisite corporate or other similar applicable power and authority to execute and deliver each Transaction Document to which it is or will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each other Georgia Entity of each Transaction Document to which it is or will be a party, the performance by it of its obligations thereunder and the consummation by it of the transactions contemplated thereby (including the Georgia Pre-Closing Restructuring Steps), have been, or with respect to such Transaction Documents to be entered into as of the Closing, will be as of the Closing, duly and validly authorized by all requisite corporate or other similar applicable action.

(b)            Each of Georgia and each other Georgia Entity has, or, with respect to a New Subsidiary, will have as of the Closing, all requisite corporate or other similar applicable power and authority to carry on its business as it pertains to the Business as currently conducted and to own, lease and operate its properties and assets related to the Business, except where the failure to have such power and authority would not be, individually or in the aggregate, material to the Business, taken as a whole.

(c)            This Agreement has been duly executed and delivered by Georgia and the Purchased Entity and, assuming this Agreement has been duly executed and delivered by the other Parties, constitutes a valid and binding obligation of Georgia and the Purchased Entity, and each other Transaction Document has been or will be as of the Closing, duly executed and delivered by each Georgia Entity or the Purchased Entity, as applicable, that is or will be a party thereto and, assuming such Transaction Document has been duly executed and delivered by each other party thereto, constitutes or will constitute a valid and binding obligation of such Georgia Entity or the Purchased Entity, in each case enforceable against such Georgia Entity or the Purchased Entity in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 3.4        No Conflicts; Consents. The execution, delivery and performance of this Agreement and the other Transaction Documents to which any Georgia Entity or the Purchased Entity is or will be a party by any Georgia Entity or the Purchased Entity, as applicable, and the consummation of the other transactions contemplated hereby and thereby (including in connection with the Georgia Pre-Closing Restructuring Steps) by any Georgia Entity or the Purchased Entity, as applicable, do not and will not (a) violate any provision of the certificate of incorporation or bylaws of Georgia or the comparable organizational documents of any of the other Georgia Entities or the Purchased Entity (or any Subsidiary thereof), (b) subject to obtaining the consents set forth in Section 3.4 of the Georgia Disclosure Schedules, require a consent or approval under, conflict with, constitute a default under, or result in the breach or termination, cancellation or acceleration (with or without the giving of notice or the lapse of time or both) of any right or obligation of the Georgia Entities or the Purchased Entity (or any Subsidiary thereof) under, or to a loss of any benefit of the Business to which the Georgia Entities or the Purchased Entity (or its Subsidiaries) are entitled under any Business Material Contract or Business Permit, (c) assuming compliance with the matters set forth in Section 3.5, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Entity to which any Georgia Entity or the Purchased Entity (or Subsidiary thereof) is subject, or (d) result in the creation of any Lien upon the Purchased Entity Equity Interests or any Lien (other than Permitted Liens) on any assets of the Purchased Entity or any its Subsidiaries or any Transferred Assets; except, with respect to clauses (b), (c) and (d), as would not be or reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole.

Section 3.5        Governmental Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents to which any Georgia Entity or the Purchased Entity is or will be a party by each Georgia Entity and the Purchased Entity, as applicable, and the consummation of the transactions contemplated hereby and thereby (including in connection with the Georgia Pre-Closing Restructuring Steps) by any Georgia Entity or the Purchased Entity, as applicable, do not and will not require any Approval of, or Filing with, any Governmental Entity, except for (a) compliance with (i) the applicable requirements of the HSR Act, (ii) the applicable requirements of the Securities Act and the U.S. Securities Exchange Act of 1934, as amended, (iii) the rules and regulations of the New York Stock Exchange and (iv) with any applicable foreign or state securities or blue sky Laws, (b) compliance with the Regulatory Laws and the Approvals and Filings set forth in Section 3.5 of the Georgia Disclosure Schedules and (c) Approvals and Filings which if not obtained or made would not reasonably be expected, individually or in the aggregate, to be material to the Business, taken as a whole, or the Purchased Entity (and its Subsidiaries), taken as a whole.

Section 3.6        Proceedings.

(a)            There are no Proceedings pending or, threatened in writing, or to the Knowledge of Georgia, orally, and since January 1, 2022, there have been no Proceedings, against the Purchased Entity or any Subsidiaries thereof or the Georgia Entities or their Affiliates relating to the Business, the Purchased Entity (and its Subsidiaries), the Transferred Assets or any properties or rights of the Purchased Entity or its Subsidiaries other than Proceedings which if determined in a manner adverse to the Purchased Entity, Subsidiary of the Purchased Entity, Georgia Entity or the Business, as applicable, would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, or would not have, or reasonably be expected to have, individually or in the aggregate, a Georgia Material Adverse Effect.

(b)            None of the Purchased Entity or any Subsidiaries thereof or the Georgia Entities or their Affiliates relating to the Business, the Purchased Entity (and its Subsidiaries), the Transferred Assets or any properties or rights of the Purchased Entity or its Subsidiaries is subject to any outstanding Judgment of any Governmental Entity or arbitration tribunal, other than those Judgments that would not be or reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, or would not have, or reasonably be expected to have, individually or in the aggregate, a Georgia Material Adverse Effect.

(c)            There are no audits or investigations by any Governmental Entity pending, or to the Knowledge of Georgia, threatened, and, since January 1, 2022, there have been no audits or investigations by any Governmental Entity against the Purchased Entity or any Subsidiaries thereof or the Georgia Entities or their Affiliates relating to the Business, the Purchased Entity (and its Subsidiaries), the Transferred Assets or any properties or rights of the Purchased Entity or its Subsidiaries, other than any such investigation which would not be or reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, or would not have, or reasonably be expected to have, individually or in the aggregate, a Georgia Material Adverse Effect.

Section 3.7        Financial Statements; Absence of Undisclosed Liabilities.

(a)            Section 3.7(a) of the Georgia Disclosure Schedules sets forth copies of the unaudited combined balance sheets of the Business as of December 31, 2024 (the “Business Balance Sheet Date”) and December 31, 2023, and the related combined statements of income (loss) for the twelve (12) month periods ended December 31, 2023 and December 31, 2024, respectively, and the related notes thereto (collectively, and together with any notes thereto, the “Business Financial Information”).

(b)            The Business Financial Information (i) has been derived from the books and records of Georgia and prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby in all material respects, except as may be specifically noted therein and subject to recurring year-end adjustments required by GAAP and the absence of footnote disclosures, and (ii) fairly presents in all material respects (A) the financial condition, assets and liabilities of the Business as of the dates therein specified and (B) the results of operations of the Business for the periods indicated therein; provided that the Business Financial Information and the foregoing representations and warranties are qualified by the fact that the Business has not operated as a separate standalone entity, has historically been reported within Georgia’s consolidated financial statements and has received certain allocated charges and credits (details of which are set forth on Section 3.7(b) of the Georgia Disclosure Schedules) which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the Business would incur on a standalone basis.

(c)            The Business and the Purchased Entity (and its Subsidiaries) do not have (whether or not included as an Assumed Liability) any Liabilities that would be required by GAAP to be reflected or reserved against on a combined balance sheet of the Purchased Entity (and its Subsidiaries) or of the Business or reflected in the footnotes thereto, other than Liabilities that: (i) are specifically reflected and adequately reserved against on the face of the balance sheet included in the Business Financial Information as of the Business Balance Sheet Date, (ii) were incurred since the Business Balance Sheet Date in the ordinary course of business (none of which is a Liability for violation of Law, breach of Contract, breach of warranty, tort, misappropriation or infringement), (iii) are Retained Liabilities or will be reflected, reserved, accrued, recorded or included in the Purchased Entity Closing Working Capital, the Purchased Entity Adjustment Amount or the Purchased Entity Closing Funded Debt, (iv) are incurred pursuant to this Agreement (excluding Liabilities arising out of a violation of Law, breach of Contract, breach of warranty, tort or misappropriation or infringement, or a breach of this Agreement), or (v) would not reasonably be expected to be material to the Business, taken as a whole.

(d)            The Georgia Entities and their Affiliates have, in respect of the Business, established and adhered to a system of internal accounting controls that are designed to provide assurance regarding the reliability of financial reporting. Except as would not reasonably be expected to be material to the Business, taken as a whole, there are no, and since January 1, 2022, has not been any, (i) material deficiencies or material weaknesses in the design or operation of the internal controls of the Georgia Entities and their Affiliates in respect of the Business, that adversely affect the ability of the Georgia Entities and their Affiliates to record, possess, summarize and report financial information, (ii) fraud or other wrongdoing that involves any of the management or other employees of the Purchased Entity (or its Subsidiaries) who have, or have had, a role in the preparation of the financial statements or the internal accounting controls used by the Business or (iii) claim or allegation regarding any of the foregoing.

(e)            None of Georgia or any of its Subsidiaries (with respect to the Business) is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Georgia and any Subsidiary thereof, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, Georgia or its Subsidiaries with respect to the Business.

Section 3.8        Absence of Changes or Events.

(a)            Since the Business Balance Sheet Date through the date of this Agreement, the Business has been conducted in all material respects in the ordinary course of business and the Purchased Entity and its Subsidiaries and the Georgia Entities and their Affiliates (with respect to the Business) have not taken or authorized any action (or agreed to take or authorize any action) which, if taken or authorized on or after the date hereof, would require Florida’s consent pursuant to Section 6.1(b)(v), Section 6.1(b)(vi), Section 6.1(b)(vii), Section 6.1(b)(viii), Section 6.1(b)(x), Section 6.1(b)(xiii) or Section 6.1(b)(xviii) (to the extent Section 6.1(b)(xviii) relates to the foregoing sections); and

(b)            Since the Business Balance Sheet Date, there has not been a Business Material Adverse Effect.

Section 3.9        Sufficiency of Assets.

(a)            Except as otherwise expressly provided in this Agreement or as would not, individually or in the aggregate, be material to the Business, the Georgia Entities, together with the Purchased Entity and its Subsidiaries, have, and the Purchased Entity (or its Subsidiaries) will (assuming all Approvals as may be required in connection with the consummation of the transactions contemplated by this Agreement have been obtained and the transactions contemplated by this Agreement have occurred in accordance with the terms of this Agreement (including the Georgia Pre-Closing Restructuring Steps)) have as of the Closing, good and valid title to (or in the case of leased or licensed Transferred Assets, valid leasehold interests or license or use rights in), the Transferred Assets, free and clear of all Liens, other than Permitted Liens.

(b)            The Transferred Assets (assuming all Approvals as may be required in connection with the consummation of the transactions contemplated hereby have been obtained and the other transactions contemplated by this Agreement have occurred in accordance with the terms of this Agreement (including the Georgia Pre-Closing Restructuring Steps)), together with (i) the rights and benefits to be provided pursuant to the Transition Services Agreement, (ii) the rights and assets that are the subject of any of the Shared Contracts and (iii) the Transferred Employees, shall, in the aggregate, constitute in all material respects all of the assets, properties and rights (x) that are primarily used in or primarily held for use in the Business as of immediately prior to the Closing, (y) that are sufficient for Florida to conduct the Business in substantially the same manner immediately following the Closing as it was conducted during the twelve (12)-month period prior to the Closing and (z) that are sufficient for Florida to perform its obligations as of immediately following the Closing under the Transition Services Agreement and the Commercial Agreements.

(c)            Except as otherwise expressly provided in this Agreement or as would not, individually or in the aggregate, be material to the Business and the Purchased Entity (and its Subsidiaries) taken as a whole, all of the tangible assets of the Business included in the Transferred Assets have been maintained in accordance with normal industry practice in all material respects, are in good operating condition and repair (normal wear and tear excepted) in all material respects and are reasonably suitable for the purposes for which they are presently used in the Business.

Section 3.10      Intellectual Property.

(a)            Section 3.10(a) of the Georgia Disclosure Schedules lists, as of the date of this Agreement, the Business Intellectual Property that is registered with, issued by, or an application for registration or issuance pending before any Governmental Entity (collectively, “Business Registered IP”), including, for each, the owner(s), title, jurisdiction of filing, and the registration or application numbers and dates, as applicable.

(b)            To the Knowledge of Georgia, all material Business Registered IP and other material Business Intellectual Property (A) is owned exclusively by one or more of the Georgia Entities or Purchased Entity (or their Subsidiaries), and (B) will be owned exclusively as of the Closing by the Purchased Entity or one of its Subsidiaries, in each case free and clear of Liens other than Permitted Liens, and except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, all such Business Registered IP are subsisting and, other than Business Registered IP constituting applications, valid and enforceable. Except as has not been or reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, the Business Intellectual Property together with any Intellectual Property (i) licensed or otherwise made available to the Business under a Contract included in the Transferred Assets or (ii) licensed to the Purchased Entity and its Subsidiaries pursuant to Section 6.6 or otherwise made available for its direct or indirect use (including pursuant to the Transition Services Agreement or the Commercial Agreements) will, immediately following the Closing, together constitute all Intellectual Property material to and necessary for the operation of the Business as conducted as of immediately prior to the Closing.

(c)            Except as has not been or reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, to the Knowledge of Georgia: (i) no third party is infringing, misappropriating or otherwise violating any Business Intellectual Property, and since January 1, 2022, neither Georgia nor any of its Subsidiaries has made any written claims alleging any such infringement, misappropriation or violation; and (ii) neither the conduct of the Business, Purchased Entity or its Subsidiaries in connection with the Business is infringing, misappropriating or violating, or since January 1, 2022 have infringed, misappropriated, or violated, any Intellectual Property of any third party. Since January 1, 2022, neither Georgia nor any of its Subsidiaries has received any written notice, and there is no claim or proceeding pending against, or, to the Georgia’s Knowledge, threatened against, any of them, alleging that the conduct of the Business infringes, misappropriates, or violates the Intellectual Property of any third party or challenging the validity, enforceability, or ownership of any Business Intellectual Property, in each case, in a manner that is or could reasonably be expected to be material to the Business.

(d)            To the Knowledge of Georgia, all Persons (including current and former employees, consultants, and independent contractors) who, since January 1, 2022 have developed any material Business Intellectual Property by or on behalf of the Purchased Entity or any of its Subsidiaries (or, solely with respect to the Business, Georgia or its other Affiliates) (i) have assigned to a Georgia Entity or the Purchased Entity, as applicable, all of their right, title and interest in and to such Business Intellectual Property, or else ownership of such Business Intellectual Property has otherwise vested in one or more of the Georgia Entities or the Purchased Entity as a matter of Law, and (ii) have executed a written Contract with a Georgia Entity or the Purchased Entity obligating such Persons to maintain the confidentiality of (and not disclose) any trade secrets of the Business, and to the Knowledge of Georgia, no such Person is in violation of any such Contract in a manner material to the Business. Georgia, the Purchased Entity, and their Subsidiaries use and have used commercially reasonable efforts to maintain the confidentiality of all material trade secrets included within the Business Intellectual Property (and other confidential information, including customer data, Processed in connection with the Business) and to the Knowledge of Georgia, there have not been any unauthorized uses or disclosures of any such trade secrets or confidential information that are or would reasonably be expected to be material to the Business.

(e)            Except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a w hole, (i) to the Knowledge of Georgia, none of the proprietary software products developed by Georgia or its Subsidiaries (including the Purchased Entity and its Subsidiaries) since January 1, 2022 and provided to customers or as part of the Business (collectively, “Business Software”) has been distributed in a manner requiring, as a condition of any Open Source Software license to which such Business Software is subject, that any portion of such Business Software be licensed, distributed or otherwise made available to third parties (A) in source code format (B) under terms that permit redistribution, reverse engineering, modification or the creation of derivative works of such Business Software, or (C) on a royalty-free or no-fee basis; and (ii) no source code with respect to any Business Software has been provided or made available to any Person, except for Persons who are subject to reasonable written confidentiality and nondisclosure agreements restricting such Persons’ rights to disclose and use such Business Software and otherwise protecting the Business’s rights therein.

(f)            Except as has not been or reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, (A) Georgia and its Subsidiaries, and the Purchased Entity and its Subsidiaries, use commercially reasonable efforts to protect the Information Technology they control and use in the operation of the Business from any unauthorized use, access, interruption, or modification, (B) the Information Technology used in the operation of the Business (i) is sufficient for the current needs of the Business, including as to capacity, scalability and ability to process current peak volumes in a timely manner, and (ii) is in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of license seats for all software as necessary for the operation of the Business as currently conducted, and (C) since January 1, 2022, there have been no unauthorized intrusions, failures, breakdowns, continued substandard performance, or other adverse events affecting any such Information Technology that have caused any disruption of or interruption in or to the operation of the Business.

Section 3.11      Real Property.

(a)            Except as would not be material to the Business, taken as a whole, or the Purchased Entity (and its Subsidiaries), taken as a whole, (i) Georgia, a Georgia Entity or the Purchased Entity (or one of its Subsidiaries) has good and valid fee simple or other title to the applicable Business Owned Real Property, free and clear of any Liens, other than Permitted Liens, and (ii) Georgia, a Georgia Entity or the Purchased Entity (or one of its Subsidiaries) has a valid leasehold interest in the Business Leased Real Property as lessee or sublessee, in each case free and clear of all Liens other than Permitted Liens. Except as set forth in Section 3.11(a) of the Georgia Disclosure Schedules, (i) no Georgia Entity, nor the Purchased Entity (or any of its Subsidiaries), has leased or otherwise granted to any Person the right to occupy any Business Owned Real Property or any portion thereof and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Business Owned Real Property or any portion thereof or interest therein. The Purchased Entity and its Subsidiaries are not party to any agreement or option to purchase any real property or interest therein.

(b)            Except as would not be material to the Business, taken as a whole, (i) all improvements located on the Business Owned Real Property have received all necessary Approvals of Governmental Entities (including licenses and permits) required in connection with the use thereof being made as of the date of this Agreement, (ii) there are no judicial or administrative Proceedings pending or, to the Knowledge of Georgia, threatened in writing, under any condemnation, environmental, zoning, eminent domain, land-use or other Law applicable to the Business Owned Real Property which, if adversely decided, would interfere with the present use in the Business of the Business Owned Real Property, and (iii) there are no outstanding unpaid assessment notices against any of the Business Owned Real Property.

(c)            Except as would not be material to the Business, taken as a whole, (i) each lease or sublease governing Business Leased Real Property is valid and binding on the Georgia Entity or Purchased Entity (or Subsidiary thereof) that is a party thereto and, to the Knowledge of Georgia, each other party thereto and is in full force and effect, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law), and (ii) to the Knowledge of Georgia, no Georgia Entity or Purchased Entity (or Subsidiary thereof) is in breach of, or default under, any such lease or sublease beyond the applicable cure period.

(d)            Since January 1, 2022, neither Georgia nor any of its Subsidiaries has received any written notice of any pending or threatened condemnation or eminent domain proceeding affecting any Business Leased Real Property.

Section 3.12      Contracts.

(a)            Except as set forth in Section 3.12(a) of the Georgia Disclosure Schedules, as of the date hereof none of the Purchased Entity (or any Subsidiary thereof) or Georgia or any of its Subsidiaries (with respect to the operation of the Business) is a party to or bound by any of the following with respect to the operation of the Business (other than (x) sales or purchase orders or statements of work entered into or used in the ordinary course of business, which need not be disclosed on Section 3.12(a) of the Georgia Disclosure Schedules but nonetheless constitute Business Material Contracts, and (y) intercompany agreements solely among or between the Purchased Entity and its Subsidiaries, Contracts relating solely to the Retained Business) (the “Business Material Contracts”):

(i)        any Contracts resulting in revenue in excess of $20,000,000 for the fiscal year ended December 31, 2024, with customers of the Business (“Business Material Customer”);

(ii)       any Contracts resulting in expenditures in excess of $20,000,000 for the fiscal year ended December 31, 2024, with vendors of the Business (“Business Material Vendor”);

(iii)      any Contract relating to the acquisition or disposition of any business, division, business unit, capital stock or other equity interests of any Person (whether by merger, sale of stock, sale of assets or otherwise) (A) for an aggregate purchase price or an aggregate payment in excess of $50,000,000 or (B) pursuant to which the Purchased Entity or any of its Subsidiaries or the Business has material continuing earn-out, indemnification, holdback, deferred payment or similar obligations following the date of this Agreement;

(iv)      any Contract concerning a joint venture, strategic alliance or similar agreement with a third party that is material to the Business;

(v)       any Contract relating to indebtedness for borrowed money, bonds, debentures, notes or similar instruments of indebtedness or lease obligations that are required to be classified as a capitalized lease in accordance with GAAP in excess of $25,000,000 with respect to which the Purchased Entity (or Subsidiary thereof) or the Business is an obligor, other than any such indebtedness to be repaid or extinguished pursuant to this Agreement at or prior to the Closing;

(vi)      any Contract requiring future capital commitment or capital expenditure obligations of the Business or the Purchased Entity (or its Subsidiaries) that would reasonably be expected to exceed $25,000,000 in the aggregate or $10,000,000 on an annual basis;

(vii)     any (1) licenses with respect to Intellectual Property that are material to the Business and are granted (A) to any third party with respect to any Business Intellectual Property or (B) to the Purchased Entity or any of its Subsidiaries (or, solely with respect to the Business, Georgia or any of its other Subsidiaries) with respect to Intellectual Property that is necessary for the provision of any products or services of the Business, or (2) any Contract (A) governing the development or ownership of any material Business Intellectual Property, (B) entered into in connection with the resolution of any claim or dispute related to Intellectual Property (including consent-to-use, coexistence, and concurrent use agreements) that materially restricts the Purchased Entity’s or any of its Subsidiaries’ (or, following the Closing, Florida’s) use or exploitation of any Business Intellectual Property; provided that, for clarity, the foregoing clauses (1) and (2) shall exclude any non-exclusive licenses granted with respect to off-the-shelf third-party software or information technology services that are generally commercially available on standard unmodified terms and are not incorporated into any relevant products or services of the Business, non-disclosure agreements, employee and third-party developer invention assignment agreements granted on standard terms, and non-exclusive customer or end-user license agreements, in each case, that are entered into in the ordinary course of business;

(viii)    any Contract that by its express terms contains any of the following provisions applicable to the Business or the Purchased Entity (or Subsidiaries thereof): (A) a covenant that materially restricts or materially limits the ability of the Business to engage or compete in any line of business or with any Person or in any geographic area, (B) a provision requiring the purchase of all or substantially all of the Business’s requirements of a particular product that is material to the Business from a supplier, (C) a provision granting a right of first refusal, right of first negotiation, right of first offer or similar right with respect to any material assets, rights or properties of the Business, or (D) a provision containing a “most-favored nation” or other similar term providing preferential pricing or treatment to a third party with respect to any matters material to the Business;

(ix)      any Contract that provides for material indemnification obligations of the Business or the Purchased Entity (or any of its Subsidiaries), except for any such Contract entered into in the ordinary course of business;

(x)       all warranties, guarantees, indemnities or other similar undertakings with respect to a contractual or other performance extended by the Georgia Entities, the Purchased Entity (or its Subsidiaries) or the Business, in each case, (A) that was not entered into in the ordinary course of business, or (B) that would reasonably be expected to result in a Liability to the Business of more than $10,000,000;

(xi)      any Contract that provides material rebates to customers of the Business, to the extent not reflected as a Liability on the Business Financial Information;

(xii)     any Contract pursuant to which the Business or the Purchased Entity (or any of its Subsidiaries) is required to make any loan, advance or capital contribution to any Person, or investment in any other Person, in each case, that (A) was not entered into in the ordinary course of business, and (B) requires future funding by the Business or the Purchased Entity (or any of its Subsidiaries) in excess of $5,000,000;

(xiii)    any material Shared Contract;

(xiv)    any Contract that relates to any settlement of any legal proceeding (A) under which the Purchased Entity (or any Subsidiary thereof) or the Business has any material conduct or non-monetary obligations or continuing liabilities in excess of $10,000,000 after the date hereof or (B) with any Governmental Entity; and

(xv)     any legally binding commitment to enter into any of the foregoing.

(b)            (i) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Business and the Purchased Entity (and its Subsidiaries), taken as a whole, each Business Material Contract is valid and binding on the Georgia Entity or the Purchased Entity (or Subsidiary thereof) that is a party thereto and, to the Knowledge of Georgia, each other party thereto, and is in full force and effect, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law), (ii) no Georgia Entity or the Purchased Entity (or Subsidiary thereof) or, to the Knowledge of Georgia, any other party thereto, is (with or without notice or lapse of time) in breach of, or default under, any such Business Material Contract except for such breaches or defaults as would not reasonably be expected, individually or in the aggregate, to be material to the Business and the Purchased Entity (and its Subsidiaries), taken as a whole and (iii) no Georgia Entity or the Purchased Entity (or Subsidiary thereof) has received notice of any material breach of, or default or violation under, any Business Material Contract. A true, correct and complete copy of each Business Material Contract has been made available by Georgia.

(c)            (i) Since January 1, 2022, none of the Georgia Entities or their Affiliates or the Purchased Entity (or its Subsidiaries) have received any written or, to the Knowledge of Georgia, oral notice from or on behalf of any Business Material Customer or Business Material Vendor indicating that such Person intends to terminate or not renew, any Business Material Contract that relates to the Business, or to materially reduce its volume of business with respect to the Business (in each case, whether as a result of the consummation of the transactions contemplated hereby or otherwise) and (ii) none of the Georgia Entities or their Affiliates (with respect to the Business) or the Purchased Entity (or its Subsidiaries) are actively engaged in any material dispute with any such Person.

Section 3.13        Compliance with Applicable Laws; Permits.

(a)            The Purchased Entity, its Subsidiaries and the Georgia Entities (with respect to the Business) are currently (and have been at all times since January 1, 2022) in compliance with all Laws applicable to them and their respective assets and properties in any jurisdiction relating to the lawful ownership and conduct of the Business or the Transferred Assets, other than any failures to be in compliance that would not be, or reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole. Since January 1, 2022, neither Purchased Entity (or its Subsidiaries) nor Georgia or any of its Affiliates (with respect to the Business) has received any written notice from a Governmental Entity alleging that it or any properties are not in compliance with any Law applicable to the Business, except where the failure to so comply would not reasonably be expected to be material to the Business, taken as a whole.

(b)            Except as would not be material to the Business, taken as a whole, in the past five (5) years, none of the Georgia Entities or the Purchased Entity (or Subsidiaries thereof), or, to the Knowledge of Georgia, any of their respective officers, directors, employees, representatives, or agents, (i) have offered or given (or promised or authorized the offering or giving of) anything of value or any payment to a Government Official or any other Person while knowing or having reason to know that all or a portion of such money or item of value may be offered, given or promised, directly or indirectly, to any Government Official for the purpose of influencing any action or decision of such Person, including a decision to fail to perform such Person’s official function, or to influence any act or decision of such Governmental Entity, in each case to assist a Georgia Entity in obtaining or retaining business, or directing business to any Person, (ii) have made or accepted any gift, bribe, payoff or kickback to from any person or have taken any action, directly or indirectly, in violation of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), as amended, or the U.K. Bribery Act 2010 and the Dutch implementation of the Anti-money laundering Directive (EU) 2018/843, in the Dutch AML Act (Wet ter voorkoming van witwassen en financiering van terrorisme) as amended from time to time (collectively with the FCPA and the U.K. Bribery Act 2010, “Anti-Corruption Laws”), or (iii) are subject to investigations, disciplinary proceedings, or enquiries by any Governmental Entity for, or have received any written or, to the Knowledge of Georgia, oral notice from, or made a voluntary disclosure to, a Governmental Entity regarding, any violation of any Anti-Corruption Laws. For the past five (5) years, the Georgia Entities and the Purchased Entity (or Subsidiaries thereof), in each case with respect to the Business, have instituted and maintained policies and procedures intended to ensure compliance with applicable Anti-Corruption Laws and other applicable Laws in each relevant jurisdiction.

(c)            The Business Permits are all of the Permits, including all Financial Services Licenses, necessary for the lawful ownership and conduct of the Business and the Transferred Assets as presently conducted or contemplated to be conducted as of the Closing Date, other than such Permits (including Financial Services Licenses), the absence of which would not reasonably be expected to, individually or in the aggregate, be material to the Business, taken as a whole. The Georgia Entities and the Purchased Entity (and its Subsidiaries) are, and have been at all times since January 1, 2022, in compliance with the terms of the Business Permits and applicable Laws required to be complied with as a result of such Business Permits, except, in each case, where the failure to be in compliance therewith would not reasonably be expected to, individually or in the aggregate, be material to the Business, taken as a whole. The Business Permits are valid and in full force and effect. The Georgia Entities, the Purchased Entity (or Subsidiaries thereof) and the Business are not in material default or violation, and no event has occurred or condition exists that with notice of lapse of time or both would constitute a material default or violation, under the Business Permits, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole. Except as would not reasonably be expected to, individually or in the aggregate, be material to the Business, taken as a whole, or the Purchased Entity and its Subsidiaries, taken a whole, since January 1, 2022, (i) none of the Georgia Entities or the Purchased Entity (or its Subsidiaries) have received any written or, to the Knowledge of Georgia, oral notification or communication from any Governmental Entity, Network, or self-regulatory organization threatening to revoke, suspend or non-renew any Business Permit, or to deny any Pending Permit, or otherwise of a default, breach of violation of any Business Permit, and (ii) all applications required to have been filed for the renewal of any Business Permit have been duly filed on a timely basis with the appropriate Governmental Entity, Network, or self-regulatory organization, and all other filings required to have been made with respect to Business Permits have been duly made on a timely basis with the appropriate Governmental Entity, Networks or self-regulatory organizations including the payment of any fees and assessments required by or related to such Business Permits.

(d)            Except as would not be expected to be, individually or in the aggregate, material to the Business, taken as a whole, neither the Georgia Entities nor the Purchased Entity (and its Subsidiaries), in each case with respect to the Business, since January 1, 2022, have received any written notification, direction, orders or other communication of any material Proceeding regarding a violation and/or failure to comply with applicable Laws or any processing of transactions (“Business Processing Matters”) with respect to the Business or the Purchased Entity or any of its Subsidiaries from any applicable (i) Governmental Entity, (ii) self-regulatory organization, or (iii) payment network, exchange or association utilized in the Business or the Purchased Entity (including VISA and MasterCard, the “Business Networks”).

(e)            Except as would be, individually or in the aggregate, material to the Business, taken as a whole, the Georgia Entities and the Purchased Entity (and its Subsidiaries), in each case with respect to the Business, since January 1, 2022, have complied with and are not in default or violation under (i) any applicable bylaws, operating rules, regulations, guidelines, manuals, instructions, directives, and all other requirements of the applicable Business Networks (the “Business Network Rules”), in each case, which are either binding on the Business or the Purchased Entity (and its Subsidiaries) or with which the Business or the Purchased Entity (and its Subsidiaries) complies pursuant to contractual requirements, and (ii) any applicable Payment Card Industry Data Security Standards issued by the Payment Card Industry Security Standards Council, as may be revised from time to time, in each case of the foregoing clauses (i) and (ii), with respect to Business Processing Matters.

(f)            Except as would, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, (i) none of the Georgia Entities or the Purchased Entity (or Subsidiaries thereof), in each case with respect to the Business, are as of the date hereof under Governmental Entity investigation for, or since January 1, 2022, have received any written or, to the Knowledge of Georgia, oral notice from, or made a voluntary disclosure to, a Governmental Entity regarding, any violation of any Anti-Money Laundering Laws; (ii) none of the Purchased Entity (or Subsidiaries thereof), or any of their respective directors, officers, or employees, agents or other third party representatives, are, as of the date of this Agreement, or have, in the past five (5) years, been (A) a Sanctioned Person; (B) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (C) otherwise in violation of any Sanctions, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”); and (iii) none of Georgia Entities or the Purchased Entity (or Subsidiaries thereof), (1) have received from any Governmental Entity any written notice or inquiry, (2) made any voluntary or involuntary disclosure to any Governmental Entity or (3) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing in each case of clauses (1), (2) and (3), related to Anti-Money Laundering Laws, Trade Controls or Anti-Corruption Laws.

Section 3.14      Agreements with Regulatory Agencies. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, none of Georgia nor any of its Subsidiaries (a) is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any consent agreement or memorandum of understanding or other similar written agreement with, any Governmental Entity, or (b) has been since January 1, 2022 ordered to pay any civil money penalty by any Governmental Entity, in each case, with respect to the Business.

Section 3.15      Environmental Matters. Except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole (i) the Georgia Entities and the Purchased Entity (and its Subsidiaries), in each case with respect to the Business are, and since January 1, 2022 have been, in compliance in all respects with all Environmental Laws applicable to the conduct of the Business, (ii) the Georgia Entities and the Purchased Entity (and its Subsidiaries), in each case with respect to the Business, have obtained and are, and since January 1, 2022, have been, in compliance with all Permits required by Environmental Laws for the operation of the Business, (iii) there are no Proceedings pending, or to the Knowledge of Georgia, threatened, against the Georgia Entities or the Purchased Entity (or their Subsidiaries), alleging a violation of Environmental Laws or Permits required by Environmental Laws or any environmental Liabilities, in each case with respect to the Business, (iv) there is no Contamination at any Business Owned Real Property or Business Leased Real Property, or as the result of any act or omission by the Georgia Entities or the Purchased Entity (or any of their Subsidiaries) arising from the operation of the Business, at any other location and (v) neither the Georgia Entities or the Purchased Entity (and its Subsidiaries) has assumed by contract or by operation of Law any material environmental Liability of any other Person.

Section 3.16      Taxes.

(a)            Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole:

(i)        all Tax Returns required to be filed by the Purchased Entity (or any of its Subsidiaries) with respect to the Transferred Assets, the Assumed Liabilities and the Business and all Tax Returns filed by the Purchased Entity or any of its Subsidiaries have been timely filed (taking into account extensions) with the appropriate Taxing Authorities and all such Tax Returns are true, correct and complete;

(ii)       all Taxes required to be paid with respect to the Transferred Assets, the Assumed Liabilities and the Business or required to be paid by the Purchased Entity (or any of its Subsidiaries) (whether or not shown as due and payable on such Tax Returns) have been timely paid;

(iii)      as of the date of this Agreement, there is no pending or threatened in writing Tax Proceeding with respect to any Taxes required to be paid with respect to the Transferred Assets, the Assumed Liabilities or the Business or by the Purchased Entity (or any of its Subsidiaries), and neither the Purchased Entity (nor any of its Subsidiaries) has received written notice from any Taxing Authority that any such Tax Proceeding is contemplated;

(iv)     there is no Tax assessment or deficiency due and owing or proposed adjustment with respect to the Transferred Assets, the Assumed Liabilities, the Business, or the Purchased Entity or its Subsidiaries, in each case, that has not been fully paid or otherwise reserved or resolved;

(v)      each of the Purchased Entity and its Subsidiaries has complied with all applicable Laws relating to the withholding of Taxes;

(vi)      neither the Purchased Entity nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4;

(vii)    there are no Liens for Taxes upon any of the Transferred Assets other than Permitted Liens;

(viii)   within the past two (2) years neither the Purchased Entity nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code or in a distribution which could otherwise constitute part of a “plan” or a “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;

(ix)      neither the Purchased Entity nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (A) change in or improper use of a method of accounting for a Pre-Closing Tax Period, (B) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign law) executed on or prior to the Closing Date, (C) installment sale or other transaction entered into on or prior to the Closing Date, or (D) prepaid amount or deferred revenue received on or prior to the Closing Date;

(x)       neither the Purchased Entity nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code or will be required to pay any Taxes with respect to any such election;

(xi)      there are no requests for rulings or determinations in respect of any Tax pending with respect to the Purchased Entity or any of its Subsidiaries or the Business, on the one hand, and any Taxing Authority, on the other hand;

(xii)     neither the Purchased Entity nor any of its Subsidiaries (A) has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, (B) has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law), or (C) has been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code;

(xiii)    none of the Purchased Entity nor any of its Subsidiaries is subject to Tax in a country other than the country of its incorporation or formation (or the country of which its jurisdiction of incorporation or formation is a political subdivision) by virtue of (A) being treated as resident or (B) having a permanent establishment;

(xiv)   no non-U.S. Subsidiary of the Purchased Entity (A) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (B) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulations Section 301.7701-5(a);

(xv)    except for any waiver or extension obtained automatically in the ordinary course of business, neither the Purchased Entity nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver, in each case, which waiver or extension is currently in effect;

(xvi)    the U.S. federal income tax classification of the Purchased Entity and each of its Subsidiaries is listed on Section 3.16 of the Georgia Disclosure Schedules;

(xvii)   the prices and terms for the provision of any material property or services by or to the Purchased Entity or any of its Subsidiaries are arm’s length for purposes of the relevant transfer pricing laws, and all related documentation thereto required by such laws has been timely prepared or obtained and, if necessary, retained;

(xviii)  neither the Purchased Entity nor any of its Subsidiaries is, or at any time has been, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code or (ii) the overall foreign loss provisions of Section 904(f) of the Code;

(xix)    neither the Purchased Entity nor any of its Subsidiaries has any liability for the Taxes of any Person other than the Purchased Entity and its Subsidiaries (A) under a tax sharing, tax indemnity or similar agreement with such other Person prior to the Closing (other than (x) any commercial or purchase agreement the principal purpose of which does not relate to Taxes and (y) any agreement solely among Georgia, the Purchased Entity or any of their respective Affiliates) or (B) under Treasury Regulations Section 1.1502-6 or any analogous provision of state or local or foreign Law (other than any Taxes in respect of any Georgia Tax Group); and

(xx)     the Purchased Entity and each of its Subsidiaries is registered for the purposes of VAT where it is required to be so registered and has complied with all applicable Laws in relation to VAT.

(b)            Notwithstanding anything to the contrary in this Section 3.16, no representation or warranty set forth in this Section 3.16 shall be deemed to apply directly or indirectly with respect to any Georgia Combined Tax Return or any Georgia Tax Group.

(c)            Notwithstanding anything elsewhere in this Agreement to the contrary, it is agreed and understood that no representation or warranty is made by Georgia or the Purchased Entity in this Agreement in respect of Tax matters, other than the representations and warranties set forth in this Section 3.16 and, to the extent specifically related to Taxes, in Section 3.17.

Section 3.17      Benefit Plans.

(a)            Section 3.17(a) of the Georgia Disclosure Schedules sets forth, as of the date of this Agreement, a list of each U.S. Purchased Entity Benefit Plan. With respect to each U.S. Purchased Entity Benefit Plan, Georgia has made available to Florida, to the extent applicable, true and complete copies of (i) the written document evidencing each plan (including, for the avoidance of doubt, representative forms of all employment contracts and offer letters) or, with respect to any such plan that is not in writing, a written description of the material terms thereof, and all amendments or material supplements to any such plan, (ii) the last annual report or tax return, filed with a Governmental Entity, and the most recently received tax qualification letter, (iii) any related trust agreements, insurance contracts or documents of any other funding arrangements, and (iv) the applicable portions of the most recently prepared actuarial report or financial statement relating to a U.S. Purchased Entity Benefit Plan.

(b)            As soon as reasonably practicable after the date of this Agreement and in no event later than sixty (60) days after the date hereof, Georgia shall (i) (A) provide to Florida a list of each material Georgia Benefit Plan, and (B) make available to Florida to the extent applicable, correct and complete copies of the summary plan descriptions with respect to each material Georgia Benefit Plan; and (ii) (A) provide to Florida a list of material International Purchased Entity Benefit Plans, and (B) make available to Florida the materials described in Section 3.17(a) to the extent applicable with respect to each material International Purchased Entity Benefit Plan.

(c)            No U.S. Purchased Entity Benefit Plan is an “employee pension benefit plan” as defined in Section 3(2) of ERISA and no International Purchased Entity Benefit Plan is a plan or arrangement providing defined benefit pension, jubilee or termination indemnity benefits to any Business Employee or Former Business Employee (or any spouse or beneficiary thereof). Except as would not, individually or in the aggregate, be material to the Business and the Purchased Entity (and its Subsidiaries), taken as a whole, no condition exists that would cause the Purchased Entity (or Subsidiary thereof) to incur any Liability under Title IV of ERISA or under Section 412 or Section 430 of the Code. Except as would not, individually or in the aggregate, be material to the Business and the Purchased Entity (and its Subsidiaries), taken as a whole, with respect to any U.S. Georgia Benefit Plan that is subject to Title IV of ERISA, (i) there does not exist any failure to meet the “minimum funding standard” of Section 412 of the Code or 302 of ERISA (whether or not waived), (ii) such plan is not in “at-risk” status for purposes of Section 430 of the Code, (iii) no reportable event within the meaning of Section 4043(c) of ERISA has occurred in the two (2) years prior to the date hereof, (iv) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, and (v) the PBGC has not instituted proceedings to terminate any such plan.

(d)            Except as would not, individually or in the aggregate, be material to the Business and the Purchased Entity (and its Subsidiaries), taken as a whole, (i) each Georgia Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification or is covered by a prototype plan opinion letter upon which it is entitled to rely and nothing has occurred that could reasonably be expected to adversely affect the qualification of such Georgia Benefit Plan, and (ii) each International Georgia Benefit Plan that is required to be registered has been registered (and where applicable accepted for registration) and has been maintained in all material respects in good standing with applicable Governmental Entities.

(e)            Except as would not, individually or in the aggregate, be material to the Business and the Purchased Entity (and its Subsidiaries), taken as a whole, (i) each Purchased Entity Benefit Plan has been established, funded, maintained and operated in compliance with its terms and applicable Law; and (ii) with respect to each Purchased Entity Benefit Plan: (A) no Proceeding, litigation or asserted claims exist with respect to any such plan, other than claims for benefits in the normal course of business; (B) all contributions, premiums and expenses required to be made by Law or by the terms of a Purchased Entity Benefit Plan have been timely made; and (C) no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred.

(f)            Except as would not, individually or in the aggregate, be material to the Business and the Purchased Entity (and its Subsidiaries), taken as a whole, in the six (6) years prior to the date of this Agreement, no Purchased Entity or Subsidiary thereof that is an ERISA Affiliate of the Purchased Entity or, with respect to any Business Employee or Former Business Employee, Georgia or any of its other ERISA Affiliates, has withdrawn from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a Liability that has not been fully paid.

(g)            No Purchased Entity (or Subsidiary thereof that is an ERISA Affiliate of the Purchased Entity) or, with respect to any Business Employee or Former Business Employee, Georgia or any of its other ERISA Affiliates, has any obligation to provide post-employment, post-service or retiree health benefits or life insurance coverages, except (A) with respect to U.S. Business Employees, for health continuation coverage required by Section 4980B of the Code or similar applicable Law (and for which the covered Person pays the full cost of coverage), and (B) with respect to International Business Employees, as required by applicable Law.

(h)            Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in conjunction with a subsequent event) are reasonably expected to (i) result in any payment (whether in cash, property or the vesting of property) or benefit becoming due to a Business Employee, Former Business Employee, Business Independent Contractor or former individual service provider of the Business, (ii) increase the amount of any compensation or benefits payable or provided to any such individual under a Georgia Benefit Plan, (iii) result in the funding of any payments or benefits or acceleration of the time of payment or vesting of any compensation or benefits of any such individual under a Georgia Benefit Plan or (iv) result in any payments or benefits that, individually or in combination with any other payment or benefit, could constitute an “excess parachute payment” within the meaning of Section 280G of the Code or result in the imposition of an excise Tax under Section 4999 of the Code.

(i)            No Business Employee or Former Business Employee is entitled to a gross-up of any Taxes imposed by Section 409A or Section 4999 of the Code from Georgia or any of its Affiliates.

(j)            Except as would not, individually or in the aggregate, be material to the Business and the Purchased Entity (and its Subsidiaries), taken as a whole, each International Purchased Entity Benefit Plan that is required to be funded is funded to the extent required by applicable Law, and to the extent not funded, adequate reserves therefor have been established on the accounting statements of the applicable Purchased Entity (or Subsidiary thereof) or, with respect to any Business Employee or Former Business Employee, Georgia or any of its other Affiliates to the extent required by applicable accounting standards.

(k)            Georgia has made available to Florida the following information with respect to each outstanding Georgia Equity Award held by any Business Employee, Former Business Employee or Business Independent Contractor (in each case, identified as of the date hereof), as applicable: (i) the identification number of the holder of such Georgia Equity Award; (ii) the date on which such Georgia Equity Award was granted; (iii) the type of such Georgia Equity Award; (iv) the number of Georgia common shares subject to such Georgia Equity Award (including, for Georgia Equity Awards subject to performance-based vesting requirements, if any, the maximum number of Georgia common shares); (v) the applicable vesting schedule, and the extent to which such Georgia Equity Award is vested; (vi) the date on which such Georgia Equity Award expires; and (vii) the equity plan under which the Georgia Equity Award was awarded.

(l)            With respect to Business Employees providing services in the United Kingdom, none of the Purchased Entity or any of its Subsidiaries, is or has at any time been an “employer” or is, or has in the last six (6) years been, an “associate of” or “connected with” an “employer” (as those terms in quotation marks are used in the Pensions Act 2004) of a UK defined benefit pension plan.

(m)           To the knowledge of Georgia, during the three (3) years prior to the date hereof, no Business Employee providing services in the United Kingdom has previously transferred to a Purchased Entity or any of its Subsidiaries pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended or replaced from time to time) who at any time prior to such transfer was a member of a UK defined benefit pension plan, in circumstances where the Purchased Entity or any of its Subsidiaries has (or would reasonably be expected to have) inherited any obligation (whether contingent or otherwise) to fund, or otherwise meet the cost of, any enhanced early retirement or redundancy pension benefits, which are derived from such former employer’s pension plan.

Section 3.18        Labor Matters.

(a)            Section 3.18(a) of the Georgia Disclosure Schedules sets forth a list of each Business Collective Bargaining Agreement to which the Purchased Entity (or a Subsidiary thereof) or Georgia or its Subsidiaries (solely with respect to the Business or any Business Employee) is a party or by which the Purchased Entity (or a Subsidiary thereof) or Georgia or its Affiliates (solely with respect to the Business or any Business Employee) is bound. Except for the Business Collective Bargaining Agreements set forth on Section 3.18(a) of the Georgia Disclosure Schedules, no Business Employee is subject to or covered by any other Business Collective Bargaining Agreement with respect to his or her services to Georgia or its Subsidiaries. Georgia has provided to Florida a true and complete copy of each such Business Collective Bargaining Agreement.

(b)            Except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, (i) there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize any Business Employees, (ii) no demand for recognition of any Business Employees has been made by, or on behalf of, any labor union and (iii) since January 1, 2022, there have been no strikes, lockouts, material grievances or other material labor disputes with respect to any Business Employees, and to the Knowledge of Georgia, none are threatened.

(c)            Except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, to the Knowledge of Georgia, the Business has been since January 1, 2022 and is in compliance with (i) all applicable Laws regarding labor, employment, and employment practices, and (ii) all material obligations of the Business under any employment agreement, consulting agreement, severance agreement, Collective Bargaining Agreement or any other employment-related agreement.

(d)            Except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, there are no Proceedings pending or, to the Knowledge of Georgia, threatened against the Georgia Entities, the Purchased Entity (or any of its Subsidiaries) or the Business, alleging breach of any express or implied employment contract, violation of any Law governing labor, employment, or terms and conditions of employment, or any other wrongful, unlawful or tortious conduct on the part of the Business in connection with an employment or service relationship.

(e)            To the Knowledge of Georgia, (i) no allegations of sexual harassment, sexual assault, or sexual misconduct have been made against any current officer, director, or executive of the Business, and (ii) the Business has promptly, thoroughly, and impartially investigated all allegations of sexual harassment or discriminatory harassment of which the Business is or was aware and has taken all reasonable and necessary corrective actions with respect to such allegations that are reasonably calculated to prevent further discrimination and harassment with respect to each allegation with potential merit.

Section 3.19        Intercompany Arrangements. Except for any Contracts that are neither material in amount in relation to the Business nor necessary for the Purchased Entity and its Subsidiaries to conduct the Business upon the Closing in all material respects as it is conducted as of the date of this Agreement, and other than the Transaction Documents and the Contracts contemplated thereby, Section 3.19 of the Georgia Disclosure Schedules lists all Contracts in effect as of the date of this Agreement that are between or among Georgia and/or any Affiliate of Georgia (other than the Purchased Entity and its Subsidiaries), on the one hand, and the Purchased Entity (or its Subsidiaries) and, to the Knowledge of Georgia, any present or former employee, officer, manager, partner, director or other Representative of Georgia or any of its Affiliates (other than the Purchased Entity) in their capacities as such (other than employment, retention, indemnification or similar Contracts), on the other hand, other than the organizational documents of the Purchased Entity and its Subsidiaries (“Related Party Agreements”).

Section 3.20        Brokers. Other than J.P. Morgan Securities LLC (whose fees and expenses will be entirely borne by Georgia), no broker, investment banker, or financial advisor is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with Business Sale Process, including the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Georgia or its Affiliates.

Section 3.21        Privacy; Data Security. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Business and the Purchased Entity (and its Subsidiaries), taken as a whole:

(a)            the data, privacy and information security practices of the Purchased Entity (and Subsidiaries thereof) are, and since January 1, 2022, have been, in compliance with all (i) applicable Laws, (ii) contractual obligations or industry standards to which the Purchased Entity or any of its Subsidiaries or, in respect of the Business, Georgia or any of its Subsidiaries are bound, including with respect to Affiliates and/or third parties with respect to the processing of Personally Identifiable Information on behalf of, and/or sharing Personally Identifiable Information with the Business (collectively, “Data Partners”) and the Payment Card Industry Data Security Standard, and (iii) with the Purchased Entity’s (and its Subsidiaries’) and, in respect of the Business, Georgia’s (and its Subsidiaries’) publicly facing privacy and information security policies concerning the collection, use, storage, processing, transfer, disclosure, or protection of Personally Identifiable Information; (clauses (i) through (iii), collectively, “Business Data Security Requirements”);

(b)            the Purchased Entity (and Subsidiaries thereof) and Georgia and its Subsidiaries, and to the Knowledge of Georgia, its Data Partners, have implemented and maintain reasonable and appropriate organizational, physical, administrative and technical safeguards and measures, including a written information security program, that are designed to (i) comply with Business Data Security Requirements and (ii) protect the Information Technology owned by the Purchased Entity or its Subsidiaries, together with any Personally Identifiable Information held or processed by the Purchased Entity or its Subsidiaries in connection with the Business, against a Security Incident. The Purchased Entity (and Subsidiaries thereof) and Georgia and its Subsidiaries regularly test their written information security program by conducting security audits, penetration tests, and/or vulnerability scans, and, to the Knowledge of Georgia, no entity has identified any medium, high, or critical vulnerability that has not been fully remediated; and

(c)            since January 1, 2022, Georgia and its Subsidiaries, and to the Knowledge of Georgia, its Data Partners, in each case, in connection with the Business, have not experienced any Security Incidents. In relation to any Security Incident and/or actual, alleged, or potential violation of a Business Data Security Requirement, Georgia and its Subsidiaries, in each case, in connection with the Business have not (i) notified or been required to notify any Person, or (ii) received any notice, inquiry, request, claim, complaint, correspondence or other communication from, or been the subject of any investigation or enforcement action by, any Person. To the Knowledge of Georgia, there are no facts or circumstances that could give rise to the occurrence of (i) or (ii).

Section 3.22        Investment Purpose. Georgia is acquiring the Florida Owned Washington Equity Interests solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Georgia has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Florida Owned Washington Equity Interests and is capable of bearing the economic risks of such investment.

Section 3.23        No Other Representations or Warranties.

(a)            Except for the representations and warranties contained in this Article III, in any certificate delivered pursuant to this Agreement or any other Transaction Document, neither Georgia, the other Georgia Entities nor any of their respective Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Georgia, the other Georgia Entities, the Purchased Entity or any of their respective Subsidiaries or Affiliates, the Transferred Assets or the Business to Florida or with respect to any other information provided, or made available, to Florida or any of its Affiliates or Representatives in connection with the transactions contemplated by this Agreement. Except for the representations and warranties contained in this Article III or in any certificate delivered pursuant to this Agreement or any other Transaction Document, neither Georgia nor any of its Affiliates, Representatives or any other Person has made any express or implied representation or warranty with respect to the prospects of the Business or its profitability for Florida, or with respect to any forecasts, projections or business plans or other information delivered to Florida or any of its Affiliates or Representatives in connection with Florida’s review of the Business and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information. Except as expressly set forth in this Agreement, neither Georgia, the other Georgia Entities nor any of their respective Affiliates, Representatives or any other Person will have, or be subject to, any Liability or other obligation to Florida or any of its Affiliates or Representatives or any other Person resulting from Florida’s use of, or the use by any of its Affiliates or Representatives of, any information, including information, documents, projections, forecasts, business plans or other material made available to Florida, its Affiliates or Representatives in any virtual data room, confidential information memorandum, management presentations, offering materials, site tours or visits, diligence calls or meetings or any documents prepared by, or on behalf of, Georgia, the other Georgia Entities or any of their respective Affiliates or Representatives, or made available to Florida or its Affiliates or Representatives in connection with the transactions contemplated by this Agreement. Each of Georgia and the other Georgia Entities and their respective Affiliates disclaims any and all representations and warranties, whether express or implied, to Florida except for the representations and warranties contained in this Article III, in any certificate delivered pursuant to this Agreement or any other Transaction Document. Notwithstanding anything in this Agreement to the contrary, neither Georgia, the other Georgia Entities nor any of their respective Affiliates makes any express or implied representation or warranty with respect to the Excluded Assets or the Retained Liabilities.

(b)            Florida acknowledges and agrees that (i) certain of the Georgia Entities or (ii) Subsidiaries of the Purchased Entity (clauses (i) and (ii), the “New Subsidiaries”) may be established, formed, organized or incorporated, as applicable, following the date of this Agreement and prior to the Closing as contemplated by the Georgia Pre-Closing Restructuring Steps, in accordance with Section 6.10, and such New Subsidiaries are therefore not in existence as of the date of this Agreement. Accordingly, the Parties acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, Georgia makes no representations and warranties as of the date of this Agreement with respect to the New Subsidiaries, including the organization, good standing, authority, capital structure, operations and Liabilities of any such New Subsidiary as of or prior to the date of each respective New Subsidiary’s establishment, formation or incorporation. As of the Closing, Georgia shall make all representations and warranties contained in this Article III applicable to the Georgia Entities or Subsidiaries of the Purchased Entity (as applicable) with respect to any New Subsidiary established, formed, organized or incorporated after the date of this Agreement and prior to the Closing. Georgia may, in consultation with and subject to approval by Florida, at any time prior to the Closing supplement or amend the lists set forth in Section 3.23 of the Georgia Disclosure Schedules to reflect the Georgia Pre-Closing Structure, including to reflect the establishment, formation or incorporation of any New Subsidiaries.

(c)            Georgia acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations and projected operations of Washington and its Subsidiaries and the nature and condition of their properties, assets, liabilities and businesses and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article IV or Article V, in any certificate delivered pursuant to this Agreement or any Transaction Document (including Article IV, V or VI of the Chicago Transaction Agreement).

(d)            Except for the representations and warranties set forth in Article IV or Article V, in any certificate delivered pursuant to this Agreement or any Transaction Document (including Article IV, V or VI of the Chicago Transaction Agreement), Georgia acknowledges that neither Florida nor any of its Affiliates has made any warranty, express or implied, as to the prospects of Washington or its profitability for Georgia, or with respect to any forecasts, projections or business plans or other information delivered to Georgia or any of its Affiliates or Representatives in connection with Georgia’s review of Washington and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING WASHINGTON

Except as disclosed in, or qualified by any matter set forth in, the Washington Disclosure Schedules, Washington hereby represents and warrants to Georgia as follows:

Section 4.1        Organization; Standing; Qualification. Washington (and each Subsidiary thereof) is a limited liability company, corporation, partnership or other legal entity duly organized, registered and validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, with all requisite limited liability, corporate or other similar applicable power and authority to own, lease and operate its properties and assets related to the Washington Business, and to carry on its business as currently conducted. Washington (and each Subsidiary thereof) is duly licensed or qualified to do business and, where applicable, in good standing in each jurisdiction where the conduct of its business or properties makes such license or qualification or good standing necessary, except where the failure to be so licensed, qualified or in good standing would not be or reasonably be expected to be, individually or in the aggregate, material to the Washington Business, taken as a whole. Neither Washington, nor any Subsidiary thereof, is in violation of its organizational documents in any material respect. Washington has made available to Georgia true, correct, and complete copies of the organizational documents (as amended through the date of this Agreement) of Washington and each of the Washington Material Subsidiaries, each of which is in full force and effect as of the date of this Agreement.

Section 4.2        Washington Capital Structure.

(a)            Section 4.2(a) of the Washington Disclosure Schedules sets forth a list, as of the date hereof, of all of the issued and outstanding equity interests of Washington and the holder of each such equity interest. As of immediately prior to the Closing (after giving effect to the Washington Pre-Closing Reorganization), all of the issued and outstanding equity interests of Washington will be held by Chicago, the Management Aggregator, Florida (and/or its Subsidiaries) and the Blockers. All of the issued and outstanding equity interests of Washington are duly authorized, validly issued and fully paid and have not been issued in violation of Washington’s organizational documents (including any preemptive or similar rights) or any applicable Law. Other than as set forth in Section 4.2(a) of the Washington Disclosure Schedules, there are, and will as of the Closing be, no outstanding (i) shares of capital stock or other voting securities of, or other equity or ownership interests in, Washington, (ii) securities of Washington convertible into or exchangeable for shares of capital stock or other voting securities of, or other equity or ownership interests in, Washington, (iii) warrants, options, agreements, subscriptions, puts, calls, convertible, exercisable or exchangeable securities or other commitments pursuant to which Washington or any Subsidiary thereof is or may become obligated to issue, sell, purchase, return, redeem or otherwise give any Person the right to acquire any equity, equity-based or voting interests of Washington or (iv) equity appreciation, phantom equity, profit participation or similar rights with respect to (or measured by reference to) Washington or any of its equity or equity-based interests.

(b)            Section 4.2(b)(i) of the Washington Disclosure Schedules sets forth, as of the date hereof, the name and the jurisdiction of organization of each Subsidiary of Washington. Except as set forth in Section 4.2(b)(ii) of the Washington Disclosure Schedules, all of the issued and outstanding equity interests of each Subsidiary of Washington are owned of record and beneficially by Washington (or a wholly-owned Subsidiary of Washington) as of the date of this Agreement. Such equity interests of such Subsidiaries of Washington are free and clear of all Liens except for restrictions on transfer under applicable securities Laws or the organizational documents of such Subsidiary. All of the issued and outstanding equity interests of each Subsidiary of Washington are duly authorized, validly issued, fully paid and, in the case of any such Subsidiary which is a corporation, non-assessable and, in each case, have not been issued in violation of such Subsidiary’s organizational documents (including any preemptive or similar rights) or any applicable Law. Other than as set forth in Section 4.2(b)(iii) of the Washington Disclosure Schedules, there are, and will as of the Closing be, no outstanding (i) warrants, options, agreements, subscriptions, puts, calls, convertible, exercisable or exchangeable securities or other commitments pursuant to which Washington or any Subsidiary of Washington is or may become obligated to issue, allot, sell, purchase, return, redeem or otherwise give any Person the right to acquire any equity, equity-based or voting interests of such Subsidiary or (ii) equity appreciation, phantom equity, profit participation or similar rights with respect to (or measured by reference to) any Subsidiary of Washington or any of their respective equity or equity-based interests. Except as set forth in Section 4.2(b)(iv) of the Washington Disclosure Schedules, none of Washington or any of its Subsidiaries owns or holds, directly or indirectly, any outstanding securities or capital stock of or other equity-related interests in any other Person other than share capital or other equity interests in other wholly-owned Subsidiaries of Washington.

Section 4.3        Authority; Enforceability.

(a)            Washington has all requisite limited liability company power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Washington of this Agreement and each other Transaction Document to which it is or will be a party, the performance prior to Closing by Washington of its obligations hereunder and thereunder, and the consummation by Washington of the transactions contemplated hereby and thereby (including the Washington Pre-Closing Reorganization), have been, or, with respect to such other Transaction Documents to be entered into as of the Closing, will be as of the Closing, duly and validly authorized by all requisite limited liability company action, subject only, with respect to the Washington Merger, to receipt of the Washington Equityholder Consent. Other than the Washington Equityholder Consent with respect to the Washington Merger, no other equityholder action of Washington, approval or vote is or shall be required to approve and adopt this Agreement, the Chicago Transaction Agreement or to consummate any of the transactions contemplated hereby or thereby, including the Washington Merger. Prior to the execution of this Agreement and the Chicago Transaction Agreement, the board of managers of Washington, by resolution, has (i) approved and authorized the execution and delivery of this Agreement and the Chicago Transaction Agreement, (ii) approved the consummation of the transactions contemplated hereby and thereby, including the Washington Merger, (iii) determined that the execution and delivery of this Agreement and the Chicago Transaction Agreement and the consummation of the transactions contemplated hereby and thereby are advisable, (iv) recommended that the requisite equityholders of Washington approve and adopt this Agreement and the transactions contemplated hereby, including the Washington Merger, and (v) directed that this Agreement and the Washington Merger be submitted to the requisite equityholders of Washington for their approval and adoption in accordance with the DLLCA. No “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law is applicable to this Agreement or the transactions contemplated hereby, including the Washington Merger.

(b)            Washington has all requisite limited liability company power and authority to carry on its business as it pertains to the Washington Business as currently conducted and to own, lease and operate its properties and assets, except where the failure to have such power and authority would not be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole.

(c)            This Agreement has been duly executed and delivered by Washington and, assuming this Agreement has been duly executed and delivered by the other Parties, constitutes a valid and binding obligation of Washington, and each other Transaction Document (to which Washington is or will be party) has been, or will be as of the Closing, duly executed and delivered by Washington and, assuming such Transaction Document has been duly executed and delivered by each other party thereto, constitutes or will constitute a valid and binding obligation of Washington, in each case enforceable against Washington in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.

Section 4.4        No Conflicts; Consents. The execution, delivery and performance by Washington of this Agreement and the other Transaction Documents to which Washington is or will be a party and the consummation of the transactions contemplated hereby and thereby by Washington (including the Washington Pre-Closing Reorganization and the Washington Merger) do not and will not (a) violate any provision of the organizational documents of Washington (or any Subsidiary thereof) (subject, with respect to the Washington Merger, receipt of the Washington Equityholder Consent), (b) subject to obtaining the consents set forth in Section 4.4 of the Washington Disclosure Schedules, require a consent or approval under, conflict with, constitute a default under, or result in the breach or termination, cancellation or acceleration (with or without the giving of notice or the lapse of time or both) of any right or obligation of Washington (or any Subsidiary thereof) under, or result in a loss of any benefit to which Washington (or its Subsidiaries) are entitled under any Washington Material Contract or Washington Permit, (c) assuming compliance with the matters set forth in Section 4.5, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Entity to which Washington (or Subsidiary thereof) is subject, or (d) result in the creation of any Lien (other than Permitted Liens) upon any assets of Washington or any its Subsidiaries; except, with respect to clauses (b), (c) and (d), as would not be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole.

Section 4.5        Governmental Authorization. The execution, delivery and performance by the Washington of this Agreement and the other Transaction Documents to which Washington is or will be a party and the consummation of the transactions contemplated hereby and thereby by Washington (including the Washington Pre-Closing Reorganization and Washington Merger) do not and will not require any Approval of, or Filing with, any Governmental Entity, except for (a) compliance with (i) the applicable requirements of the HSR Act, (ii) the applicable requirements of the Securities Act and the U.S. Securities Exchange Act of 1934, as amended, (iii) the rules and regulations of the New York Stock Exchange and (iv) any applicable foreign or state securities or blue sky Laws, (b) compliance with the Regulatory Laws and the Approvals and Filings set forth in Section 4.5 of the Washington Disclosure Schedules and (c) Approvals and Filings which if not obtained or made would not reasonably be expected, individually or in the aggregate, to be material to Washington and its Subsidiaries, taken as a whole.

Section 4.6        Proceedings.

(a)            There are no Proceedings pending or, to the Knowledge of Washington, threatened in writing, and since January 1, 2022, there have been no Proceedings, against the Washington Business, Washington or any Subsidiaries thereof or any properties or rights of Washington or its Subsidiaries, other than Proceedings which if determined in a manner adverse to Washington, its Subsidiaries or the Washington Business, as applicable, would not reasonably be expected to be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole.

(b)            None of Washington or any Subsidiaries thereof or any properties or rights of Washington or its Subsidiaries is subject to any outstanding Judgment of any Governmental Entity or arbitration tribunal, other than those Judgments that would not be or reasonably be expected to be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole.

(c)            There are no audits or investigations by any Governmental Entity pending, or to the Knowledge of Washington, threatened, and, since January 1, 2022 there have been no audits or investigations by any Governmental Entity against Washington or any Subsidiaries thereof or any properties or rights of Washington or its Subsidiaries, other than any such investigation which would not be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole.

Section 4.7        Financial Statements; Absence of Undisclosed Liabilities.

(a)            Section 4.7(a) of the Washington Disclosure Schedules sets forth copies of the audited consolidated balance sheets of Washington and its Subsidiaries as of December 31, 2024 (the “Washington Balance Sheet Date”) and the related consolidated statements of income (loss), comprehensive earnings (loss), mezzanine equity and shareholders’ deficit, and cash flows for the period from January 1, 2024 to January 31, 2024 and from February 1, 2024 to December 31, 2024, and the related notes thereto (collectively, and together with any notes thereto, the “Washington Financial Information”).

(b)            The Washington Financial Information (i) has been derived from the books and records of Washington and prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby in all material respects, and (ii) fairly presents in all material respects (A) the financial condition, assets and liabilities of Washington as of the dates therein specified and (B) the results of operations of Washington for the periods indicated therein.

(c)            Washington (and its Subsidiaries) do not have any Liabilities that would be required by GAAP to be reflected or reserved against on a combined balance sheet of Washington (and its Subsidiaries) or reflected in the footnotes thereto, other than Liabilities that: (i) are specifically reflected and adequately reserved against on the face of the balance sheet included in the Washington Financial Information as of the Washington Balance Sheet Date, (ii) were incurred since the Washington Balance Sheet Date in the ordinary course of business (none of which is a Liability for violation of Law, breach of Contract, breach of warranty, tort, misappropriation or infringement), (iii) will be reflected, reserved, accrued, recorded or included in the Washington Closing Working Capital, the Washington Adjustment Amount or the Washington Closing Funded Debt, (iv) are incurred pursuant to this Agreement (excluding Liabilities arising out of a violation of Law, breach of Contract, breach of warranty, tort or misappropriation or infringement, or a breach of this Agreement), or (v) would not reasonably be expected to be material to Washington (and its Subsidiaries), taken as a whole.

(d)            Washington has established and adhered to a system of internal accounting controls that are designed to provide assurance regarding the reliability of financial reporting. Except as would not reasonably be expected to be material to Washington and its Subsidiaries, taken as a whole, there are no, and since January 1, 2022, have not been any, (i) material deficiencies or material weaknesses in the design or operation of the internal controls of Washington and its Subsidiaries, that adversely affect the ability of Washington and its Subsidiaries to record, possess, summarize and report financial information, (ii) fraud or other wrongdoing that involves any of the management or other employees of Washington (or its Subsidiaries) who have, or have had, a role in the preparation of the financial statements or the internal accounting controls used by Washington or (iii) claim or allegation regarding any of the foregoing.

(e)            None of Washington or any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Washington and any Subsidiary thereof, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, Washington or its Subsidiaries.

Section 4.8        Absence of Changes or Events.

(a)            Since the Washington Balance Sheet Date through the date of this Agreement, the Washington Business has been conducted in all material respects in the ordinary course of business and Washington and its Subsidiaries have not taken or authorized any action (or agreed to take or authorize any action) which, if taken or authorized on or after the date hereof, would require Georgia’s consent pursuant to Section 7.1(b)(v), Section 7.1(b)(vi), Section 7.1(b)(vii), Section 7.1(b)(viii), Section 7.1(b)(x), Section 7.1(b)(xiv) or Section 7.1(b)(xviii) (to the extent Section 7.1(b)(xviii) relates to the foregoing sections); and

(b)            since the Washington Balance Sheet Date, there has not been a Washington Material Adverse Effect.

Section 4.9        Sufficiency of Assets.

(a)            Except as otherwise expressly provided in this Agreement or as would not, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole, Washington (or its Subsidiaries) will (assuming all Approvals as may be required in connection with the consummation of the transactions contemplated by this Agreement have been obtained and the transactions contemplated by this Agreement have occurred in accordance with the terms of this Agreement (including the Washington Pre-Closing Reorganization and the Mergers)) have as of the Closing, good and valid title to (or in the case of leased or licensed assets, valid leasehold interests or license or use rights in), all material assets reflected on the books of Washington and its Subsidiaries as owned or leased by Washington or one of its Subsidiaries and necessary for the conduct of the Washington Business, as presently conducted, free and clear of all Liens, other than Permitted Liens.

(b)            The assets, properties and rights held by Washington and its Subsidiaries as of the Closing, together with the rights and benefits to be provided pursuant to the Washington Transition Services Agreement Amendment and the Commercial Agreements, shall, in the aggregate, constitute in all material respects all of the assets, properties and rights that are sufficient for Georgia to conduct the Washington Business in substantially the same manner immediately following the Closing as it was conducted during the twelve (12)-month period prior to the Closing.

(c)            Except as otherwise expressly provided in this Agreement or as would not, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole, all of the tangible assets of the Washington Business have been maintained in accordance with normal industry practice in all material respects, are in good operating condition and repair (normal wear and tear excepted) in all material respects and are reasonably suitable for the purposes for which they are presently used in the Washington Business.

Section 4.10        Intellectual Property.

(a)            Section 4.10(a) of the Washington Disclosure Schedules lists, as of the date of this Agreement, the Washington Intellectual Property that is registered with, issued by, or an application for registration or issuance pending before any Governmental Entity (collectively, “Washington Registered IP”), including, for each, the owner(s), title, jurisdiction of filing, and the registration or application numbers and dates, as applicable.

(b)            Except as would not be or reasonably be expected to be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole, all such Washington Registered IP are subsisting and, other than Washington Registered IP constituting applications, valid and enforceable. Except as would not be or reasonably be expected to be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole, Washington and its Subsidiaries (i) exclusively own all right, title, and interest in and to all Washington Intellectual Property, free and clear of all Liens other than Permitted Liens, and (ii) have, and will have immediately following the Closing, valid and enforceable right to use all other Intellectual Property used in connection with or necessary for the operation of the Washington Business, as currently conducted and as conducted immediately following the Closing in substantially the same manner (and on substantially similar terms and conditions) as it was conducted during the twelve (12)-month period prior to the Closing.

(c)            Except as would not be or reasonably be expected to be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole, to the Knowledge of Washington: (i) no third party is infringing, misappropriating or otherwise violating any Washington Intellectual Property, and since January 1, 2022, neither Washington nor any of its Subsidiaries has made any written claims alleging any such infringement, misappropriation or violation; and (ii) neither the conduct of the Washington Business, Washington or its Subsidiaries is infringing, misappropriating or violating, or since January 1, 2022, has infringed, misappropriated, or violated, any Intellectual Property of any third party. Since January 1, 2022, neither Washington nor any of its Subsidiaries has received any written notice, and there is no claim or proceeding pending against, or, to Washington’s Knowledge, threatened against, any of them, alleging that the conduct of the Washington Business infringes, misappropriates, or violates the Intellectual Property of any third party or challenging the validity, enforceability, or ownership of any Washington Intellectual Property, in each case, in a manner that is or could reasonably be expected to be material to the Washington Business.

(d)            To the Knowledge of Washington, all Persons (including current and former employees, consultants, and independent contractors) who, since January 1, 2022 have developed any material Washington Intellectual Property by or on behalf of the Washington Business, Washington or any of its Subsidiaries (i) have assigned to Washington or an applicable Subsidiary, as applicable, all of their right, title and interest in and to such Washington Intellectual Property, or else ownership of such Washington Intellectual Property has otherwise vested in one or more of Washington or its Subsidiaries as a matter of Law, and (ii) has executed a written Contract with Washington or its Subsidiaries obligating such Person to maintain the confidentiality of (and not disclose) any trade secrets of the Washington Business, and to the Knowledge of Washington, no such Person is in violation of any such Contract in a manner material to the Washington Business. Washington and its Subsidiaries use and have used commercially reasonable efforts to maintain the confidentiality of all material trade secrets included within the Washington Intellectual Property (and other confidential information, including customer data, Processed in connection with the Washington Business) and to the Knowledge of Washington, there have not been any unauthorized uses or disclosures of any such trade secrets or confidential information that are or would reasonably be expected to be material to the Business.

(e)            Except as would not be or reasonably be expected to be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole, (i) to the Knowledge of Washington, none of the proprietary software products developed by the Washington Business since January 1, 2022 and provided to customers or as part of the Washington Business (collectively, “Washington Business Software”) has been distributed in a manner requiring, as a condition of any Open Source Software license to which such Washington Business Software is subject, that any portion of such Washington Business Software be licensed, distributed or otherwise made available to third parties (A) in source code format, (B) under terms that permit redistribution, reverse engineering, modification or the creation of derivative works of such Washington Business Software, or (C) on a royalty-free or no-fee basis; and (ii) no source code with respect to any Washington Business Software has been provided or made available to any Person, except for Persons who are subject to reasonable written confidentiality and nondisclosure agreements restricting such Persons’ rights to disclose and use such Washington Business Software and otherwise protecting the Washington Business’s rights therein.

(f)            Except as would not be or reasonably be expected to be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole, (A) Washington and its Subsidiaries use commercially reasonable efforts to protect the Information Technology they control and use in the operation of the Washington Business from any unauthorized use, access, interruption, or modification, (B) the Information Technology used in the operation of the Washington Business (i) is sufficient for the current needs of the Washington Business, including as to capacity, scalability and ability to process current peak volumes in a timely manner, and (ii) is in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of license seats for all software as necessary for the operation of the Washington Business as currently conducted, and (C) since January 1, 2022, there have been no unauthorized intrusions, failures, breakdowns, continued substandard performance, or other adverse events affecting any such Information Technology that have caused any disruption of or interruption in or to the operation of the Washington Business.

Section 4.11        Real Property.

(a)            Except as would not be material to Washington and its Subsidiaries, taken as a whole, (i) Washington (or one of its Subsidiaries) has good and valid fee simple or other title to the applicable real property owned by Washington or any of its Subsidiaries (the “Washington Owned Real Property”), free and clear of any Liens, other than Permitted Liens, and (ii) Washington (or one of its Subsidiaries) has a valid leasehold interest in the applicable real property leased by Washington or any of its Subsidiaries as lessee or sublessee (the “Washington Leased Real Property”), in each case free and clear of all Liens other than Permitted Liens. Except as set forth in Section 4.11(a) of the Washington Disclosure Schedules, (i) neither Washington nor any of its Subsidiaries has leased or otherwise granted to any Person the right to occupy any Washington Owned Real Property or any portion thereof and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Washington Owned Real Property or any portion thereof or interest therein. Washington and its Subsidiaries are not party to any agreement or option to purchase any real property or interest therein.

(b)            Except as would not be or reasonably be expected to be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole, (i) all improvements located on the Washington Owned Real Property have received all necessary Approvals of Governmental Entities (including licenses and permits) required in connection with the use thereof being made as of the date of this Agreement, (ii) there are no judicial or administrative Proceedings pending or, to the Knowledge of Washington, threatened in writing, under any condemnation, environmental, zoning, eminent domain, land-use or other Law applicable to the Washington Owned Real Property which, if adversely decided, would interfere with the present use in the Washington Business of the Washington Owned Real Property, and (iii) there are no outstanding unpaid assessment notices against any of the Washington Owned Real Property.

(c)            Except as would not be or reasonably be expected to be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole, (i) each lease or sublease governing Washington Leased Real Property is valid and binding on Washington (or Subsidiary thereof) that is a party thereto and, to the Knowledge of Washington, each other party thereto and is in full force and effect, except as enforcement may be limited by the Enforceability Exceptions, and (ii) to the Knowledge of Washington, neither Washington nor any Subsidiary thereof is in breach of, or default under, any such lease beyond the applicable cure period.

(d)            Since January 1, 2022, neither Washington nor any of its Subsidiaries has received any written notice of any pending or threatened condemnation or eminent domain proceeding affecting any Washington Leased Real Property.

Section 4.12        Contracts.

(a)            Except as set forth in Section 4.12(a) of the Washington Disclosure Schedules, as of the date hereof none of Washington or any of its Subsidiaries is a party to or bound by any of the following (other than (x) sales or purchase orders or statements of work entered into or used in the ordinary course of business, which need not be disclosed on Section 4.12(a) of the Washington Disclosure Schedules but nonetheless constitute Washington Material Contracts, or (y) intercompany agreements solely among or between Washington and its Subsidiaries) (the “Washington Material Contracts”):

(i)        any Contracts resulting in revenue in excess of $20,000,000 for the fiscal year ended December 31, 2024, with customers of the Washington Business;

(ii)       the ten (10) largest Contracts (measured by dollar value based on the fiscal year ended December 31, 2024) for the supply of services, products or materials for use in the Washington Business and any material Contract with (A) a Washington Material Merchant Customer, (B) a Washington Material Referral Partner, (C) a Sponsor Bank or (D) a Washington Material Vendor;

(iii)      any Contract relating to the acquisition or disposition of any business, division, business unit, capital stock or other equity interests of any Person (whether by merger, sale of stock, sale of assets or otherwise) (A) for an aggregate purchase price or an aggregate payment in excess of $50,000,000 or (B) pursuant to which Washington or any of its Subsidiaries or the Washington Business has material continuing earn-out, indemnification, holdback, deferred payment or similar obligations following the date of this Agreement;

(iv)     any Contract concerning a joint venture, strategic alliance or similar agreement with a third party that is material to the Washington Business;

(v)      any Contract relating to indebtedness for borrowed money, bonds, debentures, notes or similar instruments of indebtedness or lease obligations that are required to be classified as a capitalized lease in accordance with GAAP in excess of $25,000,000 with respect to which Washington (or Subsidiary thereof) or the Washington Business is an obligor, other than any such indebtedness to be repaid or extinguished pursuant to this Agreement or the Chicago Transaction Agreement at or prior to the Closing;

(vi)     any Contract requiring future capital commitment or capital expenditure obligations of the Washington Business or Washington (or its Subsidiaries) that would reasonably be expected to exceed $25,000,000 in the aggregate or $10,000,000 on an annual basis;

(vii)    any (A) licenses with respect to Intellectual Property that are material to the Washington Business and are granted (1) to any third party with respect to any Washington Intellectual Property or (2) to Washington or any of its Subsidiaries with respect to Intellectual Property that is material to the operation of the Washington Business, or (B) any Contract (1) governing the development or ownership of any material Washington Intellectual Property or (2) related to Intellectual Property that materially restricts Washington’s or any of its Subsidiaries’(or will, following the Closing, Georgia’s) use or exploitation of any Washington Intellectual Property (including consent-to-use, coexistence, concurrent use agreements any other Contract entered into in connection with the resolution of any claim or dispute); provided, that, for clarity, the foregoing clauses (A) and (B) shall exclude any non-exclusive licenses granted with respect to off-the-shelf third-party software or information technology services that are generally commercially available on standard unmodified terms and are not incorporated into any relevant products or services of the Washington Business, non-disclosure agreements, employee and third-party developer invention assignment agreements granted on standard terms, and non-exclusive customer or end-user license agreements, in each case, that are entered into in the ordinary course of business;

(viii)    any Contract that by its express terms contains any of the following provisions applicable to the Washington Business or Washington (or Subsidiaries thereof): (A) a covenant that materially restricts or materially limits the ability of the Washington Business to engage or compete in any line of business or with any Person or in any geographic area, (B) a provision requiring the purchase of all or substantially all of the Washington Business’s requirements of a particular product that is material to the Washington Business from a supplier, (C) a provision granting a right of first refusal, right of first negotiation, right of first offer or similar right with respect to any material assets, rights or properties of the Washington Business, or (D) a provision containing a “most-favored nation” or other similar term providing preferential pricing or treatment to a third party with respect to any matters material to the Washington Business;

(ix)      any Contract that provides for material indemnification obligations of the Washington Business or Washington (or any of its Subsidiaries), except for any such Contract entered into in the ordinary course of business;

(x)       all warranties, guarantees, indemnities or other similar undertakings with respect to a contractual or other performance extended by Washington (or its Subsidiaries) or the Washington Business, in each case, (A) that was not entered into in the ordinary course of business or (B) that would reasonably be expected to result in a Liability to the Washington Business of more than $25,000,000;

(xi)      any Contract that provides material rebates to Washington Material Merchant Customers, to the extent not reflected as a Liability on the Washington Financial Information;

(xii)     any Contract pursuant to which the Washington Business or Washington (or any of its Subsidiaries) is required to make any loan, advance or capital contribution to any Person, or investment in any other Person, in each case, that (A) was not entered into in the ordinary course of business and (B) requires future funding by the Washington Business or Washington (or any of its Subsidiaries) in excess of $25,000,000;

(xiii)    any Contract that relates to any settlement of any legal proceeding (A) under which Washington (or any Subsidiary thereof) or the Washington Business has any material conduct or non-monetary obligations or continuing liabilities in excess of $10,000,000 after the date hereof or (B) with any Governmental Entity; and

(xiv)   any legally binding commitment to enter into any of the foregoing.

(b)            (i) Except as would not reasonably be expected, individually or in the aggregate, to be material to Washington and its Subsidiaries, taken as a whole, each Washington Material Contract is valid and binding on Washington (or Subsidiary thereof) that is a party thereto and, to the Knowledge of Washington, each other party thereto, and is in full force and effect, except as enforcement may be limited by the Enforceability Exceptions, (ii) neither Washington (nor any Subsidiary thereof) or, to the Knowledge of Washington, any other party thereto, is (with or without notice or lapse of time) in breach of, or default under, any such Washington Material Contract except for such breaches or defaults as would not reasonably be expected, individually or in the aggregate, to be material to Washington and its Subsidiaries, taken as a whole and (iii) neither Washington nor any Subsidiary thereof has received notice of any material breach of, or default or violation under, any Washington Material Contract. A true, correct and complete copy of each Washington Material Contract has been made available by Washington.

(c)            (i) Since January 1, 2022, none of the Washington Businesses have received any written or, to the Knowledge of Washington, oral notice from or on behalf of any Washington Material Merchant Customer, Washington Material Referral Partner, Sponsor Bank or Washington Network that is material to Washington and its Subsidiaries, taken as a whole, or Washington Material Vendor indicating that such Person intends to terminate or not renew, any Washington Material Contract, or to materially reduce its volume of business with the Washington Business (in each case, whether as a result of the consummation of the transactions contemplated hereby or otherwise) and (ii) none of Washington or its Subsidiaries is actively engaged in any material dispute with any such Person.

Section 4.13        Compliance with Applicable Laws; Permits.

(a)            Washington and its Subsidiaries are currently (and have been at all times since January 1, 2022) in compliance with all Laws applicable to them and their respective assets and properties in any jurisdiction relating to the lawful ownership and conduct of the Washington Business, other than any failures to be in compliance that would not be, or reasonably be expected to be, individually or in the aggregate, material to the Washington and its Subsidiaries, taken as a whole. Since January 1, 2022, neither Washington nor its Subsidiaries has received any written notice from a Governmental Entity alleging that it or any properties are not in compliance with any Law applicable to the Washington Business, except where the failure to so comply would not reasonably be expected to be material to the Washington and its Subsidiaries, taken as a whole.

(b)            Except as would not be material to Washington and its Subsidiaries, taken as a whole, since January 1, 2022, none of Washington or any of its Subsidiaries, or, to the Knowledge of Washington, any of their respective officers, directors, employees, or, to the Knowledge of Washington, their representatives or agents (i) has offered or given (or promised or authorized the offering or giving of) anything of value or any payment to a Government Official or any other Person while knowing or having reason to know that all or a portion of such money or item of value may be offered, given or promised, directly or indirectly, to any Government Official for the purpose of influencing any action or decision of such Person, including a decision to fail to perform such Person’s official function, or to influence any act or decision of such Governmental Entity, in each case to assist Washington or its Subsidiaries in obtaining or retaining business, or directing business to any Person in violation of any applicable Anti-Corruption Laws, or (ii) has made or accepted any gift, bribe, payoff or kickback to from any person or have taken any action, directly or indirectly, in violation of any Anti-Corruption Laws. Since January 1, 2022, Washington and its Subsidiaries have instituted and maintained policies and procedures as may be required by applicable Anti-Corruption Laws.

(c)            Washington or its Subsidiaries hold all Permits (such Permits held by Washington and/or its Subsidiaries, the “Washington Permits”), including all Gaming Licenses and Financial Services Licenses, necessary for the lawful ownership and conduct of the Washington Business as presently conducted or contemplated to be conducted as of the Closing Date, other than such Permits (including Financial Services Licenses), the absence of which would not reasonably be expected to, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole. Washington and its Subsidiaries are, and have been at all times since January 1, 2022, in compliance with the terms of the Washington and applicable Laws required to be complied with as a result of such Washington Permits, except, in each case, where the failure to be in compliance therewith would not have or reasonably be expected to, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole. The Washington Permits are valid and in full force and effect. Washington (or Subsidiaries thereof) and the Washington Business are not in material default or violation, and no event has occurred or condition exists that with notice of lapse of time or both would constitute a material default or violation, under the Washington Permits, except as would not reasonably be expected to be, individually or in the aggregate, material to the Washington Business, taken as a whole. Except as would not reasonably be expected to, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole, since January 1, 2022, (i) none of Washington or its Subsidiaries have received any written or, to the Knowledge of Washington, oral notification or communication from any Governmental Entity, Washington Network, or self-regulatory organization threatening to revoke, suspend or non-renew any Washington Permit, or to deny any Pending Permit, or otherwise of a default, breach of violation of any Washington Permit, and (ii) all applications required to have been filed for the renewal of any Washington Permit have been duly filed on a timely basis with the appropriate Governmental Entity, Washington Network, or self-regulatory organization, and all other filings required to have been made with respect to Washington Permits have been duly made on a timely basis with the appropriate Governmental Entity, Washington Networks or self-regulatory organizations including the payment of any fees and assessments required by or related to such Washington Permits.

(d)            Except as would not have or reasonably be expected to, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole, neither Washington nor its Subsidiaries, since January 1, 2022, have received any written notification, direction, orders or other communication of any material Proceeding regarding a violation and/or failure to comply with applicable Laws or any collection, processing, possession, handling, clearance, settlement or remittance of funds (“Washington Processing Matters”) with respect to the Washington Business or Washington or any of its Subsidiaries from any (i) Governmental Entity, (ii) self-regulatory organization, (iii) the National Automated Clearinghouse Association or (iv) any applicable payment network, exchange or association utilized in the Washington Business or by Washington and its Subsidiaries (including VISA, MasterCard, Discover and AMEX (clauses (iii) and (iv), collectively, the “Washington Networks”)).

(e)            Except as would not have or reasonably be expected to, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole, Washington and its Subsidiaries since January 1, 2022, have complied with and are not in default or violation under (i) any applicable bylaws, operating rules, regulations, guidelines, manuals, instructions, directives, and all other requirements of the applicable Washington Networks (the “Washington Network Rules”), in each case, which are either binding on the Washington Business or Washington (and its Subsidiaries) or with which the Washington Business or Washington (and its Subsidiaries) complies pursuant to contractual requirements, and (ii) any applicable Payment Card Industry Data Security Standards issued by the Payment Card Industry Security Standards Council, as may be revised from time to time, in each case of the foregoing clauses (i) and (ii), with respect to Washington Processing Matters.

(f)            Except as would not have or reasonably be expected to, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole, (i) none of Washington or its Subsidiaries, or any of their respective directors, officers, or employees, agents or other third party representatives, are, as of the date of this Agreement, or have, since January 1, 2022, been (A) a Sanctioned Person; (B) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, in each case in violation of applicable Sanctions; or (C) otherwise in violation of any Trade Controls; and (ii) since January 1, 2022, none of Washington or its Subsidiaries has (1) received from any Governmental Entity any written notice or inquiry; (2) made any voluntary or involuntary disclosure to any Governmental Entity; or (3) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing in each case of clauses (1), (2) and (3), related to Anti-Money Laundering Laws, Trade Controls or Anti-Corruption Laws.

Section 4.14       Agreements with Regulatory Agencies. Except as would not, individually or in the aggregate, reasonably be expected to be material to Washington and its Subsidiaries, taken as a whole, none of Washington nor any of its Subsidiaries (a) is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any consent agreement or memorandum of understanding or other similar written agreement with, any Governmental Entity, or (b) has been since January 1, 2022, ordered to pay any civil money penalty by any Governmental Entity.

Section 4.15       Environmental Matters.

(a)            Except as would not have or reasonably be expected to, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole, (i) Washington and its Subsidiaries are, and since January 1, 2022 have been in compliance in all material respects with all Environmental Laws, (ii) Washington and its Subsidiaries have obtained and are, and since January 1, 2022, have been, in compliance with all Permits required by Environmental Laws for the operation of the Washington Business, (iii) there are no Proceedings pending, or to the Knowledge of Washington, threatened, against Washington or its Subsidiaries, alleging a violation of Environmental Laws or Permits required by Environmental Laws or any environmental Liabilities. (iv) there is no Contamination at any Washington Owned Real Property or Washington Leased Real Property, or as the result of any act or omission by Washington or any of its Subsidiaries, at any other location, and (v) neither Washington nor any of its Subsidiaries has assumed by contract or by operation of Law any material environmental Liability of any other Person.

Section 4.16        Taxes.

(a)            Except as would not reasonably be expected to be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole:

(i)            all Tax Returns required to be filed by Washington (or any of its Subsidiaries) have been timely filed (taking into account extensions) with the appropriate Taxing Authorities and all such Tax Returns are true, correct and complete;

(ii)            all Taxes required to be paid by Washington (or any of its Subsidiaries) (whether or not shown as due and payable on such Tax Returns) have been timely paid;

(iii)            as of the date of this Agreement, there is no pending or threatened in writing Tax Proceeding with respect to any Taxes required to be paid by Washington (or any of its Subsidiaries), and neither Washington (nor any of its Subsidiaries) has received written notice from any Taxing Authority that any such Tax Proceeding is contemplated;

(iv)           there is no Tax assessment or deficiency due and owing or proposed adjustment with respect to Washington or its Subsidiaries, in each case, that has not been fully paid or otherwise reserved or resolved;

(v)            each of Washington and its Subsidiaries has complied with all applicable Laws relating to the withholding of Taxes;

(vi)            neither Washington nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4;

(vii)           there are no Liens for Taxes upon any assets of Washington or any of its Subsidiaries other than Permitted Liens;

(viii)          within the past five (5) years, neither Washington nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code or in a distribution which could otherwise constitute part of a “plan” or a “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;

(ix)            neither Washington nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (A) change in or improper use of a method of accounting for a Pre-Closing Tax Period, (B) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign law) executed on or prior to the Closing Date, (C) installment sale or other transaction entered into on or prior to the Closing Date or (D) prepaid amount received or deferred revenue accrued on or prior to the Closing Date;

(x)             neither Washington nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code or will be required to pay any Taxes with respect to any such election;

(xi)            there are no requests for rulings or determinations in respect of any Tax pending with respect to Washington or any of its Subsidiaries, on the one hand, and any Taxing Authority, on the other hand;

(xii)           neither Washington nor any of its Subsidiaries (A) has been a “United States real property holding corporation” (within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code), (B) has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law) or (C) has been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code;

(xiii)          neither Washington nor any of its Subsidiaries is subject to Tax in a country other than the country of its incorporation or formation (or the country of which its jurisdiction of incorporation or formation is a political subdivision) by virtue of (A) being treated as resident or (B) having a permanent establishment;

(xiv)          no non-U.S. Subsidiary of Washington (A) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (B) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulations Section 301.7701-5(a);

(xv)           except for any waiver or extension obtained automatically in the ordinary course of business, neither Washington nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver, in each case, which waiver or extension is currently in effect;

(xvi)          the U.S. federal income tax classification of Washington and each of its Subsidiaries is listed on Section 4.16 of the Washington Disclosure Schedules;

(xvii)         the prices and terms for the provision of any material property or services by or to Washington or any of its Subsidiaries are arm’s length for purposes of the relevant transfer pricing laws, and all related documentation thereto required by such laws has been timely prepared or obtained and, if necessary, retained;

(xviii)        neither Washington nor any of its Subsidiaries is, or at any time has been, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code or (ii) the overall foreign loss provisions of Section 904(f) of the Code;

(xix)           neither Washington nor any of its Subsidiaries has any liability for the Taxes of any Person other than Washington and its Subsidiaries (A) under a tax sharing, tax indemnity or similar agreement with such other Person prior to the Closing (other than (x) any commercial or purchase agreement the principal purpose of which does not relate to Taxes and (y) any agreement solely among Washington and any of its Subsidiaries) or (B) under Treasury Regulations Section 1.1502-6 or any analogous provision of state or local or foreign Law; and

(xx)            Washington and each of its Subsidiaries is registered for the purposes of VAT where it is required to be so registered and has complied with all applicable Laws in relation to VAT.

(b)            Notwithstanding anything elsewhere in this Agreement to the contrary, it is agreed and understood that no representation or warranty is made by Washington in this Agreement in respect of Tax matters, other than the representations and warranties set forth in this Section 4.16 and, to the extent specifically related to Taxes, in Section 4.17.

Section 4.17        Benefit Plans.

(a)            Section 4.17(a) of the Washington Disclosure Schedules sets forth, as of the date of this Agreement, a list of each U.S. Washington Benefit Plan. With respect to each U.S. Washington Benefit Plan, Washington has made available to Georgia, to the extent applicable, true and complete copies of (i) the written document evidencing each plan (including, for the avoidance of doubt, representative forms of all employment contracts and offer letters) or, with respect to any such plan that is not in writing, a written description of the material terms thereof, and all amendments or material supplements to any such plan, (ii) the last annual report or tax return, filed with a Governmental Entity, and the most recently received tax qualification letter, (iii) any related trust agreements, insurance contracts or documents of any other funding arrangements, and (iv) the applicable portions of the most recently prepared actuarial report or financial statement relating to a U.S. Washington Benefit Plan.

(b)            As soon as reasonably practicable after the date of this Agreement and in no event later than sixty (60) days after the date hereof, Washington shall (i) provide to Georgia a list of material International Washington Benefit Plans and (ii) make available to Georgia the materials described in Section 4.17(a) to the extent applicable with respect to each material International Washington Benefit Plan.

(c)            Except as set forth on Section 4.17(c) of the Washington Disclosure Schedules, no U.S. Washington Benefit Plan is an “employee pension benefit plan” as defined in Section 3(2) of ERISA and no International Washington Benefit Plan is a plan or arrangement providing defined benefit pension, jubilee or termination indemnity benefits to any current or former employee of Washington or its Affiliates (or any spouse or beneficiary thereof). Except as would not, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole, no condition exists that would cause Washington (or Subsidiary thereof) to incur any Liability under Title IV of ERISA or under Section 412 or Section 430 of the Code. Except as would not, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole, with respect to any U.S. Washington Benefit Plan that is subject to Title IV of ERISA, (i) there does not exist any failure to meet the “minimum funding standard” of Section 412 of the Code or 302 of ERISA (whether or not waived), (ii) such plan is not in “at-risk” status for purposes of Section 430 of the Code, (iii) no reportable event within the meaning of Section 4043(c) of ERISA has occurred in the two (2) years prior to the date hereof, (iv) all premiums to the PBGC have been timely paid in full, and (v) the PBGC has not instituted proceedings to terminate any such plan.

(d)            Except as would not, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole, (i) each Washington Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification or is covered by a prototype plan opinion letter upon which it is entitled to rely and nothing has occurred that could reasonably be expected to adversely affect the qualification of such Washington Benefit Plan, and (ii) each International Washington Benefit Plan that is required to be registered has been registered (and where applicable accepted for registration) and has been maintained in all material respects in good standing with applicable Governmental Entities.

(e)            Except as would not, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole, (i) each Washington Benefit Plan has been established, funded, maintained and operated in compliance with its terms and applicable Law; and (ii) with respect to each Washington Benefit Plan: (A) no Proceeding, litigation or asserted claims exist with respect to any such plan, other than claims for benefits in the normal course of business; (B) all contributions, premiums and expenses required to be made by Law or by the terms of a Washington Benefit Plan have been timely made; and (C) no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred.

(f)            Except as would not, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole, in the six (6) years prior to the date of this Agreement, neither Washington nor any ERISA Affiliate thereof has withdrawn from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a Liability that has not been fully paid.

(g)            Neither Washington nor any Subsidiary thereof has any obligation to provide post-employment, post-service or retiree health benefits or life insurance coverages, except (A) with respect to current or former U.S. employees, for health continuation coverage required by Section 4980B of the Code or similar applicable Law (and for which the covered Person pays the full cost of coverage), and (B) with respect to current or former employees outside the United States, as required by applicable Law.

(h)            Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in conjunction with a subsequent event) are reasonably expected to (i) result in any payment (whether in cash, property or the vesting of property) or benefit becoming due to any current or former employee or other individual service provider of Washington or its Subsidiaries, (ii) increase the amount of any compensation or benefits payable or provided to any such individual under a Washington Benefit Plan, (iii) result in the funding of any payments or benefits or acceleration of the time of payment or vesting of any compensation or benefits of any such individual under a Washington Benefit Plan or (iv) result in any payments or benefits that, individually or in combination with any other payment or benefit, could constitute an “excess parachute payment” within the meaning of Section 280G of the Code or result in the imposition of an excise Tax under Section 4999 of the Code. Section 4.17(h)(iv) shall not apply to any Georgia Arrangements to the extent such Georgia Arrangements have not been provided by Georgia to Washington by the time required by Section 9.5 of the Chicago Transaction Agreement, so that, for the avoidance of doubt, compliance with Section 4.17(h)(iv) shall be determined as if such Georgia Arrangements, to the extent not provided by Georgia in accordance with Section 9.5 of the Chicago Transaction Agreement, had not been entered into or agreed upon.

(i)            No current or former employee of Washington or its Affiliates is entitled to a gross-up of any Taxes imposed by Section 409A or Section 4999 of the Code from Washington or any of its Subsidiaries.

(j)            Except as would not, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole, each International Washington Benefit Plan that is required to be funded is funded to the extent required by applicable Law, and to the extent not funded, adequate reserves therefor have been established on the accounting statements of Washington (or Subsidiary thereof) to the extent required by applicable accounting standards.

(k)            Except as would not, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole, with respect to employees of Washington or its Subsidiaries providing services in the United Kingdom, none of Washington or any of its Subsidiaries, is or has at any time been an “employer” or is, or has since January 1, 2022 been, an “associate of” or “connected with” an “employer” (as those terms in quotation marks are used in the Pensions Act 2004) of a UK defined benefit pension plan.

(l)            Except as would not, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole, to the knowledge of Washington, since January 1, 2022, no employee of Washington or its Subsidiaries providing services in the United Kingdom has previously transferred to Washington or any of its Subsidiaries pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended or replaced from time to time) who at any time prior to such transfer was a member of a UK defined benefit pension plan, in circumstances where Washington or any of its Subsidiaries has (or would reasonably be expected to have) inherited any obligation (whether contingent or otherwise) to fund, or otherwise meet the cost of, any enhanced early retirement or redundancy pension benefits, which are derived from such former employer’s pension plan.

Section 4.18        Labor Matters.

(a)            Section 4.18(a) of the Washington Disclosure Schedules sets forth a list of each Washington Collective Bargaining Agreement to which Washington (or a Subsidiary thereof) is a party or by which Washington (or a Subsidiary thereof) is bound. Except for the Washington Collective Bargaining Agreements set forth on Section 4.18(a) of the Washington Disclosure Schedules, no employee of Washington or its Subsidiaries is subject to or covered by any other Washington Collective Bargaining Agreement with respect to his or her services to Washington or its Subsidiaries. Washington has provided to Georgia a true and complete copy of each such Washington Collective Bargaining Agreement.

(b)            Except as would not be or reasonably be expected to be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole, (i) there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize any employees of Washington or its Subsidiaries, (ii) no demand for recognition of any employees of Washington or its Subsidiaries has been made by, or on behalf of, any labor union and (iii) since January 1, 2022, there have been no strikes, lockouts, material grievances or other material labor disputes with respect to any employees of Washington or its Subsidiaries, and to the Knowledge of Washington, none are threatened.

(c)            Except as would not be or reasonably be expected to be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole, to the Knowledge of Washington, Washington and its Subsidiaries have been since January 1, 2022 and are in compliance with (i) all applicable Laws regarding labor, employment, and employment practices, and (ii) all material obligations under any employment agreement, consulting agreement, severance agreement, Collective Bargaining Agreement or any other employment-related agreement.

(d)            Except as would not be or reasonably be expected to be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole, there are no Proceedings pending or, to the Knowledge of Washington, threatened against Washington (or any of its Subsidiaries) alleging breach of any express or implied employment contract, violation of any Law governing labor, employment, or terms and conditions of employment, or any other wrongful, unlawful or tortious conduct on the part of Washington or its Subsidiaries in connection with an employment or service relationship.

(e)            To the Knowledge of Washington, since January 1, 2022, (i) no allegations of sexual harassment, sexual assault, or sexual misconduct have been made against any current officer, director, or executive of Washington or any of its Subsidiaries, and (ii) Washington and its Subsidiaries have promptly, thoroughly, and impartially investigated all allegations of sexual harassment or discriminatory harassment of which Washington is or was aware and have taken all reasonable and necessary corrective actions with respect to such allegations that are reasonably calculated to prevent further discrimination and harassment with respect to each allegation with potential merit.

Section 4.19        Intercompany Arrangements. Except for any Contracts that are neither material in amount in relation to the Washington Business nor necessary for Washington and its Subsidiaries to conduct the Washington Business upon the Closing in all material respects as it is conducted as of the date of this Agreement, and other than the Transaction Documents and the Contracts contemplated thereby and transactions in the ordinary course with portfolio companies of Chicago and its Affiliates, Section 4.19 of the Washington Disclosure Schedules lists all Contracts in effect as of the date of this Agreement that are between or among Washington and/or any Subsidiary of Washington, on the one hand, and Chicago, Florida and their Affiliates (excluding Washington and/or any Subsidiary of Washington) and, to the Knowledge of Washington, any present or former employee, officer, manager or director of Chicago, Florida or any of their Affiliates (excluding Washington and/or any Subsidiary of Washington) in their capacities as such (other than employment, equity, retention, indemnification or similar Contracts), on the other hand, other than the organizational documents of Washington.

Section 4.20        Brokers. Other than Goldman Sachs and Co. and PJT Partners LP (each of whose fees and expenses will be included in Washington Closing Funded Debt or borne by Florida) or as set forth on Section 4.20 of the Washington Disclosure Schedules (each of whose fees and expenses will be included in Washington Closing Funded Debt), no broker, investment banker, or financial advisor is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Washington Sale Process, including transactions contemplated by this Agreement based upon arrangements made by or on behalf of Florida or its Affiliates.

Section 4.21        Insurance. Except as would not reasonably be expected, individually or in the aggregate, to be material to Washington and its Subsidiaries, taken as a whole, (a) all of the insurance policies held by Washington and its Subsidiaries (the “Washington Insurance Policies”) are in full force and effect as of the date hereof; (b) as of the date hereof, all premiums due thereon have been paid in full and Washington (and Subsidiaries thereof) are in compliance in all material respects with the terms of such policies; (c) there are no claims arising out of the conduct of the Washington Business pending under the Washington Insurance Policies as to which coverage has been questioned, denied or disputed (other than a customary reservation of rights notice); and (d) neither Washington nor any of its Subsidiaries has received any written notice of cancellation that any Washington Insurance Policy is no longer in full force or effect, and, to the Knowledge of Washington, no event has occurred that would reasonably be expected to result in the cancellation of coverage under any Washington Insurance Policy.

Section 4.22      Privacy; Data Security. Except as would not reasonably be expected, individually or in the aggregate, to be material to Washington and its Subsidiaries, taken as a whole:

(a)            the data, privacy and information security practices of Washington (and Subsidiaries thereof) are, and since January 1, 2022, have been, in compliance with all (i) applicable Laws, (ii) contractual obligations or industry standards to which Washington or any of its Subsidiaries are bound including with respect to Affiliates and/or third parties with respect to the processing of Personally Identifiable Information on behalf of, and/or sharing Personally Identifiable Information with the Washington Business (collectively, “Washington Data Partners”) and the Payment Card Industry Data Security Standard, and (iii) Washington’s (and its Subsidiaries’) publicly facing privacy and information security policies concerning the collection, use, storage, processing, transfer, disclosure, or protection of Personally Identifiable Information (clauses (i) through (iii), collectively, the “Washington Data Security Requirements”);

(b)            Washington (and its Subsidiaries), and to the Knowledge of Washington, Washington Data Partners, have implemented and maintain reasonable and appropriate organizational, physical, administrative and technical safeguards and measures, including a written information security program that are designed to (i) comply with applicable Washington Data Security Requirements and (ii) protect the Information Technology owned by Washington or its Subsidiaries, together with any Personally Identifiable Information held or processed by Washington or its Subsidiaries, against a Security Incident. Washington (and Subsidiaries thereof) regularly test their written information security program by conducting security audits, penetration tests, and/or vulnerability scans, and, to the Knowledge of Washington, no entity has identified any medium, high, or critical vulnerability that has not been fully remediated;

(c)            since January 1, 2022, Washington and its Subsidiaries, and to the Knowledge of Washington, Washington Data Partners have not experienced any Security Incidents. In relation to any Security Incident and/or actual, alleged, or potential violation of a Business Data Security Requirement, Washington and its Subsidiaries have not (i) notified or been required to notify any Person, or (ii) received any notice, inquiry, request, claim, complaint, correspondence or other communication from, or been the subject of any investigation or enforcement action by, any Person and, to the Knowledge of Washington, there are no facts or circumstances that could give rise to the occurrence of the foregoing clauses (i) or (ii).

Section 4.23      No Other Representations or Warranties.

(a)            Except for the representations and warranties contained in this Article IV or Article V, in any certificate delivered pursuant to this Agreement or in any other Transaction Document (including in Article IV, Article V or Article VI of the Chicago Transaction Agreement), neither Washington nor any of its Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Washington or any of its Subsidiaries or Affiliates, the Washington Business or with respect to any other information provided, or made available, to Georgia or any of its Affiliates or Representatives in connection with the transactions contemplated by this Agreement. Except for the representations and warranties contained in this Article IV or Article V of this Agreement in any certificate delivered pursuant to this Agreement or in any other Transaction Document (including in Article IV, Article V or Article VI of the Chicago Transaction Agreement), neither Washington nor any of its Affiliates, Representatives or any other Person has made any express or implied representation or warranty with respect to the prospects of the Washington Business or its profitability for Georgia, or with respect to any forecasts, projections or business plans or other information delivered to Georgia or any of its Affiliates or Representatives in connection with Georgia’s review of Washington, the Washington Business and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information. Except as expressly set forth in this Agreement or the Chicago Transaction Agreement, neither Washington nor any of its Affiliates, Representatives or any other Person will have, or be subject to, any Liability or other obligation to Georgia or any of its Affiliates or Representatives or any other Person resulting from Georgia’s use of, or the use by any of its Affiliates or Representatives of, any information, including information, documents, projections, forecasts, business plans or other materials made available to Georgia, its Affiliates or Representatives in any virtual data room, confidential information memorandum, management presentations, offering materials, site tours or visits, diligence calls or meetings or any documents prepared by, or on behalf of, Washington or any of its Affiliates or Representatives, or made available to Georgia or its Affiliates or Representatives in connection with the transactions contemplated by this Agreement. Each of Washington and its Affiliates disclaims any and all representations and warranties, whether express or implied, except for the representations and warranties contained in this Article IV or Article V of this Agreement, in any certificate delivered pursuant to this Agreement or in any other Transaction Document (including in Article IV, Article V or Article VI of the Chicago Transaction Agreement).

Article V
REPRESENTATIONS AND WARRANTIES OF FLORIDA TO GEORGIA

Except as disclosed in, or qualified by any matter set forth in the Florida Disclosure Schedules, Florida hereby represents and warrants to Georgia as follows:

Section 5.1        Organization and Standing. Florida is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia. Florida is duly licensed or qualified to do business and in good standing in each jurisdiction where the conduct of its business makes such license or qualification or good standing necessary, except where the failure to be so licensed, qualified or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Florida Material Adverse Effect.

Section 5.2        Authority; Enforceability.

(a)            Florida has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Florida of this Agreement and each other Transaction Document to which it is or will be a party, the performance by Florida of each of its obligations hereunder and thereunder, and the consummation by Florida of the transactions contemplated hereby and thereby, have been, or, with respect to such other Transaction Documents to be entered into as of the Closing, will be as of the Closing, duly and validly authorized by all requisite corporate action.

(b)            This Agreement has been duly executed and delivered by Florida and, assuming this Agreement has been duly executed and delivered by the other Parties (other than Washington), constitutes a valid and binding obligation of Florida, and each other Transaction Document (to which Florida is or will be a party) has been or will be as of the Closing, duly executed and delivered by Florida and, assuming such Transaction Document has been duly executed and delivered by each other party thereto, constitutes or will constitute a valid and binding obligation of Florida, in each case enforceable against Florida in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 5.3        No Conflicts; Consents. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Florida is or will be a party by Florida, and the consummation of the transactions contemplated hereby and thereby by Florida do not and will not (a) violate any provision of the certificate of incorporation or bylaws of Florida, (b) subject to obtaining the consents set forth in Section 5.3 of the Florida Disclosure Schedules, require a consent or approval under, conflict with, constitute a default under, or result in the breach or termination, cancellation or acceleration (with or without the giving of notice or the lapse of time or both) of any right or obligation of Florida under, or to a loss of any benefit to Florida under any material Contract or material Permit, (c) assuming compliance with the matters set forth in Section 5.3, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Entity to which Florida is subject, or (d) result in the creation of any Lien upon any material assets of Florida; except, with respect to clauses (b), (c) and (d), as would not have or reasonably be expected to have, individually or in the aggregate, a Florida Material Adverse Effect.

Section 5.4        Governmental Authorization. The execution, delivery and performance by Florida of this Agreement and the other Transaction Documents to which Florida is or will be a party and the consummation of the transactions contemplated hereby and thereby by Florida do not and will not require any Approval of, or Filing with, any Governmental Entity, except for (a) compliance with (i) the applicable requirements of the HSR Act, (ii) the applicable requirements of the Securities Act and the U.S. Securities Exchange Act of 1934, as amended, (iii) the rules and regulations of the New York Stock Exchange and (iv) with any applicable foreign or state securities or blue sky Laws, (b) compliance with the Regulatory Laws and the Approvals and Filings set forth in Section 5.4 of the Florida Disclosure Schedules and (c) Approvals and Filings which if not obtained or made would not have or reasonably be expected to have, individually or in the aggregate, a Florida Material Adverse Effect.

Section 5.5        Ownership. Florida and/or its Subsidiaries are the sole record and beneficial owner of the equity interests of Washington set forth in Section 5.5 of the Florida Disclosure Schedules (the “Florida Owned Washington Equity Interests”). Section 5.5 of the Florida Disclosure Schedules sets forth the record holders of all of the Florida Owned Washington Equity Interests. Florida or its Subsidiaries have good and valid title to the Florida Owned Washington Equity Interests free and clear of all Liens, except for restrictions on transfer under applicable securities Laws and liens created by any of the Transaction Documents, the organizational documents of Washington, or any of the transactions contemplated by this Agreement. The Florida Owned Washington Equity Interests are not subject to any Contract restricting or otherwise relating to the voting, transfer or other disposition of the Florida Owned Washington Equity Interests, other than restrictions on transfer imposed by applicable securities Laws, the organizational documents of Washington or this Agreement. There are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which Florida or any of its Subsidiaries has a contractual obligation with respect to the voting or transfer of the Florida Owned Washington Equity Interests. Other than the Florida Owned Washington Equity Interests, neither Florida nor any of its Affiliates owns any other capital stock of Washington or its Subsidiaries.

Section 5.6        Florida Debt Financing.

(a)            Florida is a party to and has accepted a fully executed commitment letter, dated as of the date hereof (together with all exhibits and schedules thereto and any fee letters related thereto, the “Florida Commitment Letter”) from the lenders party thereto (collectively, the “Florida Lenders”) pursuant to which the Florida Lenders have agreed, subject to the terms and conditions thereof, to provide Florida bridge financing in the amounts set forth therein. The bridge financing committed pursuant to the Florida Commitment Letter and/or any Replacement Financing are collectively referred to in this Agreement as the “Florida Debt Financing.”

(b)            Florida has delivered to Georgia a true, complete and correct copy of the executed Florida Commitment Letter, subject, in the case of any fee letters related thereto, to redaction solely of fee amounts, the rates and amounts included in the “market flex” and other economic provisions that are customarily redacted in connection with transactions of this type and that would not affect the conditionality, enforceability, availability, termination or amount of the Florida Debt Financing committed pursuant to the Florida Commitment Letter.

(c)            As of the date hereof, except as expressly set forth in the Florida Commitment Letter, there are no conditions precedent to the obligations of the Florida Lenders to provide the full amount of the Florida Debt Financing pursuant to the Florida Commitment Letter. As of the date hereof, assuming the satisfaction of the conditions contained in Section 11.1 and Section 11.3, Florida does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Florida Commitment Letter on or prior to the Closing Date, nor does Florida have knowledge that any Florida Lender will not perform its obligations thereunder. As of the date hereof, there are no side letters or other agreements relating to the Florida Commitment Letter or the Florida Debt Financing that would reasonably be expected to adversely affect the conditionality, enforceability, availability, termination or amount of the Florida Debt Financing committed pursuant to the Florida Commitment Letter.

(d)            Assuming the satisfaction of the conditions contained in Section 11.1 and Section 11.3, the Florida Debt Financing, when funded in accordance with (i) the Florida Commitment Letter and giving effect to any “flex” provision in or related to the Florida Commitment Letter (including with respect to fees and original issue discount) and/or (ii) the agreements in respect of any Replacement Financing, together with available cash on hand, shall provide Florida with cash proceeds at the Closing sufficient for the payment of the Purchased Entity Closing Cash Consideration and any fees and expenses of or payable by Florida or its Affiliates pursuant to this Agreement on the Closing Date (such amounts, collectively, the “Florida Financing Amounts”).

(e)            As of the date hereof, the Florida Commitment Letter constitutes the legal, valid, binding and enforceable obligations of Florida and, to the knowledge of Florida, all the other parties thereto and is in full force and effect (except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law)). As of the date hereof, to the knowledge of Florida, no event has occurred which (with or without notice, lapse of time or both) constitutes, or would constitute, a default, breach or failure to satisfy a condition by Florida under the terms and conditions of the Florida Commitment Letter. As of the date hereof and assuming the satisfaction of the conditions contained in Section 11.1 and Section 11.3, Florida does not have any reason to believe that any of the conditions to the Florida Debt Financing will not be satisfied by it on a timely basis or that the Florida Debt Financing will not be available to it on the Closing Date. Florida has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Florida Commitment Letter on or before the date of this Agreement, and will pay any such amounts due on or before the Closing Date as and when due and payable. The Florida Commitment Letter has not been modified, amended or altered on or prior to the date hereof, the Florida Commitment Letter will not be amended, modified or altered at any time through the Closing, except as permitted by Section 8.4(a) and none of the respective commitments under any of the Florida Commitment Letter have been terminated, reduced, withdrawn or rescinded in any respect, except as permitted by Section 8.4(a) and, to the knowledge of Florida, as of the date hereof, no termination, reduction, withdrawal, modification, amendment, alteration or rescission thereof is contemplated except as permitted by Section 8.4(a).

(f)            In no event shall the receipt or availability of any funds or financing (including the Florida Debt Financing) by Florida or any of its Affiliates or any other financing or other transactions be a condition to any of Florida’s obligations under this Agreement.

Section 5.7        Brokers. Other than PJT Partners LP and Goldman Sachs & Co. (whose fees and expenses will be borne by Florida), no broker, investment banker, or financial advisor is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Florida or its Affiliates.

Section 5.8        Proceedings. There are no Proceedings pending or, to the Knowledge of Florida, threatened in writing against Florida, other than Proceedings which, if determined in a manner adverse to Florida, would not reasonably be expected to have, individually or in the aggregate, a Florida Material Adverse Effect. Florida is not subject to any outstanding Judgment of any Governmental Entity which would have, individually or in the aggregate, a Florida Material Adverse Effect.

Section 5.9        Compliance with Laws. Florida is in compliance with all Laws applicable to its businesses, as currently conducted, except to the extent that the failure to comply therewith would not have, individually or in the aggregate, a Florida Material Adverse Effect. Florida possesses all Permits necessary for the conduct of its business, as currently conducted, except where the failure to possess any such Permit would not have, individually or in the aggregate, a Florida Material Adverse Effect.

Section 5.10      Securities Act. Florida is acquiring the Purchased Entity Equity Interests solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Florida acknowledges that the Purchased Entity Equity Interests are not registered under the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws, and that such Purchased Entity Equity Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act and applicable state and foreign securities Laws or pursuant to an applicable exemption therefrom. Florida has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Entity Equity Interests and is capable of bearing the economic risks of such investment.

Section 5.11      Solvency. Assuming that (i) the conditions contained in Section 11.1 and Section 11.3 have been satisfied or waived, (ii) the representations and warranties set forth in Article III and in any Transaction Document or in any certificate delivered pursuant to Section 11.3 of this Agreement or any other Transaction Document are, subject to the terms and limitations set forth therein, true and correct, (iii) the compliance and performance by Georgia and its Subsidiaries of their respective obligations hereunder in all material respects, then immediately after giving effect to the transactions contemplated hereby (including the Mergers), and (iv) any estimates, projections, forecasts or revenue or earnings predictions regarding the Business prepared by or on behalf of the Georgia Entities and made available to Florida have been prepared in good faith based upon assumptions that were and continue to be reasonable, (A) Florida and its Subsidiaries, on a consolidated basis, will be able to pay their debts as they become due, (B) the then present fair saleable value of the assets of Florida and its Subsidiaries, on a consolidated basis, shall be greater than the amount required to pay their consolidated debts (including a reasonable estimate of the amount of all contingent liabilities) and (C) Florida and its Subsidiaries, on a consolidated basis, will not have unreasonably small capital to carry on their businesses as presently conducted or proposed to be conducted.

Section 5.12      Acknowledgement of No Other Representations or Warranties.

(a)            Except for the representations and warranties contained in this Article V or in any other Transaction Document, neither Florida nor any of its Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Florida or any of its Subsidiaries or Affiliates, or with respect to any other information provided, or made available, to Georgia or the Purchased Entity or any of their respective Affiliates or Representatives in connection with the transactions contemplated by this Agreement (other than with respect to Washington, which are set forth in Article IV). Each of Florida and its Affiliates disclaims any and all representations and warranties with respect to Florida and its Affiliates (other than with respect to Washington, which are set forth in Article IV), whether express or implied, except for the representations and warranties contained in this Article V or in any other Transaction Document.

(b)           Florida acknowledges and agrees that, except for the representations and warranties contained in Article III or in any certificate delivered pursuant to this Agreement or any Transaction Document, neither Georgia nor any of its Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Georgia, the Purchased Entity or any of their respective Subsidiaries or Affiliates, the Transferred Assets, the Business or with respect to any other information provided, or made available, to Florida or any of its Affiliates or Representatives in connection with the transactions contemplated hereby. Except as expressly set forth in this Agreement, Florida acknowledges and agrees that neither Georgia nor any of its Affiliates, Representatives or any other Person will have, or be subject to, any Liability or other obligation to Florida, its Affiliates or Representatives or any other Person resulting from Florida’s use, or the use by any of its Affiliates or Representatives, of any information, including information, documents, projections, forecasts, business plans or other material made available to Florida, its Affiliates or Representatives in any virtual data room, confidential information memorandum, management presentations, offering materials, site tours or visits, diligence calls or meetings or any documents prepared by, or on behalf of, Georgia or any of its Affiliates or Representatives. Florida acknowledges and agrees that it is not relying on any representation or warranty of Georgia or any of its Affiliates or Representatives or any other Person, other than those representations and warranties specifically set forth in Article III or in any certificate delivered pursuant to this Agreement or any Transaction Document. Florida acknowledges and agrees that each of Georgia and its Affiliates disclaims any and all representations and warranties, whether express or implied, except for the representations and warranties contained in Article III or in any certificate delivered pursuant to this Agreement or any Transaction Document. Florida acknowledges and agrees that neither Georgia nor any of its Affiliates makes any express or implied representation or warranty with respect to the Excluded Assets or the Retained Liabilities and further acknowledges and agrees to the matters set forth in Section 3.23(b) with respect to the New Subsidiaries.

(c)            Florida acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations and projected operations of the Business and the nature and condition of its properties, assets, liabilities and businesses and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article III or in any certificate delivered pursuant to this Agreement or any Transaction Document.

(d)           Except for the representations and warranties contained in Article III or in any certificate delivered pursuant to this Agreement or any Transaction Document, Florida acknowledges that neither Georgia nor any of its Affiliates has made any warranty, express or implied, as to the prospects of the Business or its profitability for Florida, or with respect to any forecasts, projections or business plans or other information delivered to Florida or any of its Affiliates or Representatives in connection with Florida’s review of the Business and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information.

Article VI
COVENANTS WITH RESPECT TO THE BUSINESS

Section 6.1        Covenants Relating to Conduct of Business.

(a)            Except as set forth in Section 6.1 of the Georgia Disclosure Schedules or as required by applicable Law, or as otherwise expressly required or permitted by the terms of this Agreement (including Section 6.10), or to the extent related solely to the Excluded Assets, the Retained Liabilities or the Retained Businesses, from the date of this Agreement to the Closing, and except with the prior written consent of Florida (such consent not to be unreasonably withheld, conditioned or delayed), Georgia shall, and shall cause each other Georgia Entity and the Purchased Entity (and any Subsidiary thereof) to, conduct the Business in all material respects in the ordinary course and use commercially reasonable efforts to preserve intact and maintain its current business organization and operations and relationships with customers and suppliers of, or others having material business dealings with, the Business; provided that no action by Georgia or its Subsidiaries that is specifically addressed by Section 6.1(b) shall be deemed a breach of this Section 6.1(a) unless such action would constitute a breach of Section 6.1(b).

(b)            Except as set forth in Section 6.1 of the Georgia Disclosure Schedules or as required by applicable Law, or as otherwise expressly required or permitted by the terms of this Agreement (including Section 6.4, Section 6.10 or Article IX), or to the extent related solely to the Excluded Assets or Retained Liabilities, from the date of this Agreement to the Closing, Georgia shall not, and shall cause its Subsidiaries and the Purchased Entity (and each Subsidiary thereof) not to, do any of the following with respect to the Business, the Transferred Assets, the Assumed Liabilities or the Purchased Entity (and each Subsidiary thereof) without the prior written consent of Florida (such consent not to be unreasonably withheld, conditioned or delayed):

(i)            except (x) as may be required by a Georgia Benefit Plan as in effect on the date hereof or as may be established or amended not in contravention of this Agreement, (y) in connection with any action that generally applies to participating Business Employees and other similarly situated employees of Georgia and its Affiliates or (z) for any grant, payment, award or arrangement for which Georgia or any of its Affiliates (other than the Purchased Entity or any of its Subsidiaries) shall retain all Liabilities, (A) grant or increase any compensation or benefit to any Key Business Employee, other than increases to base salary (and corresponding increases in incentive opportunities or other compensation or benefits calculated by reference to base salary) adopted in the ordinary course of business consistent with past practice, (B) accelerate the vesting, funding or payment of any compensation or benefits to any Key Business Employee, (C) adopt, establish, enter into, terminate, modify or materially amend any Purchased Entity Benefit Plan, other than in the ordinary course of business consistent with past practice, (D) hire, engage or promote (in each case other than to fill a vacancy) or terminate (other than for cause) the employment or engagement of any Key Business Employee, or (E) other than as required by applicable Law or deemed by Georgia in good faith as necessary to satisfy the Labor Process Obligations, enter into, modify, extend or terminate any Business Collective Bargaining Agreement or recognize or certify any labor union, works council, or other labor organization or group of employees as the bargaining representative for any Business Employees;

(ii)            authorize or effect any amendment to, or change, or waiver under, the organizational documents of the Purchased Entity (or any Subsidiary thereof) in any manner adverse to Florida;

(iii)            (A) issue, sell, pledge, transfer, redeem or repurchase, or authorize or propose to issue, sell, pledge, transfer, redeem, repurchase or authorize, or reclassify, any equity interests of the Purchased Entity (or any of its Subsidiaries) or securities convertible into, or exchangeable or exercisable for, or options with respect to, or warrants to purchase, or rights to subscribe for, equity interests of the Purchased Entity (or any of its Subsidiaries) or (B) with respect to the Purchased Entity, declare, set aside or pay any non-cash dividend or non-cash distribution with respect to any equity interests thereof;

(iv)            permit the Purchased Entity (or Subsidiary thereof) to incur, create or assume, or otherwise incur, create or assume with respect to the Business (and in the case of the following clauses (A) and (B), excluding Settlement Indebtedness and Settlement Liens (as such terms are defined in the Chicago Transaction Agreement)), (A) any indebtedness for borrowed money in excess of $50,000,000 in the aggregate, other than in the ordinary course of business (provided that such indebtedness for borrowed money constitutes Purchased Entity Funded Debt to the extent outstanding immediately prior to the Closing) or that will be settled at or prior to the Closing or (B) any Lien, other than Permitted Liens, with respect to any material asset of the Business other than those (1) in the ordinary course of business or (2) that will be discharged or released at or prior to the Closing;

(v)            (A) acquire any material assets, Person or business (whether by merger, consolidation or acquisition of stock or assets or otherwise), (B) enter into any joint venture with any Person or (C) make any loans, investments or advances to or in any Person (other than routine advances of business expenses to employees and extensions of credit to customers in the ordinary course of business and loans, investments or advances solely between or among Georgia, a Georgia Entity, the Purchased Entity or any of their respective Subsidiaries);

(vi)           dispose of, lease, license, transfer or, abandon any material Transferred Assets or other material assets of the Business (including material Business Intellectual Property), in each case, other than disposals, leases, non-exclusive licenses, transfers or abandonment in the ordinary course of business;

(vii)          (A) except as contemplated by Section 6.11(e) with respect to Shared Contracts, amend, cancel, extend, renew or waive any material right under, or voluntarily terminate (other than upon expiration or automatic extension or renewal in accordance with its terms), any Business Permit or any Business Material Contract or the portion relating to the Business of any Shared Contract, except in each such case, for immaterial amendments or modifications in the ordinary course of business consistent with past practice, or (B) enter into any Contract that, if in effect on the date hereof, would be a Business Material Contract outside the ordinary course of business consistent with past practice;

(viii)         make any material change in any method of financial accounting or financial accounting practice or working capital or cash management (including with respect to settlement liabilities, settlement receivables, settlement deposits, accounts receivable and accounts payable, but excluding the utilization of cash to repay outstanding indebtedness for borrowed money) practice or policy applicable to the Business, other than such changes as are required by GAAP or applicable Law;

(ix)            other than as set forth in the capital expenditure budget made available to Florida, make any capital expenditures or commitments for capital expenditures that have post-Closing obligations in excess of $5,000,000 individually, or $50,000,000 in the aggregate;

(x)             settle, initiate or compromise any Proceeding, audit or investigation (other than any Proceeding, audit or investigation in respect of Taxes or Tax matters) if such settlement or compromise (A) requires payment to any other Person or involves a claim by Georgia (or any Subsidiary thereof) of amounts in excess of $5,000,000, (B) imposes ongoing restrictions on the operations of the Business or the Purchased Entity (or Subsidiary thereof) (other than customary confidentiality obligations), (C) is brought by a Governmental Entity or (D) involves criminal penalties;

(xi)            other than with respect to any Georgia Combined Tax Return or any Georgia Tax Group, (A) make (other than consistent with past practice), revoke or change any material Tax election, (B) change any annual accounting period, (C) adopt, elect (other than consistent with past practice) or change any material method of accounting, (D) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, (E) enter into any closing or similar agreement with any Taxing Authority in respect of any material Tax, (F) settle or abandon any material Tax claim, audit, or assessment or material Proceeding in respect of Taxes or Tax matters for an amount materially in excess of amounts reserved therefor, (G) amend any material Tax Return, or (H) consent to any extension or waiver of the limitations period applicable to any material Tax audit, claim, Proceeding or assessment, other than any such extension that is automatic or automatically granted (it being agreed and understood that none of clauses (i) through (x) nor clauses (xii) through (xviii) of this Section 6.1(b) shall apply with respect to Tax compliance matters (other than clause (xviii) insofar as it relates to this clause (xi));

(xii)           make any material change to (A) the operation or security of, or any administrative, technical or physical safeguards related to, any Information Technology or privacy or data security or (B) any policies or procedures with respect to Personally Identifiable Information or confidential or other sensitive information (including customer data) or Business Data Security Requirements, except (x) as required by applicable Law, any Governmental Entity or any Contract in effect as of the date hereof, (y) as would not be material and adverse to the Business, taken as a whole, or (z) as may be necessary or reasonable to contain or remediate a breach, cybersecurity incident, cybersecurity vulnerability, or other Security Incident, or any other occurrence that requires the Business to remediate its cybersecurity program;

(xiii)          enter into any material new line of business or agree to or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization under applicable Law;

(xiv)          enter into, amend or modify any Related Party Agreement, solely with respect to any such Contracts that will survive the Closing and not be terminated pursuant to Section 6.4;

(xv)           (A) amend, cancel, extend, or renew any material term of, or waive any material right under, or voluntarily terminate (other than upon expiration or automatic extension or renewal in accordance with its terms), any lease governing a Business Leased Real Property, except in each such case, for immaterial amendments or modifications in the ordinary course of business consistent with past practice, or (B) grant any party the right to use or occupy any Business Owned Real Property, except in the ordinary course of business consistent with past practice;

(xvi)           issue, sell, grant or pledge to any Business Employee, Former Business Employee or Business Independent Contractor (A) any equity interest in Georgia or any of its Subsidiaries or (B) any warrant, option, “phantom” stock right, stock appreciation right, stock-based performance unit or other right, agreement, arrangement, Contract or commitment pursuant to which Georgia or any of its Subsidiaries is or may become obligated to issue, sell, grant or pledge any equity interest in, or voting security of, Georgia or any of its Subsidiaries;

(xvii)         transfer or reassign the duties of (A) a Business Employee such that he or she is no longer a Business Employee or (B) any other employee of Georgia or its Affiliates such that he or she would become a Business Employee, other than as expressly contemplated pursuant to Section 9.1 herein or with respect to any transfers of employment (including as a result of a written internal transfer request initiated by an employee) in the ordinary course and consistent with past practice (notice of which shall be promptly delivered to Florida); or

(xviii)        authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions.

(c)            Nothing contained in this Agreement shall be construed to give to Florida, directly or indirectly, rights to control or direct the Business’s operations prior to the Closing. Prior to the Closing, Georgia (and its Subsidiaries) shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision of the operations of the Business. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that nothing in this Section 6.1 shall be deemed to limit the Georgia Entities’ ability to transfer the Excluded Assets or the Retained Liabilities to Georgia or any of its Subsidiaries (other than the Purchased Entity and its Subsidiaries) in accordance with this Agreement (including Section 6.10) or the Transferred Assets or Assumed Liabilities to the Purchased Entity and its Subsidiaries, in each case prior to, at or after the Closing or prohibit Georgia from implementing the Georgia Pre-Closing Restructuring Steps in accordance with Section 6.10.

Section 6.2        Confidentiality; Exclusivity.

(a)            Subject to Section 8.4(c), Florida acknowledges that the information being provided to it in connection with the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference in their entirety and shall survive the Closing. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business; provided, however, that Florida acknowledges that its obligations of confidentiality and non-disclosure with respect to any and all other information provided to it by or on behalf of Georgia, the other Georgia Entities, the Purchased Entity or any of their respective Affiliates or Representatives, concerning the Retained Businesses, Georgia, the other Georgia Entities or any of their respective Affiliates (other than to the extent relating to the Business) shall continue to remain subject to the terms and conditions of the Confidentiality Agreement, notwithstanding any termination of the Confidentiality Agreement that has occurred or would otherwise occur notwithstanding. Georgia and Florida expressly agree that, notwithstanding any provision of the Confidentiality Agreement to the contrary, including with respect to termination thereof, if, for any reason, the Closing does not occur and this Agreement is terminated, and the remaining term of the Confidentiality Agreement is less than twenty-four (24) months, the Confidentiality Agreement (other than any employee non-solicitation restrictions, which shall continue for an additional period equal to the original non-solicitation period under the Confidentiality Agreement) shall continue in full force and effect for a period of twenty-four (24) months following termination of this Agreement and otherwise in accordance with its terms, and this Agreement shall constitute the requisite consent of the parties thereto to amend the Confidentiality Agreement accordingly.

(b)           Georgia hereby agrees with Florida that it shall not, and shall not permit its Affiliates or their respective Representatives to, for a period of thirty-six (36) months after the Closing Date (or with respect to any information constituting a trade secret, for so long as such information constitutes a trade secret), directly or indirectly, without the prior written consent of Florida, disclose to any third party (other than Georgia’s Affiliates and its and their respective Representatives to the extent necessary to perform its obligations or enforce its rights under this Agreement, any other Transaction Document or any Contract that has not been assigned or transferred pursuant to Section 6.11) any confidential or proprietary information included in the Transferred Assets or to the extent relating to the Business or the Assumed Liabilities (“Business Confidential Information”); provided, however, that the term “Business Confidential Information” will not include any information (i) that becomes available to Georgia or its Affiliates or their respective Representatives from and after the Closing, from a third party source that is not known by Georgia to be under any obligations of confidentiality in respect of such information, (ii) that is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or (iii) that is or was derived independently by Georgia, its Affiliates or any of their respective Representatives without use of or reference to Business Confidential Information. In addition, Georgia shall not, and shall not permit its Affiliates or their respective Representatives to, without the prior written consent of Florida, disclose any Business Confidential Information that constitutes a trade secret under applicable law until such time as such Business Confidential Information no longer constitutes a trade secret under applicable law (other than as a result of disclosure by Georgia, its Affiliates or their respective Representatives in violation of this Section 6.2(b)). The immediately preceding two sentences shall not prohibit Georgia, its Affiliates or any of their respective Representatives (A) from disclosing Business Confidential Information in connection with complying with the terms of this Agreement, any of the Transaction Documents or any Contract that has not been assigned or transferred pursuant to Section 6.11, or (B) from disclosing Business Confidential Information that Georgia, any of its Affiliates or its or their Representatives are required by Law (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) or requested by any Governmental Entity with jurisdiction over such Person to disclose (provided that Georgia will, to the extent not legally prohibited, provide Florida with prompt written notice of such request so that Florida may seek, at its sole expense, an appropriate protective order and/or waive compliance with this Section 6.2(b)). Furthermore, the provisions of this Section 6.2(b) will not prohibit any retention of copies of records or any disclosure in connection with the preparation and filing of financial statements or Tax Returns of Georgia or its Affiliates or any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, the other Transaction Documents or the Commercial Agreements or the transactions contemplated hereby and thereby. The Parties acknowledge and agree that (x) Georgia, the Georgia Entities and their respective Affiliates currently, and following the Closing may continue to, maintain and expand business and commercial relationships (whether as a customer, supplier or otherwise) with the same Persons and engage in commercial relationships with such Persons and with Florida, and, subject to compliance with Section 6.12, may employ, or continue to employ, individuals who previously worked in or with the Business and possess knowledge and know-how used in, relating to, or arising from the Business and (y) nothing in this Section 6.2(b) shall prohibit or restrict the maintenance or expansion of any such relationships or employment of any such individuals; provided that Business Confidential Information is not used or disclosed in violation hereof.

(c)            From the date of this Agreement to the Closing, the Georgia Entities will not, and will cause their respective Affiliates and use reasonable best efforts to cause their respective other Representatives not to, enter into any Contracts or other arrangements regarding a sale or other disposition (whether by merger, reorganization, recapitalization or otherwise) of the Purchased Entity or a material portion of the assets of the Business with any other Person (other than the transactions contemplated by this Agreement) (a “Business Acquisition Proposal”) or provide any confidential information to any third party (in each case other than to Florida and its Representatives) contacting or making an inquiry of Georgia with respect to a potential Business Acquisition Proposal, other than information which is traditionally provided in the regular course of the business operations of the Business to third parties. The Georgia Entities will, and will cause their respective Affiliates to, and use reasonable best efforts to cause its and their respective Representatives to, (i) immediately cease and cause to be terminated any and all existing discussions and negotiations with third parties regarding Business Acquisition Proposals and (ii) promptly notify Florida if any Business Acquisition Proposal, or any inquiry from any Person with respect thereto, is subsequently made and provide Florida with the material terms thereof (excluding the identity of the Person making such Business Acquisition Proposal or inquiry with respect thereto).

Section 6.3        Access to Information.

(a)            Georgia shall afford to Florida and its Affiliates and its and their Representatives reasonable access, upon reasonable notice during normal business hours, consistent with applicable Law and in accordance with reasonable procedures established by Georgia, during the period prior to the Closing, and solely for purposes of integration planning or otherwise in furtherance of the transactions contemplated by this Agreement and the other Transaction Documents, to the properties, books, Contracts, records and personnel of Georgia and its Subsidiaries solely to the extent related to the Business, the Transferred Assets, the Assumed Liabilities and the Purchased Entity (and Subsidiaries thereof); provided, however, that neither Georgia nor any of its Affiliates shall be required to violate Law to which it or any of its Affiliates may be subject in discharging their obligations pursuant to this Section 6.3(a), and prior to the Closing Date, Florida shall not conduct any Phase II Environmental Site Assessment or conduct any invasive testing or any sampling of soil, sediment, surface water, ground water or building material at, on, under or within any facility on the Business Owned Real Property or the Business Leased Real Property, or any other property of Georgia, the other Georgia Entities, the Purchased Entity or any of their respective Affiliates.

(b)            Florida agrees that any investigation undertaken pursuant to the access granted under Section 6.3(a) shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business and all requests for such access shall be made to the Representatives of Georgia designated by Georgia. Notwithstanding anything in this Agreement to the contrary, neither Georgia nor any of its Affiliates shall be required to provide access to or disclose information (i) where, in the reasonable judgment of Georgia, such access or disclosure would jeopardize attorney-client or other applicable privilege or protection, or contravene any Laws (it being agreed that, in the event that the restrictions set forth in clause (i) of this sentence apply, Georgia shall cooperate in good faith to attempt to design and implement alternative disclosure arrangements to enable Florida to evaluate any such information without jeopardizing the attorney-client privilege or contravening any Laws) or (ii) to the extent such information concerns the Business Sale Process.

(c)            Except with respect to Tax matters governed by Section 10.1, at and for a period of seven (7) years after the Closing, the Purchased Entity shall, and shall cause its Subsidiaries to, afford Georgia, its Affiliates and their respective Representatives, during normal business hours, upon reasonable notice and without unreasonable interference with the operation of the Business, access to the properties, books, Contracts, records (in each case to the extent in the possession or control of the Purchased Entity or any of its Subsidiaries) and employees of the Business and the Purchased Entity (and Subsidiaries thereof) to the extent that such access may be reasonably required by Georgia in connection with preparing financial statements, regulatory or securities Law reporting obligations, and compliance with applicable Laws or for use in any Proceeding (other than a Proceeding between or among Georgia or any of its Affiliates, on the one hand, and the Purchased Entity, Florida or any of their Subsidiaries, on the other hand) or other legitimate non-competitive purposes, in each case, in connection with Georgia’s operation of any of the Retained Businesses following Closing; provided, however, that nothing in this Agreement shall limit any of Georgia’s or any of its Affiliates’ rights of discovery under applicable Law. For the avoidance of doubt, in the case of any matters that are the subject of this Section 6.3(c) and Article X, the provisions of Article X (and not this Section 6.3(c)) shall control. Notwithstanding anything to the contrary in this Agreement, neither Florida nor any of its Affiliates shall be required to provide access to or disclose information where, upon the advice of counsel, such access or disclosure would jeopardize attorney-client privilege or contravene any Laws (it being agreed that, in the event that the foregoing restrictions apply, the Purchased Entity shall, and shall cause its Subsidiaries to, cooperate in good faith to attempt to design and implement alternative disclosure arrangements to enable Georgia to evaluate any such information without jeopardizing the attorney-client privilege or contravening any Laws).

(d)            Except with respect to Tax matters governed by Section 10.1, at and for a period of seven (7) years after the Closing, Georgia shall, and shall cause its Affiliates to, afford Florida, its Affiliates (including the Purchased Entity and its Subsidiaries) and their respective Representatives, during normal business hours, upon reasonable notice and without unreasonable interference with the operation of the business of the applicable Affiliate of Georgia, access to the properties, books, Contracts, records (in each case to the extent in the possession or control of the Georgia Entities) and employees of the Georgia Entities to the extent that such access may be reasonably required by Florida in connection with preparing financial statements, regulatory or securities Law reporting obligations, and compliance with applicable Laws or for use in any Proceeding (other than a Proceeding between or among Georgia or any of its Affiliates, on the one hand, and the Purchased Entity, Florida or any of their Subsidiaries, on the other hand) or other legitimate non-competitive purposes, in each case, in connection with Florida’s operation of the Business following Closing; provided, however, that nothing in this Agreement shall limit any of Florida’s or any of its Affiliates’ rights of discovery under applicable Law. For the avoidance of doubt, in the case of any matters that are the subject of this Section 6.3(d) and Article X, the provisions of Article X (and not this Section 6.3(d)) shall control. Notwithstanding anything to the contrary in this Agreement, neither Georgia nor any of its Affiliates shall be required to provide access to or disclose information where, upon the advice of counsel, such access or disclosure would jeopardize attorney-client privilege or contravene any Laws (it being agreed that, in the event that the foregoing restrictions apply, the Georgia Entities shall cooperate in good faith to attempt to design and implement alternative disclosure arrangements to enable Florida to evaluate any such information without jeopardizing the attorney-client privilege or contravening any Laws).

(e)            Except with respect to Tax matters governed by Section 10.1, the Purchased Entity shall, and shall cause its Subsidiaries to, hold all the books and records relating to the Business and existing on the Closing Date (to the extent held by the Purchased Entity or any Subsidiary thereof as of the Closing Date) and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Georgia.

Section 6.4        Intercompany Accounts and Intercompany Arrangements; Releases.

(a)            Immediately prior to the Closing (or prior thereto, if so determined by Georgia), all intercompany balances and accounts (other than trade payables or receivables arising in the ordinary course of business and other than intercompany balances and accounts set forth in Section 6.4 of the Georgia Disclosure Schedules) between the Georgia Entities and any of their Affiliates (other than the Purchased Entity (and Subsidiaries thereof)), on the one hand, and the Purchased Entity (and Subsidiaries thereof) or the Business, on the other hand, shall be settled or otherwise eliminated in such a manner as the Georgia Entities shall reasonably determine (including, if so reasonably determined by Georgia, by the Georgia Entities or any of their Affiliates removing from the Purchased Entity (or Subsidiary thereof) any or all Cash Amounts, funds from cash pools or intercompany receivables, or transferring to the Purchased Entity (or Subsidiary thereof) any intercompany payables or receivables, in each case, by means of dividends, distributions, contribution, the creation or repayment or refinancing of intercompany debt, increasing or decreasing of cash pool balances or otherwise), in each case without further recourse to or any Liability of the Purchased Entity (or any of its Subsidiaries), such that, as of the Closing, other than intercompany balances and accounts set forth in Section 6.4 of the Georgia Disclosure Schedules, there are no intercompany obligations, fees, payables, or receivables between or among the Purchased Entity (or any of its Subsidiaries), on the one hand, and the Georgia Entities, on the other hand. Immediately prior to the Closing (or prior thereto, if so determined by Georgia), except for the Transaction Documents to be entered into in connection with this Agreement, the Commercial Agreements and any arrangements, understandings or Contracts set forth in Section 6.4 of the Georgia Disclosure Schedules, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, between Georgia and its Affiliates, and to the Knowledge of Georgia, any present or former officer, manager, partner, director or other Representative of Georgia or its Affiliates (other than the Purchased Entity or its Subsidiaries) in their capacities as such (other than employment, retention, indemnification or similar Contracts), on the one hand, and the Purchased Entity (or Subsidiaries thereof), on the other hand, shall automatically be terminated without further payment or performance and cease to have any further force and effect, such that no party thereto shall have any further obligations or Liabilities therefor or thereunder. Georgia shall be responsible for, and shall pay, all Taxes with respect to a Pre-Closing Tax Period to the extent not included in the Purchased Entity Pre-Closing Tax Amount (as finally determined pursuant to Section 2.6) related to settling and elimination of intercompany balances and accounts pursuant to this Section 6.4(a).

(b)            Except to the extent provided to the contrary in this Section 6.4(b), effective as of the Closing, each of Florida and the Purchased Entity, on behalf of itself and its Affiliates, hereby releases Georgia and each of its Affiliates (and their respective past, present or future equityholders, Affiliates, officers, directors, employees and other Representatives, acting in their capacities as such) from any Liability, obligation or responsibility to any of them for any and all past actions or failures to take action prior to the Closing directly or indirectly relating to or arising out of the Business, the Transferred Assets, the Assumed Liabilities, or the operations of the Purchased Entity (or its Subsidiaries) prior to the Closing, or relating to or arising out of Georgia’s or its Affiliate’s ownership of the Purchased Entity Equity Interests or the Transferred Assets, except for any Liability, obligation or responsibility pursuant to the provisions of this Agreement, the other Transaction Documents, the Commercial Agreements, and any arrangements, understandings or Contracts set forth in Section 6.4 of the Georgia Disclosure Schedules. Each of Florida and the Purchased Entity hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim relating to any Liability, obligation or responsibility that is released pursuant to this Section 6.4(b), or commencing, instituting or causing to be commenced or instituted, any Proceeding of any kind against Georgia and each of its Affiliates (and their respective past, present or future equityholders, Affiliates, officers, directors, employees and other Representatives, acting in their capacities as such) based upon any such released claim.

(c)            Except to the extent provided to the contrary in this Section 6.4, effective as of the Closing, Georgia, on behalf of itself and its Affiliates, hereby releases Florida and the Purchased Entity and each of their Affiliates (and their respective past, present or future equityholders, Affiliates, officers, directors, employees and other Representatives, acting in their capacities as such) from any Liability, obligation or responsibility to any of them for any and all past actions or failures to take action prior to the Closing directly or indirectly relating to or arising out of the Business, the Transferred Assets, the Assumed Liabilities, or the operations of the Purchased Entity (or its Subsidiaries) prior to the Closing, or relating to or arising out of the Purchased Entity’s (or its Subsidiaries’) ownership of the Transferred Assets or operation of the Business, except for any Liability, obligation or responsibility pursuant to the provisions of this Agreement, the other Transaction Documents, any Commercial Agreements and any arrangements, understandings or Contracts set forth in Section 6.4 of the Georgia Disclosure Schedules. Georgia hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim relating to any Liability, obligation or responsibility that is released pursuant to this Section 6.4(c), or commencing, instituting or causing to be commenced or instituted, any Proceeding of any kind against Florida and each of its Affiliates (including the Purchased Entity and its Subsidiaries) (and their respective officers, directors and employees, acting in their capacities as such) based upon any such released claim.

Section 6.5        Financial Obligations. From the date hereof to the Closing, each of Florida, Georgia and the Purchased Entity shall use its reasonable best efforts to arrange for substitute letters of credit, surety bonds, guarantees, advance payment guarantees, and other obligations issued by or for the account of the Purchased Entity or its Subsidiaries to replace the outstanding letters of credit, surety bonds, guarantees, advance payment guarantees and other contractual obligations entered into by or on behalf of Georgia or any of its Affiliates (other than the Purchased Entity (and Subsidiaries thereof)) in connection with or relating to the Business, the Transferred Assets or the Assumed Liabilities (together, the “Business Guarantees”) and to cause the Purchased Entity or its Subsidiaries, as applicable, to assume all obligations under each Business Guarantee, obtaining from the creditor or other counterparty a full and irrevocable release of Georgia and its Affiliates that are liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other Liabilities to a counterparty in connection with the Business Guarantees. The Purchased Entity further agrees that to the extent Georgia or any of its Affiliates incurs any cost or expense, or is required to make any payment, or is subject to any claim or Proceeding, in connection with such Business Guarantees on or after the Closing, the Purchased Entity shall indemnify and hold harmless Georgia and its Affiliates against, and reimburse Georgia and its Affiliates for, any and all out-of-pocket Liabilities or amounts paid, including costs or expenses in connection with such Business Guarantees, including Georgia’s and any of its Affiliates’ reasonable expenses in maintaining such Business Guarantees, whether or not any such Business Guarantee is drawn upon or required to be performed, and shall in any event promptly and in no event later than ten (10) Business Days after written demand therefor from Georgia, reimburse Georgia and any of its Affiliates to the extent that any Business Guarantee is called upon and Georgia or any of its Affiliates makes any payment or incurs any Liability in respect of any such Business Guarantee. For any Business Guarantees for which the Purchased Entity or any of its Subsidiaries, as applicable, is not substituted in all respects for Georgia and its Affiliates (or for which Georgia and its Affiliates are not fully released) effective as of the Closing and that cannot otherwise be terminated effective as of the Closing (with Georgia and its Affiliates to be fully released in respect thereof), the Purchased Entity shall and shall cause its Subsidiaries to continue to use their reasonable best efforts to effect such substitution or termination and release after the Closing. Without limiting the foregoing, neither the Purchased Entity nor its Subsidiaries shall extend or renew any Contract containing or underlying a Business Guarantee unless, prior to or concurrently with such extension or renewal, the Purchased Entity or its Subsidiaries are substituted in all respects for Georgia and its Affiliates, and Georgia and its Affiliates are fully released, in respect of all Liabilities under such Business Guarantees. Without limiting the Purchased Entity’s indemnification obligations pursuant to this Section 6.5 or anything in the immediately prior sentence, this Section 6.5 shall not be deemed to require the Purchased Entity or any of its Subsidiaries to enter into any replacement guarantee with respect to any Business Guarantee on terms or conditions materially less favorable to the Purchased Entity and its Subsidiaries than those of the applicable existing Business Guarantee to be replaced or assumed or in a material amount in excess of the applicable existing Business Guarantee prior to the expiration, or renewal of each such existing Business Guarantee. Without limiting the obligations set forth in this Section 6.5, to the Knowledge of Georgia, Section 6.5 of the Georgia Disclosure Schedules sets forth a list of all Business Guarantees as of the date hereof (as such list may be updated by Georgia following the date hereof).

Section 6.6        Transitional Use of Marks; Background Licenses.

(a)            The Purchased Entity may, and may allow its Subsidiaries to, solely for a period not to exceed one hundred and eighty (180) days following the Closing (the “Phase-Out Period”), continue temporarily to use the Georgia Marks and any other Trademarks owned by Georgia or any of its Subsidiaries and used by the Business as of the Closing, solely to the extent and in substantially the same manner as used by the Purchased Entity and its Subsidiaries immediately prior to Closing. The Purchased Entity shall, and Florida shall cause the Purchased Entity and its Subsidiaries to, maintain quality standards at least as high as those in effect as of the Closing Date with respect to any products or services provided or delivered in connection with any Georgia Marks during the Phase-Out Period.

(b)            Each of the Purchased Entity and Florida, for itself and its Affiliates, acknowledges and agrees that, except as expressly permitted under Section 6.6(a), neither Florida nor any of its Affiliates (including, after the Closing, the Purchased Entity and its Subsidiaries) have, shall have, or are obtaining, any right, title or interest in, to or under any Georgia Marks. Florida: (i) shall not, and following the Closing shall cause the Purchased Entity and its Subsidiaries not to, hold themselves out as having any affiliation with any of the Georgia Entities, their Subsidiaries, or the Retained Businesses (other than (y) with respect to Georgia’s or its Affiliates’ ownership of Purchased Entity Equity Interests following the Closing, or (z) as expressly contemplated by any Commercial Agreement); (ii) shall use reasonable best efforts to, to the extent reasonably practicable, avoid consumer confusion as between Florida, its Affiliates (including the Purchased Entity and its Subsidiaries) and the Business, on the one hand, and the Georgia Entities (and their Subsidiaries) and the Retained Business, on the other hand; and (iii) shall use reasonable best efforts to minimize and eliminate use of the Georgia Marks by the Purchased Entity and its Subsidiaries promptly, in any event by removing all displays of Georgia Marks, (A) within ninety (90) days following the Closing, from all websites, social and mobile media or other digital content in their possession or control, and (B) within the Phase-Out Period, from all products, signage, vehicles, properties, technical information, stationery and promotional or other marketing materials and other assets. The Purchased Entity shall, as promptly as reasonably practicable following the Closing (but in any event within forty-five (45) days following Closing), cause any applicable Subsidiary thereof having a corporate name or trade name that includes any Georgia Mark to make all filings that are necessary to change its applicable name to a name that does not include any Georgia Mark.

(c)            Notwithstanding any of the foregoing, nothing in this Section 6.6 shall prevent either Party or its applicable Affiliates from using any Trademarks (i) as required by applicable Law, (ii) on internal business and legal documents, materials, and items, solely for internal use and archival purposes or (iii) in a manner that could not reasonably constitute trademark infringement even in absence of a license (including fair use, nominative fair use, or other descriptive, non-trademark use).

(d)            Effective as of the Closing, Georgia, on behalf of itself and its Subsidiaries, hereby grants to Florida and its Subsidiaries (including the Purchased Entity), a perpetual, irrevocable, royalty-free, fully paid-up, non-exclusive, non-terminable license under the Georgia Licensed IP, solely for the purpose of operating the Business (including as the Business may naturally expand and evolve over time), including for the purpose of continuing to make, have made, modify, make derivative works of, sell, offer for sale, import, display, provide and otherwise exploit products and services of the Business, including improvements to such products and services. Effective as of the Closing, Florida and the Purchased Entity, on behalf of themselves and their Subsidiaries, hereby grant to Georgia and its Subsidiaries, a perpetual, irrevocable, royalty-free, fully paid-up, non-exclusive, non-terminable license under (i) the Intellectual Property identified solely in prong (a) of the Florida Licensed IP, solely for the purpose of operating the Retained Businesses (including as such businesses may naturally expand and evolve over time) and (ii) the Intellectual Property identified solely in prong (b) of the Florida Licensed IP, solely for the purpose of operating the Washington Business (including as such businesses may naturally expand and evolve over time), including for the purpose of continuing to make, have made, modify, make derivative works of, sell, offer for sale, import, display, provide and otherwise exploit products and services of such businesses, including improvements to such products and services. Each of Georgia and its Subsidiaries, on one hand, and Florida and its Subsidiaries (including the Purchased Entity), on the other hand, may sublicense the license and rights granted to it under this Section 6.6(d), solely within the scope of the license granted to such Party, (i) to service providers, consultants, or independent contractors in connection with the performance of services for such Party and its Subsidiaries, and (ii) to such Party’s and its Subsidiaries’ direct and indirect OEM’s, distributors, resellers, system integrators and other channels of supply or distribution, and to its or their end users or customer, in all cases, with solely respect to the products, services or business(es) of such Party or its Subsidiaries.

(e)            Subject to Section 6.6(f), following the Closing upon any sale, transfer or other divestiture of a Subsidiary, business or product line representing more than a de minimis portion of (i) the Business (by Florida or any of its Subsidiaries (including the Purchased Entity)) or (ii) any of the Retained Businesses or Washington Business (by Georgia or any of its Subsidiaries) (as applicable, a “Divested Business”), Florida or its applicable Subsidiary (including the Purchased Entity) or Georgia or its applicable Subsidiary may, as applicable, assign or sublicense (in whole or in part) to such Divested Business or to the Person acquiring such Divested Business the rights granted to such assigning Party under this Section 6.6(e), but solely within the scope of the license granted to such assigning Party under Section 6.6(d), and solely with respect to such Divested Business (including as such Divested Business may naturally expand and evolve over time), including the products and services of such Divested Business in existence at the time of the applicable sale, transfer or divestiture, and including improvements to such products and services.

(f)            Notwithstanding any of the foregoing, (i) nothing in Section 6.6(d) creates any obligation of any Person to deliver any embodiments of any Intellectual Property licensed hereunder, or any documentation or information relating thereto, and (ii) if, after the Closing, (A) Georgia, the Purchased Entity, a Divested Business (or its applicable acquiror) or an Affiliate of either acquires any other Person (or any business of any other Person), or (B) any other Person acquires Georgia, the Purchased Entity, a Divested Business (or its applicable acquiror) or an Affiliate of either, in each case, the licenses and rights granted under Section 6.6(d) shall not extend to the other products, services or businesses of such other acquired or acquiring Person or that Person’s other Affiliates.

(g)            The Parties agree and acknowledge that there exists certain software or software-related platforms that are intended for continued use by Florida and its Subsidiaries (including the Purchased Entity) in connection with the Business, on the one hand, and by the Georgia and its Subsidiaries in connection with the Retained Business or the Washington Business, on the other hand, following the Closing, and that will be subject either to (i) one or more Commercial Agreements, or (ii) separation and use rights under the Transition Services Agreement. To the extent applicable, the Parties shall use their commercially reasonable efforts to, acting reasonably and in good faith, prior to Closing (or, if not prior to Closing, then as soon as practicable after Closing and prior to expiration of the Transition Services Agreement), enter into one or more software license agreements governing the Parties’ respective long-term or perpetual rights in such software that is not subject to the Commercial Agreements, but that the Parties nonetheless mutually agree is intended for continued use following the Transition Services Agreement both in connection with one or more Retained Businesses or Washington Business, on one hand, and the Business, on the other hand.

Section 6.7        Insurance. From and after the Closing, the Business, the Purchased Entity, its Subsidiaries, the Transferred Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof, shall cease to be insured by Georgia’s or its Affiliates’ insurance policies or by any of their self-insured programs, and neither Florida nor its Affiliates (including the Business and the Purchased Entity and its Subsidiaries) shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds) to cover the Business, the Purchased Entity, the Transferred Assets, the Assumed Liabilities, or the operations or assets or Liabilities in respect thereof. Notwithstanding the foregoing, for a period of twelve (12) months following the Closing, with respect to events or circumstances to the extent relating to the Transferred Assets, the Assumed Liabilities, the Purchased Entity (or any Subsidiary thereof) or the Business that occurred or existed prior to the Closing and are covered by third-party occurrence-based insurance policies of Georgia or its Affiliates (the “Georgia Insurance Policies”), Georgia shall (i) use reasonable best efforts to cooperate with the Purchased Entity to submit any claims under the Georgia Insurance Policies solely to the extent such coverage is available under the Georgia Insurance Policies and the Purchased Entity elects to submit such claims and (ii) promptly remit to Florida or the Purchased Entity (or its Subsidiary) any amounts recovered by Georgia or any of its Affiliates in respect of any such covered claims under the Georgia Insurance Policies. The Purchased Entity shall indemnify, hold harmless and reimburse Georgia or its applicable Affiliates for any deductibles, retentions of third party insurers, fees, indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees and other out-of-pocket costs or expenses (including any attributable increased costs or premiums incurred by Georgia or any of its Affiliates) as a result of any such claims or the Purchased Entity’s access to such Georgia Insurance Policies following the Closing. Georgia or its Affiliates may amend any insurance policies in the manner that Georgia or its Affiliates deem appropriate to give effect to this Section 6.7. Except as expressly provided in this Section 6.7, from and after the Closing, the Purchased Entity shall be responsible for securing all insurance it considers appropriate for the Business, the Transferred Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof; provided, that, Georgia or its Affiliates shall not amend, modify, terminate or waive any coverage under any Georgia Insurance Policies with respect to periods prior to the Closing Date in a manner that would impair coverage thereunder available for the covered claims or otherwise limit the rights of Florida and the Purchased Entity (or its Subsidiary) under this Section 6.7. Except as expressly set forth in this Section 6.7, the Purchased Entity further covenants and agrees not to seek to assert or to exercise any rights or claims of, or in respect of, the Business, the Transferred Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof, under or in respect of any past or current insurance policy under which any of the foregoing is a named insured.

Section 6.8        Litigation Support. Subject to the provisions of Article XIII (including Section 13.4), in the event that and for so long as Georgia or any of its Affiliates is prosecuting, contesting or defending any Proceeding, investigation, charge, claim or demand by or against a third party (for the avoidance of doubt, other than Florida or any of its Affiliates) in connection with (a) the transactions contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business, the Purchased Entity, the Transferred Assets or the Assumed Liabilities, Florida and the Purchased Entity shall, and shall cause their Subsidiaries (and their respective officers and employees) to, at the reasonable written request of Georgia and at the sole cost and expense of Georgia, cooperate with Georgia and its counsel in such prosecution, contest or defense, including making available its personnel, and providing such testimony and access to its books and records and other information as shall be reasonably necessary in connection with such prosecution, contest or defense; provided that such cooperation does not unreasonably interfere with the conduct of the Business. Subject to the provisions of Article XIII (including Section 13.4), in the event that and for so long as the Purchased Entity or any of the Purchased Entity’s Subsidiaries is prosecuting, contesting or defending any Proceeding, investigation, charge, claim or demand by or against a third party (for the avoidance of doubt, other than Georgia or any of its Affiliates) in connection with (a) the transactions contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Retained Businesses, the Excluded Assets or the Retained Liabilities, Georgia shall, and shall cause its Subsidiaries (and its and their officers and employees) to, at the reasonable written request of the Purchased Entity, and at the sole cost and expense of the Purchased Entity, cooperate with the Purchased Entity and its counsel in such prosecution, contest or defense, including making available its personnel, and providing such testimony and access to its books and records and other information as shall be reasonably necessary in connection with such prosecution, contest or defense; provided that such cooperation does not unreasonably interfere with the conduct of the Retained Businesses. Notwithstanding anything in this Agreement to the contrary, neither Georgia nor any of its Affiliates, on the one hand, or the Purchased Entity or any of its Subsidiaries, on the other hand, shall be required to provide access to or disclose information to the other Party where, in the reasonable judgment of a Party, such access or disclosure would jeopardize attorney-client or other applicable privilege or protection, or contravene any Laws or contractual obligations of the other Party or its Subsidiaries (it being agreed that, in the event that the restrictions set forth in this sentence apply, such Party shall cooperate in good faith to attempt to design and implement alternative disclosure arrangements to enable the other Party to evaluate any such information without violating an obligation of confidentiality to any third party, jeopardizing the attorney-client privilege or contravening any Laws or contractual obligations).

Section 6.9        Payments.

(a)            Georgia shall, or shall cause its applicable Affiliate to, promptly pay or deliver to the Purchased Entity (or its designated Subsidiaries) (with appropriate endorsements, as applicable) any monies or checks that have been sent to Georgia or any of its Affiliates after the Closing Date to the extent that they constitute a Transferred Asset or are otherwise the property of the Purchased Entity or any Subsidiary thereof hereunder and Georgia shall account to the Purchased Entity for all such receipts of monies or checks.

(b)            Florida and the Purchased Entity shall, or shall cause their Subsidiaries to, promptly pay or deliver to Georgia (or its designated Affiliates) (with appropriate endorsements, as applicable) any monies or checks that have been sent to Florida, the Purchased Entity or any of their Subsidiaries after the Closing Date to the extent that they constitute an Excluded Asset or are otherwise the property of Georgia or its Affiliates hereunder and Florida and the Purchased Entity shall account to Georgia for all such receipts of monies or checks.

(c)            Without limiting the generality of the foregoing, Georgia agrees that the Purchased Entity (and its Subsidiaries) shall, following the Closing, have the right and authority to endorse any checks or drafts received by any of them in respect of any account receivable of the Business that constitutes a Transferred Asset and Georgia shall furnish to the Purchased Entity such evidence of this authority as the Purchased Entity may reasonably request. Following the Closing, if Florida, the Purchased Entity or any of their Subsidiaries receives any mail or packages addressed to Georgia or any of its Affiliates not relating to the Business, the Transferred Assets or the Assumed Liabilities, Florida and the Purchased Entity shall promptly deliver (or cause to be delivered) such mail or packages to Georgia. Following the Closing, if Georgia or any of its Affiliates receives any mail or packages delivered to Georgia or its Affiliates relating to the Business, the Transferred Assets or the Assumed Liabilities, Georgia shall promptly deliver (or cause to be delivered) such mail or packages to the Purchased Entity.

Section 6.10      Georgia Pre-Closing Structure. Prior to the Closing, Georgia shall, and shall cause its Affiliates and Subsidiaries, including the Georgia Entities, the Purchased Entity and their respective Subsidiaries, to, subject to the terms and conditions of this Agreement, including Section 8.1 and Section 6.11, implement the closing structure set forth on Exhibit A hereto (the “Georgia Pre-Closing Structure” and, such actions, the “Georgia Pre-Closing Restructuring Steps”); provided that, Georgia shall not modify the Georgia Pre-Closing Structure (or any Georgia Pre-Closing Restructuring Step) without Florida’s prior written consent (not to be unreasonably withheld, conditioned or delayed); provided such consent shall not be deemed to be unreasonably withheld, conditioned or delayed if such modification (x) adversely impacts or alters the scope of the Transferred Assets or the Assumed Liabilities that are proposed to be transferred to, or assumed by the Purchased Entity and its Subsidiaries as part of the Georgia Pre-Closing Restructuring Steps in a manner inconsistent with the terms and conditions of this Agreement, and (y) results, or would reasonably be expected to result, in Florida or any of its Affiliates (including the Purchased Entity and its Subsidiaries) incurring or being subject to any additional costs, expenses or other Liabilities (including, for the avoidance of doubt, any liability for Taxes) that are more than de minimis in nature, which are due to such change or modification and not reflected in the calculation of the Purchased Entity Purchase Price; provided, further, such consent shall not be required (but prior notice shall be provided in respect of such modification) if such modification is made in good faith, consistent with the intent of the Parties in relation to the Georgia Pre-Closing Restructuring Steps and does not cause Florida (or any of its direct or indirect owners), the Purchased Entity or any Subsidiary thereof to incur any incremental Liability to the extent not reflected in Purchased Entity Closing Working Capital, the Purchased Entity Adjustment Amount or the Purchased Entity Closing Funded Debt or Georgia Excluded Taxes, and Georgia consults in good faith with Florida with respect to any such modification and considers in good faith any comments and amendments proposed by Florida. In the event the Georgia Pre-Closing Structure (or any Georgia Pre-Closing Restructuring Step) is so modified, Exhibit A shall be deemed to be automatically amended to reflect such modifications to the extent applicable. The documentation effectuating the Georgia Pre-Closing Restructuring Steps shall be reasonably acceptable to Florida, and following completion of the Georgia Pre-Closing Restructuring Steps, Georgia shall provide Florida with documentation demonstrating the completion of the Georgia Pre-Closing Restructuring Steps, Georgia shall be responsible for, and shall pay, all costs, expenses and Taxes related to the Georgia Pre-Closing Restructuring Steps.

Section 6.11      Non-Assignment; Consents; Shared Contracts.

(a)            Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer or convey any Transferred Asset (or any Assumed Liabilities hereunder) if an attempted sale, assignment, transfer or conveyance thereof in connection with the transactions contemplated by this Agreement would be prohibited by Law or would, without the approval, authorization, clearance or consent of, Filing with, or granting or issuance of any license, order, waiver or permit by, any third party or Governmental Entity (collectively, “Approvals”), (i) constitute a breach or other contravention in respect thereof, (ii) be ineffective, void or voidable, or (iii) adversely affect in any material respect the rights thereunder of the Georgia Entities, Purchased Entity or any of their respective officers, directors, agents or Affiliates, unless and until such Approval is obtained.

(b)            Georgia and Florida shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to obtain, or cause to be obtained, any Approval (other than Regulatory Approvals, which shall be governed by Section 8.1) that may be required in connection with the transactions contemplated by this Agreement to sell, assign or transfer any Transferred Asset so that, as of the Closing, the Purchased Entity and its Subsidiaries shall be solely responsible for the Assumed Liabilities. If any such Approval is not obtained prior to Closing, the Closing shall nonetheless take place subject only to the satisfaction or waiver of the conditions set forth in Article XI, and until such time as such Approval or Approvals are obtained and following the Closing, the Parties will cooperate and use commercially reasonable efforts to implement, any arrangement reasonably acceptable to Florida and Georgia intended to both (x) provide the Purchased Entity, to the fullest extent practicable, the claims, rights and benefits of any such Transferred Assets (including, for the avoidance of doubt, any service credits, invoice credits, incentives or other benefits that are Transferred Assets) and (y) cause the Purchased Entity to bear all costs and Liabilities that are Assumed Liabilities from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). In furtherance of the foregoing, from and after the Closing, the Purchased Entity will promptly pay, satisfy, perform and discharge when due any Assumed Liability (including any liability for Taxes) arising thereunder and will be responsible for all Assumed Liabilities related thereto in accordance with this Agreement, and Georgia will and will cause its Affiliates to, (i) without further consideration therefor, promptly pay and remit to Florida all monies, rights and other consideration received thereunder to the extent related to the Business or the Transferred Assets and (ii) promptly pay, perform or discharge when due any Retained Liability arising thereunder after the Closing. The Parties agree that the intent of the provisions of this Section 6.11(b) are to put Florida and Georgia (or the other Georgia Affiliates) in a similar economic position as if the relevant Transferred Assets had transferred to Florida as of the Closing Date, and it should be interpreted consistent with such intent.

(c)            Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require Georgia or any of its Affiliates to sell, assign, transfer or convey any Excluded Asset from the Purchased Entity or any of its Subsidiaries to Georgia or one or more of its Affiliates if an attempted sale, assignment, transfer or conveyance thereof in connection with the transactions contemplated by this Agreement would be prohibited by Law or would, without an Approval, (i) constitute a breach or other contravention in respect thereof, (ii) be ineffective, void or voidable, or (iii) adversely affect in any material respect the rights thereunder of the Georgia Entities, or any of their respective officers, directors, agents or Affiliates, unless and until such Approval is obtained.

(d)            If any such Approval referred to in Section 6.11(c) is not obtained prior to Closing, the Closing shall nonetheless take place subject only to the satisfaction or waiver of the conditions set forth in Article XI, and until such time as such Approvals are obtained, the Parties will cooperate and use commercially reasonable efforts to implement, any arrangement reasonably acceptable to Florida and Georgia intended to both (x) provide Georgia, to the fullest extent practicable, the claims, rights and benefits of any such Excluded Asset and (y) cause Georgia to bear all costs and Liabilities that are Retained Liabilities thereunder from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). In furtherance of the foregoing, from and after the Closing, Georgia will promptly pay, satisfy, perform and discharge when due any Retained Liability arising thereunder and shall be responsible for all Retained Liabilities related thereto in accordance with this Agreement, and Florida will and will cause its Affiliates to, (i) without further consideration therefor, promptly pay and remit to Georgia all monies, rights and other consideration received thereunder to the extent related to the Retained Businesses or the Excluded Assets and (ii) promptly pay, perform or discharge when due any Assumed Liability arising thereunder after the Closing. The Parties agree that the intent of the provisions of this Section 6.11(d) are to put Florida and Georgia (or the other Georgia Affiliates) in a similar economic position as if the relevant Excluded Assets had been retained by Georgia as of the Closing Date, and it should be interpreted consistent with such intent.

(e)            With respect to any Contract entered into prior to the Closing with a third party to which Georgia or any of its Affiliates is a party that does not primarily relate to the Business but inures to the benefit or burden of both the Business and the Retained Businesses, other than any Contracts providing for services that are reasonably and mutually agreed between Florida and Georgia to be provided as TSA Services, Contracts with any Taxing Authority and Contracts set forth on Section 6.11(e) of the Georgia Disclosure Schedules (each, a “Shared Contract”), shall constitute a Transferred Asset solely to the extent related to the Business and be assigned, transferred and conveyed subject to the terms and conditions of this Agreement (including the other provisions of this Section 6.11) only with respect to (and preserving the meaning of) those parts that relate to the Business, to either the Purchased Entity (or Subsidiary thereof), if so assignable, transferrable or conveyable, or appropriately amended prior to, on or after the Closing, so that the Purchased Entity or its Subsidiaries shall be entitled to the rights and benefits (including, for the avoidance of doubt, the proportionate amount of any service credits, invoice credits, incentives or other benefits that are attributable to the Business) of those parts of the Shared Contract that relate to the Business and shall assume the related portion of any Liabilities contemplated by this Agreement; provided, however, that (i) in no event shall any Person be required to assign (or amend), either in its entirety or in part, any Shared Contract that is not assignable (or cannot be amended) by its terms without obtaining one or more Approvals, unless and until such Approval or Approvals are obtained and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended, without such Approval or Approvals, until such time as such Approval or Approvals are obtained following the Closing, Georgia, Florida and the Purchased Entity will cooperate and use commercially reasonable efforts to establish, at Georgia or any of its Affiliates’ sole expense, an agency type or other similar arrangement reasonably satisfactory to Georgia and the Purchased Entity intended to both (x) provide the Purchased Entity or its Subsidiaries, to the fullest extent practicable under such Shared Contract, the claims, rights and benefits (including, for the avoidance of doubt, the proportionate amount of any service credits, invoice credits, incentives or other benefits that are attributable to the Business) of those parts that relate to the Business and (y) cause the Purchased Entity and its Subsidiaries to bear all costs and Liabilities that are Assumed Liabilities of those parts that relate to the Business, from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). The Parties agree that the intent of the provisions of this Section 6.11(e) is to put Florida and Georgia (or the other Georgia Entities) in a similar economic position as if the relevant Shared Contract had been divided (as provided for herein) as of the Closing Date, and it should be interpreted consistent with such intent.

(f)            Notwithstanding anything in this Agreement to the contrary, any transfer or assignment to the Purchased Entity or its Subsidiaries of any Transferred Asset or any part of a Shared Contract that shall require an Approval as described above in this Section 6.11 shall be made subject to such Approval being obtained, and neither Georgia nor any of its Affiliates shall be required to agree to any arrangement or take any action in connection with the matters contemplated by this Section 6.11 that would, in Georgia’s good-faith judgment, (i) constitute a material breach or other contravention in respect of any Transferred Assets or Shared Contract, or (ii) be ineffective, void or voidable. Without limiting Section 6.11(b), notwithstanding the fact that any applicable Approval is not obtained prior to the Closing, each of the assets described under the definition of “Transferred Assets” shall be deemed to be Transferred Assets under this Agreement and each of the Liabilities described under the definition of “Assumed Liabilities” shall be deemed to be Assumed Liabilities under this Agreement, including in each case for purposes of the calculation of Purchased Entity Closing Working Capital.

Section 6.12      Non-Solicitation of Employees. For a period of thirty (30) months from the Closing Date, without the prior written consent of Florida, as to any Business Employee with the title of Vice President or above as of immediately prior to the Closing who is employed by Florida or its Subsidiaries as of immediately following the Closing (a “Florida Covered Person”), Georgia agrees that none of Georgia or any of its Subsidiaries will solicit for employment any Florida Covered Person; provided that Georgia and its Subsidiaries shall not be precluded from soliciting, or taking any other action with respect to, any such individual (i) whose employment with Florida or its Subsidiaries ceased prior to commencement of employment discussions between Georgia or its Subsidiaries and such individual, (ii) who responds to solicitation not specifically targeted at employees of Florida or any of its Subsidiaries (including by a search firm or recruiting agency) or (iii) who initiates discussions regarding such employment without any solicitation by Georgia or its Subsidiaries in violation of this Agreement; and provided, further, that Georgia and its Affiliates shall not be restricted from engaging in solicitations or advertising not targeted at any such Persons described above.

Section 6.13      Non-Compete. Florida agrees that, for a period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, it shall not, and shall cause its Subsidiaries not to, directly or indirectly:

(a)            own, operate, control, manage, invest in or otherwise actively engage in the business of merchant acquiring (the “Georgia Restricted Business”), as conducted by Georgia, Washington and their respective Subsidiaries in any geographic area as of the Closing Date or with respect to which Georgia, Washington and their respective Subsidiaries have actively taken steps to conduct such business (whether operationally or geographically) as of the Closing Date; provided that, notwithstanding the foregoing, Florida and its Subsidiaries will not be restricted, limited or prohibited from:

(i)              owning, operating, controlling, managing, investing or otherwise actively engaging in the Florida Restricted Business, the Business or any reasonable extensions thereof;

(ii)             carrying out any obligations or exercising its or their respective rights under this Agreement or the other Transaction Documents;

(iii)            acquiring or owning not more than 5% of the outstanding voting securities or similar equity interests of an entity or business that, directly or indirectly, engages in the Georgia Restricted Business; provided that the ownership of such equity interests is passive only and does not give Florida or its Subsidiaries the right to designate any member of the board of directors (or similar governing body) of such entity or business;

(iv)           acquiring or investing in, and after such acquisition or investment, continuing to own and operate, an entity or business that engages in the Georgia Restricted Business if such operations that are in the Georgia Restricted Business (A) account for less than 15% of the consolidated revenues of such entity or business for the 12-month period ended at the fiscal quarter immediately prior to such acquisition or investment and (B) do not exceed $100,000,000 of revenue for the 12-month period ended at the fiscal quarter immediately prior to such acquisition or investment; provided that, Florida and its Subsidiaries will not be restricted, limited or prohibited from continuing to own and operate an entity or business that it acquired or invested in prior to the date hereof and that engages in the Georgia Restricted Business, if such operations that are in the Georgia Restricted Business (A) accounted for less than 25% of the consolidated revenues of such entity or business for the 12-month period ended at the fiscal quarter immediately prior to the date of such acquisition or investment and (B) did not exceed $100,000,000 of revenue for the 12-month period ended at the fiscal quarter immediately prior to the date of such acquisition or investment;

(v)            owning, operating, controlling, managing, investing in or otherwise actively engaging in any platform business that offers issuing as a service, network as a service, compliance as a service, payments as a service or merchant acquiring as a service; provided that, if in connection with the foregoing, Florida or any of its Subsidiaries offers or materially expands its offering of merchant acquiring as a service, Florida and its Subsidiaries will utilize Georgia and its Subsidiaries for such business at market rates as the sole acquiror for such merchant acquiring as a service offering or such expansion thereof, except to the extent Georgia is materially unable to meet the reasonable product functionality and timing needs of Florida and its Subsidiaries in connection with such offering or expansion thereof (provided that, Florida agrees that prior to offering any portion of such business pursuant to this sentence to a provider other than Georgia, it will reasonably cooperate and discuss in good faith with Georgia reasonable modifications to such functionality and timing needs so that Georgia can meet such needs); or

(vi)            acquiring, investing in, owning, operating or partnering with any unaffiliated Person or entity that does not itself (or through its Subsidiaries) directly engage in the Georgia Restricted Business, but which partners with or engages as a vendor or service provider to any other unaffiliated Person or entity that engages in the Georgia Restricted Business, in each case, so long as Florida and its Subsidiaries are not in breach of Section 6.13(b); or

(b)            solicit or attempt to solicit, or engage in any other conduct to divert business opportunities from, (i) any customer, client, supplier, vendor, merchant, sponsoring bank or other key business relation of Georgia and its Subsidiaries or (ii) any prospective customer, client, supplier, vendor, merchant, sponsoring bank or other key business relation of Georgia and its Subsidiaries, in each case of clauses (i) and (ii), for the purpose of inducing such person to cease or decrease doing business or services with Georgia and its Subsidiaries or diverting their business or services away from Georgia and its Subsidiaries with respect to the Georgia Restricted Business.

Section 6.14      Misallocated Assets.

(a)            Subject to Section 6.11, if, at any time after the Closing, Florida or the Purchased Entity, on the one hand, or Georgia, on the other hand, is or becomes aware that any asset owned or held by the Purchased Entity or any of its Affiliates (other than Florida), or to which the Purchased Entity or any of its Affiliates (other than Florida) has title or otherwise a beneficial or other interest therein, is an Excluded Asset or the Purchased Entity or any of its Affiliates is found subject to a Retained Liability, it shall inform the other Party of such fact in writing and (i) the Purchased Entity shall or shall cause its appropriate Subsidiary to, return or transfer and convey (without further consideration) to Georgia or the appropriate Affiliate of Georgia such Excluded Asset or Retained Liability; (ii) Georgia shall, or shall cause its appropriate Affiliate to, assume (without further consideration) such Retained Liability; and (iii) Georgia and the Purchased Entity shall, and shall cause their appropriate Affiliates (other than Florida in the case of the Purchased Entity) to, (A) if such Excluded Asset or Retained Liability cannot be so returned, transferred or conveyed or directly assumed, enter into such reasonable arrangements (including back-to-back subleasing, sublicensing, subcontracting or other similar arrangements) as shall enable Georgia and its applicable Affiliates to enjoy the benefits of the applicable Excluded Asset or the burdens of the applicable Retained Liability as if such conveyance or assumption had occurred as of the Closing and (B) execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Excluded Asset or Retained Liability back to Georgia or its appropriate Affiliate, in each case such that each of Georgia and Florida is put into the same economic position as if such action had been taken on or prior to the Closing Date. In the event an Excluded Asset or Retained Liability is distributed or otherwise transferred from the Purchased Entity or any of its Subsidiaries to Florida, Florida shall be bound with respect to such Excluded Asset or Retained Liability as if it were the Purchased Entity for purposes of this Section 6.14(a).

(b)            Subject to Section 6.11, if, at any time after the Closing, Florida or the Purchased Entity, on the one hand, or Georgia, on the other hand, is or becomes aware that any asset owned or held by Georgia or any of its Affiliates, or to which Georgia or any of its Affiliates has title or otherwise a beneficial or other interest therein, is a Transferred Asset or Georgia or any of its Affiliates is found to be subject to an Assumed Liability, it shall inform the other Party of such fact in writing and (i) Georgia shall return or transfer and convey (without further consideration) to the Purchased Entity or the appropriate Subsidiary of the Purchased Entity such Transferred Asset or Assumed Liability; (ii) the Purchased Entity shall, or shall cause its appropriate Subsidiary to, assume (without further consideration) such Assumed Liability; and (iii) Georgia and the Purchased Entity shall, and shall cause their appropriate Affiliates (other than Florida in the case of the Purchased Entity) to, (A) if such Transferred Asset or Assumed Liability cannot be so returned, transferred or conveyed or directly assumed, enter into such reasonable arrangements (including back-to-back subleasing, sublicensing, subcontracting or other similar arrangements) as shall enable the Purchased Entity to enjoy the benefits of the applicable Transferred Asset or the burdens of the applicable Assumed Liability as if such conveyance or assumption had occurred as of the Closing and (B) execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Transferred Asset or Assumed Liability back to the Purchased Entity or its appropriate Subsidiary, in each case such that each of Georgia and Florida is put into the same economic position as if such action had been taken on or prior to the Closing Date.

(c)            Without limiting the foregoing, and subject to Section 6.11, if, at any time after the Closing:

(i)              Florida or the Purchased Entity, on the one hand, or Georgia, on the other hand, is or becomes aware that any Patent, Internet Property, Trademark or other Intellectual Property that is primarily used (or held for use) for, was primarily developed for, or is primarily related to any Retained Businesses, but was included on Section 1.1(I)(e) of the Georgia Disclosure Schedules (“Misallocated Retained Business IP”), and, within the twelve (12) months following Closing, informs the other Party of such fact in writing, then, subject to such other Party’s agreement in writing (such agreement not to be unreasonably withheld, conditioned or delayed) that such Patent, Internet Property, Trademark or other Intellectual Property does constitute Misallocated Retained Business IP, such Misallocated Retained Business IP shall thereafter be deemed an Excluded Asset and subject to the terms of this Agreement accordingly (including in accordance with Section 6.6 and 6.14(a)); or

(ii)             any Patent, Internet Property, Trademark or other Intellectual Property that is, as of the Closing, owned by Georgia or any of its Subsidiaries and is primarily used (or held for use) for, was primarily developed for, or is primarily related to the Business, but was not included on Section 1.1(I)(e) of the Georgia Disclosure Schedules (“Misallocated Business IP”), and, within the twelve (12) months following Closing, informs the other Party of such fact in writing, then, subject to such other Party’s agreement in writing (acting reasonably and in good faith) that such Patent, Internet Property, Trademark or other Intellectual Property does constitute Misallocated Business IP, such Misallocated Business IP shall thereafter be deemed part of the Business Intellectual Property and subject to the terms of this Agreement accordingly (including in accordance with Section 6.6 and Section 6.14(b)).

Section 6.15      Other Agreements.

(a)            Attached hereto as Exhibit B are the terms of the transition services agreement excluding the schedules thereto (such excluded schedules, the “TSA Schedules”), to be entered into between Georgia and Florida, or their respective Affiliates, on the Closing Date. In connection with the foregoing, between the date hereof and the Closing Date, Georgia and Florida will cooperate reasonably and in good faith to finalize the scope and other terms of the services to be provided pursuant to the Transition Services Agreement and the TSA Schedules (which such cooperation shall include, to the extent reasonably requested by Florida, access to data and information reasonably available to Georgia related to the services and making appropriate, knowledgeable personnel of Georgia or its Affiliates (including the Purchased Entity) reasonably available to participate in meetings and other discussions relating to the foregoing). Without limiting the generality of the foregoing, Georgia and Florida agree that (a) the TSA Schedules shall include all the services necessary for the operation of the Business and its properties and assets, and Florida and the Georgia Entities shall use reasonable best efforts to cooperate with one another to identify such services (such services, the “TSA Services”), (b) the TSA Schedules shall provide for each TSA Service to be made available to Florida (or its applicable Affiliate) for a period of not less than two (2) years, (c) the aggregate cost to Florida for the provision of the TSA Services (including all Omitted Services, as such term is defined in the Transition Services Agreement) under shall in no event exceed the amount per annum determined in accordance with Section 6.15(a) of the Georgia Disclosure Schedules and (d) to the extent that the TSA Services are subject to any requirements under applicable Law related to outsourcing, operational resilience or similar matters, the TSA Schedules shall reflect all such requirements.

(b)            From the date hereof to the Closing, Georgia and its Affiliates shall:

(i)              use reasonable best efforts to undertake all replacements and refurbishments of the information technology assets of the Business in the ordinary course of business, including replacements with respect to the assets identified on Section 6.15(b)(i)(A) of the Georgia Disclosure Schedules, on the timeframes set forth in Section 6.15(b)(i)(B) of the Georgia Disclosure Schedules (it being the intent of the Parties that such replacement shall include completing installation and testing); and

(ii)             incur capital expenditures and make investments in the ordinary course of business in relation to the R1 and R2 modernization efforts, in all material respects in the manner, in the amounts and on the timeframes set forth in the document set forth in Section 6.15(b)(ii) of the Georgia Disclosure Schedules.

(c)            Georgia and Florida agree to the covenants and agreements set forth on Section 6.15(c)(ii) of the Georgia Disclosure Schedules.

Section 6.16      Separation Matters. As promptly as possible following the date hereof, but in no event later than ten (10) days after the date hereof, Georgia and Florida shall each appoint the representative set forth on Section 6.16 of the Georgia Disclosure Schedules, and such other representatives of such Party as it deems appropriate (together, the “Joint Steering Committee”), all of whom will be subject to confidentiality and other restrictions necessary or appropriate to ensure compliance with applicable Law, for the purposes set forth in this Section 6.16. As soon as reasonably practicable following the appointment of the Joint Steering Committee and from time to time during the period prior to Closing, such committee will confer to discuss and plan for the post-Closing transition and integration of the operations of the Business, which may include (i) data migration, (ii) establishment by the Purchased Entity (and its Subsidiaries) of information, technology, enterprise resource planning and other systems and transition from the services provided under the Transition Services Agreement, (iii) preparing and reviewing communications to customers, suppliers and employees to the extent related to the transactions contemplated by this Agreement, (iv) discussing in good faith relevant technical and operational matters, (v) a plan to transfer to the Purchased Entity (and its Subsidiaries) such knowledge with respect to the Business as is reasonably necessary to permit the Purchased Entity (and its Subsidiaries) to operate the Business in a substantially similar manner as operated prior to the Closing Date after the migration thereof is complete, and (vi) a plan to transfer to the Purchased Entity (and its Subsidiaries) such knowledge with respect to the Business and the services provided under the Transition Services Agreement as is reasonably necessary to permit them to be able to provide to themselves or engage third parties to provide the services to be provided under the Transition Services Agreement following the termination of expiration thereof ((i) through (vi), together, the “Migration and Knowledge Transfer Plan”). Georgia and Florida shall (x) cooperate in good faith to develop a Migration and Knowledge Transfer Plan that is agreed by them as promptly as possible following the date of this Agreement and prior to the Closing, and (y) use commercially reasonable efforts to effectuate the Migration and Knowledge Transfer Plan as promptly as reasonably practicable after such agreement by Georgia and Florida. The Migration and Knowledge Transfer Plan shall each take into account the goal of minimizing both the cost of the migration and knowledge transfer and the disruption to the ongoing business activities of Georgia, Florida and their respective Affiliates. Florida and Georgia shall allocate sufficient personnel and other resources, reasonably cooperate, and negotiate in good faith to permit the Joint Steering Committee to carry out its responsibilities as set out in this Section 6.16. All actions taken by the Joint Steering Committee will require the unanimous approval of the representatives of each of Georgia and Florida serving on the Joint Steering Committee; provided, however, that any matters that are unable to resolved by the Joint Steering Committee for a period of more than fourteen (14) days shall be escalated to Georgia and Florida’s respective Chief Executive Officers for resolution. Notwithstanding anything to the contrary in this Agreement, neither Georgia’s nor Florida’s breach of any of the covenants required to be performed by it under this Section 6.16 will be considered in determining the satisfaction of the conditions set forth in Section 11.2(f) or Section 11.3(b), as applicable.

Section 6.17      Business Financial Statements.

(a)            During the period beginning on the date of this Agreement and ending on the earlier of Closing and the termination of this Agreement pursuant to Article XII (the “Cooperation Period”), Georgia shall reasonably cooperate with Florida and its Representatives as is reasonably requested by Florida with reasonable prior notice, at Florida’s sole cost and expense, in connection with the preparation by Florida of any statements, forms, schedules, reports or other documents filed or furnished with the SEC or any other Governmental Entity, solely to the extent related to the Business, as are required of Florida under applicable Laws, which involve or otherwise incorporate financial information of the Business, the Purchased Entity and/or its Subsidiaries. In addition, during the Cooperation Period, Georgia shall prepare or cause to be prepared and delivered to Florida (i) the unaudited combined balance sheets of the Business and the related combined statements of income (loss), equity, and cash flows as of the end of and for each fiscal quarter ending after December 31, 2024 with comparative financial information for the equivalent period of the prior year, prepared in accordance with GAAP applied on a basis consistent with that of the most recent fiscal year as soon as reasonably practicable following the end of such quarter and, in any event, no later than 45 days after end of such quarter; (ii) the audited combined balance sheets of the Business and the related combined statements of income (loss), equity, and cash flows as of the end of and for the fiscal years ended December 31, 2023 and December 31, 2024 prepared in accordance with GAAP applied on a basis consistent with that of the most recent fiscal year as soon as reasonably practicable following the date of this Agreement, but in any event no later than 135 days after the date hereof and (iii) the audited combined balance sheets of the Business and the related combined statements of income (loss), equity, and cash flows as of the end of and for the fiscal years ended December 31, 2025 and December 31, 2026 prepared in accordance with GAAP applied on a basis consistent with that of the most recent fiscal year as soon as reasonably practicable following the end of such fiscal year and, in any event, no later than sixty (60) days after the end of such year (all such financial statements, the “Requisite Business Financial Statements”).

(b)            During the Cooperation Period, subject to applicable Law, Georgia shall, at Florida’s sole cost and expense, provide, upon reasonable advance notice and in compliance with Section 6.3, Florida and its Representatives reasonable access during normal business hours to such historic financial statements, records (other than any of the foregoing related to the negotiation and execution of this Agreement or the process that led to the negotiation and execution of this Agreement) and personnel of Georgia and its Subsidiaries’ accounting firms, solely to the extent related to the Business, as Florida may reasonably request to enable Florida and its Representatives, to confirm the accuracy of any of the Requisite Business Financial Statements; provided, that any such access shall be conducted at Florida’s expense, under the supervision of appropriate personnel of Georgia or its applicable Subsidiaries and in such a manner as not to interfere unreasonably with the normal business or operations of Georgia or any of its Subsidiaries. During the Cooperation Period, Georgia shall reasonably cooperate with Florida and provide such records, documents and financial and pertinent information regarding the Business as may be reasonably requested by Florida or its Representatives to prepare all pro forma financial statements required or desirable to be included (including as may be required for a registered public offering of debt or equity (or equity-linked) securities or as may be required by Regulation S-X under the Securities Act or any other accounting rules and regulations of the SEC) in any statements, forms, schedules, reports or other documents filed or furnished by Florida with the SEC and/or in connection with the Florida Financing; provided that, none of Georgia or any of its Affiliates shall be required to provide or prepare any pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments in each case giving effect to the transactions desired to be incorporated into any pro forma financial information in connection with any Florida Financing unless required by Section 8.4, which pro forma financial information shall be the sole responsibility of Florida.

(c)            During the Cooperation Period, Georgia shall, if requested by Florida, request its independent auditors, solely to the extent related to, at Florida’s sole cost and expense, the Business, to (i) provide customary “comfort letters” (including customary “negative assurance” comfort), reports, letters and consents, including issuing any customary representation letters in connection therewith to each such auditor, to any underwriter, placement agent or purchaser in a securities offering by Florida or its Affiliates and consent to the inclusion or incorporation by reference of its audit opinion or report with respect to any audited financial statements, (ii) provide their written consent for the inclusion or incorporation by reference of such financial statements (and any applicable audit opinion or report) in any filing with the SEC of Florida or any of its Affiliates, including in any registration statement or prospectus used by Florida, (iii) provide their written consent to be named an expert in any offering memorandum, private placement memorandum, registration statement or prospectus used by Florida or its Affiliates, (iv) provide access to Florida and its Representatives to the work papers of Georgia’s independent auditors and (v) provide cooperation reasonably requested by Florida in connection with the Florida Financing (including participating in customary due diligence sessions).

(d)            This Section 6.17 shall be subject to the terms of Section 8.4(d).

Article VII
COVENANTS WITH RESPECT TO WASHINGTON

Section 7.1        Covenants Relating to Conduct of Washington.

(a)            Except as set forth in Section 7.1 of the Washington Disclosure Schedules or as required by applicable Law, or as otherwise expressly required or permitted by the terms of this Agreement, from the date of this Agreement to the Washington Merger Effective Time, and except with the prior written consent of Georgia (such consent not to be unreasonably withheld, conditioned or delayed), Washington shall, and shall cause each of its Subsidiaries to, conduct the Washington Business in all material respects in the ordinary course and use commercially reasonable efforts to preserve intact and maintain its current business organization and operations and relationships with customers and suppliers of, or others having material business dealings with, the Washington Business; provided that no action by Washington or its Subsidiaries that is specifically addressed by Section 7.1(b) shall be deemed a breach of this Section 7.1(a) unless such action would constitute a breach of Section 7.1(b).

(b)            Except as set forth in Section 7.1 of the Washington Disclosure Schedules or as required by applicable Law, or as otherwise expressly required or permitted by the terms of this Agreement, from the date of this Agreement to the Washington Merger Effective Time, Washington shall not, and shall cause each of its Subsidiaries not to, do any of the following without the prior written consent of Georgia (such consent not to be unreasonably withheld, conditioned or delayed):

(i)              except (x) as may be required by a Washington Benefit Plan as in effect on the date hereof or as may be established or amended not in contravention of this Agreement or (y) for any grant, payment, award or arrangement for which Florida, Chicago or any of their respective Affiliates (other than Washington or any of its Subsidiaries) shall retain all Liabilities, (A) grant or increase any compensation or benefit to any Key Washington Employee, other than increases to base salary (and corresponding increases in incentive opportunities or other compensation or benefits calculated by reference to base salary) adopted in the ordinary course of business consistent with past practice, (B) accelerate the vesting, funding or payment of any compensation or benefits to any Key Washington Employee, (C) adopt, establish, enter into, terminate, modify or materially amend any Washington Benefit Plan, other than in the ordinary course of business consistent with past practice, (D) hire, engage or promote (in each case other than to fill a vacancy) or terminate (other than for cause) the employment or engagement of any Key Washington Employee, or (E) other than as required by applicable Law, enter into, modify, extend or terminate any Washington Collective Bargaining Agreement or recognize or certify any labor union, works council, or other labor organization or group of employees as the bargaining representative for any employees of Washington or its Subsidiaries;

(ii)             authorize or effect any amendment to, or change, or waiver under the organizational documents of Washington (or any Subsidiary thereof), in any manner adverse to Georgia;

(iii)            (A) issue, sell, pledge, transfer, redeem or repurchase, or authorize or propose to issue, sell, pledge, transfer, redeem, repurchase or authorize, or reclassify, any equity interests of Washington (or any of its Subsidiaries) or securities convertible into, or exchangeable or exercisable for, or options with respect to, or warrants to purchase, or rights to subscribe for, equity interests of Washington (or any of its Subsidiaries) or (B) declare, set aside or pay any dividend or distribution with respect to any equity interests thereof, other than tax distributions made by Washington in accordance with Section 4.2 of the Washington LLC Agreement;

(iv)            permit Washington (or any Subsidiary thereof) to incur, create or assume (and in the case of the following clauses (A) and (B), excluding Settlement Indebtedness and Settlement Liens) (A) any indebtedness for borrowed money in excess of $50,000,000 in the aggregate, other than in the ordinary course of business (whether pursuant to the Washington Credit Agreement or otherwise) (provided that such indebtedness for borrowed money constitutes Washington Closing Funded Debt if outstanding immediately prior to the Closing) or that will be settled at or prior to the Closing or (B) any Lien, other than Permitted Liens, with respect to any material asset of the Washington Business other than (1) in the ordinary course of business or (2) those that will be discharged or released at or prior to the Closing;

(v)            (A) acquire any material assets, Person or business (whether by merger, consolidation or acquisition of stock or assets or otherwise), (B) enter into any joint venture with any Person or (C) make any loans, investments or advances to or in any Person (other than routine advances of business expenses to employees and extensions of credit to customers in the ordinary course of business and loans, investments or advances solely between or among Washington or any of its Subsidiaries);

(vi)           dispose of, lease, license, transfer or, abandon any material assets of the Washington Business (including material Washington Intellectual Property), in each case, other than disposals, leases, non-exclusive licenses, transfers or abandonment in the ordinary course of business;

(vii)           (A) amend, cancel, extend, renew or waive any material right under, or voluntarily terminate (other than upon expiration or automatic extension or renewal in accordance with its terms), any Washington Permit or any Washington Material Contract, except in each such case, for immaterial amendments or modifications in the ordinary course of business consistent with past practice, or (B) enter into any Contract that, if in effect on the date hereof, would be a Washington Material Contract outside the ordinary course of business consistent with past practice;

(viii)          make any material change in any method of financial accounting or financial accounting practice or working capital or cash management (including with respect to settlement liabilities, settlement receivables, settlement deposits, accounts receivable and accounts payable, but excluding the utilization of cash to repay outstanding indebtedness for borrowed money) practice or policy, other than such changes as are required by GAAP or applicable Law;

(ix)            other than as set forth in the capital expenditure budget made available to Georgia, make any capital expenditures or commitments for capital expenditures that have post-Closing obligations in excess of $5,000,000 individually, or $50,000,000 in the aggregate;

(x)             settle, initiate or compromise any Proceeding, audit or investigation (other than any Proceeding, audit or investigation in respect of Taxes or Tax matters) if such settlement or compromise (A) requires payment to any other Person or involves a claim by Washington (or any Subsidiary thereof) of amounts in excess of $5,000,000, (B) imposes ongoing restrictions on the operations of Washington (or any Subsidiary thereof) (other than customary confidentiality obligations), (C) is brought by a Governmental Entity or (D) involves criminal penalties;

(xi)            terminate or fail to renew the coverage of any material Washington Insurance Policy;

(xii)           (A) make (other than consistent with past practice), revoke or change any material Tax election, (B) change any annual accounting period, (C) adopt, elect (other than consistent with past practice) or change any material method of accounting, (D) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, (E) enter into any closing or similar agreement with any Taxing Authority in respect of any material Tax, (F) settle or abandon any material Tax claim, audit, or assessment or material Proceeding in respect of Taxes or Tax matters for an amount materially in excess of amounts reserved therefor, (G) amend any material Tax Return, or (H) consent to any extension or waiver of the limitations period applicable to any material Tax audit, claim, Proceeding or assessment, other than any such extension that is automatic or automatically granted (it being agreed and understood that none of clauses (i) through (xi) nor clause (xiii) through (xviii) of this Section 7.1(b) shall apply with respect to Tax compliance matters (other than clause (xviii) insofar as it relates to this clause (xii)));

(xiii)          make any material change to (A) the operation or security of, or any administrative, technical or physical safeguards related to, any Information Technology or privacy or data security or (B) any policies or procedures with respect to Personally Identifiable Information or confidential or other sensitive information (including customer data) or Washington Data Security Requirements, except (x) as required by applicable Law, any Governmental Entity or any Contract in effect as of the date hereof, (y) as would not be material and adverse to the Washington Business, taken as a whole, or (z) as may be necessary or reasonable to contain or remediate a breach, cybersecurity incident, cybersecurity vulnerability, or other Security Incident, or any other occurrence that requires the Washington Business to remediate its cybersecurity program;

(xiv)          enter into any material new line of business or agree to or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization under applicable Law;

(xv)           enter into, amend or modify any Contracts between Florida, Chicago or any of their respective Affiliates (other than Washington and its Subsidiaries), on the one hand, and Washington and its Subsidiaries, on the other hand;

(xvi)          (A) amend, cancel, extend or renew any material term of, or waive any material right under, or voluntarily terminate (other than upon expiration or automatic extension or renewal in accordance with its terms), any lease governing a Washington Leased Real Property, except in each such case, for immaterial amendments or modifications in the ordinary course of business consistent with past practice, or (B) grant any party the right to use or occupy any Washington Owned Real Property, except in the ordinary course of business consistent with past practice;

(xvii)         transfer any asset, property or right of Washington or its Subsidiaries to Florida, Chicago or any of their respective Affiliates (other than to Washington or its Subsidiaries) or assume any liabilities of Florida, Chicago or any of their respective Affiliates (other than of Washington or one of its Subsidiaries); or

(xviii)        authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions.

(c)            Notwithstanding anything to the contrary in this Agreement, Washington may discontinue separation activities contemplated by the transactions and agreements associated with the Prior Purchase Agreement and one-time expenditures to exit transition service arrangements in existence with Florida or to eliminate run rate expenses related to existing transition service arrangements with Florida, not to exceed $125 million in the aggregate, in each case, without Georgia’s approval (it being understood and agreed that Georgia’s prior approval shall be required if such amount exceeds $125 million in the aggregate), provided that if Georgia identifies activities, agreements and expenditures, not to exceed $25 million in costs in the aggregate, that if discontinued would have a material and detrimental effect on the Washington Business, Washington will negotiate in good faith with Georgia to determine whether such activities, agreements and expenditures should be continued. Prior to discontinuing any such activities, Washington shall reasonably consult with Georgia and take into account Georgia’s views in good faith. Subject to the foregoing, Washington shall use commercially reasonable efforts to continue to commit to and make capital expenditures in the ordinary course of business and will not discontinue expenditures that are reasonably likely, individually or in the aggregate, to materially degrade the quality or reliability of Washington products or services.

(d)            Nothing contained in this Agreement shall be construed to give to Georgia, directly or indirectly, rights to control or direct the Washington Business’s operations prior to the Closing. Prior to the Closing, Washington (and its Subsidiaries) shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision of the operations of the Washington Business.

Section 7.2        Confidentiality; Exclusivity.

(a)            Subject to Section 8.3(d), Georgia acknowledges that the information being provided to it in connection with the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference in their entirety and shall survive the Closing and the Mergers. Effective upon, and only upon, the occurrence of the Mergers, the Confidentiality Agreement shall terminate with respect to information relating solely to the Washington Business; provided, however, that Georgia acknowledges that its obligations of confidentiality and non-disclosure with respect to any and all other information provided to it by or on behalf of Florida or any of its Affiliates or Representatives, concerning them, their businesses or any of its Affiliates (other than to the extent relating to the Washington Business or the Blockers) shall continue to remain subject to the terms and conditions of the Confidentiality Agreement, notwithstanding any termination of the Confidentiality Agreement that has occurred or would otherwise occur notwithstanding. The Parties expressly agree that, notwithstanding any provision of the Confidentiality Agreement to the contrary, including with respect to termination thereof, if, for any reason, the Mergers do not occur and this Agreement is terminated, and the remaining term of the Confidentiality Agreement is less than twenty-four (24) months, the Confidentiality Agreement (other than any employee non-solicitation restrictions, which shall continue for an additional period equal to the original non-solicitation period under the Confidentiality Agreement) shall continue in full force and effect for a period of twenty-four (24) months following termination of this Agreement and otherwise in accordance with its terms, and this Agreement shall constitute the requisite consent of the parties thereto to amend the Confidentiality Agreement accordingly.

(b)            Florida hereby agrees with Georgia that it shall not, and shall not permit its Affiliates or its Representatives to, for a period of thirty-six (36) months after the Closing Date (or with respect to any information constituting a trade secret, for so long as such information constitutes a trade secret), directly or indirectly, without the prior written consent of Georgia, disclose to any third party (other than Florida’s Affiliates and its Representatives to the extent necessary to perform Florida’s obligations or enforce its rights under this Agreement or any other Transaction Document) any confidential or proprietary information to the extent related to Washington, its Subsidiaries or the Washington Business (“Washington Confidential Information”); provided, however, that the term “Washington Confidential Information” will not include any information (i) that becomes available to Florida or its Affiliates or its Representatives from and after the Washington Merger Effective Time, from a third party source that is not known by Florida to be under any obligations of confidentiality in respect of such information, (ii) that is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or (iii) that is or was derived independently by Florida, its Affiliates or any of its Representatives without use of or reference to Washington Confidential Information. In addition, Florida shall not, and shall not permit its Affiliates or its Representatives to, without the prior written consent of Georgia, disclose any Washington Confidential Information that constitutes a trade secret under applicable Law until such time as such Washington Confidential Information no longer constitutes a trade secret under applicable law (other than as a result of disclosure by Florida or its Affiliates or Representatives in violation of this Section 7.2(b)). The immediately preceding two sentences shall not prohibit Florida, its Affiliates or any of their respective Representatives (A) from disclosing Washington Confidential Information in connection with complying with the terms of this Agreement or any of the Transaction Documents, or (B) from disclosing Washington Confidential Information that Florida, any of its Affiliates or any of their respective Representatives are required by Law (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) or requested by any Governmental Entity with jurisdiction over such Person to disclose (provided that Florida will, to the extent not legally prohibited, provide Georgia with prompt written notice of such request so that Georgia may seek, at its sole expense, an appropriate protective order and/or waive compliance with this Section 7.2(b)). Furthermore, the provisions of this Section 7.2(b) will not prohibit any retention of copies of records or any disclosure in connection with the preparation and filing of financial statements or Tax Returns of Florida or its Affiliates or any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, or the other Transaction Documents or the transactions contemplated hereby and thereby.

(c)            From the date of this Agreement to the Washington Merger Effective Time, Washington and Florida will not, and will cause their respective Affiliates and use reasonable best efforts to cause their respective other Representatives not to, enter into any Contracts or other arrangements regarding a sale or other disposition (whether by merger, reorganization, recapitalization or otherwise), Washington or its Subsidiaries or a material portion of the assets of the Washington Business with any other Person (other than the transactions contemplated by this Agreement) (a “Washington Acquisition Proposal”) or provide any confidential information to any third party (in each case other than to Georgia and its Representatives) contacting or making an inquiry of Washington or Florida with respect to a potential Washington Acquisition Proposal, other than information which is traditionally provided in the regular course of the business operations of the Washington Business to third parties. Washington and Florida will, and will cause their respective Affiliates to, and use reasonable best efforts to cause its and their respective Representatives to, (i) immediately cease and cause to be terminated any and all existing discussions and negotiations with third parties regarding Washington Acquisition Proposals and (ii) promptly notify Georgia if any Washington Acquisition Proposal, or any inquiry from any Person with respect thereto, is subsequently made and provide Georgia with the material terms thereof (excluding the identity of the Person making such Washington Acquisition Proposal or inquiry with respect thereto).

Section 7.3        Access to Information.

(a)            Washington shall afford to Georgia and its Affiliates and its and their Representatives reasonable access, upon reasonable notice during normal business hours, consistent with applicable Law and in accordance with reasonable procedures established by Washington, during the period prior to the Closing, and solely for purposes of integration planning or otherwise in furtherance of the transactions contemplated by this Agreement and the other Transaction Documents, to the properties, books, Contracts, records and personnel of Washington and its Subsidiaries; provided, however, that neither the Washington nor any of its Affiliates shall be required to violate any Law to which it or any of its Affiliates may be subject in discharging their obligations pursuant to this Section 7.3(a), and prior to the Closing Date, Georgia shall not conduct any Phase II Environmental Site Assessment or conduct any invasive testing or any sampling of soil, sediment, surface water, ground water or building material at, on, under or within any facility on the Washington Owned Real Property or the Washington Leased Real Property.

(b)            Georgia agrees that any investigation undertaken pursuant to the access granted under Section 7.3(a) shall be conducted in such a manner as not to unreasonably interfere with the operation of the Washington Business and all requests for such access shall be made to the Representatives of Washington designated by Washington. Notwithstanding anything in this Agreement to the contrary, neither Washington, Florida nor any of their Affiliates shall be required to provide access to or disclose information (i) where, in their reasonable judgment, such access or disclosure would jeopardize attorney-client or other applicable privilege or protection, or contravene any Laws (it being agreed that, in the event that the restrictions set forth in clause (i) of this sentence apply, Washington and Florida shall cooperate in good faith to attempt to design and implement alternative disclosure arrangements to enable Georgia to evaluate any such information without jeopardizing the attorney-client privilege or contravening any Laws ) or (ii) to the extent such information concerns the Washington Sale Process.

(c)            Except with respect to Tax matters governed by Section 10.1, at and for a period of seven (7) years after the Closing, Georgia shall, and shall cause its Subsidiaries to, afford Florida, its Affiliates and its Representatives, during normal business hours, upon reasonable notice and without unreasonable interference with the operation of its business, access to the properties, books, Contracts, records (in each case to the extent in the possession or control of Georgia or any of its Subsidiaries), solely to the extent related to the Washington Business as conducted prior to the Closing, and employees of the Washington Business and Washington (and Subsidiaries thereof) to the extent that such access may be reasonably required by Florida in connection with preparing financial statements, regulatory or securities Law reporting obligations, and compliance with applicable Laws or for use in any Proceeding (other than a Proceeding between or among Georgia or any of its Affiliates, on the one hand, and Florida or any of its Affiliates, on the other hand); provided, however, that nothing in this Agreement shall limit Florida’s or any of its Affiliates’ rights of discovery under applicable Law. For the avoidance of doubt, in the case of any matters that are the subject of this Section 7.3(c) and Article X, the provisions of Article X (and not this Section 7.3(c)) shall control. Notwithstanding anything to the contrary in this Agreement, neither Georgia nor any of its Affiliates shall be required to provide access to or disclose information where, upon the advice of counsel, such access or disclosure would jeopardize attorney-client privilege or contravene any Laws (it being agreed that, in the event that the foregoing restrictions apply, Georgia shall, and shall cause its Subsidiaries to, cooperate in good faith to attempt to design and implement alternative disclosure arrangements to enable Florida to evaluate any such information without jeopardizing the attorney-client privilege or contravening any Laws). Except with respect to Tax matters governed by Section 10.1, Georgia shall, and shall cause its Subsidiaries to, hold all the books and records relating to the Washington Business and existing on the Closing Date (to the extent held by Washington or any Subsidiary thereof as of the Closing Date) and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Florida.

(d)            At and for a period of seven (7) years after the Closing, Florida shall, and shall cause its Affiliates to, afford Georgia, its Affiliates (including Washington and its Subsidiaries) and their respective Representatives, during normal business hours, upon reasonable notice and without unreasonable interference with the operation of its business of the applicable Florida or its Affiliate, access to the properties, books, Contracts, records (in each case to the extent in the possession or control of Florida or any of its Affiliates) and employees of Florida and its Affiliates to the extent that such access may be reasonably required by Georgia in connection with preparing financial statements, reporting and payment of Taxes, regulatory or securities Law reporting obligations, and compliance with applicable Laws or for use in any Proceeding (other than a Proceeding between or among Georgia or any of its Affiliates, on the one hand, and Florida, Chicago or any of their Affiliates, on the other hand) or other legitimate non-competitive purposes, in each case, in connection with Georgia’s operation of the Washington Business following Closing; provided, however, that nothing in this Agreement shall limit any of Georgia’s or any of its Affiliates’ rights of discovery under applicable Law. For the avoidance of doubt, in the case of any matters that are the subject of this Section 7.3(d) and Article X, the provisions of Article X (and not this Section 7.3(d)) shall control. Notwithstanding anything to the contrary in this Agreement, neither Florida nor any of its Affiliates shall be required to provide access to or disclose information where, upon the advice of counsel, such access or disclosure would jeopardize attorney-client privilege or contravene any Laws (it being agreed that, in the event that the foregoing restrictions apply, Florida shall, and shall cause its Affiliates to, shall cooperate in good faith to attempt to design and implement alternative disclosure arrangements to enable Georgia to evaluate any such information without jeopardizing the attorney-client privilege or contravening any Laws).

Section 7.4        Intercompany Accounts and Intercompany Arrangements. Immediately prior to the Closing, all intercompany balances and accounts (other than trade payables or receivables arising in the ordinary course of business, balances and accounts arising under Washington Transition Services Agreement, the Washington Information Technology Services Agreement or the Commercial Agreements and any other agreement set forth in Section 7.4 of the Washington Disclosure Schedules, transactions in the ordinary course with portfolio companies of Chicago and its Affiliates and other than intercompany balances and accounts set forth in Section 7.4 of the Washington Disclosure Schedules) between Florida or Chicago and any of their Affiliates (other than the Blockers or Washington (and Subsidiaries thereof)), on the one hand, and the Blockers or Washington (and Subsidiaries thereof), on the other hand, shall be settled or otherwise eliminated in such a manner as Washington shall reasonably determine, such that no party thereto shall have any further obligations or Liabilities therefor or thereunder. Immediately prior to the Closing, except for the Washington Transition Services Agreement, the Washington Information Technology Services Agreement or the Commercial Agreements and any other agreement set forth in Section 7.4 of the Washington Disclosure Schedules, transactions in the ordinary course with portfolio companies of Chicago and its Affiliates and any arrangements, understandings or Contracts set forth in Section 7.4 of the Washington Disclosure Schedules, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, between Florida or Chicago and any of their Affiliates (other than the Blockers or Washington (and Subsidiaries thereof)) and to the Knowledge of Washington, any present or former officer, manager or director of Florida, Chicago or their Affiliates (other than the Blockers or Washington (and Subsidiaries thereof)) in their capacities as such (other than employment, equity, retention, indemnification or similar Contracts), on the one hand, and the Blockers or Washington (or Subsidiaries thereof), on the other hand, shall automatically be terminated without further payment or performance and cease to have any further force and effect, such that no party thereto shall have any further obligations or Liabilities therefor or thereunder. Chicago (with respect to the intercompany balances and accounts between Chicago and any of their Affiliates and Washington) and Florida (with respect to the intercompany balances and accounts between Florida and any of their Affiliates and Washington) shall be responsible for, and shall pay, all Taxes with respect to a Pre-Closing Tax Period to the extent not included in the Washington Pre-Closing Tax Amount (as finally determined pursuant to this Agreement)related to settling and elimination of intercompany balances and accounts pursuant to this Section 7.4.

Section 7.5        Releases.

(a)            Except to the extent provided to the contrary in this Section 7.5(a), effective as of the Closing, each of Georgia and Washington, on behalf of itself and its Affiliates, hereby releases Florida and each of its Affiliates (and their respective past, present or future equityholders, Affiliates, officers, directors, employees and other Representatives, acting in their capacities as such, but excluding, any post-Closing Affiliate of Georgia) (collectively, the “Florida Releasees”) from any Liability, obligation or responsibility to any of them for any and all past actions or failures to take action prior to the Closing directly or indirectly relating to or arising out of the Washington Business or the operations of Washington (or its Subsidiaries) prior to the Closing, or relating to or arising out of Florida’s or its Affiliates’ ownership of the Washington Business or the operation of the Washington Business, as applicable, except for any Liability, obligation or responsibility pursuant to the provisions of this Agreement, the other Transaction Documents to which such Florida Releasee (other than Washington or any of its Subsidiaries) is a party, the Prior Purchase Agreement, the Commercial Agreements and any other agreement set forth in Section 7.4 of the Washington Disclosure Schedules to which such Florida Releasee (other than Washington or any of its Subsidiaries) is a party and any arrangements, understandings or Contracts set forth in Section 7.5(a) of the Washington Disclosure Schedules. Each of Georgia and Washington hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim relating to any Liability, obligation or responsibility that is released pursuant to this Section 7.5(a), or commencing, instituting or causing to be commenced or instituted, any Proceeding of any kind against any Florida Releasee based upon any such released claim.

(b)            Except to the extent provided to the contrary in this Section 7.5(b), effective as of the Closing, Florida, on behalf of itself and its Affiliates, hereby releases Georgia, Washington and their respective Affiliates (and their respective past, present or future equityholders, Affiliates, officers, directors, employees and other Representatives, acting in their capacities as such, but excluding, any post-Closing Affiliate of Florida) from any Liability, obligation or responsibility to any of them for any and all past actions or failures to take action prior to the Closing directly or indirectly relating to or arising out of the Washington Business or the operations of Washington (or its Subsidiaries) prior to the Closing, or relating to or arising out of Florida’s or its Affiliates’ ownership of the Washington Business or the operation of the Washington Business, as applicable, except for any Liability, obligation or responsibility pursuant to the provisions of this Agreement, the Prior Purchase Agreement, the other Transaction Documents to which any of Georgia, Washington or their respective Subsidiaries is a party, the Commercial Agreements and any other agreement set forth in Section 7.4 of the Washington Disclosure Schedules to which any of Georgia, Washington or their respective Subsidiaries is a party, and any arrangements, understandings or Contracts set forth in Section 7.5(b) of the Washington Disclosure Schedules. Florida hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim relating to any Liability, obligation or responsibility that is released pursuant to this Section 7.5(b), or commencing, instituting or causing to be commenced or instituted, any Proceeding of any kind against Georgia, Washington and their respective Affiliates (and their respective past, present or future equityholders, Affiliates, officers, directors, employees and other Representatives, acting in their capacities as such) based upon any such released claim.

Section 7.6        Non-Solicitation of Employees. For a period of thirty (30) months from the Closing Date, without the prior written consent of Georgia, as to any employee of Washington or its Subsidiaries with the title of Vice President or above who is employed by Georgia or its Subsidiaries (including Washington or its Subsidiaries) as of immediately following the Closing (a “Georgia Covered Person”), Florida agrees that none of Florida or any of its Subsidiaries (collectively, the “Restricted Florida Entities”) will solicit for employment any Georgia Covered Person; provided that such Restricted Florida Entity shall not be precluded from soliciting, or taking any other action with respect to, any such individual (i) whose employment with Georgia or its Subsidiaries ceased prior to commencement of employment discussions between such Restricted Florida Entity and such individual, (ii) who responds to solicitation not specifically targeted at employees of Georgia or any of its Subsidiaries (including by a search firm or recruiting agency) or (iii) who initiates discussions regarding such employment without any solicitation by such Restricted Florida Entity in violation of this Agreement; and provided, further, that such Restricted Florida Entity shall not be restricted from engaging in solicitations or advertising not targeted at any such Persons described above.

Section 7.7        Non-Compete. Georgia agrees that, for a period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, Georgia will not, and will cause its Subsidiaries not to, directly or indirectly:

(a)            own, operate, control, manage, or invest in the business of any credit issuer processing service (the “Florida Restricted Business”), as of the Closing Date as conducted by Florida and its Subsidiaries in any geographic area as of the Closing Date or with respect to which Florida and its Subsidiaries have actively taken steps to conduct such business (whether operationally or geographically) as of the Closing Date; provided that, notwithstanding the foregoing, Georgia and its Subsidiaries will not be restricted, limited or prohibited from:

(i)              owning, operating, controlling, managing, investing in or otherwise actively engaging in any of the Georgia Restricted Business, the Retained Businesses or any reasonable extensions thereof;

(ii)             owning, operating, controlling, managing, investing in or otherwise actively engaging in any software integrated payables by ACH, virtual credit card, or debit network push payments or any embedded finance, including merchant lending in all forms and buy-now-pay-later including current and future modalities and any reasonable extensions thereof; provided that, to the extent Georgia or its Subsidiaries offer any of the foregoing in conjunction with credit issuer processing and the Florida Restricted Business has any of the aforementioned capabilities, Florida and its Subsidiaries, on the one hand, and Georgia and its Subsidiaries, on the other hand, may enter into arm’s-length commercial agreements, as applicable, at market rates with Florida and its Subsidiaries as the sole provider for such services, unless Florida and its Subsidiaries are materially unable to reasonably meet the product functionality and timing needs of Georgia and its Subsidiaries in connection with such offering or expansion thereof;

(iii)            carrying out any obligations or exercising its or their respective rights under this Agreement or the other Transaction Documents;

(iv)            acquiring or owning not more than 5% of the outstanding voting securities or similar equity interests of an entity or business that, directly or indirectly, engages in any of the Florida Restricted Business; provided that the ownership of such equity interests is passive only and does not give Company or its Subsidiaries the right to designate any member of the board of directors (or similar governing body) of such entity or business;

(v)            acquiring or investing in, and after such acquisition or investment, continuing to own and operate, an entity or business that engages in any of the Florida Restricted Business if such operations that are in such Florida Restricted Business (A) account for less than 20% of the consolidated revenues of such entity or business for the 12-month period ended at the fiscal quarter immediately prior to such acquisition or investment and (B) do not exceed $100,000,000 of revenue for the 12-month period ended at the fiscal quarter immediately prior to such acquisition or investment; or

(vi)            acquiring, investing in, owning, operating or partnering with any unaffiliated Person or entity that does not itself (or through its Subsidiaries) directly engage in any of the Florida Restricted Business, but which partners with or engages as a vendor or service provider to any other unaffiliated Person or entity that engages in any of the Florida Restricted Business, in each case, so long as Georgia and its Subsidiaries are not in breach of Section 7.7(b); or

(b)            solicit or attempt to solicit, or engage in any other conduct to divert business opportunities from, any customer, client, supplier, vendor, merchant, sponsoring bank or other key business relation of Florida and its Subsidiaries for the purpose of inducing such person to cease or decrease doing business or services with Florida and its Subsidiaries or diverting their business or services away from Florida and its Subsidiaries with respect to the Florida Restricted Business as conducted on the Closing Date.

Section 7.8        Washington Financial Statements.

(a)            During the Cooperation Period, Washington shall reasonably cooperate with Georgia and its Representatives as is reasonably requested by Georgia with reasonable prior notice, at Georgia’s sole cost and expense, in connection with the preparation by Georgia of any statements, forms, schedules, reports or other documents filed or furnished with the SEC or any other Governmental Entity as are required of Georgia under applicable Laws, which involve or otherwise incorporate financial information of the Washington Business, Washington and/or its Subsidiaries. In addition, during the Cooperation Period, Washington shall prepare or cause to be prepared and delivered to Georgia (i) the unaudited consolidated balance sheet of Washington and its Subsidiaries and the related consolidated statements of income or operations, shareholders’ equity and cash flows as of the end of and for each financial quarter (other than the fourth financial quarter of Washington’s fiscal year) with comparative financial information for the equivalent period of the prior fiscal year, prepared in accordance with GAAP applied on a basis consistent with that of the most recent fiscal year, as soon as reasonably practicable following the end of such quarter and, in any event, no later than forty five (45) days after the end of such quarter; and (ii) the audited consolidated balance sheets of Washington and its Subsidiaries and the related consolidated statements of income or operations, shareholders’ equity and cash flows as of the end of and for the fiscal years ending on December 31, 2025 and December 31, 2026 prepared in accordance with GAAP applied on a basis consistent with that of the most recent fiscal year as soon as reasonably practicable following the end of such fiscal year and, in any event, no later than sixty (60) days after the end of such fiscal year (all such financial statements, together with Washington Financial Information and the audited combined financial statements of the Washington Business for the fiscal year ended December 31, 2023, the “Requisite Washington Financial Statements”).

(b)            During the Cooperation Period, subject to applicable Law, Washington shall, at Georgia’s sole cost and expense, provide, upon reasonable advance notice and in compliance with Section 7.3, Georgia and its Representatives reasonable access during normal business hours to such historic financial statements, records (other than any of the foregoing that relate to the negotiation and execution of this Agreement or the process that led to the negotiation and execution of this Agreement) and personnel of Washington and its Subsidiaries’ accounting firms as Georgia may reasonably request to enable Georgia and its Representatives to confirm the accuracy of any of the Requisite Washington Financial Statements (including any financial statements of Washington and its Subsidiaries required by paragraph 4(II) of Exhibit C of the Georgia Commitment Letter); provided, that any such access shall be conducted at Georgia’s expense, under the supervision of appropriate personnel of Washington or its applicable Subsidiaries and in such a manner as not to interfere unreasonably with the normal business or operations of Washington or any of its Subsidiaries. During the Cooperation Period, Washington shall reasonably cooperate with Georgia and provide such records, documents and financial and pertinent information regarding Washington and its Subsidiaries as may be reasonably requested by Georgia or its Representatives to prepare all pro forma financial statements required or desirable to be included (including if required for a public offering of debt or equity (or equity-linked) securities registered with the SEC) or required by Regulation S-K and Regulation S-X under the Securities Act or any other applicable accounting rules and regulations of the SEC in any statements, forms, schedules, reports or other documents filed or furnished by Georgia with the SEC, including in connection with the Georgia Financing; provided that, none of Washington or any of its Affiliates shall be required to provide or prepare any pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments in each case giving effect to the transactions desired to be incorporated into any pro forma financial information in connection with any Georgia Financing, which pro forma financial information shall be the sole responsibility of Georgia.

(c)            During the Cooperation Period, Washington shall request its independent auditors to, at Georgia’s sole cost and expense, (i) provide customary “comfort letters” (including customary “negative assurance” comfort), reports, letters and consents, including issuing any customary representation letters in connection therewith to each such auditor, to any underwriter, placement agent or purchaser in a securities offering by Georgia or its Affiliates and consent to the inclusion or incorporation by reference of its audit opinion or report with respect to any audited financial statements, (ii) provide their written consent for the inclusion or incorporation by reference of such financial statements (and any applicable audit opinion or report) in any filing with the SEC of Georgia or any of its Affiliates, including in any registration statement or prospectus used by Georgia, (iii) provide their written consent to be named an expert in any offering memorandum, private placement memorandum, registration statement or prospectus used by Georgia or its Affiliates, (iv) provide access to Georgia and its Representatives to the work papers of Washington’s independent auditors and (v) provide cooperation reasonably requested by Georgia in connection with the Georgia Financing (including participating in customary drafting and due diligence sessions).

(d)            This Section 7.8 shall be subject to the terms of Section 8.3(c).

Section 7.9        Prior Purchase Agreement. From and after the Closing, the Prior Purchase Agreement shall continue in full force and effect in accordance with its terms.

Section 7.10      Washington Equityholder Consent. Promptly following the execution of this Agreement (and in no event later than twenty-four (24) hours following the execution of this Agreement), Washington shall deliver to Georgia an irrevocable written consent signed by each of Chicago, Management Aggregator, the Management Blockers, Boost Newco Sub, Inc. and Boost Newco, LLC (the “Washington Equityholder Consent”) (i) adopting and approving this Agreement, the Washington Merger and the other transactions contemplated hereby or in any other Transaction Document, (ii) irrevocably waiving any appraisal or dissenter’s rights in connection with the Washington Merger, (iii) irrevocably agreeing to the terms of this Agreement, and (iv) irrevocably consenting to any amendment to Washington’s organizational documents necessary to comply with the terms of this Agreement and the Chicago Transaction Agreement.

Section 7.11      Organizational Documents Amendments. Prior to the Closing, if reasonably requested by Georgia, Florida and Washington shall cause Washington’s organizational documents to be amended, to the extent necessary, to cause this Agreement and the Chicago Transaction Agreement to be in compliance with the terms of Washington’s organizational documents.

Article VIII
OTHER COVENANTS

Section 8.1        Efforts.

(a)            From and after the date hereof, and subject to the terms and conditions of this Agreement, the Parties shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement and the other Transaction Documents, including (i) the preparation and filing of all forms, registrations, Filings and notices required to be filed to satisfy the conditions precedent to this Agreement (including those set forth in Section 11.1) and to consummate the transactions contemplated by this Agreement as soon as practicable, (ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement, and (iii) obtaining necessary waivers, consents and approvals from applicable third parties required under Section 3.4 of the Georgia Disclosure Schedules. Without limiting the foregoing, (x) Georgia and Florida shall, and shall cause their respective Affiliates to, with respect to Regulatory Approvals required for the closing of the Purchased Entity Sale (the “Purchased Entity Sale Regulatory Approvals”), and (y) Georgia, Washington and Florida shall, and shall cause their respective Affiliates to, with respect to Regulatory Approvals required for the closing of the Washington Florida Interest Sale and the Mergers (including the issuance of the Washington Stock Consideration) (the “Washington Sale Regulatory Approvals”), use their respective reasonable best efforts to obtain (and shall cooperate with each other and Chicago in obtaining) any such Regulatory Approvals (which actions shall include promptly furnishing the other Party and Chicago (or the applicable Governmental Entity) with all information reasonably required in connection therewith) required to be obtained or made by such Parties or any of their Affiliates in connection with the transactions contemplated by this Agreement, including filing as soon as practicable and, in any event, no later than required by applicable Law, with the relevant Governmental Entity any notices required to be filed by such Parties or their Affiliates in connection with, or as necessary to consummate, the transactions contemplated by this Agreement. Each of Georgia and the Purchased Entity (and its Subsidiaries), on the one hand, and Florida, on the other hand, shall cooperate in good faith with the other Party (or its legal counsel) to satisfy all required obligations in relation to Purchased Entity Sale Regulatory Approvals. Each of Georgia, on the one hand, and Florida and Washington (and its Subsidiaries), on the other hand, shall cooperate in good faith with the other Party and Chicago (or their respective legal counsels) to satisfy all required obligations in relation to Washington Sale Regulatory Approvals. Chicago is hereby expressly made a third-party beneficiary of Section 8.1(a).

(b)            The Parties shall not, and shall cause their respective Affiliates not to, take any action after the date of this Agreement that would reasonably be expected to impair or materially delay the obtaining of, or result in not obtaining, any Regulatory Approval, including any Purchased Entity Sale Regulatory Approvals or Washington Sale Regulatory Approval necessary to be obtained prior to the Closing. Without limiting the foregoing, Georgia, Washington and Florida shall not, and shall cause their respective Affiliates not to, acquire or enter into a definitive agreement to acquire, by merger, consolidation, stock or asset purchase or otherwise, any business or corporation, partnership or other business organization or division thereof, or merge or consolidate with any other Person, if such transaction would reasonably be expected to materially impair or materially delay the obtaining of, or result in not obtaining, any Regulatory Approval required to be obtained to satisfy the conditions set forth in Section 11.1(a). The Parties shall not, without the prior written consent of all of the Parties, extend or offer or agree to extend any waiting period under the HSR Act or any other Regulatory Law or other Law under which a Regulatory Approval is required, or enter into any agreement with any Governmental Entity related to this Agreement, the other Transaction Documents or the transactions contemplated by this Agreement.

(c)            Prior to the Closing, the Parties shall each keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining all Regulatory Approvals. In that regard, prior to the Closing, (x) subject to the Confidentiality Agreement and Section 6.2, with respect to the Purchased Entity Sale Regulatory Approvals, Georgia and the Purchased Entity, on the one hand, and Florida, on the other hand, and (y) subject to the Confidentiality Agreement and Section 7.2, with respect to the Washington Sale Regulatory Approvals, Georgia, on the one hand, and Florida and Washington, on the other hand, shall (i) promptly consult with the other Party to provide any necessary information with respect to (and, in the case of correspondence, provide the other Party (or its counsel) copies of) all Filings made by such Party or any of its Affiliates with any Governmental Entity or any other information supplied by such Party or any of its Affiliates to, or material correspondence with, a Governmental Entity, in each case, in connection with such Regulatory Approval; (ii) promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally of) any material communication received by such Party or any of its Affiliates or Representatives from any Governmental Entity regarding such Regulatory Approval; (iii) permit the other Party reasonable and sufficient time to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed communication with any such Governmental Entity in connection with such Regulatory Approval; (iv) if such Party or any Affiliate or Representative of such Party receives a request for additional information or documentary material from any Governmental Entity with respect to such Regulatory Approval, then such Party shall use its reasonable best efforts to comply with such request as promptly as reasonably practicable; (v) unless otherwise required by the applicable Governmental Entity, not participate in any material meeting with any Governmental Entity in connection with such Regulatory Approval (or make oral submissions at meetings or in telephone, videoconference, or other conversations) unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity or any applicable Law, gives the other Party the opportunity to attend and participate thereat; (vi) furnish the other Party with copies of all correspondence and Filings (or, in the case of oral communications, advise the other Party of the substance thereof) between it or any of its Affiliates or Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to such Regulatory Approval; provided, however, that a Party may, as it deems advisable and necessary, reasonably designate portions of correspondence or Filings that contain sensitive personal data or commercially sensitive information relating to such Party or its controllers or control persons as “outside counsel only,” which such portions shall be given only to the recipient’s outside legal counsel and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written permission is obtained in advance from the source of the materials or its legal counsel, and (vii) promptly furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of Filings to any such Governmental Entity for any Regulatory Approval; provided that a Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Agreement as “outside counsel only,” which such materials and the information contained therein shall be given only to the recipient’s outside legal counsel and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written permission is obtained in advance from the source of the materials or its legal counsel; provided, however, that materials provided to another Party pursuant to this Section 8.1 may be redacted by the providing Party (i) to remove references concerning the valuation of or future plans for the Business, Washington Business, Business Sale Process or the Washington Sale Process, (ii) as necessary to comply with contractual obligations or applicable Law and (iii) as necessary to address reasonable privilege or confidentiality concerns. The cooperation covenants set forth in this Section 8.1(c) shall apply mutatis mutandis to Chicago with respect to the Regulatory Approvals (as defined in the Chicago Transaction Agreement) required to be obtained under the Chicago Transaction Agreement, and shall require the Parties and Chicago to cooperate with each other in respect of the Regulatory Approvals required hereunder and under the Chicago Transaction Agreement in the manner set forth in this Section 8.1(c) (other than the right to participate in meetings under the foregoing clause (v)). Chicago is hereby expressly made a third-party beneficiary of Section 8.1(c). For the sake of clarity, nothing in this Section 8.1 shall require Georgia or any of its Affiliates to share any Filings, documents, correspondence or other information with Washington or its Affiliates or Representatives (other than Florida) and/or secure the participation of Washington or its Affiliates or Representatives (other than Florida) in any meeting or other interaction with any Governmental Entity with respect to any Purchased Entity Sale Regulatory Approvals that are not also Washington Sale Regulatory Approvals; provided that Georgia shall answer reasonable questions of Washington related to any Purchased Entity Sale Regulatory Approvals that are not also Washington Sale Regulatory Approvals.

(d)            Without limiting the foregoing, (i) the Parties shall, and shall cause their respective Affiliates to, file, as promptly as practicable notifications under the HSR Act; (ii) Georgia and Florida shall, and shall cause their respective Affiliates to, file as promptly as practicable following the date of this Agreement, any other Filing required to obtain any other Purchased Entity Sale Regulatory Approvals; and (iii) Georgia, Florida and Washington shall, and shall cause their respective Affiliates to, file as promptly as practicable, following the date of this Agreement, any other Filing required to obtain any Washington Sale Regulatory Approvals.

(e)            In furtherance of the foregoing, and notwithstanding anything in this Agreement to the contrary, Florida, Washington and Georgia shall, and shall cause their Affiliates to, use reasonable best efforts to take all such action as may be necessary to avoid or eliminate each and every impediment under any applicable Law with respect to the Purchased Entity Sale and to resolve such objections, if any, as any Governmental Entity or any other Person may assert under any applicable Law with respect to the Purchased Entity Sale, so as to enable the Closing to occur as soon as reasonably practicable (and in any event so as to enable the Closing to occur prior to the Outside Date), including using reasonable best efforts (including proffering and agreeing to the remedies set forth in this Section 8.1(e)) to resolve such objections of the applicable Governmental Entities with respect to the Regulatory Approvals set forth in Section 11.1(a)(i) and Section 11.1(a)(ii), subject to the terms of the remainder of this Section 8.1(e). With respect to the Regulatory Approvals set forth in Section 11.1(a)(i) with respect to the Purchased Entity Sale, Florida shall direct the timing of proffering and agreeing to the remedies set forth in this Section 8.1(e), subject to the terms of the remainder of this Section 8.1(e), and further subject to consulting in good faith with Georgia prior to making any such timing decisions. With respect to the Regulatory Approvals set forth in Section 11.1(a)(ii) with respect to the Purchased Entity Sale, Florida, Washington and Georgia shall, and shall cause their Affiliates to, use reasonable best efforts (including proffering and agreeing to the remedies set forth in this Section 8.1(e)) to resolve such objections of the applicable Governmental Entities at both (i) their initial stage of review in order to mitigate the risk of referral of the Purchased Entity Sale by such applicable Governmental Entities to an in-depth investigation or review, and (ii) in the event of such referral, at the earliest available opportunity during the in-depth investigation or review, including at their outset, in order to secure the approval of the Purchased Entity Sale by such applicable Governmental Entities prior to the Outside Date, subject to the terms of the remainder of this Section 8.1(e). In furtherance of the foregoing, Florida shall proffer to and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Closing, any assets, licenses, operations, rights, product or service lines, businesses or interests therein (each, a “Divestiture Remedy”) of the Business and/or of Florida or its Subsidiaries and agree to make any material changes (including through a licensing arrangement) or implement any restriction or condition on, or other impairment of Florida’s and/or the Purchased Entity’s or its Subsidiaries’ ability to own, retain, manage or operate, any such assets, licenses, product or service lines, businesses or interests therein and/or Florida’s ability to vote, transfer, receive dividends, or otherwise exercise full ownership rights with respect to ownership interests in the Business and/or of Florida or its Subsidiaries; provided, however, that, notwithstanding any other provisions of this Agreement, neither Florida nor any of its Subsidiaries shall be required to take or agree to take any such action that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or operations of Florida and its Subsidiaries (including for this purpose, the Purchased Entity and its Subsidiaries) from and after the Closing (but, for purposes of determining whether any action would reasonably be expected to have, individually or in the aggregate, a material adverse effect, calculated as if Florida and its Subsidiaries from and after the Closing were collectively the same size as the Business as of the date of this Agreement). Notwithstanding anything in this Agreement to the contrary, none of Georgia, Florida or their respective Affiliates shall be obligated to take or agree or commit to take any action in connection with obtaining the Purchased Entity Sale Regulatory Approvals that is not conditioned on the Closing. Additionally, in connection with obtaining the Purchased Entity Sale Regulatory Approvals, Georgia and its Affiliates shall not be obligated to, and none of the Parties shall take or agree or commit to take any action that relates to any Excluded Assets or Retained Businesses. In addition, (x) Florida and, to the extent applicable, Washington, shall defend through litigation on the merits any claim asserted in court or before any other Governmental Entity by any party in order to avoid entry of, or to have vacated or terminated, any Judgment (whether temporary, preliminary or permanent) that would prevent the Closing of the Purchased Entity Sale by the Outside Date, including by pursuing all available avenues of administrative and judicial appeal, and (y) Florida and Washington shall defend through litigation on the merits any claim asserted in court or before any other Governmental Entity by any party in order to avoid entry of, or to have vacated or terminated, any Judgment (whether temporary, preliminary or permanent) that would prevent the Closing of the Washington Florida Interest Sale and the Mergers by the Outside Date, including by pursuing all available avenues of administrative and judicial appeal.

(f)             In furtherance of the foregoing, and notwithstanding anything in this Agreement to the contrary, Georgia, Florida and Washington shall, and shall cause their Affiliates to, use reasonable best efforts to take all such action as may be necessary to avoid or eliminate each and every impediment under any applicable Law with respect to the Washington Florida Interest Sale and the Mergers (including the issuance of the Washington Stock Consideration) and to resolve such objections, if any, as any Governmental Entity or any other Person may assert under any applicable Law with respect to the Washington Florida Interest Sale and the Mergers (including the issuance of the Washington Stock Consideration), so as to enable the Closing to occur as soon as reasonably practicable (and in any event so as to enable the Closing to occur prior to the Outside Date), including using reasonable best efforts (including proffering and agreeing to the remedies set forth in this Section 8.1(f)) to resolve such objections of the applicable Governmental Entities with respect to the Regulatory Approvals set forth in Section 11.1(a)(i) and Section 11.1(a)(ii), subject to the remainder of this Section 8.1(f). With respect to the Regulatory Approvals set forth in Section 11.1(a)(i) with respect to the Washington Florida Interest Sale and the Mergers (including the issuance of the Washington Stock Consideration), Georgia shall direct the timing of proffering and agreeing to the remedies set forth in this Section 8.1(f), subject to the terms of the remainder of this Section 8.1(f), and further subject to consulting in good faith with Washington and Chicago prior to making any such timing decisions. With respect to the Regulatory Approvals set forth in Section 11.1(a)(ii) with respect to the Washington Florida Interest Sale and the Mergers (including the issuance of the Washington Stock Consideration), Georgia, Florida and Washington shall, and shall cause their Affiliates to, use reasonable best efforts (including proffering and agreeing to the remedies set forth in this Section 8.1(f)) to resolve such objections of the applicable Governmental Entities at both (i) their initial stage of review in order to mitigate the risk of referral of the Washington Florida Interest Sale or the Mergers (including the issuance of the Washington Stock Consideration) by such applicable Governmental Entities to an in-depth investigation or review, and (ii) in the event of such referral, at the earliest available opportunity during the in-depth investigation or review, including at their outset, in order to secure the approval of the Washington Florida Interest Sale or the Mergers (including the issuance of the Washington Stock Consideration) by such applicable Governmental Entities prior to the Outside Date, subject to the terms of the remainder of this Section 8.1(f). In furtherance of the foregoing, Georgia shall proffer to and agree to Divestiture Remedies of the Washington Business and/or of Georgia or its Subsidiaries and agree to make any material changes (including through a licensing arrangement) or implement any restriction or condition on, or other impairment of Georgia’s or Washington’s or its Subsidiaries’ ability to own, retain, manage or operate, any such assets, licenses, product or service lines, businesses or interests therein or Georgia’s ability to vote, transfer, receive dividends, or otherwise exercise full ownership rights with respect to ownership interests in the Washington Business or of Georgia or its Subsidiaries; provided, however, that, notwithstanding any other provisions of this Agreement, neither Georgia nor any of its Subsidiaries shall be required to take or agree to take any such action that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or operations of Georgia and its Subsidiaries (including for this purpose Washington and its Subsidiaries) from and after the Closing (but, for purposes of determining whether any action would reasonably be expected to have, individually or in the aggregate, a material adverse effect, calculated as if Georgia and its Subsidiaries from and after the Closing were collectively the same size as the merchant solutions business segment of Georgia and its Subsidiaries as of the date of this Agreement). Notwithstanding anything in this Agreement to the contrary, none of Georgia, Florida, Washington or their respective Affiliates shall be obligated to take or agree or commit to take any action in connection with obtaining the Washington Sale Regulatory Approvals that is not conditioned on the Closing. In addition, Georgia shall defend through litigation on the merits any claim asserted in court or before any other Governmental Entity by any party in order to avoid entry of, or to have vacated or terminated, any Judgment (whether temporary, preliminary or permanent) that would prevent the Closing of the Purchased Entity Sale, the Washington Florida Interest Sale and the Mergers (including the issuance of the Washington Stock Consideration) by the Outside Date, including by pursuing all available avenues of administrative and judicial appeal.

(g)            Whether or not the transactions contemplated by this Agreement are consummated, (i) Georgia shall be responsible for the filing fees under the HSR Act for the acquisition of Washington, (ii) Florida shall be responsible for the filing fees under the HSR Act for the acquisition of the Business, (iii) Florida shall be responsible for all filing and similar fees and payments payable to any Governmental Entity in order to obtain the Purchased Entity Sale Regulatory Approvals (excluding the HSR Act filing fees, which are specified in the immediately prior clause (ii)) excluding, for avoidance of doubt, the fees of and payments to Georgia’s legal and professional advisors, and (iv) Georgia shall be responsible for all filing and similar fees and payments payable to any Governmental Entity in order to obtain the Washington Sale Regulatory Approvals (excluding the HSR Act filing fees, which are specified in the prior clause (i)) excluding, for avoidance of doubt, the fees of and payments to Washington’s, Florida’s or Chicago’s legal and professional advisors.

(h)            Notwithstanding anything in this Agreement to the contrary, except as contemplated by Section 8.1(g), none of the Parties or any of their respective Affiliates shall under any circumstance be required to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person to obtain any Approval that may be required in connection with the transactions contemplated by this Agreement. None of (x) Georgia and the Purchased Entity, (y) Florida or (z) Washington or any of their respective Affiliates shall have any Liability whatsoever to other Parties or any of their Affiliates arising out of or relating to the failure (in and of itself, without any breach by such Party of any of its obligations hereunder) to obtain any Approvals that may be required in connection with the transactions contemplated by this Agreement, except in the case of a breach of the covenants and agreements set forth in this Section 8.1.

Section 8.2        Publicity. The initial press release with respect to the transactions contemplated by this Agreement shall be a joint press release and has been agreed upon by all the Parties. Other than such joint press release, no Party nor any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the other transactions contemplated by this Agreement without the prior written consent of each of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules, in which case the Party required to publish such press release or public announcement shall use reasonable efforts to provide the other Parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication and shall consider such comments in good faith; provided that (x) the foregoing shall not apply to any press release or public announcement so long as any statements contained therein concerning the transactions contemplated by this Agreement are consistent with previous releases or announcements made in compliance with the provisions of this Section 8.2 and (y) notwithstanding the foregoing provisions of this Section 8.2, Georgia and Florida shall be entitled, without the written consent of any other Party, to answer questions from analysts and investors of Georgia and Florida, respectively, related to the transactions contemplated under this Agreement. Georgia and Florida will consult with each other concerning the means by which the employees, customers, suppliers and partners of the Purchased Entity and its Subsidiaries and other Persons having dealings with the Purchased Entity and its Subsidiaries will be informed of the transactions contemplated by this Agreement. Georgia and Florida will consult with each other concerning the means by which the employees, customers, suppliers and partners of Washington and its Subsidiaries and other Persons having dealings with Washington and its Subsidiaries will be informed of the transactions contemplated by this Agreement.

Section 8.3        Georgia Financing Cooperation.

(a)            During the Cooperation Period, Washington shall (i) use reasonable best efforts to provide, (ii) cause the Subsidiaries of Washington to use reasonable best effort to provide and (iii) use reasonable best efforts to cause its and their respective Representatives to use reasonable best efforts to provide, such cooperation, at Georgia’s sole cost and expense, as may be reasonably requested by Georgia in connection with the Georgia Debt Financing or any other financing of Georgia in connection with the Mergers (collectively, the “Georgia Financing”). Without limiting the generality of the foregoing sentence, during the Cooperation Period, Washington shall, and shall cause the Subsidiaries of Washington to, and shall use its reasonable best efforts to cause its and their respective Representatives to:

(i)            use reasonable best efforts to, upon reasonable advance notice and at mutually agreeable times and locations, participate in a reasonable number of bank meetings, due diligence sessions, lender presentations, drafting sessions, road shows and similar presentations and sessions (in each case, via video or telephonic conference) to and with the financing sources and rating agencies, as applicable, including direct contact between senior management and the other Representatives of Washington, on the one hand, and the financing sources and rating agencies, as applicable, on the other hand, in each case to the extent customary for debt financings of such type and reasonably requested by Georgia;

(ii)           use reasonable best efforts to furnish Georgia with such customary historical financial and other factual information (that is, in the case of financial statements, readily available to, and in the form customarily prepared by, Washington and its Subsidiaries) regarding Washington and its Subsidiaries as may be reasonably requested by Georgia and is customarily provided in connection with financings of the type contemplated by any Georgia Financing or reasonably necessary for the completion of such Georgia Financing, including, if required, the Washington Financial Information and/or the Requisite Washington Financial Statements;

(iii)          use reasonable best efforts to provide to Georgia and its financing sources at least three (3) Business Days prior to the Closing Date all documentation and other information required by any Governmental Entity under applicable “know your customer” and anti-money laundering rules and regulations to the extent reasonably requested in writing by Georgia at least ten (10) Business Days prior to the Closing;

(iv)          provide customary authorization letters and management representation letters in connection with any Georgia Financing;

(v)           use reasonable best efforts to facilitate the execution and delivery at the Closing of definitive and ancillary documents, if any, required in connection with or reasonably related to the Georgia Financing; and

(vi)          use reasonable best efforts to assist Georgia in preparing customary offering memoranda, rating agencies presentations, lender presentations, investor presentations, prospectuses and other similar documents in connection with any Georgia Financing.

(b)            Washington hereby consents to the use of its and its Subsidiaries’ logos in connection with the Georgia Financing so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect Washington or any of its Subsidiaries or the reputation or goodwill of Washington or any of its Subsidiaries.

(c)            Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.3 shall require (i) Washington or its Subsidiaries or any of their respective Representatives to execute or enter into any certificate, instrument, agreement or other document in connection with any Georgia Financing which will be effective prior to the Closing (excluding any customary authorization and management representation letters contemplated by Section 8.3(a)(iv) (provided that such customary authorization letters (or the bank information memoranda in which such letters are included) shall include customary language that exculpates Washington and its Subsidiaries and its and their respective Representatives from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distributed in connection therewith)) and any such document effective after Closing shall only be signed in respect of Washington to the extent any officer or employee of Washington is continuing in such roles after the Closing, or to execute or enter into any solvency certificate, (ii) cooperation or other actions or efforts on the part of Washington or any of its Subsidiaries or any of their respective Representatives, in connection with any Georgia Financing to the extent, in Washington’s reasonable judgement (and in the case of the following clauses (B) and (C), after consultation with its outside legal counsel), it would (A) interfere unreasonably with the business or operations of Washington or its Subsidiaries, (B) subject any director, manager, officer or employee of Washington or any of its Subsidiaries to personal liability, (C) result in a failure of any condition to the obligations of the Parties to consummate the transactions contemplated hereby or violate this Agreement or (D) require the making of any representation, warranty or certification which Washington and its Subsidiaries or any of their respective Representatives have determined reasonably and in good faith is not true or that would be effective prior to the Closing, (iii) Washington or any of its Subsidiaries or any of their respective Representatives to pay any commitment or other fee, incur or reimburse any costs or expenses or incur any other liability or give any indemnities in connection with any Georgia Financing that is not reimbursed by Georgia, (iv) the board of directors or similar governing body of Washington or any of its Subsidiaries, prior to the Closing, to adopt resolutions, execute any consents or otherwise take any corporate or similar action which will be effective prior to the Closing, approving the agreements, documents or instruments pursuant to which any Georgia Financing is made, (v) Washington and its Subsidiaries to provide any access or information if doing so would (in the case of the following clauses (A) and (B), in Washington’s reasonable judgment after consultation with its outside legal counsel) (A) reasonably be expected to violate any fiduciary duty, applicable Law or Washington Material Contract to which Washington or such Subsidiary is party, (B) reasonably be expected to result in the loss of the ability to successfully assert attorney-client, work product or similar privileges or (C) violate any Washington policies regarding access to any books, Contracts and records or jeopardize the health and safety of any employee, independent contract or other agent of Washington or any of its Subsidiaries, (vi) Washington or its Subsidiaries to deliver or cause the delivery of any legal opinions (except as contemplated by Section 8.4 of the Chicago Transaction Agreement) or reliance letters in connection with any Georgia Financing (excluding any customary authorization and management representation letters contemplated by Section 8.3(a)(iv) (provided that such customary authorization letters (or the bank information memoranda in which such letters are included) shall include customary language (among other things) that exculpates Washington and each of its Subsidiaries and its and their respective Representatives from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distributed in connection therewith)) which will be effective prior to the Closing, (vii) Washington or any of its Subsidiaries or any of their respective Representatives to prepare or provide (and Georgia shall be solely responsible for) (A) pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments in each case giving effect to the transactions desired to be incorporated into any pro forma financial information in connection with any Georgia Financing, (B) any description of all or any component of any Georgia Financing, or (C) projections, risk factors or other forward-looking statements relating to all or any component of any Georgia Financing, or (viii) Washington or any of its Affiliates or any of their respective Representatives to prepare or provide (A) any financial information (other than the financial information required by Section 7.8) not capable of being derived from readily available information without undue effort or (B) any financial statements or other financial data (including selected financial data) for any period earlier than the year ended December 31, 2022. Georgia shall be responsible for all fees and expenses related to any Georgia Financing incurred by Washington and its Subsidiaries and their respective Representatives directly related to actions taken pursuant to this Section 8.3 and Section 7.8. Accordingly, notwithstanding anything to the contrary herein, Georgia shall promptly, upon written request by Washington, reimburse such Party for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the Georgia Financing by such Party and its Representatives and shall indemnify and hold harmless Washington and its Subsidiaries and their respective Representatives from and against any and all losses, claims, damages, liabilities, judgments, obligations, causes of action, payments, charges, fines, assessments and costs and expenses (including reasonable attorneys’ fees, legal and other expenses incurred in connection therewith) suffered or incurred by any of them in connection with this Section 8.3 and Section 7.8, the arrangement of the Georgia Financing or any information used in connection therewith, in each case, except to the extent suffered or incurred as a result of (i) the gross negligence, bad faith or willful misconduct by Chicago, Florida, Washington or any of its Subsidiaries or, in each case, their respective Representatives or (ii) the material breach of this Agreement by Florida or Washington.

(d)            Subject to Section 8.3(a), all non-public or other confidential information provided by Washington to Georgia or its Affiliates pursuant to this Section 8.3 shall be kept confidential in accordance with the Confidentiality Agreement. Each of Florida and Washington agrees that any financing source of Georgia is to be treated as a “Representative” as defined in the Confidentiality Agreement.

(e)            The parties hereto acknowledge and agree that the provisions contained in this Section 8.3 and Section 7.8 and in Section 7.7 and Section 8.5 of the Chicago Transaction Agreement represent the sole obligation of Washington and its Affiliates with respect to cooperation in connection with the arrangement of any financing (including the Georgia Debt Financing) to be obtained by Georgia with respect to the transactions contemplated by this Agreement and the Georgia Commitment Letter, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the Georgia Commitment Letter shall be deemed to expand or modify such obligations.

Section 8.4        Florida Financing; Financing Cooperation.

(a)            On or prior to the Closing, Florida shall use its reasonable best efforts to take, or cause to be taken, all actions, and use its reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to obtain, or cause its Subsidiaries, as applicable, to obtain, funds sufficient to fund the Florida Financing Amounts by the Closing, which may include the bridge financing and/or the entry into a committed term loan facility or other financing having conditions to funding no less favorable than those set forth in the Florida Commitment Letter as of the date hereof (“Replacement Financing”). In furtherance and not in limitation of the foregoing, Florida undertakes not to agree to (i) any amendment without the consent of Georgia (x) to the Florida Commitment Letter that would reduce the amount of the Florida Debt Financing provided thereunder to an amount less than Florida would need, together with all other sources of funding available to it, to fund the Florida Financing Amounts by the Closing or (y) to the conditions to the funding of the Florida Debt Financing thereunder in a manner that would reasonably be expected to prevent or materially impede or delay the consummation of the transactions contemplated hereby or (ii) the termination of the Florida Commitment Letter to the extent doing so would reasonably be expected to prevent or materially impede or delay the consummation of the transactions contemplated hereby, including the ability of Florida to timely pay all or a portion of the Purchased Entity Closing Cash Consideration and to timely pay the Florida Financing Amounts; provided that Florida may, without Georgia’s prior written consent, amend, replace, supplement or otherwise modify the Florida Commitment Letter (I) to add lenders, lead arrangers, book runners, syndication agents or similar entities that had not executed the Florida Commitment Letter as of the date of this Agreement or (II) terminate the Florida Commitment Letter or any definitive agreement entered into with respect thereto if Florida has obtained Replacement Financing with net proceeds or committed amounts that, together with any amounts remaining under the Florida Commitment Letter, are no less than those under the Florida Commitment Letter prior to obtaining the Replacement Financing. In the period between the date of this Agreement and the Closing, Florida shall (A) reasonably promptly upon request from Georgia, provide Georgia updates about the preparation of the Florida Debt Financing and (B) promptly inform Georgia after becoming aware of any circumstance or event which would reasonably be expected to prevent or materially impede or delay Florida’s ability to obtain funds sufficient to fund the Florida Financing Amounts by the Closing. Florida shall use commercially reasonable efforts to keep Georgia reasonably informed on a reasonably current basis or upon request of the status of its efforts to consummate the Florida Debt Financing or any alternative financing to the extent the Florida Debt Financing becomes unavailable to Florida in the manner or from the sources set forth in the Florida Commitment Letter.

(b)            Until the earlier of the Closing and the termination of this Agreement pursuant to Article XII, Georgia shall (i) use reasonable best efforts to provide, (ii) cause the Purchased Entity to use reasonable best effort to provide and (iii) use reasonable best efforts to cause its and their respective Representatives to use reasonable best efforts to provide all customary cooperation and all customary financial information in each case that is reasonably requested by Florida in connection with the Florida Debt Financing or any other financing of Florida in connection with the Purchased Entity Sale (collectively, the “Florida Financing”), including by using reasonable best efforts to:

(i)            upon reasonable advance notice and at mutually agreeable times and locations (which sessions, meetings, presentations, road shows and sessions shall be telephonic or held by video conference), cooperate with customary marketing efforts of Florida for such financing, including using reasonable best efforts to cause its management team, with appropriate seniority and expertise, to assist in preparation for and participate in a reasonable number of bank meetings, due diligence sessions (including accounting due diligence sessions), lender presentations, drafting sessions, road shows and similar presentations and sessions to and with the financing sources and rating agencies, as applicable, including direct contact between senior management and the other Representatives of the Purchased Entity, on the one hand, and the financing sources and ratings agencies, as applicable, on the other hand;

(ii)           furnish Florida with such customary historical financial and other factual information (that is, in the case of financial statements, readily available to, and in the form customarily prepared by, the Purchased Entity and its Subsidiaries) regarding the Purchased Entity and its Subsidiaries as may be reasonably requested by Florida and is customarily provided in connection with financings of the type contemplated by any Florida Financing or reasonably necessary for the completion of such Florida Financing, including, without limitation the Requisite Business Financial Statements described in Section 6.17(a);

(iii)          provide to Florida and its financing sources at least four (4) Business Days prior to the Closing Date all documentation and other information required by any Governmental Entity under applicable “know your customer” and anti-money laundering rules and regulations (including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001) to the extent reasonably requested in writing by Florida at least nine (9) Business Days prior to the Closing;

(iv)         assist Florida in (including by providing information relating to the Purchased Entity or any of its Subsidiaries reasonably required and requested by Florida in connection with) its preparation of rating agency presentations, road show materials, bank information memoranda, projections, prospectuses, bank syndication materials, credit agreements, offering memoranda, private placement memoranda, definitive financing documents (as well as customary certificates and “backup” support) and similar or related documents to be prepared by Florida in connection with such financings, including any historical financial information of the Purchased Entity or any of its Subsidiaries required for the preparation by Florida of customary pro forma financial information and pro forma financial statements to the extent required by Regulation S-X under the Securities Act or any other accounting rules and regulations of the SEC, and/or in connection with such financing (it being agreed that Georgia, the Purchased Entity and any of their respective Subsidiaries need only assist in the preparation thereof but shall not be required to (x) prepare independently any pro forma financial statements or (y) provide any information or assistance relating to (A) the proposed aggregate amount of debt financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt, (B) any post-Closing or pro forma cost savings, synergies, capitalization or ownership desired to be incorporated into any information used in connection with such financing or (C) any financial information related to Florida or any if its Subsidiaries);

(v)          cause Georgia’s independent accountants to (A) participate in a manner consistent with their customary practice in drafting sessions and accounting due diligence sessions in connection with such Florida Financing, (B) consent to the use of their audit reports on the financial statements of the Purchased Entity in any materials relating to, or any filings made with the SEC related to, such financing and (C) provide, consistent with customary practice, customary comfort letters, including “negative assurance” comfort (including drafts thereof which such accountants are prepared to issue at the time of pricing and at closing of any offering or placement of the Florida Financing) with respect to financial information related to the Purchased Entity in connection with any issuance of securities in a capital markets transaction comprising part of such Florida Financing;

(vi)         provide customary authorization letters and management representation letters to the Florida Debt Financing Parties authorizing the distribution of information to prospective lenders or investors and containing a representation that the public side versions of such documents, if any, do not include material non-public information about the Purchased Entity or any of its Subsidiaries (only to the extent the confidential information memorandums referred to by such authorization letters contains customary disclaimers for the Purchased Entity, its affiliates and their respective Representatives with respect to responsibility for the use or misuse of the contents thereof), provided that the Purchased Entity is afforded adequate time to review such authorization letters and related materials;

(vii)        facilitate the execution and delivery at the Closing of definitive and ancillary documents, if any, required in connection with or reasonably related to the Florida Financing; and

(viii)       assist Florida in preparing customary offering memoranda, rating agencies presentations, lender presentations, prospectuses and other similar documents in connection with any Florida Financing.

(c)            Florida shall be permitted to disclose confidential information to any parties providing, arranging, syndicating, underwriting or placing any Florida Financing (and their respective Representatives), rating agencies and prospective lenders or investors during, or in preparation for, arrangement, syndication or other marketing of, or otherwise in connection with, such Florida Financing, subject to such parties, rating agencies and, where customary for financings of the applicable type, prospective lenders and investors being subject to customary confidentiality undertakings with respect to such information. Georgia hereby consents to the use of its and its Subsidiaries’ logos in connection with the Florida Financing so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect Florida or any of its Subsidiaries or the reputation or goodwill of Florida or any of its Subsidiaries.

(d)            Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.4 shall require (i) Georgia, its Subsidiaries or any of their respective Representatives to execute or enter into any certificate (including with respect to solvency), instrument, agreement or other document in connection with any Florida Financing which will be effective prior to the Closing (excluding any customary authorization and management representation letters contemplated by Section 8.4(b)(v) or Section 8.4(b)(vi) (provided that such customary authorization letters (or the bank information memoranda in which such letters are included) contemplated by Section 8.4(b)(vi) shall include customary language that exculpates Georgia, each of its Subsidiaries and its and their respective Representatives from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distributed in connection therewith)) and any such document effective after Closing shall only be signed to the extent any officer or employee of the Purchased Entity or any of its Subsidiaries is continuing in such roles after the Closing, (ii) cooperation or other actions or efforts on the part of Georgia, any of its Subsidiaries, or any of their respective Representatives, in connection with any Florida Financing to the extent, in Georgia’s reasonable judgement (and in the case of the following clauses (B) and (C), after consultation with its outside legal counsel), it would (A) interfere unreasonably with the business or operations of Georgia or its Subsidiaries, (B) subject any director, manager, officer or employee of Georgia or any Subsidiary thereof to personal liability or (C) result in a failure of any condition to the obligations of the Parties hereto to consummate the transactions contemplated hereby, (iii) Georgia or any of its Subsidiaries or any of their respective Representatives to pay any commitment or other fee, incur or reimburse any costs or expenses or incur any other liability or give any indemnities in connection with any Florida Financing that is not reimbursed by Florida, (iv) the board of directors or similar governing body of Georgia or any of its Subsidiaries, prior to the Closing, to adopt resolutions, execute any consents or otherwise take any corporate or similar action which will be effective prior to the Closing, approving, or otherwise approve, the agreements, documents or instruments pursuant to which any Florida Financing is made, (v) Georgia and its Subsidiaries to provide any access or information if doing so would (in the case of the following clauses (A) and (B), in Georgia’s reasonable judgement after consultation with its outside legal counsel) (A) violate any fiduciary duty, applicable Law or Business Material Contract to which Georgia or such Subsidiary is party, (B) result in the loss of the ability to successfully assert attorney-client, work product or similar privileges or (C) violate any Georgia policies regarding access to such books, Contracts and records or jeopardize the health and safety of any employee, independent contract or other agent of Georgia or any of its Subsidiaries; provided that Georgia and its Subsidiaries shall, in the case of clauses (A) through (C), use reasonable best efforts to make appropriate substitute arrangements under circumstances in which the foregoing restrictions do not apply and provide such information or access to the maximum extent possible without running afoul the foregoing restrictions, (vi) Georgia or its Subsidiaries to deliver or cause the delivery of any legal opinions or reliance letters in connection with any Florida Financing (excluding any customary authorization and management representation letters contemplated by Section 8.4(b)(vi) (provided that such customary authorization letters (or the bank information memoranda in which such letters are included) shall include customary language that exculpates Georgia, each of its Subsidiaries and its and their respective Representatives from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distributed in connection therewith)) which will be effective prior to the Closing, or (vii) Georgia or any of its Subsidiaries or any of their respective Representatives to prepare or provide (and Florida shall be solely responsible for) (A) pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments in each case giving effect to the transactions desired to be incorporated into any pro forma financial information in connection with any Florida Financing, (B) any description of all or any component of any Florida Financing, or (C) projections or other forward-looking statements relating to all or any component of any Florida Financing. Florida shall be responsible for all fees and expenses related to any Florida Financing incurred by Georgia and its Subsidiaries and their respective Representatives directly related to actions taken pursuant to this Section 8.4. Florida shall, on the Closing Date (or, if after the Closing Date, promptly, upon written request by Georgia), reimburse Georgia for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the Florida Financing by Georgia and its Subsidiaries and their respective Representatives, including the cooperation of Georgia and its Subsidiaries thereof contemplated by this Section 8.4, and shall indemnify and hold harmless Georgia and its Subsidiaries and their respective Representatives from and against any and all losses, claims, damages, liabilities, judgments, obligations, causes of action, payments, charges, fines, assessments and costs and expenses (including reasonable attorneys’ fees, legal and other expenses incurred in connection therewith) suffered or incurred by any of them in connection with this Section 8.4, the arrangement of the Florida Financing or any information used in connection therewith, in each case, except to the extent suffered or incurred as a result of (i) the gross negligence, bad faith or willful misconduct by Georgia or any of its Subsidiaries or, in each case, their respective Representatives or (ii) the material breach of this Agreement by Georgia.

(e)            Subject to Section 8.4(c), all non-public or other confidential information provided by Georgia to Florida or its Affiliates pursuant to this Section 8.4 shall be kept confidential in accordance with the Confidentiality Agreement. Each of Florida and Georgia agrees that any financing source of Florida is to be treated as a “Representative” as defined in the Confidentiality Agreement.

(f)            The parties hereto acknowledge and agree that the provisions contained in this Section 8.4 and Section 6.17 represent the sole obligation of Georgia and its Affiliates with respect to cooperation in connection with the arrangement of any financing (including the Florida Debt Financing) to be obtained by Florida with respect to the transactions contemplated by this Agreement and the Florida Commitment Letter, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the Florida Commitment Letter shall be deemed to expand or modify such obligations.

Article IX
BUSINESS EMPLOYEE MATTERS

Section 9.1        Transfer of Business Employees.

(a)            Transfer of Business Employees Generally. Except as otherwise provided in this Section 9.1, on or prior to the Closing, Georgia and its Affiliates will use reasonable best efforts to (i) transfer the employment of each Business Employee who is not employed by the Purchased Entity or a Subsidiary of the Purchased Entity (other than any U.S. Inactive Business Employee) based in the jurisdiction of the Purchased Entity or a jurisdiction where there is a Subsidiary of the Purchased Entity to the Purchased Entity (or a Subsidiary thereof) and (ii) transfer the employment of each employee who is (x) not a Business Employee or (y) a U.S. Inactive Business Employee from the Purchased Entity (or a Subsidiary thereof) to Georgia or one of its Affiliates (other than the Purchased Entity or a Subsidiary thereof).

(b)            TUD Employees. With respect to each Business Employee who is not employed by the Purchased Entity (or a Subsidiary thereof) and is employed in a jurisdiction in which the Transfer of Undertakings Directive has been implemented (a “TUD Employee”), Georgia and Florida accept and agree that the transactions contemplated by this Agreement constitute a relevant transfer for purposes of the Transfer of Undertakings Directive and to apply the Transfer of Undertakings Directive in all of its provisions, and accept and agree that such TUD Employee will automatically transfer effective as of the Closing to Florida (or a Subsidiary thereof), subject to Section 9.1(d). Georgia shall use reasonable best efforts to satisfy any obligations to inform and consult with any appropriate representatives of the TUD Employees to the extent required by the Transfer of Undertakings Directive or other applicable Law, and Florida shall use reasonable best efforts to cooperate with such efforts. Georgia and Florida shall promptly inform each other in writing of any objections to transfer notified to either of them by a TUD Employee who timely exercises or has exercised his or her rights, if any, under applicable Law to prevent such a transfer from occurring (any such rights, “Objection Rights”). Each TUD Employee who does not timely exercise his or her Objection Rights, if any, shall become an International Transferred Employee as of the Closing, subject to Section 9.1(d). If a TUD Employee exercises his or her Objection Rights, such employee shall be considered an Offer Employee pursuant to Section 9.1(c) and Florida shall, or shall cause one of its Subsidiaries, to make an offer of employment in accordance with Section 9.1(c).

(c)            Offers to Certain Business Employees. Subject to Section 9.1(d), no later than fifteen (15) days prior to the Closing Date, Florida shall, or shall cause one of its Subsidiaries to, make a written offer of employment, on terms and conditions consistent with the requirements of this Article IX and applicable Law, to each Business Employee who Georgia has provided reasonable advance notice to Florida (no later than thirty (30) Business Days prior to the Closing Date) that is not employed by the Purchased Entity (or a Subsidiary thereof), and will not become a Transferred Employee pursuant to Section 9.1(b), other than any U.S. Inactive Business Employee (an “Offer Employee”). Effective as of the Closing, Georgia and its Affiliates shall terminate any Offer Employee other than any U.S. Inactive Business Employee. The Purchased Entity, Florida, or one of its Subsidiaries shall offer employment to each U.S. Inactive Business Employee to the extent such employee is able to and presents himself to commence active employment within a twelve (12)-month period immediately following the Closing Date (or longer, to the extent required by applicable Law).

(d)            Definitions. For purposes of this Agreement, (i) any U.S. Business Employee whose employment transfers pursuant to this Section 9.1 shall be referred to as a “U.S. Transferred Employee,” and (ii) any International Business Employee whose employment transfers pursuant to this Section 9.1 shall be referred to as an “International Transferred Employee,” including for clarity in each case any Business Employee employed by the Purchased Entity or a Subsidiary thereof as of immediately prior to the Closing whose employment transfers to Florida and its Affiliates by operation of law (collectively, the “Transferred Employees”).

Section 9.2        Compensation and Employee Benefits.

(a)            Compensation and Benefits Comparability. For a period of one (1) year following the Closing or if shorter, until the termination date of the Transferred Employee, or, if required, such longer period as required by applicable Law (as applicable, the “Business Employee Continuation Period”), Florida shall, or shall cause its Subsidiaries to, provide to each Transferred Employee during his or her employment with Florida and its Affiliates (and, with respect to any compensation or benefits that apply following a termination of employment during the Business Employee Continuation Period, the applicable period thereafter) (i) a total compensation package (consisting of base compensation, target short-term cash incentive compensation opportunities and target equity-based or other long-term incentive compensation opportunities) that is no less favorable in the aggregate than the total compensation package (consisting of base compensation, target short-term cash incentive compensation opportunities and target equity-based or other long-term incentive compensation opportunities) provided to such Transferred Employee immediately prior to the Closing; (ii) employee benefits (excluding equity or equity-based incentive, retention, change in control, one-time or other special incentive, defined benefit pension and post-employment or retiree health and welfare, perquisites and fringe benefits) that, in the aggregate, are substantially comparable to those in effect for the Transferred Employees immediately prior to the Closing; and (iii) severance benefits that are no less favorable than the severance payments and benefits set forth in the guidelines set forth on Section 9.2(a) of the Georgia Disclosure Schedules. Notwithstanding the foregoing, the terms and conditions of employment for any Transferred Employees who are covered by a Business Collective Bargaining Agreement shall by governed by such Business Collective Bargaining Agreement. For the avoidance of doubt, this Section 9.2(a) shall not limit the obligation of Florida and its Affiliates following the Closing to provide any compensation, benefits or other terms and conditions of employment to Transferred Employees as may be required under applicable Law.

(b)            Severance or Other Termination Liabilities. Georgia (together with its Affiliates, excluding the Purchased Entity and its Subsidiaries prior to the Closing) shall be solely responsible for any severance, gratuity, annual leave, encashment, termination indemnity, redundancy or similar termination payments or benefits (including compensation and benefits payable during any applicable notice period and retrenchment compensation, if applicable, payable under the applicable Law(s) pursuant to transfer of any Business Employee) that becomes payable to any Business Employee arising out of or in connection with the transactions contemplated by this Agreement, including the Georgia Pre-Closing Restructuring Steps; provided that Florida and its Affiliates (including the Purchased Entity and its Subsidiaries following the Closing) shall be solely responsible for any such amounts (i) paid or payable to any Business Employee who does not become a Transferred Employee because such Business Employee rejects or does not accept an offer of employment that does not provide for terms and conditions consistent with the requirements of this Article IX or (ii) arising as a result of any actions taken by Florida or its Affiliates (including the Purchased Entity and its Subsidiaries following the Closing) on or following the Closing.

(c)            Service Credit. For all purposes (including for purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Florida and its Affiliates providing benefits to Transferred Employees after the Closing (but excluding any plans or arrangements providing for defined benefit pension, transaction, change in control or post-termination or retiree health or welfare benefits) (the “New Business Plans”), each Transferred Employee shall be credited with his or her years of service with Georgia and its Affiliates and their respective predecessors prior to the Closing, to the same extent and for the same purpose as such Transferred Employee was credited, prior to the Closing, for such service under any analogous Georgia Benefit Plan in which such Transferred Employee participated immediately prior to the Closing; provided that the foregoing shall not apply for purposes of benefit accrual under any defined benefit pension plan (except as otherwise required by applicable Law) or to the extent that its application would result in a duplication of benefits for the same period of service. In addition, and without limiting the generality of the foregoing, Florida shall use reasonable best efforts to ensure that each Transferred Employee shall be immediately eligible (from the Closing or, if later, the establishment of the applicable New Business Plan) to participate, without any waiting time, in any and all New Business Plans that are welfare benefit plans to the extent coverage under such New Business Plan is comparable to a Georgia Benefit Plan in which such Transferred Employee participated immediately before the Closing (such plans, collectively, the “Old Business Plans”).

(d)            Welfare Plans. Effective as of the Closing (or as soon as reasonably practicable thereafter), Florida and its Affiliates shall establish or designate New Business Plans providing health and welfare plans for the benefit of the Transferred Employees. For purposes of each New Business Plan providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employee in the year of Closing, Florida shall use commercially reasonable efforts to: (i) cause all pre-existing condition exclusions and actively-at-work requirements of such New Business Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Georgia Benefit Plans in which such employee participated immediately prior to the Closing; and (ii) cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Business Plans ending on the date such employee’s participation in the corresponding New Business Plan begins and credited to such Person to be taken into account under the comparable New Business Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Business Plan.

(e)            Flexible Spending Accounts. Georgia and Florida shall take all actions necessary or appropriate so that, effective as of the Closing Date (or as soon as reasonably practicable thereafter), (i) the account balances (whether positive or negative) (the “Transferred FSA Balances”) under the applicable Georgia Benefit Plan (but excluding any Purchased Entity Benefit Plan) that is a flexible spending plan (the “Georgia FSA Plan”) of the Transferred Employees who are participants in the Georgia FSA Plan shall be transferred to one or more comparable plans of Florida or its Subsidiaries (collectively, the “Florida FSA Plan”); (ii) the elections, contribution levels and coverage levels of such Transferred Employees shall apply under the Florida FSA Plan in the same manner as under the Georgia FSA Plan; and (iii) such Transferred Employees shall be reimbursed from the Florida FSA Plan for claims incurred at any time during the plan year of the Georgia FSA Plan in which the Closing Date occurs that are submitted to the Florida FSA Plan from and after the Closing Date on the same basis and the same terms and conditions as under the Georgia FSA Plan. As soon as practicable after the Closing Date, and in any event within ten (10) Business Days after the amount of the Transferred FSA Balances is determined, Georgia shall pay Florida in cash the net aggregate amount of the Transferred FSA Balances, if such amount is positive, or Florida shall pay Georgia in cash the net aggregate amount of the Transferred FSA Balances, if such amount is negative.

(f)             Accrued Vacation, Sick Leave and Paid Time Off. Florida and its Affiliates (including the Purchased Entity and its Subsidiaries following the Closing) shall recognize and assume all Liability with respect to accrued but unused vacation, sick leave and paid time off for all Transferred Employees, solely to the extent that such amounts are included in Purchased Entity Closing Working Capital (the “PTO Obligations”), including any such Liabilities that arise as a result of the termination or transfer of employment contemplated by Section 9.1. Florida shall promptly (and, in any event, within ten (10) Business Days following the later of the Closing Date and the date of the applicable payment) reimburse Georgia for any payments made by Georgia or its Subsidiaries to any Transferred Employees in respect of earned but unused vacation, sick leave and paid time off that becomes due and payable under applicable Law as a result of the transfer of employment contemplated by Section 9.1, to the extent included in the PTO Obligations. Florida and its Affiliates (including the Purchased Entity and its Subsidiaries following the Closing) shall allow Transferred Employees to use the vacation, sick leave and paid time off recognized or established in accordance with the first sentence of this Section 9.2(f) in accordance with the terms of Georgia’s and its applicable Affiliates’ programs in effect immediately prior to the Closing Date (in addition to, and not in lieu of, any vacation, sick leave and paid time off accrued under the applicable plans or policies of Florida or its Affiliates on or following the Closing).

Section 9.3        Georgia Benefit Plans. From and after the Closing, the Transferred Employees shall cease to be active participants in the Georgia Benefit Plans that are not Purchased Entity Benefit Plans. Georgia or an Affiliate thereof (other than any Purchased Entity or its Subsidiaries) shall be solely responsible for complying with the requirements of Section 4980B of the Code with respect to any “qualified beneficiary” (as that term is defined in Section 4980B) receiving COBRA benefits prior to the Closing Date under a Georgia Benefit Plan.

Section 9.4        Purchased Entity Benefit Plans. Georgia shall take all actions reasonably necessary to cause the individuals who are not Business Employees or Former Business Employees (or the eligible dependents or beneficiaries thereto) to cease participating in any Purchased Entity Benefit Plans from and after the Closing.

Section 9.5        Defined Contribution Plans. Effective as of the Closing (or as soon as reasonably practicable thereafter), Florida shall establish or designate defined contribution plans (collectively, the “Florida DC Plans”) for the benefit of the Transferred Employees who participated in one or more of the Georgia Benefit Plans that are defined contribution plans (other than any Purchased Entity Benefit Plans or any non-qualified deferred compensation plans) immediately prior to the Closing (collectively, the “Georgia DC Plans”). Such Transferred Employees are referred to hereinafter as the “DC Participants.” The DC Participants shall be given credit under the respective Florida DC Plan to the extent that service was recognized under the corresponding Georgia DC Plan. The applicable Florida DC Plans shall be intended to be tax-qualified in the same manner as the corresponding Georgia DC Plans, and Florida shall provide Georgia any determination letters or similar documentation evidencing such qualification. As of the Closing Date, Georgia and its Affiliates shall retain, and Florida and its Affiliates (including the Purchased Entity and its Subsidiaries) shall not assume or retain sponsorship of, or any assets or Liabilities with respect to, the Georgia DC Plans, other than with respect to the rollover of account balances described in this Section 9.5. Each Florida DC Plan shall provide for the receipt from the DC Participants of “eligible rollover distributions” (as such term is defined under Section 402 of the Code), including notes corresponding to loans. Georgia and Florida shall work together in order to facilitate any such distribution or rollover and to effect an eligible rollover distribution for those DC Participants who elect to roll over their account balances, including notes, directly into a Florida DC Plan.

Section 9.6        Deferred Compensation Plans. On or prior to the Closing, Georgia shall transfer all nonqualified deferred compensation plans maintained by the Purchased Entity and its Subsidiaries to Georgia or one of its Affiliates (other than the Purchased Entity and its Subsidiaries). From and after the Closing, Georgia and its Affiliates shall assume all Liabilities with respect to or relating to such nonqualified deferred compensation plans and the Purchased Entity and its Subsidiaries shall be relieved of all such Liabilities. At or promptly following the Closing, Georgia will deliver to Florida a list of the Transferred Employees who participate in nonqualified deferred compensation plans maintained by Georgia or one of its Affiliates (each, a “Deferred Compensation Participant”). Within ten (10) Business Days following the date on which a Deferred Compensation Participant experiences a “separation from service” with Florida and its Affiliates within the meaning of Section 409A of the Code, Florida shall deliver a written notice to Georgia indicating that such separation from service has occurred and specifying the date of such separation from service.

Section 9.7        Short-Term Incentive Compensation. Florida shall, or shall cause its Affiliates to, assume all obligations to pay any short-term cash incentive compensation to Business Employees and Former Business Employees in connection with their services to the Business for the performance period that includes the Closing Date (and the prior performance period if payment in respect thereof has not been made before the Closing Date) (the “Cash Incentive Compensation”); provided, however, that any such obligations with respect to the period prior to the Closing Date shall only be assumed to the extent included in Purchased Entity Closing Working Capital, and Georgia and its Affiliates (other than the Purchased Entity and its Subsidiaries on or following the Closing) shall not have any obligation to pay such Cash Incentive Compensation. All Cash Incentive Compensation shall be subject to terms and conditions that are substantially consistent, in all material respects, with those that applied to each such Business Employee or Former Business Employee immediately prior to the Closing Date, including with respect to timing of payment and continued service requirements, target incentive opportunities and applicable performance metrics (to the extent they continue to be relevant following the Closing Date, and if no longer relevant, at the target level of performance with respect to the period following the Closing Date); provided that any Cash Incentive Compensation in respect of the performance period preceding the performance period that includes the Closing Date shall be delivered to eligible employees in accordance with a schedule of individual payment amounts to be provided by Georgia to Florida following Georgia’s determination thereof in the ordinary course of business. The amount of Cash Incentive Compensation shall be no less in the aggregate than the aggregate amount included in Purchased Entity Closing Working Capital with respect to each applicable performance period. To the extent that Georgia or its Affiliates (other than the Purchased Entity and its Subsidiaries) become liable for, or are legally required to make any Cash Incentive Compensation to any Business Employee or Former Business Employee intended to be paid by the Florida or its Affiliates pursuant to this Section 9.7 (including any Business Employee or Former Business Employee who is not a Transferred Employee as of the date of payment), Florida shall, or shall cause its Affiliates to, reimburse Georgia, as soon as practicable but in any event within thirty (30) days of receipt from Georgia of an invoice, in writing, detailing any such Cash Incentive Compensation paid by Georgia or its Affiliates, with such invoice to include amounts paid on an individual by individual basis.

Section 9.8        Equity Compensation.

(a)            Georgia Closing Awards. Effective as of the Closing, each Georgia Equity Award that (i) is held by a Transferred Employee, (ii) is outstanding as of immediately prior to the Closing and (iii) was granted in the 2024 annual LTI grant cycle (or any previous annual LTI grant cycle) (each, a “Georgia Closing Award”) shall immediately accelerate and vest as of the Closing Date (to the extent unvested) and shall be administered in accordance with its terms. For the avoidance of doubt, each Georgia Equity Award (or portion thereof) held by a Transferred Employee that is not a Georgia Closing Award shall be forfeited (each such award, a “Forfeited Award”). Notwithstanding anything to the contrary herein, none of the Georgia Equity Awards set forth on Section 9.8(a) of the Georgia Disclosure Schedules will be Georgia Closing Awards or Forfeited Awards, and such Georgia Equity Awards will instead remain outstanding in accordance with their terms.

(b)            Georgia Replacement Awards. Effective as of the Closing, Florida shall grant to each Transferred Employee who held Forfeited Awards, as of immediately prior to Closing, a replacement award in the form of restricted share units of Florida on substantially the same terms and conditions as were applicable to the corresponding Georgia Equity Award immediately prior to the Closing (each, a “Florida RSU Award”), with respect to a number of common shares of Florida (in the case of a Georgia PSU Award, with any applicable performance goals deemed satisfied at the target level), determined by multiplying the number of common shares of Georgia subject to the Georgia Equity Award by the Exchange Ratio and rounding to the nearest whole share. For purposes of this Agreement, the term “Exchange Ratio” means the quotient of (i) the volume weighted average per-share price of Georgia common shares trading on the New York Stock Exchange during each of the five (5) full trading days ending immediately prior to the Closing Date divided by (ii) the volume weighted average per-share price of Florida common shares trading on the New York Stock Exchange during each of the five (5) full trading days immediately prior to the Closing Date.

(c)            Florida shall take all corporate action necessary or appropriate to reserve for issuance a number of authorized but unissued Florida common shares for delivery upon the grant, exercise or settlement of the Florida RSU Awards in accordance with this Section 9.7. Georgia and Florida shall cooperate in connection with the preparation of registration statements on Form S-8 (or any successor or other appropriate form) with respect to the Florida common shares subject to such awards, in order to file such forms effective as of the Closing. In addition, Florida shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

Section 9.9        Labor Matters. Prior to the Closing, Georgia and its Affiliates (including the Purchased Entity and its Subsidiaries) shall use reasonable best efforts to satisfy any notice, advice, information, consultation or bargaining obligations owed to the Business Employees or their representatives and any Governmental Entity with respect to the transactions contemplated by this Agreement under applicable Law and any Business Collective Bargaining Agreement or other arrangement with an employee representative body, including the Transfer of Undertakings Directive (the “Labor Process Obligations”), and Florida and its Affiliates shall reasonably cooperate with respect to the foregoing. Georgia shall regularly review with Florida the progress of, and Florida shall have an opportunity to reasonably participate in, the notifications, consultations and negotiations with each works council, union, labor board, employee group and such Governmental Entity regarding the effect, impact or timing of the transactions contemplated by this Agreement. Florida or its applicable Affiliate shall become a party to any Business Collective Bargaining Agreement (including any national, sector or local agreement) with respect to any International Transferred Employee who was subject to any such Business Collective Bargaining Agreement as of immediately prior to the Closing, and shall, or shall cause its Affiliates to, be responsible for all Liabilities arising under any such Business Collective Bargaining Agreement (including any national, sector or local agreement) with respect to such International Transferred Employee following the Closing Date (taking into account Section 9.1(d)). Florida shall, or shall cause its Subsidiaries to, join any industrial, employer or similar labor association solely to the extent membership in such association is required for the applicable Business Collective Bargaining Agreement covering such International Transferred Employees to continue to apply.

Section 9.10        Workers’ Compensation. Subject to Section 6.7, effective as of the Closing, Florida and its Affiliates shall be responsible for all workers’ compensation benefits payable to or on behalf of the Business Employees or Former Business Employees, whether arising prior to, on or after the Closing Date.

Section 9.11        Immigration Compliance. Georgia and its Affiliates (including the Purchased Entity and any Subsidiary thereof) and Florida shall cooperate in good faith to take all action necessary to process and support visa, green card or similar applications in respect of Business Employees as of the Closing Date.

Section 9.12        Assignment and Transfer of Business Independent Contractors. Effective as of no later than the Closing, Georgia and its Affiliates shall use reasonable best efforts to take all such actions as are necessary to ensure that the contract of services of each Business Independent Contractor is assigned or otherwise transferred to the Purchased Entity or a Subsidiary thereof no later than immediately prior to the Closing Date, and agree to execute, and to seek to have the applicable Business Independent Contractor execute documentation, if any, as may be necessary to reflect such assignment and/or transfer.

Section 9.13        Restrictive Covenants. Prior to the Closing and except with respect to any Purchased Entity Benefit Plan, Georgia and Florida will cooperate in good faith to, to the extent permitted by applicable Law and the applicable Georgia Benefit Plan or other arrangement, assign to the Purchased Entity or its Subsidiaries the rights, but not the liabilities, of Georgia or any of its Affiliates (other than the Purchased Entity and its Subsidiaries) in respect of the Business or Purchased Entity and its Subsidiaries under any non-disclosure, non-competition, non-solicitation, no-hire, non-disparagement, intellectual property assignment or similar agreement between the Georgia or its Affiliates (other than the Purchased Entity and its Subsidiaries), on the one hand, and any Business Employee or Former Business Employee, on the other hand, to the extent such agreement was entered into with Georgia or its Affiliates (other than the Purchased Entity and its Subsidiaries). If it is not practical to assign the rights of Georgia or any of its Affiliates (other than the Purchased Entity and its Subsidiaries) under such arrangements, Georgia and Florida will cooperate in good faith to, at the sole cost and expense of Florida, enforce the rights of Georgia or any of its Affiliates (other than the Purchased Entity and its Subsidiaries) on behalf of Florida and its Affiliates.

Section 9.14        Communications. Prior to the Closing, any employee notices or communication materials (including website postings) from Florida or its Affiliates to the Business Employees with respect to employment, compensation or benefits matters addressed in this Agreement or related to the transactions contemplated by this Agreement or employment thereafter, shall be subject to the prior review and comment of Georgia, which shall not be unreasonably conditioned, withheld or delayed.

Section 9.15        Information Sharing; W-2 Matters. Subject to the requirements of any applicable Law, Georgia shall, upon written request from Florida, provide to Florida such information relating to the Business Employees or the benefits and compensation from time to time provided to the Business Employees as may be reasonably requested by Florida to facilitate the transactions contemplated by this Agreement, including the transition of any applicable human resource processes, or Florida’s or the Purchased Entity’s compliance with its obligations under this Article IX. If, as of immediately prior to the Closing, Georgia or one of its Affiliates (other than the Purchased Entity and its Subsidiaries) provides payroll reporting with respect to a U.S. Transferred Employee, pursuant to IRS Revenue Procedure 2004-53, Florida and Georgia shall apply the “standard” method for purposes of employee payroll reporting with respect to such U.S. Transferred Employee.

Section 9.16        Third-Party Beneficiary Rights. This Article IX is included for the sole benefit of the parties to this Agreement and does not and shall not create any right in any Person, including any current or former employee of Georgia, the Purchased Entity or any of their respective Affiliates, any Business Employee, any Former Business Employee or any Transferred Employee, who is not a party to this Agreement. Nothing contained in this Agreement (express or implied) is intended to confer upon any individual any right to employment for any period of time, or any right to a particular term or condition of employment. No current or former employee of Georgia, the Purchased Entity or any of their respective Affiliates, nor any Business Employee, Former Business Employee or Transferred Employee, including any beneficiary or dependent thereof, or any other Person not a party to this Agreement, shall be entitled to assert any claim against Florida, the Purchased Entity, Georgia or any of their respective Affiliates under this Article IX. In no event shall the terms of this Article IX or elsewhere in this Agreement be deemed to (i) establish, amend or modify any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Georgia, the Purchased Entity or their respective Affiliates; or (ii) alter or limit the ability of Georgia, the Purchased Entity or their respective Affiliates to amend, modify or terminate any Georgia Benefit Plan, the Purchased Entity Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Closing.

Article X
CERTAIN TAX MATTERS

Section 10.1        Cooperation and Exchange of Information.

(a)            Each Party shall, and shall cause its Affiliates to use commercially reasonable efforts to, provide to the other Party such cooperation, documentation and information relating to the Purchased Entity and its Subsidiaries, on the one hand, and Washington and its Subsidiaries, on the other hand, in each case as either of them may reasonably request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or a right to refund of Taxes, or (iii) conducting any Tax Proceeding, including, as applicable, providing necessary powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such Party may possess. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided. The Parties shall execute and deliver such powers of attorney and other documents as are necessary to carry out the provisions of this Section 10.1.

(b)            Each Party shall retain all Tax Returns, schedules and work papers, and all material records and other documents in its possession relating to Tax matters, of the relevant entities for their respective Tax periods (or portions thereof) ending on or prior to the Closing Date until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate, and (y) eight (8) years following the due date (without extension) for such Tax Returns. Thereafter, the Party holding such Tax Returns or other documents may dispose of them after offering the other Party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other Party’s own expense.

Section 10.2        Tax Returns.

(a)            Florida shall prepare and timely file, or shall cause to be prepared and timely filed (taking into account extensions), all Tax Returns of the Purchased Entity and its Subsidiaries required to be filed after the Closing Date other than any Georgia Combined Tax Return (a “Purchased Entity Separate Tax Return”). In the case of any such Purchased Entity Separate Tax Return with respect to Income Taxes for any Pre-Closing Tax Period or Straddle Period that is filed prior to the final determination of the Purchased Entity Final Cash Consideration pursuant to Section 2.6 (each, a “Purchased Entity Pre-Closing Income Tax Return”): (i) Florida shall prepare or cause to be prepared such Purchased Entity Pre-Closing Income Tax Return in a manner consistent with the terms of this Agreement and past practices of the Purchased Entity or its applicable Subsidiary, except to the extent preparing such Purchased Entity Pre-Closing Income Tax Return in such a manner would result in such Purchased Entity Pre-Closing Income Tax Return reflecting a position that is not at least “more likely than not” correct under applicable Tax Law and all Transaction Tax Deductions actually utilized on such Purchased Entity Pre-Closing Income Tax Return shall be reflected; and (ii) Florida shall provide a draft of each Purchased Entity Pre-Closing Income Tax Return to Georgia at least thirty (30) days prior to the due date for filing such Purchased Entity Pre-Closing Income Tax Return (taking into account any extensions) for its review and comment and shall incorporate any reasonable comments received in writing from Georgia within twenty (20) days following delivery of such draft Purchased Entity Pre-Closing Income Tax Return. Florida shall not, and shall cause the Purchased Entity not to, amend or revoke any Purchased Entity Pre-Closing Income Tax Return for any taxable period ending on or prior to the Closing Date without the prior written consent of Georgia, such consent not to be unreasonably withheld, conditioned, or delayed.

(b)            Georgia shall prepare and timely file, or shall cause to be prepared and timely filed (taking into account extensions), all Tax Returns of Washington and its Subsidiaries required to be filed after the Closing Date (any such Tax Return, other than any Washington Flow-Through Tax Return or a Florida Combined Return, a “Washington Separate Tax Return”).  In the case of any Washington Separate Tax Return with respect to Income Taxes for any Pre-Closing Tax Period or Straddle Period that is filed prior to the final determination of the Washington/Florida Purchase Price pursuant to Section 2.7 of the Chicago Transaction Agreement (each, a “Washington Pre-Closing Income Tax Return”):  (i) Georgia shall prepare or cause to be prepared such Washington Pre-Closing Income Tax Return in a manner consistent with the terms of this Agreement and past practices of Washington or its applicable Subsidiary, except to the extent preparing such Washington Pre-Closing Income Tax Return in such a manner would result in such Washington Pre-Closing Income Tax Return reflecting a position that is not at least “more likely than not” correct under applicable Tax Law, and all Transaction Tax Deductions actually utilized on such Washington Pre-Closing Income Tax Return shall be reflected; and (ii) Georgia shall provide a draft of each Washington Pre-Closing Income Tax Return to Florida and the Washington Equityholder Representative at least thirty (30) days prior to the due date for filing such Washington Pre-Closing Income Tax Return (taking into account any extensions) for its review and comment and shall incorporate any reasonable comments received in writing from Florida within twenty (20) days following delivery of such draft Washington Pre-Closing Income Tax Return.  Georgia shall not, and shall cause Washington not to, amend or revoke any Washington Pre-Closing Income Tax Return for any taxable period ending on or prior to the Closing Date without the prior written consent of Florida and the Washington Equityholder Representative, such consent not to be unreasonably withheld, conditioned, or delayed. Chicago is hereby expressly made a third-party beneficiary of this Section 10.2(b).

(c)            Any Washington Flow-Through Tax Returns shall be prepared and filed in accordance with Section 10.9 of the Chicago Transaction Agreement.

(d)            Notwithstanding any other provision of this Agreement, in no event shall Georgia be required to provide any Person with any Georgia Combined Tax Return, or copy thereof, or any Tax Return, or copy of any Tax Return, of any Georgia Tax Group (or any rights with respect to any Tax Proceeding relating to any such Tax Return); provided that Georgia shall use commercially reasonable efforts to provide reasonably relevant information to the Purchased Entity and its Subsidiaries on a pro forma or redacted basis with respect to any such Tax Return if such Tax Return would otherwise be required to be provided hereunder.

(e)            Notwithstanding any other provision of this Agreement, in no event shall Florida be required to provide any Person with any Florida Combined Tax Return, or copy thereof; provided that Florida shall use commercially reasonable efforts to provide reasonably relevant information to Washington and its Subsidiaries on a pro forma or redacted basis with respect to any such Tax Return if such Tax Return would otherwise be required to be provided hereunder.

Section 10.3        Tax Refunds.

(a)            After the Closing, Georgia shall be entitled to any refunds or credits in lieu thereof (including any interest received from a Taxing Authority with respect thereto) with respect to any Taxes for which Georgia is liable under Article XIII (including Georgia Excluded Taxes) which refund or credit is actually received (or, in the case of a credit, utilized to reduce Taxes otherwise payable) by Florida, its Affiliates, the Purchased Entity or its Subsidiaries, other than Georgia Excluded Tax Refunds. Florida shall use commercially reasonable efforts to claim, or cause the Purchased Entity or its applicable Subsidiary to claim, any such refunds or credits to which Georgia is entitled hereunder to the extent permitted by applicable Law and shall pay over any such amounts to which Georgia is entitled under this Section 10.3(a) to Georgia promptly after receipt thereof, net of all reasonable out-of-pocket costs incurred in obtaining, paying over, or receiving any such refunds or credits.

(b)            After the Closing, Florida shall be entitled to any refunds or credits in lieu thereof (including any interest received from a Taxing Authority with respect thereto) with respect to any Taxes for which Florida is liable under Article XIII (including Florida Excluded Taxes) which refund or credit is actually received (or, in the case of a credit, utilized to reduce Taxes otherwise payable) by Georgia, its Affiliates, Washington or its Subsidiaries, other than Florida Excluded Tax Refunds. Georgia shall use commercially reasonable efforts to claim, or cause Washington or its applicable Subsidiary to claim, any such refunds or credits to which Florida is entitled hereunder to the extent permitted by applicable Law and shall pay over any such amounts to which Georgia is entitled under this Section 10.3(b) to Florida promptly after receipt thereof, net of all reasonable out-of-pocket costs incurred in obtaining, paying over, or receiving any such refunds or credits.

Section 10.4        Tax Sharing Agreements.

(a)            Georgia shall terminate or cause to be terminated, on or before the Closing Date, the rights and obligations of the Purchased Entity and its Subsidiaries pursuant to all intercompany Tax sharing agreements or arrangements (other than this Agreement and the Chicago Transaction Agreement), if any, to which Purchased Entity or any of its Subsidiaries, on the one hand, and Georgia or any of its Affiliates (other than the Purchased Entity and its Subsidiaries), on the other hand, are parties, and neither Georgia nor any of its Affiliates (other than the Purchased Entity and its Subsidiaries), on the one hand, nor any of the Purchased Entity or its Subsidiaries, on the other hand, shall have any rights or obligations to each other after the Closing in respect of such agreements or arrangements.

(b)            Florida shall terminate or cause to be terminated, on or before the Closing Date, the rights and obligations of Washington and its Subsidiaries pursuant to all intercompany Tax sharing agreements or arrangements (other than this Agreement and the Chicago Transaction Agreement), if any, to which Washington or any of its Subsidiaries, on the one hand, and Florida or any of its Affiliates (other than Washington and its Subsidiaries), on the other hand, are parties, and neither Florida or any of its Affiliates (other than Washington and its Subsidiaries), on the one hand, nor any of Washington or its Subsidiaries, on the other hand, shall have any rights or obligations to each other after the Closing in respect of such agreements or arrangements.

Section 10.5        Intended Tax Treatment. The Parties hereto intend that for U.S. federal (and other applicable) Income Tax purposes, the transactions contemplated by this Agreement shall be treated as follows (collectively, the “Intended Tax Treatment”): (i) as a sale by Florida, and a purchase by Georgia of, partnership interests in Washington in transactions governed by Section 741 of the Code, and (ii) as a sale by Georgia, and a purchase by Florida, of all of the assets of the Purchased Entity. Each Party hereto shall prepare and file all Tax Returns and otherwise act in a manner consistent with the Intended Tax Treatment and no party shall take any position in its applicable books, records or Tax Returns, or otherwise act, in a manner inconsistent with such Intended Tax Treatment, unless otherwise required by applicable Law.

Section 10.6        Elections.

(a)            Notwithstanding anything herein to the contrary, neither Florida nor any of its Subsidiaries or Affiliates (including, after the Closing Date, the Purchased Entity and its Subsidiaries) shall, without the prior written consent of Georgia, (a) make or cause to be made any Tax election (other than an election under Section 754 of the Code (or similar provisions of state and local Law) or any election permitted or required under Section 10.9) with respect to the Purchased Entity or any Subsidiary thereof (including any entity classification election pursuant to Treasury Regulation Section 301.7701-3 or any election under Section 338 or 336 of the Code) which election would be effective on or prior to the Closing Date, (b) change or cause to be changed any method of Tax accounting or any Tax accounting period of the Purchased Entity or any Subsidiary thereof, which election or change would be effective on or prior to the Closing Date or (c) take any action or engage in any transaction that would reasonably be expected to increase any Tax liability to the extent required to be reflected as a reserve or Liability in Purchased Entity Closing Working Capital or Purchased Entity Closing Funded Debt (or reduce any Tax refund, credit or other Tax benefit required to be reflected in Purchased Entity Closing Working Capital or Purchased Entity Closing Funded Debt) for purposes of calculating the Purchased Entity Final Cash Consideration.

(b)            Notwithstanding anything herein to the contrary, neither Georgia nor any of its Subsidiaries or Affiliates (including, after the Closing Date, Washington and its Subsidiaries) shall, without the prior written consent of Florida, (a) make or cause to be made any Tax election (other than an election permitted or required under Section 10.9) with respect to Washington or any Subsidiary thereof (including any entity classification election pursuant to Treasury Regulation Section 301.7701-3 or any election under Section 338 or 336 of the Code) which election would be effective on or prior to the Closing Date, (b) change or cause to be changed any method of Tax accounting or any Tax accounting period of the Purchased Entity or any Subsidiary thereof, which election or change would be effective on or prior to the Closing Date or (c) take any action or engage in any transaction that would reasonably be expected to increase any Tax liability to the extent required to be reflected as a reserve or Liability in Washington Closing Working Capital or Washington Closing Funded Debt (or reduce any Tax refund, credit or other Tax benefit required to be reflected in Washington Closing Working Capital or Washington Closing Funded Debt) for purposes of calculating the Washington/Florida Purchase Price.

Section 10.7        Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, (a) Georgia shall pay, when due, and be responsible for, any sales, use, transfer (including real estate transfer), registration, documentary, conveyancing, stamp, unrecoverable value added, goods and services or similar Taxes and related fees and costs (“Transfer Taxes”) imposed on the Georgia Pre-Closing Restructuring Steps and any non-resident capital gains Tax, non-resident Taxes on direct and indirect transfers of equity interests and any other Transfer Taxes that would not have been imposed on the transfer of the Purchased Entity but for the Georgia Pre-Closing Restructuring Steps and (b) Florida, on the one hand, and Georgia, on the other hand, will pay, when due, and be responsible for, fifty percent (50%) any Transfer Taxes imposed on any of the transactions contemplated by this Agreement other than those described in clause (a) above and the transfer of any interests in Washington pursuant to the Chicago Transaction Agreement. The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Party. Georgia and Florida shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

Section 10.8        Straddle Period. In the case of any Taxes for any Straddle Period required to be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period hereunder, the amount of any such Taxes shall be so apportioned ratably based on the number of days in the applicable Straddle Period in the case of real or personal property or other ad valorem Taxes and any other Tax imposed on a periodic basis (“Property Taxes”) and in the case of taxes other than Property Taxes on a “closing of the books” basis as of the close of business on the Closing Date (and in the case of any such Taxes attributable to income inclusion under Sections 951 or 951A of the Code, as if the taxable period of that entity ended as of the end of the Closing Date). To the extent applicable, any Transaction Tax Deductions shall be reflected in the portion of any Straddle Period ending on the Closing Date.

Section 10.9        Other Tax Elections.

(a)            Notwithstanding anything to the contrary herein, the Parties hereto agree and acknowledge to make, and shall cause Washington and each of its Subsidiaries treated as a partnership for U.S. federal income tax purposes to make (i) an election under Section 754 of the Code (and under any similar provisions of state or local Law) with respect to the taxable year of Washington (and any such Subsidiary, as applicable) that includes the Closing Date to the extent such election is not already in effect and (ii) to the extent requested by Georgia, a “push-out” election under Section 6226 of the Code and the Treasury Regulations thereunder (and any analogous provisions of state or local income Tax Law) with respect to any Washington Flow-Through Tax Return or any Tax Proceeding in respect of a Washington Flow-Through Tax Return (a “Washington Flow-Through Tax Proceeding”), and, to the extent so requested, the Parties hereto shall, and shall cause their Affiliates to, cooperate to cause (including by causing any “partnership representative” or “designated individual” to cooperate to cause) any such election to be made; provided, further, that Washington and its relevant Subsidiaries treated as a partnership for U.S. federal income tax purposes shall not make an election to use the provisions of Section 6225(c)(2) of the Code and any applicable Treasury Regulations, for any relevant year without the prior written consent of Florida.

(b)            Notwithstanding anything in this Agreement to the contrary, (i) if any Subsidiary of the Purchased Entity that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code (“CFC”) is included in a “CFC group” (within the meaning of Treasury Regulations Section 1.951A-2(c)(7)(viii)(E) or Proposed Treasury Regulations Section 1.954-1(d)(6)(v)(B)(1) (or a finalized version thereof)) that also includes any Subsidiary of Georgia (other than a Subsidiary of the Purchased Entity), then Georgia shall be entitled to determine whether to make or revoke any elections that, if made or revoked, must be made or revoked with respect to all CFCs that are members of the CFC group (and shall be entitled to make all other related determinations that must be made with respect to all CFCs that are members of the CFC group) (“Conforming Determinations”) and (ii) the Parties shall take such actions as may be required to make or revoke any such election, and reflect such determination on any relevant Tax Returns, in accordance with Georgia’s determination; provided, that with respect to clauses (i) and (ii) Georgia shall consult with Florida and shall consider in good faith Florida’s reasonable comments with respect to such matters.

(c)            Subject to Section 10.9(b) and Section 10.9(e), Georgia shall not make a determination (other than a Conforming Determination) with respect to the application of Section 245A, Section 951, Section 951A, Section 956 and related Code provisions (and Treasury Regulations promulgated with respect thereto) to any Subsidiary of the Purchased Entity that is a CFC (a “Georgia CFC”) or any Subsidiary of Washington that is a CFC (a “Washington CFC”) (including determinations as to whether the election to close the taxable year pursuant to Treasury Regulation Section 1.245A-5(e)(3)(i)(A), and any other election related to such sections of the Code (for the absence of doubt, other than any Conforming Determinations), shall be made or revoked) without the prior written consent of Florida and the Washington Equityholder Representative, not to be unreasonably withheld, conditioned or delayed. Chicago is hereby expressly made a third-party beneficiary of this Section 10.9(c).

(d)            In the event that Treasury Regulations Section 1.1502-36(d) would otherwise apply, Georgia shall make a timely and valid election pursuant to Treasury Regulations Section 1.502-36(d)(6)(i)(A) to reduce Georgia’s Tax basis in the shares of NetSpend Holdings (Paycard) up to the amount necessary to avoid any reduction in the Tax attributes of NetSpend Holdings (Paycard) pursuant to Treasury Regulations Section 1.1502-36(d). Notwithstanding anything in this Agreement to the contrary, Georgia shall not make an election pursuant to Treasury Regulations Section 1.1502-36(d)(6)(i)(B) or (C) to reattribute any of the Tax attributes of NetSpend Holdings (Paycard) to Georgia or its Affiliates without the prior written consent of Florida.

(e)            Notwithstanding anything in this Agreement to the contrary, the Parties agree that (i) upon Florida’s request, Florida and Georgia shall make, or cause their applicable Subsidiaries to make, the election under Section 338(h)(10) of the Code with respect to the transfer of TSYS Advisors, Inc. in connection with the Closing, (ii) at Florida’s option, Florida may make the election under Section 338(g) of the Code with respect to the transfer of TSYS Managed Services Canada, Total System Services de Mexico SA de CV and Global Payments Issuer Solutions S. de R. L. de C.V. in connection with the Closing, and (iii) Florida, Washington, and Georgia, as applicable, shall make or cause to be made, the election to close the taxable year pursuant to Treasury Regulation Section 1.245A-5(e)(3)(i)(A) for (x) upon Florida’s request, the Georgia CFCs, if available in connection with the Closing or the Georgia Pre-Closing Restructuring Steps and (y) upon Georgia’s request, the Washington CFCs, if available in connection with the Closing or the Washington Pre-Closing Reorganization.

Section 10.10        Consolidations, Groups, and Fiscal Unities.

(a)            Georgia shall, and shall procure that its Affiliates shall, use all reasonable efforts to cause the Purchased Entity and its Subsidiaries to cease to be treated as members of any consolidation, group or fiscal unity for Tax purposes with the Georgia Entities and their Affiliates (other than the Purchased Entity and its Subsidiaries) by no later than the Closing.

(b)            Florida shall, and shall procure that its Affiliates shall, use all reasonable efforts to cause Washington and its Subsidiaries to cease to be treated as members of any consolidation, group or fiscal unity for Tax purposes with Florida and its Affiliates (other than Washington and its Subsidiaries) by no later than the Closing.

Section 10.11        Washington CFC Intercompanies. Prior to the Closing, Washington and its Subsidiaries shall use commercially reasonable efforts to reduce the absolute value of the Washington Net Intercompany Amount to zero $(0) to the extent reasonably practicable. For purposes of this paragraph, (a) the “Washington Net Intercompany Amount” means the amount equal to (I) the gross amount of intercompany receivables held by CFCs and their Subsidiaries from Washington and its Subsidiaries (other than the CFCs and their Subsidiaries), minus (II) the gross amount of intercompany payables owed by the CFCs and their Subsidiaries to Washington and its Subsidiaries (other than the CFCs and their Subsidiaries), and (b) solely for purposes of this Section 10.11, “CFCs” means “controlled foreign corporations” within the meaning of Section 957 of the Code held by Washington, either directly or indirectly through “flow-through” entities for U.S. federal income Tax purposes.

Section 10.12        Corporation Intercompanies. Prior to the Closing, the Purchased Entity and its Subsidiaries shall use commercially reasonable efforts to reduce the absolute value of the Net Netspend Intercompany Amount and the Net Corporate Subsidiary Intercompany Amount to zero $(0). For purposes of this paragraph, (a) the “Net Netspend Intercompany Amount” means the amount equal to (I) the gross amount of intercompany receivables held by Netspend Holdings (Paycard) and its Subsidiaries from the Purchased Entity and its Subsidiaries (other than Specified Corporate Subsidiaries, Netspend Holdings (Paycard) and their Subsidiaries), minus (II) the gross amount of intercompany payables owed by Netspend Holdings (Paycard) and its Subsidiaries to the Purchased Entity and its Subsidiaries (other than Specified Corporate Subsidiaries, Netspend Holdings (Paycard) and their Subsidiaries) and (b) the “Net Corporate Subsidiary Intercompany Amount” means (I) the gross amount of intercompany receivables held by Specified Corporate Subsidiaries and their Subsidiaries from the Purchased Entity and its Subsidiaries (other than the Specified Corporate Subsidiaries, Netspend Holdings (Paycard) and their Subsidiaries), minus (II) the gross amount of intercompany payables owed by Specified Corporate Subsidiaries and their Subsidiaries from the Purchased Entity and its Subsidiaries (other than the Specified Corporate Subsidiaries, Netspend Holdings (Paycard) and their Subsidiaries). For purposes of this Agreement, “Specified Corporate Subsidiaries” means certain directly held Subsidiaries of the Purchased Entity that are treated as corporations for U.S. federal income Tax purposes, which are (a) TSYS Advisors, Inc., (b) TSYS Managed Services Canada, (c) Total System Services de Mexico SA de CV and (d) Global Payments Issuer Solutions S. de R. L de C.V.

Article XI
CONDITIONS PRECEDENT

Section 11.1          Conditions to Each Party’s Obligations to Close. The respective obligations of the Parties to effect the Closing are subject to the satisfaction or (to the extent permitted by Law) waiver by Georgia and Florida, as of the Closing of the following conditions:

(a)            Regulatory Approvals. (i) The waiting periods (and any extensions thereof) required under the HSR Act for the consummation of the Closing and any commitment to, or agreement (including any timing agreement) with, the FTC or DOJ to delay the Closing, or not to effect the Closing before a certain date, shall have expired, lapsed or been terminated; (ii) the Regulatory Approvals set forth in Section 11.1(a) of the Georgia Disclosure Schedules shall have been obtained (including by expiration of the applicable waiting period (and any extensions thereof) or commitment to, or agreement (including any timing agreement) with the relevant Governmental Entity to delay the Closing, or not to effect the Closing before a certain date, or express approval, consent or authorization of the relevant Governmental Entity); and (iii) Georgia shall have made all Filings necessary to implement the Georgia Pre-Closing Structure and the Georgia Pre-Closing Restructuring Steps, and have obtained all Regulatory Approvals required to implement the Georgia Pre-Closing Structure and the Georgia Pre-Closing Restructuring Steps, in each case accordance with and subject to Section 6.10.

(b)            No Injunctions or Restraints. No Judgment or Law issued or enacted by any Governmental Entity of competent jurisdiction shall have been entered and remain in effect which prevents or prohibits or otherwise makes illegal the consummation of the Closing.

(c)            Chicago Transaction Agreement. Each of the conditions set forth in Article XI of the Chicago Transaction Agreement shall have been satisfied or waived, other than the condition in Section 11.1(c) thereof (and other than those conditions under the Chicago Transaction Agreement that by their nature are to be satisfied at the Closing (as defined in the Chicago Transaction Agreement), provided that such conditions would be satisfied if the Closing (as defined in the Chicago Transaction Agreement) were then to occur, and those conditions that have been waived in accordance with Article XI of the Chicago Transaction Agreement).

(d)            Georgia Pre-Closing Restructuring Steps. The Georgia Pre-Closing Restructuring Steps shall have been completed and the Georgia Pre-Closing Structure shall have been implemented in accordance with and subject to Section 6.10.

Section 11.2         Conditions to Obligations of Georgia to Close. The obligation of Georgia to effect the Closing is subject to the satisfaction (or waiver by Georgia) as of the Closing of the following additional conditions:

(a)            Representations and Warranties of Washington. The representations and warranties of Washington contained in Article IV (including Section 4.1 but solely as applicable to the Subsidiaries of Washington that are not Washington Material Subsidiaries, and in any event other than as set forth in the following three sentences) shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality or “Washington Material Adverse Effect” qualification set forth therein) would not have, individually or in the aggregate, a Washington Material Adverse Effect. The representations and warranties of Washington set forth in Section 4.2(a) and the second sentence of Section 4.2(b) (with respect to ownership of equity interests of the Washington Material Subsidiaries) shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date). The representations and warranties of Washington set forth in Section 4.1 (solely as applicable to Subsidiaries of Washington that are Washington Material Subsidiaries), Section 4.2(b) (other than the second sentence thereof with respect to ownership of equity interests of the Washington Material Subsidiaries), Section 4.3 and Section 4.20 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date). The representation and warranty of Washington set forth in Section 4.8(b) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date.

(b)            Performance of Obligations of Washington. The covenants and agreements of Washington to be performed or complied with at or prior to the Closing in accordance with this Agreement shall have been performed or complied with, as applicable, in all material respects.

(c)            No Washington Material Adverse Effect. Since the date of this Agreement, there shall not have been a Washington Material Adverse Effect.

(d)            Officer’s Certificate. Georgia shall have received a certificate, dated as of the Closing Date and signed on behalf of Washington by an executive officer of Washington, stating that the conditions specified in Section 11.2(a), Section 11.2(b) and Section 11.2(c) have been satisfied.

(e)            Representations and Warranties of Florida. The representations and warranties of Florida contained in Article V (other than as set forth in the following two sentences) shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality or “Florida Material Adverse Effect” qualification set forth therein) would not have, individually or in the aggregate, a Florida Material Adverse Effect. The representations and warranties of Florida set forth in Section 5.5 shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date. The representations and warranties of Florida set forth in Section 5.1, Section 5.2 and Section 5.7 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date).

(f)            Performance of Obligations of Florida. The covenants and agreements of Florida to be performed or complied with at or prior to the Closing in accordance with this Agreement shall have been performed or complied with, as applicable, in all material respects.

(g)            Officer’s Certificate. Georgia shall have received a certificate, dated as of the Closing Date and signed on behalf of Florida by an executive officer of Florida, stating that the conditions specified in Section 11.2(e) and Section 11.2(f) have been satisfied.

Section 11.3        Conditions to Obligations of Florida to Close. The obligation of Florida to effect the Closing is subject to the satisfaction (or waiver by Florida) as of the Closing of the following additional conditions:

(a)            Representations and Warranties. The representations and warranties of Georgia contained in Article III (other than as set forth in the following three sentences) shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality or “Business Material Adverse Effect” qualification set forth therein) would not have, individually or in the aggregate, a Business Material Adverse Effect. The representations and warranties of Georgia set forth in Section 3.2(b) and the second sentence of Section 3.2(c) shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date). The representations and warranties of Georgia set forth in Section 3.1, Section 3.2(a), Section 3.2(c) (other than the second sentence thereof), Section 3.3 and Section 3.20 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date). The representation and warranty of Georgia set forth in Section 3.8(b) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date.

(b)            Performance of Obligations of Georgia. The covenants and agreements of Georgia and the Purchased Entity to be performed or complied with at or prior to the Closing in accordance with this Agreement shall have been performed or complied with, as applicable, in all material respects.

(c)            No Business Material Adverse Effect. Since the date of this Agreement, there shall not have been a Business Material Adverse Effect.

(d)            Officer’s Certificate. Florida shall have received a certificate, dated as of the Closing Date and signed on behalf of Georgia by an executive officer of Georgia, stating that the conditions specified in Section 11.3(a), Section 11.3(b) and Section 11.3(c) have been satisfied.

Article XII
TERMINATION; EFFECT OF TERMINATION

Section 12.1        Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement will be automatically terminated and the transaction contemplated by this Agreement abandoned if the Chicago Transaction Agreement is terminated prior to the completion of the Mergers. In addition, notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a)            by mutual written consent of Georgia and Florida;

(b)            by Georgia, if Florida or Washington shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 11.2(a), Section 11.2(b), Section 11.2(e), or Section 11.2(f) and has not been cured by the earlier of (i) the date that is thirty (30) days after the date Georgia has notified the applicable Party of such breach stating Georgia’s intention to terminate this Agreement pursuant to this Section 12.1(b) and the basis for such termination and (ii) the Outside Date; provided that Georgia shall not be permitted to terminate this Agreement pursuant to this Section 12.1(b) if Georgia or the Purchased Entity is at such time in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach would give rise to the failure of a condition set forth in Section 11.3(a) or Section 11.3(b);

(c)            by Florida, if Georgia or the Purchased Entity shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 11.3(a) or Section 11.3(b) and has not been cured by the earlier of (i) the date that is thirty (30) days after the date that Florida has notified Georgia of such breach stating Florida’s intention to terminate this Agreement pursuant to this Section 12.1(c) and the basis for such termination and (ii) the Outside Date; provided that Florida shall not be permitted to terminate this Agreement pursuant to this Section 12.1(c) if any of Florida or Washington is at such time in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach would give rise to the failure of a condition set forth in Section 11.2(a), Section 11.2(b), Section 11.2(e) or Section 11.2(f);

(d)            by Georgia or Florida, if the Closing shall not have occurred on or prior to April 16, 2026 (the “Outside Date”); provided that (w) if on such date all of the conditions set forth in Article XI are satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, are then capable of being satisfied if the Closing were to occur on such date) other than the conditions set forth in Section 11.1(a), Section 11.1(b) (solely to the extent related to Regulatory Laws), Section 11.1(c) (solely to the extent related to Regulatory Laws or the implementation or completion of the Washington Pre-Closing Reorganization or Washington Pre-Closing Structure) or Section 11.1(d), then the Outside Date shall be automatically extended to October 16, 2026 (the “First Extended Outside Date”), and all references in this Agreement to the “Outside Date” shall instead refer to the First Extended Outside Date for all purposes of this Agreement, (x) if on the First Extended Outside Date all of the conditions set forth in Article XI are satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, are then capable of being satisfied if the Closing were to occur on such date) other than the conditions set forth in Section 11.1(a), Section 11.1(b) (solely to the extent related to Regulatory Laws) or Section 11.1(c) (solely to the extent related to Regulatory Laws or the implementation or completion of the Washington Pre-Closing Reorganization or Washington Pre-Closing Structure) or Section 11.1(d), then the First Extended Outside Date shall be automatically extended to April 16, 2027, (the “Second Extended Outside Date”), and all references in this Agreement to the “Outside Date” shall instead refer to the Second Extended Outside Date for all purposes of this Agreement, (y) if all of the conditions set forth in Article XI are satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, are then capable of being satisfied if the Closing were to occur on such date) on a date that occurs on or prior to the Outside Date but the Closing would thereafter occur in accordance with Section 2.3 on a date (the “Specified Date”) after the Outside Date, then the Outside Date shall automatically be extended to such Specified Date and the Specified Date shall become the Outside Date for all purposes of this Agreement and (z) if the Outside Date (as defined in the Chicago Transaction Agreement) is extended in accordance with the Chicago Transaction Agreement, the Outside Date shall be automatically extended to the date to which the Outside Date (as defined in the Chicago Transaction Agreement) is extended; provided, further, that the right to terminate this Agreement pursuant to this Section 12.1(d) shall not be available to any Party whose failure (or whose Affiliate’s failure) to perform in any material respect any covenant or agreement under this Agreement primarily has been the cause of, or primarily has resulted in, the failure of the Closing to occur on or before such date (with Florida and Washington being deemed to be a single Party for this purpose); or

(e)            by Georgia or Florida, if an applicable Law or a permanent Judgment issued by a Governmental Entity of competent jurisdiction shall have become final and nonappealable, preventing the consummation of the Purchased Entity Sale or Washington Florida Interest Sale.

Section 12.2        Effect of Termination. If this Agreement is terminated as described in Section 12.1, this Agreement shall become null and void and of no further force and effect, without any Liability or obligation on the part of any Party or its Affiliates, directors, officers or employees; provided that the provisions of Section 6.2(a), Section 7.2(a), Section 8.1(g), the last sentence of Section 8.3(c), the last sentence of Section 8.4(d), this Section 12.2 and Article XIV shall remain in full force and effect in accordance with their respective terms. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 12.1, none of the Parties shall be relieved or released from any liabilities or damages arising out of any Willful Breach of this Agreement.

Section 12.3        Notice of Termination. In the event of termination by Georgia pursuant to Section 12.1, written notice of such termination shall be given by Georgia to each of Chicago and Florida. In the event of termination by Florida pursuant to Section 12.1, written notice of such termination shall be given by Florida to Chicago and Georgia.

Article XIII
INDEMNIFICATION

Section 13.1        Survival.

(a)            The representations and warranties of the Parties contained in this Agreement and in any certificate delivered hereunder (and any rights arising out of any breach of such representations and warranties) shall not survive the Closing.

(b)            The covenants and agreements contained in this Agreement that require performance prior to the Closing (and any rights arising out of any breach of such covenants and agreements) shall not survive the Closing.

(c)            The covenants and agreements in this Agreement that by their terms apply or are to be performed, in whole or in part, at or after the Closing (and any rights arising out of any breach of such covenants and agreements) (each, a “Post-Closing Covenant”), in each case, shall survive the Closing for the period provided in such covenants and agreements, if any, or until fully performed. For the avoidance of doubt, the indemnification obligations set forth this Article XIII, as well as any covenants and agreements of the Parties that by their terms provide for indemnification or reimbursement or allocate fees, payments, costs or expenses as between the Parties, shall survive the Closing indefinitely.

(d)            No Person shall be entitled to indemnification, and no Proceeding seeking to recover Covered Losses or other relief shall be commenced or maintained, after the end of the relevant survival period set forth herein, unless a claim for indemnification with respect thereto has previously been made in accordance with this Agreement.

Section 13.2        Indemnification by Georgia.

(a)            Subject to the provisions of this Article XIII, effective as of and after the Closing, Georgia shall indemnify and hold harmless Florida and its Affiliates (including, following the Closing, the Purchased Entity and its Subsidiaries) (collectively, the “Florida Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of the Florida Indemnified Parties to the extent related to, resulting from or arising out of:

(i)          any breach by Georgia of any of its Post-Closing Covenants, for the period such Post-Closing Covenant survives; or

(ii)         any Retained Liabilities.

(b)            Notwithstanding anything in this Agreement to the contrary, Georgia shall not be required to indemnify or hold harmless any Florida Indemnified Party against, or reimburse any Florida Indemnified Party for, any Covered Losses to the extent such Covered Losses or the Liabilities from which such Covered Losses were derived or to which they relate are reflected, reserved, accrued, recorded or included in the Purchased Entity Closing Working Capital, the Purchased Entity Adjustment Amount or the Purchased Entity Closing Funded Debt, in each case, as finally determined pursuant to this Agreement and to the extent that the effect thereof was to reduce the Purchased Entity Purchase Price as compared to what it would have been absent the reflection, reservation, accrual, recording or inclusion of such Covered Loss or Liability (with the intent of this provision to be to avoid “double counting”).

Section 13.3        Indemnification by Florida.

(a)            Subject to the provisions of this Article XIII, effective as of and after the Closing, Florida shall indemnify and hold harmless Georgia and its Affiliates (including, following the Closing, Washington and its Subsidiaries) (collectively, the “Georgia Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of the Georgia Indemnified Parties to the extent related to, resulting from or arising out of:

(i)          any breach by Florida of any of its Post-Closing Covenants, for the period such Post-Closing Covenant survives;

(ii)         any Assumed Liability; and

(iii)        any Liability for Florida Excluded Taxes.

Section 13.4        Procedures.

(a)            Any Person entitled to be indemnified under this Article XIII (the “Indemnified Party”) shall promptly give written notice to the Party from whom indemnification may be sought (the “Indemnifying Party”) of any pending or threatened Proceeding against the Indemnified Party that has given or would reasonably be expected to give rise to such right of indemnification with respect to such Proceeding (a “Third Party Claim”), indicating, with reasonable specificity, the nature of such Third Party Claim, the basis therefor, a copy of any documentation received from the third party, the amount and calculation of the Covered Losses (if then known) for which the Indemnified Party is entitled to indemnification under this Article XIII (and a good faith estimate (if then estimable) of any such future Covered Losses relating thereto), and the provision(s) of this Agreement in respect of which such Covered Losses shall have occurred, and the Indemnified Party shall promptly deliver to the Indemnifying Party any information or documentation related to the foregoing reasonably requested by the Indemnifying Party. A failure by the Indemnified Party to give notice and to tender the defense of the Proceeding in a timely manner pursuant to this Section 13.4(a) shall not limit the obligations of the Indemnifying Party under this Article XIII, except to the extent such Indemnifying Party is materially prejudiced thereby.

(b)            With respect to any Third Party Claim, the Indemnifying Party under this Article XIII shall have the right, but not the obligation, to assume the control and defense, at its own expense and by counsel of its own choosing, of such Third Party Claim and any Third Party Claims related to the same or a substantially similar set of facts; provided that the Indemnifying Party shall not be entitled to assume the control and defense of such Third Party Claim, and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if such Third Party Claim is a criminal Proceeding or seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates. If the Indemnifying Party so undertakes to control and defend any such Third Party Claim, it shall notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the defense against, and settlement of, any such Third Party Claim; provided, however, that the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless such settlement does not involve any injunctive relief against or any finding or admission of any violation of Law or wrongdoing by the Indemnified Party, and any money damages are borne solely by the Indemnifying Party. Subject to the foregoing, the Indemnified Party shall have the right to employ separate legal counsel and to participate in but not control the defense of such Proceeding at its own cost and expense; provided that, subject to the provisions of this Article XIII, the Indemnifying Party shall bear the reasonable fees of one firm of legal counsel (and one additional firm of legal counsel in each jurisdiction implicated in such Proceeding) representing all Indemnified Parties in such Proceeding and all related Proceedings, if, but only if, the defendants in such Proceeding include both an Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have reasonably concluded, based on the advice of legal counsel, that there is a material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Proceeding. In any event, the Indemnified Party shall cause its legal counsel to cooperate with the Indemnifying Party and its legal counsel and shall not assert any position in any Proceeding inconsistent with that asserted by the Indemnifying Party. No Indemnified Party may settle any Third Party Claim without the written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). If the Indemnifying Party does not assume the control and defense of a Third Party Claim, it shall nevertheless be entitled to participate in the defense of such Proceeding at its own cost and expense, and the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the defense against, and settlement of, any such Third Party Claim. Anything herein to the contrary notwithstanding but subject to Article X of this Agreement and Article X of the Chicago Transaction Agreement: (i) Georgia shall have the exclusive right to control any Third Party Claim in respect of Georgia Excluded Taxes; and (ii) as between Georgia and Florida, Florida shall have the exclusive right to control any Third Party Claim in respect of Florida Excluded Taxes.

(c)            In the event that any Indemnified Party has or may have an indemnification claim against any Indemnifying Party under this Article XIII that does not involve a Third Party Claim, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party indicating, with reasonable specificity, the nature of such claim, the basis therefor, the amount and calculation of the Covered Losses (if then known) for which the Indemnified Party is entitled to indemnification under this Article XIII (and a good-faith estimate (if then estimable) of any such future Covered Losses relating thereto), and the provision(s) of this Agreement in respect of which such Covered Losses shall have occurred, and the Indemnified Party shall promptly deliver to the Indemnifying Party any information or documentation related to the foregoing reasonably requested by the Indemnifying Party. A failure by the Indemnified Party to give notice in a timely manner pursuant to this Section 13.4(c) shall not limit the obligations of the Indemnifying Party under this Article XIII, except to the extent such Indemnifying Party is materially prejudiced thereby. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in the appropriate court of competent jurisdiction set forth in Section 14.8.

Section 13.5        Exclusive Remedy and Release. Except in the case of Fraud, the Parties acknowledge and agree that, except with respect to claims under the Transaction Documents (other than this Agreement) or the Prior Purchase Agreement and claims seeking specific performance or other equitable relief with respect to covenants or agreements in this Agreement to be performed after the Closing, following the Closing, the indemnification provisions of Section 13.2 and Section 13.3 shall be the sole and exclusive remedies of the Parties and any of their respective Affiliates, for any Liabilities (including in respect of any claims for breach of contract (including for breach of any representation, warranty, covenant or agreement), warranty, tortious conduct (including negligence), under Law or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that each Party may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement, the transactions contemplated by this Agreement, including any breach of any representation or warranty in this Agreement by any Party, or any breach of or failure by any Party to perform or comply with any covenant or agreement in this Agreement and the other Transaction Documents. In furtherance of the foregoing, except with respect to claims under (a) the Transaction Documents (other than this Agreement), (b) the Prior Purchase Agreement, and claims seeking specific performance or other equitable relief with respect to covenants or agreements in this Agreement to be performed after the Closing, from and after the Closing, the Parties hereby waive, on behalf of themselves and their Affiliates, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any) (excluding, for the avoidance of doubt, claims pursuant to the indemnification provisions of Section 13.2 and Section 13.3) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that they may have against any other Party or its Affiliates, as the case may be, as a result of or in connection with this Agreement or the transactions contemplated by this Agreement, whether arising under or based upon breach of contract (including for breach of any representation, warranty, covenant or agreement), warranty, tortious conduct (including negligence), under Law or otherwise and whether predicated on common law, statute, strict liability, or otherwise. Without limiting the generality of the foregoing, the Parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 13.6        Additional Indemnification Provisions.

(a)            With respect to each indemnification obligation contained in this Agreement, all Covered Losses shall be net of (i) any Tax refunds, credits, reductions in Taxes otherwise payable or other Tax benefits actually realized in cash by the Purchased Entity or its Subsidiaries or Washington and its Subsidiaries, as applicable, (excluding, for the avoidance of doubt, any Tax refunds, credits, reductions in Taxes otherwise payable or other Tax benefits realized by the direct or indirect owners of the Purchased Entity or Washington, as applicable) with respect to the taxable period in which such Covered Loss arises or any of the three succeeding taxable periods, which amount shall be measured on a “with and without” basis and (ii) any third-party insurance proceeds that have been recovered by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification (it being agreed that if third-party insurance proceeds in respect of such facts are recovered by the Indemnified Party or its Affiliates subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds (net of associated fees, costs, deductibles and other losses and expenses actually incurred in collecting such proceeds (including any resulting increase in insurance premiums)) shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made), and an Indemnified Party shall use reasonable best efforts to recover from such third party insurance, but indemnification shall be available hereunder regardless of whether an Indemnified Party recovers under such insurance in respect of such Covered Loss. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article XIII, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any insurance carrier with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party and otherwise cooperate with the Indemnifying Party in seeking recovery thereunder.

(b)            In no event shall any Indemnified Party be entitled to duplicative recovery directly or indirectly for the same Covered Loss.

Section 13.7        Mitigation. Each of the Parties agrees to use, and to cause its Affiliates to use, its reasonable best efforts required under Law to mitigate its respective Covered Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Covered Losses that are indemnifiable hereunder. The Parties acknowledge and agree that indemnification under this Article XIII shall not be available to any Party or any Indemnified Party with respect to any Covered Losses to the extent such Covered Loss relates to, results from or arises out of, in whole or in part, a failure by such Person or its Affiliates to use reasonable best efforts required under Law to mitigate such Covered Losses.

Article XIV
GENERAL PROVISIONS

Section 14.1        Entire Agreement. This Agreement, the other Transaction Documents, the Prior Purchase Agreement, the Confidentiality Agreement, and the Schedules and Exhibits hereto and thereto (including, for the avoidance of doubt, the Georgia Disclosure Schedules, the Florida Disclosure Schedules and the Washington Disclosure Schedules) constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter. In the event of a conflict between the terms of this Agreement and the terms of any Transaction Document (other than the Chicago Transaction Agreement, the Transition Services Agreement and the Commercial Agreements), the terms of this Agreement shall control.

Section 14.2        Disclosure Schedules. The Georgia Disclosure Schedules, the Florida Disclosure Schedules and the Washington Disclosure Schedules, and all schedules attached thereto, and all Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit or in the Georgia Disclosure Schedules, the Florida Disclosure Schedules or the Washington Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement. Any information, item or other disclosure set forth in any Section of the Georgia Disclosure Schedules, the Florida Disclosure Schedules or the Washington Disclosure Schedules, as the case may be, shall be deemed to be disclosed with respect to any other Section of this Agreement (or to have been set forth in any other Section of the Georgia Disclosure Schedules, the Florida Disclosure Schedules or the Washington Disclosure Schedules, as the case may be), if the relevance of such disclosure to such other Section is reasonably apparent on its face notwithstanding the omission of a reference or a cross-reference with respect thereto and notwithstanding any reference to a Section of the Georgia Disclosure Schedules, the Florida Disclosure Schedules or the Washington Disclosure Schedules, as applicable, in such Section of this Agreement. It is understood and agreed that (a) each of the Washington Disclosure Schedules and the Florida Disclosure Schedules is being delivered solely to, and may only be relied upon or otherwise used by, Georgia; and (b) the Georgia Disclosure Schedules is being delivered solely to, and may only be relied upon or otherwise used by, Florida.

Section 14.3        Assignment. Neither this Agreement nor any of the rights and obligations hereunder may be assigned or transferred by any Party without the prior written consent of the other Parties; provided, that, Florida may, without need for consent, assign this Agreement or any of its rights or obligations hereunder to any of its Affiliates or to any of its lenders for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Florida Debt Financing (or any refinancings thereof), provided that no such assignment shall (a) relieve Florida of any of its obligations hereunder, (b) impair, hinder or delay the consummation of the transactions contemplated hereby or (c) cause adverse Tax consequences to Georgia, Washington or any of their respective Affiliates. Any attempted assignment in violation of this Section 14.3 shall be void. Subject to the two preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

Section 14.4        Amendments and Waivers. Except as set forth in Section 14.17, this Agreement may not be amended except by an instrument in writing signed on behalf of Florida and Georgia, provided, however, that no such amendment shall be effective without Chicago’s prior written consent if such amendment would reasonably be expected to be adverse to Chicago under the Chicago Transaction Agreement. By an instrument in writing, any Party may waive compliance by the other Parties with any term or provision of this Agreement that the other Parties were or are obligated to comply with or perform for the benefit of the first Party, provided, however, that no such waiver shall be effective without Chicago’s prior written consent if such waiver would reasonably be expected to be adverse to Chicago under the Chicago Transaction Agreement. Such waiver or failure to insist on strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 14.5        Third-Party Beneficiaries. Except as expressly set forth herein, including Section 8.1(a), Section 8.1(c), Section 6.5, Article XIII, Section 14.15 and Section 14.17 which are intended to benefit, and to be enforceable by, the Persons specified therein, and except (a) as provided in any other Transaction Document and (b) that prior to the Closing, the covenants, agreements and obligations of the Parties under this Agreement are intended to benefit and shall be enforceable by Chicago to the extent that the failure of any Party to this Agreement to perform or comply with such covenants, agreements and obligations would reasonably be expected to be adverse to Chicago under the Chicago Transaction Agreement, this Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 14.6        Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of an email transmission (unless the sender receives a failure to deliver notification), and shall be directed to the address set forth below (or at such other address or email address as such Party shall designate by like notice):

(a)            if to Georgia, the Purchased Entity (prior to the Closing) or Washington (following the Closing):

Global Payments Inc.
3550 Lenox Road

Atlanta, Georgia 30326
Attention:        Dara Steele-Belkin, General Counsel
Email:               dara.steele-belkin@globalpay.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:        Jacob A. Kling

Email:               JAKling@wlrk.com

(b)            if to Florida or the Purchased Entity (following the Closing):

Fidelity National Information Services, Inc.
347 Riverside Avenue

Jacksonville, Florida 32202
Attention:        Caroline Tsai, Chief Legal Officer
Email:               caroline.tsai@fisglobal.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:        Gary Boss; Charles Ruck; Leah Sauter

Email:               gary.boss@lw.com; charles.ruck@lw.com; leah.sauter@lw.com

(c)            if to Washington (prior to the Closing):

c/o Worldpay Holdco, LLC
8500 Governors Hill Drive
Cincinnati, Ohio 45249
Attention:        Chip Keller, Chief Legal Officer
Email:               chip.keller@worldpay.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, Illinois 60654

Attention:        Ted M. Frankel, P.C.; Daniel A. Guerin, P.C.

Email:               ted.frankel@kirkland.com; daniel.guerin@kirkland.com

Section 14.7        Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that each of the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such Party is entitled in Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that any such award is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such remedy. The foregoing is in addition to any other remedy to which any Party is entitled at law, in equity or otherwise. The Parties further agree that nothing set forth in this Section 14.7 shall require any Party hereto to institute any Proceeding for (or limit any Party’s right to institute any Proceeding for) specific performance under this Section 14.7 prior or as a condition to exercising any termination right under Article XII (and pursuing damages after such termination).

Section 14.8        Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties (a) in the event that any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over the applicable Proceeding, any state or federal court within the State of Delaware; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the above-named courts; and (d) agrees that it will not seek to assert by way of motion, as a defense or otherwise, that any such Proceeding (i) is brought in an inconvenient forum, (ii) should be transferred or removed to any court other than the above-named courts, (iii) should be stayed by reason of the pendency of some other proceeding in any court other than the above-named courts or (iv) that this Agreement or the subject matter hereof may not be enforced in or by the above-named courts. Each Party agrees that service of process upon such Party in any such Proceeding shall be effective if notice is given in accordance with Section 14.6.

Section 14.9        Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 14.9. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 14.9 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 14.10        Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 14.11        Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more such counterparts have been signed by each Party and delivered (by facsimile, e-mail, or otherwise) to the other Party. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” from, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement has been executed in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.

Section 14.12        Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense.

Section 14.13        Interpretation; Absence of Presumption. It is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants and agreements contained in this Agreement or the inclusion of any specific item in the Georgia Disclosure Schedules, the Florida Disclosure Schedules or the Washington Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Georgia Disclosure Schedules, the Florida Disclosure Schedules or the Washington Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included or not included in Georgia Disclosure Schedules, the Florida Disclosure Schedules or the Washington Disclosure Schedules is or is not material for purposes of this Agreement. Nothing herein (including the Georgia Disclosure Schedules, the Florida Disclosure Schedules and the Washington Disclosure Schedules) shall be deemed an admission by any Party or any of its Affiliates, in any Proceeding or action involving a third party, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or any Law. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms “Article,” “Section,” “paragraph,” “Exhibit” and “Schedule” are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto and the words “date hereof” refer to the date of this Agreement; (d) references to “Dollars” or “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement and the Transaction Documents shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (j) the Parties have each participated in the negotiation and drafting of this Agreement and the other Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the Parties or the parties thereto, as applicable, and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents; (k) a reference to any “Person” includes such Person’s successors and permitted assigns (whether by merger, conversion or otherwise); (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) the phrase “to the extent” means the degree to which a thing extends, and not merely “if”; (n) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (o) any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations thereunder and published interpretations thereof, and references to any Contract or instrument are to that Contract or instrument as from time to time amended, modified or supplemented; provided that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and the related regulations thereunder and published interpretations thereof, in each case, as of such date; (p) to the extent that this Agreement or any other Transaction Document requires an Affiliate of any Party to take or omit to take any action, such covenant or agreement includes the obligation of such Party to cause such Affiliate to take or omit to take such action, (q) whenever the phrase “shall cause”, “shall cause not to”, “use reasonable best efforts to”, or “use reasonable best efforts not to” or words of similar import are imposed on Florida with respect to Washington, it shall mean only to the extent Florida and/or its Subsidiaries have the right or power to do so under the terms of the organizational documents of Washington, (r) when reference is made to information that has been “made available,” “provided” or “delivered” to Florida or its Representatives, such reference shall mean that such information maintained in the “Project Icon” electronic data room hosted by Datasite accessible by Florida and its Representatives for a period no later one day prior to the execution hereof (subject, in each case, to the documents or materials being fully accessible to Florida and its Representatives), (s) when reference is made to information that has been “made available,” “provided” or “delivered” to Georgia or its Representatives, such reference shall mean that such information maintained in the “Project Washington” electronic data room hosted by Donnelley Financial Solutions accessible by Georgia and its Representatives for a period no later one day prior to the execution hereof (subject, in each case, to the documents or materials being fully accessible to Georgia and its Representatives), (t) capitalized terms used in this Agreement that are not otherwise defined in this Agreement but are defined in the Chicago Transaction Agreement shall have the meanings set forth in the Chicago Transaction Agreement unless context requires otherwise, (u) when reference is made to the “Closing” in the context of the transactions contemplated by Chicago Transaction Agreement (e.g., in the context of the definitions of Washington Closing Working Capital, Washington Closing Cash, and Washington Closing Funded Debt), such reference shall be deemed a reference to the “Closing” (as defined in the Chicago Transaction Agreement), (v) all accounting terms not specifically defined herein shall be construed in accordance with GAAP and (w) all references to Washington Disclosure Schedules under this Agreement shall be deemed to be a reference to the Washington Disclosure Schedules delivered by Washington under the Chicago Transaction Agreement, which shall be incorporated herein by reference mutatis mutandis.

Section 14.14        Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a)            Florida waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, the Purchased Entity and its Subsidiaries (so long as such Persons remain Affiliates thereof), to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Closing, of Georgia or any of its Affiliates, or any shareholder, officer, employee or director of Georgia or any of its Affiliates (any such Person, a “Georgia Designated Person”) in any matter involving this Agreement, the other Transaction Documents or any other agreements or transactions contemplated hereby or thereby, by any legal counsel currently representing any Georgia Designated Person in connection with this Agreement, the other Transaction Documents or any other agreements or transactions contemplated hereby or thereby, including Wachtell, Lipton, Rosen & Katz (any such representation, the “Georgia Current Representation”).

(b)            Florida waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, the Purchased Entity and its Subsidiaries (so long as such Persons remain Affiliates thereof), to waive and not assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and any Georgia Designated Person occurring during the Georgia Current Representation (the “Georgia Privileged Communications”), including in connection with a dispute with Florida or its Affiliates (including, following the Closing, the Purchased Entity or any of its Subsidiaries (so long as such Persons remain Affiliates thereof)), including in respect of any claim for indemnification by a Florida Indemnified Party, it being the intention of the Parties that all such rights to such attorney-client and other applicable legal privilege or protection with respect to the Georgia Privileged Communications and to control such attorney-client and other applicable legal privilege or protection, in each case, with respect to the Georgia Privileged Communications, shall be retained by Georgia and its Affiliates and that Georgia, and not Florida or its Affiliates or the Purchased Entity and its Subsidiaries, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after Closing, none of Florida or its Affiliates, including the Purchased Entity and its Subsidiaries, shall have any access to any such communications or to the files of the Georgia Current Representation, all of which shall be and remain the property of Georgia and not of Florida or its Affiliates, including the Purchased Entity and its Subsidiaries, or to internal counsel relating to such engagement, and none of Florida or its Affiliates, including, following the Closing, the Purchased Entity and its Subsidiaries, or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Florida or its Affiliates, including, following the Closing, the Purchased Entity and its Subsidiaries, or does not belong to Georgia. Notwithstanding the foregoing, in the event that a dispute arises between Florida or its Affiliates, including, following the Closing, the Purchased Entity and its Subsidiaries, on the one hand, and a third party other than Georgia or its Affiliates, on the other hand, Florida or its Affiliates, including, following the Closing, the Purchased Entity and its Subsidiaries, may seek to prevent the disclosure of the Georgia Privileged Communications to such third party and request that Georgia not permit such disclosure, and Georgia shall consider such request in good faith.

(c)            Georgia waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, Washington and its Subsidiaries (so long as such Persons remain Affiliates thereof), to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Closing, of Chicago or Florida or any of their respective Affiliates, or any of the shareholders, officers, employees or directors of Chicago or Florida or any of their Affiliates (any such Person, a “Chicago/Florida Designated Person”) in any matter involving this Agreement, the other Transaction Documents or any other agreements or transactions contemplated hereby or thereby, by any legal counsel currently representing any Chicago/Florida Designated Person in connection with this Agreement, the other Transaction Documents or any other agreements or transactions contemplated hereby or thereby, including Kirkland & Ellis LLP, Paul Hastings LLP and Latham & Watkins LLP (any such representation, the “Chicago/Florida Current Representation”).

(d)            Georgia waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, Washington and its Subsidiaries (so long as such Persons remain Affiliates thereof), to waive and not assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and any Chicago/Florida Designated Person occurring during the Chicago/Florida Current Representation (the “Chicago/Florida Privileged Communications”), including in connection with a dispute with Georgia or its Affiliates (including, following the Closing, Washington or any of its Subsidiaries (so long as such Persons remain Affiliates thereof)), including in respect of any claim for indemnification by a Georgia Indemnified Party, it being the intention of the Parties that all such rights to such attorney-client and other applicable legal privilege or protection with respect to the Chicago/Florida Privileged Communications and to control such attorney-client and other applicable legal privilege or protection, in each case, with respect to the Chicago/Florida Privileged Communications, shall be retained, by Chicago and its Affiliates or Florida and its Affiliates, as applicable, and that Chicago or Florida, as applicable, and not Georgia or its Affiliates or Washington and its Subsidiaries, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after Closing, none of Georgia or its Affiliates, including Washington and its Subsidiaries, shall have any access to any such communications or to the files of the Chicago/Florida Current Representation, all of which shall be and remain the property of Florida or Chicago, as applicable, and not of Georgia or its Affiliates, including Washington and its Subsidiaries, or to internal counsel relating to such engagement, and none of Georgia or its Affiliates, including, following the Closing, Washington and its Subsidiaries, or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Georgia or its Affiliates, including, following the Closing, Washington and its Subsidiaries, or does not belong to Chicago and/or Florida. Notwithstanding the foregoing, in the event that a dispute arises between Georgia or its Affiliates, including, following the Closing, Washington and its Subsidiaries, on the one hand, and a third party other than Florida, Chicago or their Affiliates, on the other hand, Georgia or its Affiliates, including, following the Closing, Washington and its Subsidiaries, may seek to prevent the disclosure of the Chicago/Florida Privileged Communications to such third party and request that Chicago and/or Florida, as applicable, not permit such disclosure, and Chicago and/or Florida, as applicable, shall consider such request in good faith.

(e)            Chicago is hereby expressly made a third-party beneficiary of Section 14.14(c) and (d).

Section 14.15        Non-Recourse. The Parties agree that all Proceedings based on, in respect of or arising out of (a) this Agreement, the Confidentiality Agreement or the other Transaction Documents or (b) the negotiation, execution or performance or breach hereof or thereof, or the failure to perform any covenant or agreement contained herein or therein, or to consummate the transactions contemplated hereby or thereby, may only be made against the Persons that are expressly identified as Parties to this Agreement (and their respective successors and permitted assigns) (other than with respect to any claims by or between the express parties or express third-party beneficiaries (in each case, including their successors or permitted assigns) to the Confidentiality Agreement or the other Transaction Documents in accordance with the terms thereof). No other Person shall have any Liability in respect of any Proceedings based on, in respect of or arising out of the matters set forth in clauses (a) or (b) of the immediately preceding sentence. Nothing in this Section 14.15 shall limit the rights or remedies available to the express parties or express third-party beneficiaries to the Confidentiality Agreement or the other Transaction Documents in accordance with the terms thereof.

Section 14.16        Further Assurances. The Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

Section 14.17        Certain Florida Debt Financing Provisions. Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, each of Georgia and Washington, on behalf of itself, its Subsidiaries and its Affiliates, hereby: (a) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Florida Debt Financing Parties, arising out of or relating to, this Agreement or the transactions contemplated by this Agreement, including the Florida Debt Financing and the agreements in respect thereof, shall be subject to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of any such court, and irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in such courts, (b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise expressly provided in any applicable agreement relating to the Florida Debt Financing (including any provision in the Florida Commitment Letter or in any definitive documentation related to the Florida Debt Financing that expressly specifies that the interpretation of the provisions in this Agreement shall be governed by and construed in accordance with the law of the State of Delaware), (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any such Proceeding brought against the Florida Debt Financing Parties in any way arising out of or relating to, this Agreement or the Florida Debt Financing, (d) agrees that none of the Florida Debt Financing Parties shall have any liability to any of Georgia, Washington or any of their respective Subsidiaries or any of their respective Representatives relating to or arising out of this Agreement or the Florida Debt Financing and the agreements in respect thereof (subject to the last sentence of this Section 14.17), (e) agrees that service of process upon such person in any such Proceeding shall be effective if notice is given in accordance with Section 14.6 and (f) agrees that the Florida Debt Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 14.17 and that this Section 14.17 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Section 14.17) may not be amended, supplemented, waived or otherwise modified in a manner adverse to the Florida Debt Financing Parties without the written consent of the Florida Debt Financing Entities (and any such amendment, supplement, waiver or modification without such prior written consent shall be null and void). No Florida Debt Financing Party shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature. Notwithstanding the foregoing, nothing in this Section 14.17 shall in any way limit or modify the rights and obligations of Florida under this Agreement, or any Florida Debt Financing Party’s obligations under the Florida Commitment Letter, or the rights of Florida against the Florida Debt Financing Parties with respect to the Florida Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Closing Date. Chicago, by its acceptance of the terms of the Chicago Transaction Agreement and of the third party beneficiary rights set forth with respect to Chicago in this Agreement, agrees (and shall be deemed to have agreed) to the provisions of this Section 14.17 with the same force and effect as if Chicago were “Georgia” and each reference in this Section 14.17 to “Georgia” shall be considered to have expressly referred to Chicago.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

GLOBAL PAYMENTS INC.

By:	/s/ Dara Steele-Belkin
Name:	Dara Steele-Belkin
Title:	General Counsel and Corporate Secretary

TOTAL SYSTEM SERVICES INC.

By:	/s/ Dara Steele-Belkin
Name:	Dara Steele-Belkin
Title:	Secretary

[Signature Page to Transaction Agreement]

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Erik Hoag
Name:	Erik Hoag
Title:	Authorized Signatory

WORLDPAY HOLDCO, LLC

By:	/s/ Charles Keller
Name:	Charles Keller
Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary